EXHIBIT 99.D

DESCRIPTION OF THE REPUBLIC OF INDONESIA DATED May 19, 2026

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless otherwise indicated, all references in this report to “Rupiah”, “IDR” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars” or “U.S.$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References to “Indonesia” or the “Republic” are to the Republic of Indonesia, references to the “Government” are to the Government of Indonesia and references to “BI” are to Bank Indonesia.

In addition, unless otherwise indicated, all references in this report to (i) “tons” are to metric tons, each of which is equal to 1,000 kilograms or approximately 2,204.6 pounds, (ii) “barrels” are to U.S. barrels, each of which is equal to 159.0 liters, (iii) “LNG” are to liquefied natural gas and (iv) “LPG” are to liquefied petroleum gas. Measures of distance referred to herein are stated in kilometers or “km” each of which is equal to 1,000 meters or approximately 0.62 miles. Measures of area referred to herein are stated in square kilometers, each of which is equal to approximately 0.39 square miles, or in hectares, each of which is equal to approximately 2.47 acres.

The Ministry of Energy and Mineral Resources publishes an average monthly and annual price for Indonesian crude oil which is commonly referred to as the Indonesian Crude Price (the “ICP”). According to the Minister of Energy and Mineral Resources Regulation No. 29 of 2021 on the Procedure for Determination of Methodology, Price Formula, and Indonesian Crude Price, the determination of ICP can be based on 3 methods, namely benchmarking method, indexation method, and auction method. The Government evaluates the methodology of the calculation of the ICP from time to time and, if appropriate, adjusts the formula to ensure that the ICP closely tracks world market prices for Indonesian crude oil. The Government uses the ICP for various accounting and other purposes. For instance, the Ministry of Finance uses the ICP as an assumption underlying the preparation of the Government budget. See “Republic of Indonesia — Government Budget.”

Statistical information included in this report is the latest official data publicly available at the date hereof. Financial data provided in this report may be subsequently revised in accordance with Indonesia’s ongoing maintenance of its economic data. The Republic has no obligation to distribute such revised data to any holder of debt securities.

In August 2014, the Republic revised its methodology in compiling balance of payments data, using the sixth edition of Balance of Payments and International Investment Position Manual (“BPM6”). This revised methodology was implemented to comply with international best practices. Indonesia’s balance of payments statistics generally follows the concepts and definitions outlined in BPM6 and, in particular, current accounts, and capital and financial accounts of the balance of payment statements are defined generally in accordance with BPM6.

In this report, gross domestic product (“GDP”) is shown in both current and constant market prices. GDP at current market prices value a country’s output using the actual prices for each year, while GDP at constant market prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In 2015, Statistics Indonesia (Badan Pusat Statistik (“BPS”)) adopted the calendar year 2010 as the base year (the “Base Year”) for the calculation of Indonesia’s GDP in constant market prices. Unless stated otherwise, all GDP growth rates in this report (in aggregate or by sector) are period-on-period comparisons based on constant market prices using the Base Year. Percentage shares of Indonesia’s GDP represented by various sectors (unless otherwise noted) use current market prices.

PRESENTATION OF INFORMATION

For ease of presentation, certain financial information relating to the Republic included herein is presented as translated into U.S. dollars. Unless otherwise specified herein, all translations of Rupiah into U.S. dollars or from U.S. dollars into Rupiah were made at the middle exchange rate, the mid-point between the buy and sell rates (the “BI middle exchange rate”), between the Rupiah and the U.S. dollar, as announced by Bank Indonesia, the Indonesian Central Bank, as of the respective dates to which such information relates. However, these translations should not be construed as a representation that the Rupiah amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or any other rate. In addition, unless otherwise specified herein, all translations of Rupiah into currencies other than U.S. dollars, or from such other currencies into Rupiah, were made at the BI middle exchange rate between the Rupiah and such other currencies as announced by Bank Indonesia as of the respective dates to which such information relates.

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for and as of the end of the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of period	Period average
2021	14,253	14,296
2022	15,568	14,873
2023	15,397	15,247
2024	16,095	15,841
2025	16,675	16,466
January 2026	16,785	16,816
February 2026	16,765	16,809
March 2026	16,995	16,918
April 2026	17,310	17,139
May 2026 (through May 12, 2026)	17,495	17,396

Source: Bank Indonesia

Statistical Data

Unless otherwise indicated, all statistical data and figures for 2025 and 2026 or any part thereof are estimates based upon preliminary data and are subject to review and adjustment.

Certain budget figures appear as audited numbers in the relevant year’s Central Government Financial Report (Laporan Keuangan Pemerintah Pusat (“LKPP”)).

Certain statistical or financial information included in this report may differ from previously published information for a number of reasons, including basis of presentation and ongoing statistical revisions. Also, certain monetary amounts included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures that precede them.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in this report under “Republic of Indonesia” are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates and inflation;

•	governmental, statutory, regulatory or administrative initiatives; and

•	the Republic’s fiscal policies, including the trajectory and sustainability of Government expenditure programs

The Republic undertakes no obligation to update publicly any of these statements in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

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adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in, or trade policies (including tariffs and other trade restrictions) of, the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

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instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

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adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

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other adverse factors, such as adverse commodity price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

The Republic subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither the Republic nor any agents or underwriters acting on behalf of the Republic in connection with any offer and sale of securities of the Republic accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this report.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 287.2 million in 2025. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 17,380 islands.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,					Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025P	2026P
National account and prices:
Real GDP growth (period-on-period)	3.7%	5.3%	5.1%	5.0%	5.1%	5.6%
Per capita GDP (in millions of Rupiah)	62.2	71.0	75.0	78.6	83.7	N/A
Per capita GDP (in U.S. dollars)(1)	4,350	4,784	4,856	4,960	5,083	N/A
Inflation rate (year-on-year change in CPI)	1.9%	5.5%	2.6%	1.6%	2.9%	3.5%
External sector:
Current account (% of GDP)	0.3%	1.0%	(0.1)%	(0.6)%	(0.1)%	N/A
Fiscal account:
Budget (deficit) / surplus (% of GDP)	(4.6)%	(2.4)%	(1.6)%	(2.3)%	(2.9)%	(0.9)%
External debt of the central Government (in trillions of Rupiah)	2,077.8	2,302.7	2,346.0	2,330.7	2,829.1	2,782.2
Debt service ratio (% of Government revenue)	45.0%	34.5%	38.5%	42.1%	43.0%	N/A

Sources:  Statistics Indonesia (Badan Pusat Statistik (“BPS”)), Bank Indonesia and Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
N/A	Not available.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp14,309 per U.S. dollar for 2021, Rp14,848 per U.S. dollar for 2022, Rp15,439 per U.S. dollar for 2023, Rp15,849 per U.S. dollar for 2024 and Rp16,474.8 per U.S. dollar for 2025. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,916,907 square km, comprising approximately 17,380 islands (the majority of which are uninhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh and the 2018 earthquake and subsequent tsunami that caused substantial loss of life and extensive infrastructure and property damage in Central Sulawesi. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. The central Government’s realization of contingency fund for financing post-natural disaster relief efforts was Rp4.5 trillion in 2021, Rp2.5 trillion in 2022, Rp4.3 trillion in 2023, Rp5.3 trillion in 2024 and Rp5.0 in 2025. All of these natural disasters have resulted in loss of life, displacement of people and destruction of property, and could have significant economic and developmental effects.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy in various provinces or regencies across Indonesia. Therefore, Indonesia considers climate change mitigation and adaptation efforts as an integrated concept that is essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan. The Government seeks to address these and other environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, then President Susilo Bambang Yudhoyono announced an emissions target that became the basis for Indonesia’s national climate change policy in 2015: a 26.0% reduction in greenhouse gas (“GHG”) emissions below business-as-usual by 2020 and up to 41.0% reduction by 2020 with international assistance. The Republic ratified the Paris Agreement on October 31, 2016, and published its nationally determined contribution (“NDC”) in November 2016, committing to a 29.0% reduction in GHG by 2030 and the same 41.0% conditional target by 2030. The Republic updated the NDC in September 2022, improving the targets to a 31.9% reduction in GHG and 43.2% conditional target with international support by 2030, in line with the Republic’s pledge made at the 26th United Nations Climate Change Conference to achieve net zero GHG emissions by 2060.

In October 2025, the Republic published its Second Nationally Determined Contribution (“SNDC”), maintaining the 2026 net zero GHG emission target, and revising its 2030 GHG emission target to 1,345,707 Gg CO2e under the low emission scenario and 1,491,474 Gg CO2e under the high emission scenario, representing additional 8.8% and 3.7% reductions on top of the 43.2% conditional target published in 2022. The SNDC is aligned with Indonesia’s Long-Term Strategy for Low Carbon and Climate Resilience 2050, and the 2025-2045 National Long-Term Development Plan published by the Ministry of National Development Planning (“Bappenas”). This alignment reinforces Indonesia’s commitment to achieving Net Zero Emissions by 2060 or sooner, while simultaneously supporting national economic goals.

The Government is making efforts, including multilateral cooperation, to achieve these climate targets. At the G20 meeting in Bali in November 2022, Indonesia and a number of developed economies including Canada, Denmark, the European Union, France, Germany, Italy, Japan, Norway, the United Kingdom and the United States issued a joint statement to launch a Just Energy Transition Partnership (“JETP”), pursuant to which the developed economies committed to provide, mobilize and facilitate funding in the form of grants, low interest loans, and investment, with U.S.$10 billion expected to come from public sectors and U.S.$10 billion from private investment, to support Indonesia’s transition to clean energy. In November 2023, Indonesia released for public consultation a draft of the investment roadmap to mobilize the U.S.$20 billion committed under JETP and accelerate the country’s transition toward clean energy. Under the roadmap, known as the Comprehensive Investment and Policy Plan (“CIPP”), Indonesia is seeking to cut CO2 emissions from its on-grid power sector by 250 million tons by 2030 and to increase the portion of renewable energy in its power mix to 44% by 2030. CIPP outlines the need for U.S.$97.1 billion of further investment beyond the U.S.$20 billion committed under JETP, including U.S.$66.9 billion for 400 clean energy project proposals to be started by 2030 at the latest. As of late 2025, approximately US$3.1 billion in funding has been mobilized under the JETP (primarily as concessional loans), with negotiations ongoing for an additional US$5.5 billion, while the total commitment has adjusted to around US$21.4 billion following the U.S. withdrawal from certain contributions; progress has been slower than anticipated amid challenges in policy alignment. The Government of Indonesia remains strongly committed to the energy transition agenda, including the implementation of coal phase-out strategies through repurposing for alternative uses that support sustainable development. In December 2025, a separate JETP report highlighted the need for US$92 billion by 2050 to decarbonize Indonesia’s captive power sector, projecting renewable energy to reach 34% of captive generation by 2030.

As part of its efforts to achieve the climate goals, Indonesia has operationalized a hybrid carbon pricing framework centered on a mandatory, intensity-based emissions trading system (“ETS”) for the power generation sector launched in February 2023, and supervised trading on the Indonesia Carbon Exchange (“IDX Carbon”) since September 2023, with a legislated carbon tax designed to function as a backstop and to be aligned with domestic market prices.

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The ETS’ coverage has focused on coal-fired power plants on the PLN grid, including 99 and 146 plants in 2023 and 2024, representing 37.0% and 38.0% of Indonesia’s power generation capacity, respectively. These power plants are subject to Government-established emissions intensity targets, which determine the number of allowances allocated to each plant for every megawatt-hour (MWh) of electricity produced. The Government plans to expand the coverage to more coal-fired power plants, as well as gas-fired power plants and diesel power plants, and eventually cover all fossil fuel power plants in the country.

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The IDX Carbon, operated by the Indonesia Stock Exchange under OJK supervision, facilitates trading in emission allowance and emissions reduction certificates and has been open to international participants since January 2025.

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The Government is working on implementing carbon tax, with its legal basis established under Law No. 7 of 2021 on the Harmonization of Tax Regulations. Revenue generated from carbon tax will be allocated to finance climate mitigation and adaptation projects, support investment in clean technology and energy efficiency, and strengthen social safety nets for vulnerable communities. Entities will be able to use carbon units obtained through the emissions trading system or offset mechanisms to reduce their carbon tax liability. The carbon tax is expected to be imposed initially on coal-fired power plants, with a gradual expansion to other sectors in subsequent phases.

In March 2025, the Coordinating Minister for Economic Affairs established an energy transition and green economy task force comprising 18 ministries to lead Indonesia’s cross-sectoral efforts to implement a just, inclusive, and measurable green transition, in line with the 2025–2029 National Medium-Term Development Plan and Indonesia’s commitments made during the G20 Leaders’ Summit. The Government has authorized the task force to develop roadmaps, evaluate existing regulations, and propose new policy instruments to accelerate renewable energy adoption, clean industrial technologies, and decarbonization pathways. In March 2026, the President established a presidential acceleration task force to fast-track Indonesia’s energy transition by expediting large-scale deployment of renewable energy and electrification initiatives, including nationwide solar programs and the conversion of motorcycles to electric models, in support of national energy sovereignty and net-zero objectives. The two task forces are complementary, with the 2025 inter-ministerial task force driving cross-sectoral strategy, regulatory harmonization, and financing coordination, and the 2026 presidential task force focusing on rapid execution of priority programs and on-the-ground delivery.

The Republic anticipates that its pursuit of these targets, in conjunction with the ongoing global transition towards sustainable energy and the climate commitments made by governments and the private sector, will, over time, lead to declines in demand for conventional sources of energy such as coal, oil, gas, and timber in the future. These anticipated declines are likely to result in lower export and domestic consumption, presenting challenges to the Republic’s sectors centered on these natural resources. The Government is proactively addressing these challenges by seeking to diversify the national economy and investing in sustainable energy sources through initiatives such as the following:

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Investment in emerging sectors. The Republic is channeling investments into renewable energy sectors such as solar, wind and geothermal energy. For example, following the Government mandate stipulated in Indonesia’s Law 3/2022 (as amended by Law No. 21 of 2023) (as defined herein) and Presidential Regulation 63/2022, the new capital city, Nusantara, must be powered by 100% renewable electricity and achieve net zero by 2045. The cultivation of these renewable energy industries is anticipated to yield economic benefits and stimulate job creation.

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Developing value-added industries. The Republic has implemented policies to develop downstream manufacturing and refining industries that add value to the raw materials before export. This approach increases export value, creates jobs and stimulates domestic industrial growth. See “Economy and Gross Domestic Product — Principal Sectors of the Economy — Manufacturing Industry” for further information.

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Expanding market access. The Republic is pursuing trade agreements and strengthening trade partnerships to open new market opportunities for export, including export of products other than natural resources. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information.

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Infrastructure improvements. Infrastructure development aims to enhance connectivity between different geographies, elevate economic productivity, drive urbanization, facilitate the movement of labor, foster equitable regional development and boost foreign and domestic investment. These goals, if achieved, will lay a solid foundation for Indonesia’s economic diversification.

These efforts are expected to help reduce the Republic’s reliance on a narrow spectrum of commodities and to grow its economy, while steadfastly advancing towards its climate objectives.

The Law on Job Creation (as defined in “— Labor and Employment — Law on Job Creation”) substantially revamped Indonesia’s environmental law that was enacted in 2009 by virtue of Law No. 32 of 2009 on Environmental Protection and Management (as so amended, the “Environmental Law”). The Environmental Law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle and introduced environmental documentation and licensing requirements. Under the Environmental Law, all business activities must have an environmental document, either in the form of an environmental impact planning document (Analisis Mengenai Dampak Lingkungan (“AMDAL”)), an environmental management/monitoring efforts report (Upaya Pengelolaan Lingkungan Hidup dan Upaya Pemantauan Lingkungan Hidup (“UKL-UPL”)), or a written statement on readiness to manage and monitor the environment (Surat Pernyataan Pengelolaan Lingkungan Hidup (“SPPL”)). An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is typically required by services providers. These documents must be obtained before the business can apply for a business license. The Law on Job Creation simplified such environmental licensing policy by, among other things, integrating the environmental license into the business license (perizinan berusaha) which is now administered through the Online Single Submission (“OSS”) system. The OSS system is an electronic licensing platform launched in 2018 and managed by the OSS Institution (Lembaga OSS), which is managed by BKPM.

The Ministry of Environment and Forestry received a budget for 2021 of Rp7,957.1 billion, or approximately U.S.$509.4 million, for 2022 of Rp7,120.4 billion, or approximately U.S.$496.2 million, for 2023 of Rp7,516.0 billion, or approximately U.S.$507.8 million, for 2024 of Rp7,715.1 billion, or approximately U.S.$514.3 million. Under the administration of President Prabowo Subianto, the Ministry of Environment and Forestry has been restructured into two distinct ministries: the Ministry of Environment and the Ministry of Forestry. The Ministry of Environment received a budget for 2025 of Rp1,079.8 billion, or approximately U.S.$67.1 million, and for 2026 of Rp1,396.4 billion, or approximately U.S.$83.7 million. The Ministry of Forestry received a budget for 2025 of Rp5,158.5 billion, or approximately U.S.$320.5 million, and for 2026 of Rp6,039.3 billion, or approximately U.S.$362.2 million. The budgets are focused on improving water quality, air quality, forest and land rehabilitation, mangrove rehabilitation, hazardous material and hazardous waste management, conservation forest management, domestic waste management, and environmental law enforcement.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season given inadequate infrastructure and water management, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing introduced a National Capital Integrated Coastal Development master plan, under which a giant seawall is proposed to be constructed in the north of Jakarta Bay in an effort to protect Jakarta from floods, and large lagoons will be built within the seawall to accommodate the water flow from 13 rivers in Jakarta. The construction of the giant seawall, as part of the master plan, is expected to be completed in 2030, reflecting a two-year delay from the 2028 target driven by budget and logistics challenges.

In addition, the Ministry of Public Works and Housing is collaborating with the Ministry of Environment and Forestry on an environmental program to build regional domestic waste infrastructure and domestic wastewater treatment in order to improve environmental quality.

Energy Security

To enhance energy security, promote economic self-sufficiency, and support sustainable development, the Government is accelerating the development of biodiesel. Beginning in 2025, the Government started to implement its B40 biodiesel mandate, which requires a 40% blend of palm oil-based fuel with 60% diesel. The target is to increase this blend to 50% by 2027. To facilitate the implementation of biodiesel, the Government is providing financial support, including a projected annual biodiesel incentive of Rp35.8 trillion and projected annual biodiesel subsidy and compensation of Rp51.4 trillion from 2025 to 2029.

In addition, the Government is encouraging private sector participation in the development of the upstream electricity ecosystem, which encompasses electricity generation and transmission. This sector has traditionally been dominated by SOEs, but the Government believes that greater private sector involvement is key to satisfy the country’s electrification investment needs. The Government has set a target for renewable energy to account for 19% of Indonesia’s power generation by 2029 and 23% by 2034. To achieve these goals, the required investments are estimated at Rp1,410 trillion by 2029 and Rp2,820 trillion by 2034.

Population

Indonesia had a population of approximately 287.2 million in 2025 and is the fourth most populous country in the world, after India, China and the United States. The population is primarily concentrated in Java (estimated at approximately 159.2 million in 2025). In 2025, Jakarta, the capital, was estimated to have a population of approximately 10.7 million.

Indonesia’s population is young and growing. In 2025, the Government estimated that approximately 23.7% of the population was under 15 years of age, approximately 68.7% was 15 to 64 years of age, and approximately 7.5% was 65 years of age or above. The annual population growth rate during the period of 2020 to 2025 was 1.3% per annum.

Indonesia’s population is predominantly Muslim, with a significant Christian minority and the remaining consists of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools.

In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17, 1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks-and-balances and the separation of powers and provide for a more direct democracy.

While Indonesia has successfully conducted elections in the past, the country continues to face various socio- political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, demonstrations have taken place in Jakarta and other Indonesian cities both for and against former President Megawati and subsequent administrations, as well as in response to specific issues, including the introduction of new bills, laws and/or policies by the Government, reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and geopolitical events. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition.

2024 Indonesian General Elections

The 2024 general election was held on February 14, 2024 to elect the president, the vice president, members of the House of Representatives (Dewan Perwakilan Rakyat (“DPR”)), members of the Regional Representatives’ Council (Dewan Perwakilan Daerah (“DPD”)), and members of local legislative bodies at the province and regency levels.

On March 20, 2024, the general election commission confirmed the election of Prabowo Subianto and Gibran Rakabuming Raka to serve as president and vice president, respectively, until 2029. Members of the DPR, DPD and local legislative bodies were sworn in on October 1, 2024, and the president and the vice president were sworn in on October 20, 2024.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat, or the “MPR”), which consists of the DPR and the DPD, the Supreme Audit Agency (Badan Pemeriksa Keuangan), the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 580 members. Starting from 2024, the DPD has 152 members, consisting of four members from each province.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Formation of Cabinet under President Prabowo Subianto’s administration

On October 21, 2024, one day after his inauguration, President Prabowo Subianto issued Presidential Regulation Number 139 of 2024 on the Arrangement of Duties and Functions of State Ministries in the Red and White Cabinet for the 2024-2029 period. The 48 ministries include 22 new ministries and agencies, created through the establishment of new entities and the reorganization of existing ones. Seven of the 48 ministries are coordinating ministries which oversee and coordinate the ministries and agencies within their respective sectors, compared to four coordinating ministries under the prior administration. President Prabowo Subianto also dissolved the Cabinet Secretariat, a government agency that previously worked directly beneath and was answerable to the President, mandating that its duties and functions be integrated into the ministries responsible for managing the relevant government affairs.

Asta Cita

President Prabowo Subianto and Vice President Gibran Rakabuming Raka have adopted a comprehensive strategy to address Indonesia’s socio-economic challenges. The strategy, which is also referred to by the sanskit term “Asta Cita” (eight aspirations), comprises:

1.	strengthening the Constitutionally-enshrined ideology of Pancasila (the five principles), democracy, and human rights;

2.

consolidating the national defense and security system and fostering national self-reliance through self- sufficiency in food, energy, water, Islamic economy, digital economy, green economy and blue economy;

3.

continuing infrastructure development and improving quality employment opportunities, promoting entrepreneurship, expanding creative industries, and developing agro-maritime industries in production centers through active cooperative involvement;

4.

strengthening the development of human resources, gender equality and the achievements in respect of science, technology, education, health and sports, and empowering the roles of women, youth (millennials and Generation Z), and persons with disabilities;

5.	continuing downstream processing and developing natural resource-based industries to increase domestic value-add in the supply chain;

6.	fostering economic growth, equity, and poverty eradication from the village and grassroot levels;

7.	intensifying political, legal, and bureaucratic reform, and strengthening efforts to prevent and eradicate corruption, drugs, gambling, and smuggling; and

8.	promoting harmonious lives in alignment with the environment, nature and culture, and increasing religious tolerance to achieve a just and prosperous society.

Revision of Law No. 34/2004 on the Indonesian Military

On March 20, 2025, the House of Representatives, or DPR, amended Law No. 34/2004 on the Indonesian Military pursuant to Law No. 3 of 2025. The amendment introduces several changes, including provisions to raise the retirement ages of senior military officers and introduce two new duties for military operations other than war: resolving cyber defense threats and protecting and safeguarding citizens and national interests abroad. Additionally, pursuant to an amendment that has attracted criticism from observers as being at risk of undermining civilian supremacy, the amendment expanded the list of government agencies where military personnel can hold positions. Previously, military personnel could serve in ten primarily security-related government agencies, such as the Ministry of Defense and the State Intelligence Agency. The amended law now permits military personnel to assume positions in certain other agencies, including the National Border Management Agency, the National Counterterrorism Agency, the Maritime Security Agency, and the Attorney General’s Office, without requiring the military personnel to retire or resign from military service before taking those positions. Military personnel must still retire or resign from the military if they wish to assume positions in other agencies that are not covered by the amended law.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general courts have jurisdiction over all criminal and civil cases outside the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 38 provinces, including the special capital region of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into kelurahan, or villages, or sub-districts. Indonesia consists of 416 regencies and 98 municipalities in 38 provinces. The latest regional elections were held on November 27, 2024 across 37 provinces, 415 regencies and 93 municipalities.

Over the past two decades, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)

matters that are concurrently implemented by the central Government, provincial governments and regency/municipal governments. Based on the Law on Job Creation, the Government may determine the implementation of these concurrent matters based on, among others, certain norms, standards, procedures and criteria as determined by the central Government. These include:

(a)

mandatory matters to be implemented by regional governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)

matters that are solely under the authority of the President as head of Government, such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor.

The provinces of Aceh, Jakarta, Yogyakarta, Papua, West Papua, South Papua, Central Papua, Highland Papua, and Southwest Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua, West Papua, South Papua, Central Papua, Highland Papua, and Southwest Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia.

The deadliest terror attacks in Indonesia since 2002 Bali bombings were the Surabaya bombings on May 13, 2018, in which 15 civilians, one police officer and 13 suicide bombers were killed, and around 50 people were injured, and the Mako Brimob standoff on May 9, 2018, in which five police officers were killed. There have since been sporadic, less deadly suicide bombings and other instances of terrorism in Indonesia, though the threat remains and there could be additional outbursts of violence and destruction in the country.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for police and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations (“ASEAN”), and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the course of the Widodo administration, several hundred terrorist suspects were reformed through de-radicalization measures.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and its major economic partners and aims to continue to strengthen economic relations with all its partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank (“ADB”);

•	the Chiang Mai Initiative Multilateralization;

•	the Credit Guarantee and Investment Facility (“CGIF”);

•	the Group of Twenty (“G20”), in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation (“APEC”), where it was one of the 12 founding economies and continues to play an important role;

•

the Asian Infrastructure Investment Bank, an initiative by the government of China which has a mission to improve social and economic outcomes by investing in sustainable infrastructure and other productive sectors in Asia and beyond;

•	the ASEAN Infrastructure Fund, a collaborative initiative between ASEAN countries and the ADB to establish a joint funding institution for infrastructure development in the ASEAN region; and

•	the Indian Ocean Rim Association (“IORA”).

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non-Aligned Movement, the Organization of Islamic Cooperation, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

The Republic joined the Organization of Petroleum Exporting Countries (OPEC) in 1962, suspended its membership in 2009 after becoming a net oil importer, briefly reactivated its membership in 2016, and subsequently suspended participation again later that year.

In terms of bilateral cooperation with China, Indonesia has been pursuing opportunities to support Government’s infrastructure connectivity development program through the Belt and Road Initiative. This initiative led by the People’s Republic of China, comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative promotes better connectivity among countries in Asia, Europe as well as Africa and South America, and also encourages trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the Development for the Belt and Road Initiative. Key completed cooperation projects under the Belt and Road Initiative include the Jakarta–Bandung High-Speed Railway (“Whoosh”), which entered commercial service in October 2023, and the operational nickel-processing industrial parks at Morowali and Weda Bay. The Republic plans to extend the Whoosh railway to Surabaya and potentially to Banyuwangi.

Indonesia became a member of the IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining the IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within the IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

On January 6, 2025, Indonesia joined BRICS, an intergovernmental organization comprising ten countries – Brazil, Russia, India, China, South Africa, Egypt, Ethiopia, Indonesia, Iran and the United Arab Emirates – as a full member.

Indonesia has been a key partner of the Organisation for Economic Co-operation and Development (“OECD”) since 2007 and became the first accession candidate country from Southeast Asia in February 2024. Indonesia submitted its initial memorandum for OECD accession on June 3, 2025.

The following table shows Indonesia’s capital participation in certain major international financial organizations as of December 31, 2025.

	As of December 31, 2025 Contributed capital
	Year of admission		Subscribed	Paid in

	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		7,654.1	396.2
IMF(1)	1966	(2)	6,062.1	6,062.1
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	3,481.8	249.9
International Development Association	1968		168.2	140.4	(4)
International Finance Corporation	1968	(3)	309.3	309.3
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,643.1	315.5
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.6	0.3
Islamic Corporation for the Development of the Private Sector	1992		22.2	22.2
International Fund for Agricultural Development	1977		94.9	94.9
Common Fund for Commodities	1980		1.0	1.0
Credit Guarantee and Investment Facility	2012		30.6	30.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source: Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on December 31, 2025 of U.S.$1.37071 to SDR 1.
(2)

Indonesia was readmitted as a member of the IMF and the International Bank for Reconstruction and Development in 1967. (It originally became a member of these organizations in 1954 and resigned its memberships in 1965.)

(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in Islamic Dinars (ID 1 = SDR 1).

Foreign Relations

Indonesia embraces an “independent and active” foreign policy while being committed to maintaining a world order based on freedom, perpetual peace and social justice. This policy is ingrained in Indonesia’s Constitution and is a testament to Indonesia’s alignment to the aspirations of the international community as enshrined in the Charter of the United Nations. In this respect, Indonesia pursues an active role in global affairs while striving to strengthen multilateralism and avoiding involvement in conflicts or polarizations among major powers. Indonesia assumes leadership roles in the international community not to advance the interests of any group of countries, but rather build bridges and facilitate discussion of all countries for the common benefit of all.

Indonesia held the G20 Presidency from December 1, 2021 until November 30, 2022, during which Indonesia carried the theme “Recover Together, Recover Stronger” at the G20 Presidency. The Indonesian Presidency focused on three strategic issues: inclusive health management, digital-based economic transformation and the transition to sustainable energy use. Indonesia has continued to voice out developing and Global South countries’ needs and interests in various issues such as climate financing, sustainable development and energy transition.

As part of its effort to tackle the common issues faced by archipelagic and island states, such as sea level rise and climate change, Indonesia convened the 1st High-Level Meeting of Archipelagic and Island States Forum in Bali on October 11, 2023. The meeting was attended by 32 countries and four international organizations, and is intended to become a platform of inclusive collaboration that produces strategic and concrete solutions to the needs of its members.

Indonesia continues to contribute to global climate action and environmental sustainability. The Government participates actively in international climate forums, including the United Nations Framework Convention on Climate Change (UNFCCC) process, and supports the implementation of the Paris Agreement. Indonesia has also advanced regional and global initiatives on energy transition, climate financing and sustainable resource management, including efforts to promote carbon markets and reduce emissions from deforestation and land use.

Indonesia is increasingly engaged in development cooperation through South–South and triangular cooperation frameworks. Through its Indonesian Aid (Lembaga Dana Kerja Sama Pembangunan Internasional), the Republic provides technical assistance, capacity building and targeted financing support to partner countries in areas such as infrastructure, public health, disaster risk management and economic development. These initiatives reflect Indonesia’s commitment to sharing development experience and supporting sustainable growth in other developing nations.

Indonesia continues to support international cooperation in addressing global economic and financial challenges, including through its participation in multilateral development institutions and global policy forums. The Government remains committed to strengthening resilience, promoting sustainable development and fostering inclusive economic growth at both the regional and global levels.

In January 2026, Indonesia signed the Charter of the Board of Peace in Bad Ragaz, Switzerland, following President Prabowo Subianto’s attendance at the World Economic Forum in Davos, and became a member of this international body. The Government reaffirmed its longstanding commitment to promoting peace in Palestine through participation in the Board of Peace, which is tasked with monitoring post-conflict stabilization and rehabilitation efforts in Gaza, while continuing to support Palestinian independence and the achievement of a two-state solution consistent with the Republic’s independent and active foreign policy.

Maritime Boundaries Delimitation

The Government has conducted border diplomacy with its 10 neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor-Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•

several territorial sea boundaries with Malaysia (northern part of the Malacca Strait, southernmost part of the Malacca Strait, and the Sulawesi Sea) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone, or EEZ, with the Philippines, Australia, Papua New Guinea and Vietnam (the relevant agreement with Vietnam is pending ratification by Indonesia’s parliament); and

•	continental shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	remaining segments of territorial sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Palau and Timor-Leste; and

•	continental shelf with Malaysia, the Philippines, Palau, and Timor-Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

South China Sea

Indonesia has been consistent in its position that it does not have overlapping territorial claims in the South China Sea with China. This position is based on the United Nations Conventions on the Law of the Sea (“UNCLOS”), and in line with the 2016 Award of the Permanent Court of Arbitration (“PCA”) on the South China Sea.

In the South China Sea, Indonesia only has maritime boundaries with Malaysia and Vietnam. In 2022, Indonesia and Vietnam have concluded its EEZ boundary negotiation. This significant achievement further signified Indonesia’s commitment to promote peaceful boundary negotiation and contribution to international law, in accordance with UNCLOS. Indonesia is currently negotiating the territorial sea boundary and the EEZ boundary with Malaysia.

Indonesia is working to maintain stability and security in the South China Sea in accordance with international law. In this regard, Indonesia as the non-claimant State to the South China Sea remains supportive of the negotiation of the Code of Conduct (“COC”) along with China and other ASEAN Member States which should be actionable, implementable, and in accordance with UNCLOS. The negotiation of COC has been initiated since November 2017, which is aimed to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea (frequently referred to as the DOC) based on a negotiating framework agreed in August 2017. Indonesia is an active participant in ASEAN-China Senior Officials on the Implementation of the DOC and the ASEAN-China Joint Working Group on the Implementation of the DOC, which meet on a regular basis all year round to review the implementation of the DOC and to negotiate the COC.

Indonesia utilized its ASEAN Chairmanship in 2023 to accelerate the negotiation process of the COC, as it will help maintain security, safety, and stability in the region. It is hoped that the COC can become a set of rules to govern the conduct of parties in the South China Sea. In this case, the COC shall be based on international law, including UNCLOS in order to achieve a stable, safe and peaceful South China Sea region. The main elements of COC that Indonesia always emphasizes are preventing incidents; managing incidents (if they occur); and continuing with confidence building measures.

Indonesia continues to exercise its rights to pursue economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea, which is also referred to as a part of the South China Sea. The Government remains committed to overseeing and securing the exploration and exploitation activities, and refraining from any provocative actions in maintaining peace and stability in the region.

With regard to the presence of foreign-flagged vessels in the South China Sea, Indonesia acknowledges the freedom of navigation in the Indonesian EEZ in the North Natuna Sea/South China Sea in accordance with UNCLOS. Accordingly, Indonesia has taken action against foreign-flagged fishing vessels which violate Indonesia’s sovereign rights over its EEZ.

Sustainable Government Securities Framework

The Republic published its Sustainable Government Securities Framework dated April 2025 for the issuance of sustainable bonds and sukuks to fund projects delivering environmental and social benefits. The Sustainable Government Securities Framework updates the Republic’s prior framework, the SDGs Government Securities Framework published in September 2021. Under the current framework, sustainable securities will be issued to fund eligible expenditures with a green and blue focus of 10 categories—namely, (i) renewable and clean energy, (ii) energy efficiency, (iii) climate change adaption, (iv) clean transportation, (v) waste management, waste to energy and pollution prevention and control, (vi) sustainable management of natural resources on land, (vii) sustainable management of natural resources on ocean, (viii) green tourism, (ix) green buildings, and (x) sustainable water and wastewater management—and social focus of four categories, namely, (i) employment generation and socioeconomic advancement and empowerment, (ii) food security and sustainable food systems, (iii) access to essential services, and (iv) affordable basic infrastructure. The Sustainable Government Securities Framework expressly excludes certain activities from consideration for eligible expenditures thereunder, including projects causing or contributing to deforestation, child or forced labor, adult entertainment, weapons, alcohol, tobacco, fossil fuels, gambling, highly polluting or carbon-intensive infrastructure, unsustainable biomass or feedstock projects, and wholesale or brokerage of precious metals, precious minerals, artworks and antiques.

The Republic’s 2030 SDGs targets have been described in the Roadmap of SDGs Indonesia, which was published by Bappenas pursuant to Presidential Regulation No. 59/2017. The 2030 SDGs targets include 17 targets with respect to green, social and sustainable development such as, among others, eradication of poverty and hunger, improvement of education, health and well-being, reduced inequalities, affordable and clean energy, climate action, and sustainable cities and communities. The Republic believes that eligible expenditures under the Sustainable Government Securities Framework will deliver environmental and social benefits as part of the Republic’s efforts in achieving its 2030 SDGs targets.

The Republic has implemented an evaluation and selection process to seek to ensure that an amount equal to the net proceeds from sustainable securities are used for eligible expenditures. The process involves a budget tagging process where various ministries select and tag projects that are reviewed primarily by the Ministry of Finance for expenditures with green and blue focus and by the Bappenas for expenditures with social focus. Tagged projects that fall into one or more of the eligibility criteria and that have a project development timeline consistent with the tenor of the relevant sustainable securities may be approved by the Bappenas and the Ministry of Finance, in coordination with other line ministries, to be funded by the proceeds of the relevant sustainable securities.

The Ministry of Finance manages and allocates the proceeds from each issue of sustainable securities and the ministries utilizing the proceeds track, monitor and report to the Ministry of Finance the environmental and social benefits of the eligible expenditures in their portfolio. A sustainable securities allocation register has been established to record the allocation of proceeds therefrom. For the sustainable securities issued, the Republic currently reports the fund allocation and the respective impacts annually. This reporting policy is not a contractual obligation of the Republic, and the Republic may decide to change its reporting policy or not comply with the policy at any time. If the Republic does provide such reports, they are published on a designated page of the Ministry of Finance’s website.

Although the projects are selected in accordance with the categories recognized under the Sustainable Government Securities Framework and are developed in accordance with relevant legislation and standards, the projects may fail to deliver the benefits as anticipated, and there can be no assurance that adverse environmental and/or social impacts will not occur during the design, construction, commissioning and operation of the projects.

A second party opinion on the Sustainable Government Securities Framework was published by an independent ratings and analytics firm on April 30, 2025, confirming the framework’s alignment with the International Capital Market Association’s Green Bond Principles (2021), Social Bond Principles (2023) and Sustainability Bond Guidelines (2021), as well as the ASEAN Capital Markets Forum’s ASEAN Green Standards 2018, ASEAN Social Bond Standards 2021 and ASEAN Sustainability Bond Standards 2018. The second party opinion is not, nor should be deemed to be, a recommendation to buy, sell or hold any securities.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	320,009	1.9	363,620	1.9	400,447	1.9	403,578	1.8	424,185	1.8	98,749	1.7	102,584	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,946,897	17.4	3,228,155	16.5	3,499,615	16.8	3,799,289	17.2	4,117,335	17.3	991,785	17.5	1,077,040	17.4

Total Manufacturing Industry	3,266,906	19.2	3,591,775	18.3	3,900,062	18.7	4,202,867	19	4,541,520	19.1	1,090,534	19.2	1,179,625	19.1
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	2,199,935	13.0	2,516,779	12.8	2,702,606	12.9	2,893,315	13.1	3,136,600	13.2	749,118	13.2	821,404	13.3
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,672,938	9.9	1,805,454	9.2	1,932,533	9.2	2,107,419	9.5	2,379,116	10.0	558,063	9.8	612,853	9.9
Forestry and Logging	112,009	0.7	118,386	0.6	130,117	0.6	129,570	0.6	130,592	0.5	29,402	0.5	29,949	0.5
Fishery	469,594	2.8	505,061	2.6	555,041	2.7	554,677	2.5	610,748	2.6	129,864	2.3	140,823	2.3

Total Agriculture, Forestry, and Fishery	2,254,541	13.3	2,428,901	12.4	2,617,690	12.5	2,791,665	12.6	3,120,457	13.1	717,329	12.7	783,624	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	461,703	2.7	587,597	3.0	521,070	2.5	526,156	2.4	525,436	2.2	132,951	2.3	142,371	2.3
Coal and Lignite Mining	603,138	3.6	1,296,912	6.6	1,116,571	5.3	850,454	3.8	827,364	3.5	213,512	3.8	204,220	3.3
Metal Ore	204,590	1.2	242,717	1.2	272,022	1.3	343,502	1.6	404,306	1.7	85,215	1.5	106,672	1.7
Other Mining and Quarrying	254,219	1.5	266,165	1.4	288,356	1.4	306,478	1.4	327,508	1.4	77,552	1.4	84,530	1.4

Total Mining and Quarrying	1,523,650	9.0	2,393,391	12.2	2,198,018	10.5	2,026,589	9.2	2,084,613	8.8	509,230	9.0	537,793	8.7
Construction	1,771,727	10.4	1,912,979	9.8	2,072,385	9.9	2,233,463	10.1	2,340,928	9.8	557,337	9.8	607,130	9.8
Government Administration, Defense, Compulsory Social Security	586,757	3.5	605,341	3.1	616,445	3.0	673,476	3.0	715,131	3.0	190,362	3.4	208,303	3.4
Information and Communication	748,803	4.4	812,737	4.1	883,637	4.2	960,022	4.3	1,048,704	4.4	251,539	4.4	273,556	4.4
Transportation and Warehousing	719,610	4.2	983,520	5.0	1,231,242	5.9	1,358,117	6.1	1,466,257	6.2	344,827	6.1	378,249	6.1
Financial and Insurance Service	736,187	4.3	809,371	4.1	869,168	4.2	922,811	4.2	979,736	4.1	240,725	4.2	260,020	4.2
Education Service	557,667	3.3	566,378	2.9	583,384	2.8	621,395	2.8	666,887	2.8	158,217	2.8	170,398	2.8
Other*	1,923,038	11.3	2,109,284	10.8	2,303,521	11.0	2,503,089	11.3	2,707,633	11.4	634,917	11.2	710,523	11.5

Gross Value Added at Basic Prices	16,288,821	95.9	18,730,454	95.6	19,978,158	95.6	21,186,809	95.7	22,808,465	95.7	5,444,133	96.1	5,930,625	95.9
Taxes less Subsidies on Products	687,930	4.1	858,006	4.4	914,154	4.4	952,182	4.3	1,012,638	4.3	221,814	3.9	256,538	4.1

Total GDP	16,976,751	100.0	19,588,460	100.0	20,892,312	100.0	22,138,991	100.0	23,821,104	100.0	5,665,947	100.0	6,187,163	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%

	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	203,766.9	1.8	211,339.8	1.8	220,139.6	1.8	222,427	1.7	237,826	1.8	55,224	1.7	57,366	1.7
Non-Coal, Oil and Gas Manufacturing Industries	2,081,054.8	18.7	2,185,263.2	18.7	2,287,660.2	18.6	2,396,428	18.5	2,519,761	18.6	612,431	18.8	643,917	18.7

Total Manufacturing Industry	2,284,821.7	20.5	2,396,603.0	20.5	2,507,799.8	20.4	2,618,855	20.3	2,757,586	20.3	667,655	20.5	701,282	20.3
Wholesale and Retail Trade, Repair of Motor Vehicles and Motorcycles	1,449,831.4	13.0	1,530,003.7	13.1	1,604,211.3	13.0	1,682,612	13.0	1,775,025	13.1	428,043	13.1	454,859	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,072,977.7	9.6	1,097,952.2	9.4	1,099,950.6	8.9	1,109,130	8.6	1,172,839	8.6	280,363	8.6	296,559	8.6
Forestry and Logging	63,246.6	0.6	62,448.6	0.5	64,076.2	0.5	62,758	0.5	62,577	0.5	14,190	0.4	14,098	0.4
Fishery	267,966.6	2.4	275,452.4	2.4	290,575.4	2.4	292,559	2.3	307,031	2.3	66,972	2.1	68,836	2.0

Total Agriculture, Forestry, and Fishery	1,404,190.9	12.6	1,435,853.2	12.3	1,454,602.2	11.8	1,464,447	11.3	1,542,447	11.4	361,525	11.1	379,493	11.0
Mining and Quarrying
Oil, Gas and Geothermal Mining	260,546.1	2.3	247,985.8	2.1	249,801.4	2.0	247,850	1.9	250,675	1.8	61,549	1.9	59,636	1.7
Coal and Lignite Mining	261,709.8	2.4	282,943.8	2.4	311,291.2	2.5	332,527	2.6	328,349	2.4	80,458	2.5	79,527	2.3
Metal Ore	129,999.6	1.2	153,412.8	1.3	166,453.2	1.4	180,275	1.4	165,990	1.2	40,558	1.2	35,602	1.0
Other Mining and Quarrying	169,844.0	1.5	173,804.2	1.5	183,133.6	1.5	194,609	1.5	203,934	1.5	48,775	1.5	51,627	1.5

Total Mining and Quarrying	822,099.5	7.4	858,146.6	7.3	910,679.4	7.4	955,260	7.4	948,948	7.0	231,340	7.1	226,392	6.6
Construction	1,102,517.7	9.9	1,124,725.2	9.6	1,179,989.3	9.6	1,262,793	9.8	1,310,966	9.7	313,849	9.6	331,082	9.6
Government Administration, Defense, Compulsory Social Security	364,246.6	3.3	373,424.4	3.2	379,071.2	3.1	403,446	3.1	419,017	3.1	111,084	3.4	118,249	3.4
Information and Communication	696,506.1	6.3	750,319.0	6.4	807,304.6	6.6	868,447	6.7	940,947	6.9	227,340	7.0	243,566	7.1
Transportation and Warehousing	406,169.3	3.7	486,873.8	4.2	554,854.9	4.5	603,051	4.7	655,997	4.8	154,724	4.7	167,171	4.8
Financial and Insurance Service	464,637.7	4.2	473,623.8	4.0	496,236.8	4.0	519,736	4.0	540,302	4.0	134,393	4.1	140,677	4.1
Education Service	350,660.0	3.2	352,578.2	3.0	358,828.2	2.9	372,319	2.9	390,905	2.9	92,837	2.8	97,649	2.8
Other*	1323766.3	11.9	1415145.7	12.1	1509623.4	12.3	1,613,865	12.5	1,721,074	12.7	413,943	12.7	444,313	12.9

Gross Value Added at Basic Prices	10,669,447.2	95.9	11,197,296.6	95.6	11,763,201.1	95.6	12,364,830	95.7	13,003,214	95.7	3,136,732	96.1	3,304,732	95.9
Taxes less Subsidies on Products	450,612.5	4.1	512,926.6	4.4	538,251.5	4.4	555,703	4.3	577,311	4.3	127,858	3.9	142,951	4.1

Total GDP	11,120,059.7	100.0	11,710,223.2	100.0	12,301,452.6	100.0	12,920,532	100.0	13,580,525	100.0	3,264,590	100.0	3,447,683	100.0

Source: BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2021, Indonesia’s manufacturing industry grew by 3.4%, compared to 2020. Non-coal, oil and gas manufacturing industries grew by 3.7%, mainly driven by growth in the transportation equipment industry, basic metal industry, and machinery and equipment industry sub-sector, which grew by 17.8%, 11.5% and 11.4% respectively.

In 2022, the manufacturing industry grew by 4.9%, compared to 2021. This was due to a growth of 5.0% in the non-coal, oil and gas manufacturing industries and a growth of 3.7% in the coal, oil and gas refining industry, each as compared to 2021. The 5.0% growth in the non-coal, oil and gas manufacturing industries was primarily driven by a growth of 14.8% in the basic metals industry due to increased production of iron and steel as well as increasing foreign demand of basic metals, a growth of 10.7% in transportation equipment industry as a result of increased car production and a growth of 4.9% in food and beverages industry primarily because the growing demand for downstream natural resource products boosted refined crude palm oil production.

In 2023, the manufacturing industry grew by 4.6%, compared to 2022 and was the main source of economic growth in 2023. This was due to a 4.7% growth in the non-coal, oil and gas manufacturing industries and a 4.2% growth in the coal, oil and gas refining industry, each as compared to 2022. This performance was primarily driven by relatively strong domestic and global demand for Indonesian export products, such as basic metal industry products, metal goods, and transportation equipment. The results of the downstreaming policy contributed to the growth of the basic metal industry, which grew by 14.2%, compared to 2022. The metal goods, computers, electronic goods, optics, and electrical equipment industry grew by 13.7%, compared to 2022 due to increased demand for metal goods because of increased construction activity. Similarly, the transportation equipment industry grew by 7.6%, primarily due to an increased demand for motorcycles.

In 2024, the manufacturing sector grew by 4.4%, compared to 2023, driven by both domestic and external demand. This was primarily attributable to a growth of 13.3% in base metal industry, supported by Indonesia’s downstreaming policy, a growth of 5.9% in chemical, pharmaceutical and traditional medicine industry, a growth of 5.9% in food and beverage industry and a growth of 6.2% in metal goods, computers, electronic goods, optics and electrical equipment industry, driven by strong global and domestic demand for electronic components.

In 2025, the manufacturing sector grew by 5.3%, compared to 2024, driven by continued downstreaming activities and strong domestic demand. In 2025, the food and beverage subsector, which accounted for 34.7% of the manufacturing sector, grew by 6.4%, supported by an increase in domestic rice production and external demand for crude palm oil, dairy products, and frozen food products. Growth in the manufacturing sector was also bolstered by a growth of 15.7% in base metal industry, supported by rising export demand, particularly for iron and steel, nickel, and aluminum products. Additionally, the chemical, pharmaceutical and traditional medicine industry grew by 8.3% in line with the higher demand for health services and higher external demand for chemical materials.

In the first quarter of 2026, the manufacturing sector grew by 5.0%, compared to the first quarter of 2025, driven by continued downstreaming activities and strong domestic demand. In the first quarter of 2026, the food and beverage subsector, which accounted for 35.3% of the manufacturing sector, grew by 7.0%, supported by increased demand for food and beverage products during the Ramadan and Eid al-Fitr period, higher rice production, as well as export demand for crude palm oil and crude palm kernel oil. Growth in the manufacturing sector was also bolstered primarily by (i) a 10.3% increase in manufacturing of fabricated metal products, computer, optical products and electronic devices, supported by stronger external demand for electronic components and batteries, and (ii) a 7.4% increase in manufacturing of chemicals, pharmaceuticals and botanical products, supported by increased production in the chemical and pharmaceutical industries to meet both domestic and external demand.

The growth in manufacturing sector is in line with the Government’s downstreaming policy and policy of increasing the use of domestic products. The downstreaming policy aims to develop more value-added manufacturing and refining industries that add value to the raw materials before export. For example, since 2020 the Republic has banned the export of raw nickel and instead sought to encourage, through measures including tax incentives and local content requirements, onshore investment in industries that produce nickel-based products such as batteries for electric vehicles. In the first quarter of 2026, downstreaming-related investment reached approximately Rp147.5 trillion, representing about 29.6% of national investment realization and year-on-year growth of approximately 8.2%.

The downstreaming policy originally focused on a few mining commodities—i.e., nickel, copper, tin, bauxite and coal—and the Government has gradually expanded the policy coverage to other products. Under the administration of President Prabowo Subianto, the Government has devised a downstreaming roadmap encompassing over two dozen commodities, including not only mining commodities, but also gas, petroleum, agricultural products, forestry and marine resources, with priority accorded to: nickel, tin, copper, bauxite, iron/steel, silica sand, gas, petroleum, oil palm, coconut, shrimp, tuna fish, seaweed, salt, and tilapia. This policy direction is anchored in the 2025-2029 National Medium-Term Development Plan, with continued focus on domestic value addition and job creation. The Government expects Indonesia’s downstreaming policy to attract investment of up to U.S.$618.1 billion and create up to three million jobs by 2040.

The Government has also implemented policies to increase the use of domestic products, such as local content regulation aimed at bolstering domestic manufacturing and reducing reliance on imports. In November 2024, the Government temporarily banned the sale of products by a major international electronics manufacturer for failing to comply with a local content requirement that mandates that 35% of components in electronic devices be locally sourced, with the ban lifted in April 2025 upon the manufacturer’s certain investment commitment in the country. To support implementation of the downstreaming and local content agenda, the Government continues regulatory harmonization across sectors and enhancement of risk-based business licensing to improve ease of doing business, legal certainty and investment sustainability for downstream projects. The Government expects to continue to emphasize its downstreaming and local content policies to support Indonesia’s push to become part of global value-added supply chains and its broader growth ambitions.

Wholesale and retail trade, repair of motor vehicles and motorcycles

The wholesale and retail trade, repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 4.7%, compared to 2020. This was mainly driven by the trade of cars, motorbikes and repair sub-sector, which grew by 12.1%, as a result of the implementation of sales tax incentives on luxurious goods which drove an increase in the number of car sales.

In 2022, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2021. This was driven by a growth of 5.9% in the trade of cars, motorbikes and repair subsector and a growth of 5.4% in the big trade and retail (not cars and motorcycles) subsector. These growths were driven by increased vehicle sales and the population’s increased visits to shopping areas, in line with the easing of mobility restrictions.

In 2023, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.8%, compared to 2022. This was driven by a growth of 4.9% in the wholesale and retail trade (excluding automobiles and motorcycles) subsector due to increased domestic trade activity and a 4.5% growth in the automobiles, motorcycles and their repairs subsector primarily due to increased sales of motorcycles (a 20.3% increase, as compared to 2022, which offset a 4.0% decrease in automobiles sales in 2023, as compared to 2022).

In 2024, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.9%, compared to 2023. This was driven by a growth of 5.9% in wholesale and retail trade of goods other than cars and motorcycles.

In 2025, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.5%, compared to 2024. This was driven by a growth of 6.6% in wholesale and retail trade of goods other than cars and motorcycles.

In the first quarter of 2026, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 6.3%, compared to the first quarter of 2025, driven by a growth of 7.3% in wholesale and retail trade of goods other than cars and motorcycles.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting and agriculture services, (ii) forestry and logging, and (iii) fishery.

In 2021, the agriculture, forestry and fishery sector grew by 1.8%, compared to 2020. This growth was mainly driven by the fishery sub-sector which grew by 5.5% due to an increased production of captured fish and seaweed cultivation. The agriculture, livestock, hunting, and agriculture services sub-sector grew by 1.1% and the forestry and logging sub-sector grew by 0.1%, as compared to 2020.

In 2022, the agriculture, forestry and fishery sector grew by 2.3%, compared to 2021. This growth was mainly driven by a growth of 2.8% in fishery subsector driven by increased production in captured and farmed fisheries, and a growth of 2.3% in agriculture, livestock, hunting, and agriculture services subsector partly due to the increases in rice, palm oil and cocoa production. The forestry and logging subsector declined by 1.3%, as compared to 2021, due to a significant decrease in log production in community forests.

In 2023, the agriculture, forestry and fishery sector grew by 1.3%, compared to 2022. This low growth was primarily due to the El Niño phenomenon, which caused a reduction in the production of food crops such as rice, corn, peanuts, and seasonal horticultural products such as vegetables. As such, the food crop and horticultural subsectors experienced contractions of 3.9% and 0.3%, respectively, compared to 2022. The fisheries subsector grew by 5.5% compared to 2022, primarily due to increased seaweed production. The livestock subsector grew by 3.7%, compared to 2022, due to the distribution of corn feed stocks to small-scale farmers to revive poultry farming businesses. The forestry and logging subsector grew by 2.6% compared to 2022 due to increased foreign demand for wood and non-timber forest products. The plantation subsector also grew by 1.7% compared to 2022, as a result of increased demand for palm oil products, both domestically and internationally.

In 2024, the agriculture, forestry and fishery sector grew by 0.7%, compared to 2023. This was primarily due to a growth of 2.8% in animal husbandry and a growth of 0.7% in plantation crops.

In 2025, the agriculture, forestry and fishery sector grew by 5.3%, compared to 2024. This was primarily due to a growth of 9.9% in food crops, in line with supportive measures such as the provision of additional subsidized fertilizer and agricultural machinery, as well as the improvement of irrigation infrastructure. The growth in agriculture, forestry and fishery was also supported by a growth of 7.8% in livestock and a growth of 3.0% in plantation crops.

In the first quarter of 2026, the agriculture, forestry and fishery sector grew by 5.0%, compared to the first quarter of 2025. This was primarily due to (i) a 7.6% increase in food corps, in line with the increase in harvested area and rice production, and (ii) an 11.8% increase in livestock, supported by higher demand for eggs and chicken during the Eid al-Fitr holiday period, as well as the impact of the expansion of Free Nutritious Meal program.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2021	2022	2023	2024P	2025P
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice(1)	54,415	54,749	53,981	53,143	60,207
Cassava	15,731	18,017	16,764	15,176	14,648
Corn	18,147	22,357	19,986	20,479	21,970
Sweet Potato	1,424	2,011	1,430	1,386	1,272
Soybeans (shelled)	213	243	349	218	N/A
Peanuts (shelled)	399	380	350	318	N/A
Mung beans	211	122	166	129	N/A
Estate cash crops
Dry Rubber	3,045	2,717	2,241	2,132	2,116
Coffee	786	775	759	813	833
Cocoa	688	651	632	617	616
Tea	138	125	117	119	116
Sugarcane	2,351	2,406	2,271	2,466	2,670
Tobacco	245	222	287	351	N/A
Palm Oil	45,121	46,819	47,084	48,164	51,660
Livestock
Meat	4,547	4,947	4,094	4,219	4,379
Eggs	5,893	6,339	6,585	6,876	6,538
Milk	903	824	787	808	821
Fish products
Captured Fish	7,225	7,400	7,846	7,393	7,850
Farmed Fish	14,648	14,776	15,361	15,755	13,216
Forestry(1)
Logs	54,939	56,665	59,751	57,473	56,419
Sawn Timber	2,660	2,297	2,118	2,102	1,905
Plywood	4,461	4,207	3,470	3,591	3,508

Sources: BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

P	Preliminary.
(1)	All units are in thousands of cubic meters.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2021, the mining and quarrying sector grew by 4.0%, compared to 2020. This was mainly driven by the metal ore mining sub-sector, which grew by 22.8% due to increase in copper and gold production. The oil, gas and geothermal mining sub-sector contracted by 4.4% due to a decrease in the amount of oil production.

In 2022, the mining and quarrying sector grew by 4.4%, compared to 2021. This was mainly driven by a growth of 18.0% in metal ore mining subsector driven by increased production of copper and gold in the mineral district of Grasberg, Papua, and increased demand from abroad, especially for gold and copper commodities. The coal and lignite mining subsector grew by 8.1% and the other mining and quarrying subsector saw a growth of 2.3%, due to the increased exports of mining commodities such as natural sand, precious stones, and natural asphalt. On the contrary, the oil, gas and geothermal mining subsector declined by 4.8%, as compared to 2021, due to unplanned shutdowns.

In 2023, the mining and quarrying sector grew by 6.1%, compared to 2022. This was mainly driven by a growth of 10.0% in the coal and lignite mining industry attributable to growth in coal exports, a growth of 8.5% in metal ore mining industry, driven by increased production of minerals such as gold, copper and nickel, and a growth of 5.4% in mining and other quarrying industry due to increased exports of mining commodities such as gemstones, gravel and sand. The oil and gas subsector grew by 0.7%, compared to 2022, in line with the optimization of oil exploitation and the exploitation of new gas sources after experiencing contractions in recent years.

In 2024, the mining and quarrying sector grew by 4.9%, compared to 2023. This was driven by a growth of 8.3% in metal ore mining, a growth of 6.8% in coal and lignite mining and a growth of 6.3% in mining and other excavations.

In 2025, the mining and quarrying sector contracted by 0.7%, compared to 2024. This was due to a contraction of 7.9% in metal ore mining and a contraction of 1.3% in coal and lignite mining, partially offset by a growth of 4.8% in other mining and quarrying and a growth of 1.1% in oil, gas and geothermal mining.

In the first quarter of 2026, the mining and quarrying sector contracted by 2.1%, compared to the first quarter of 2025. This was primarily due to a contraction of 12.2% in iron ore mining and a contraction of 3.1% in crude petroleum, natural gas and geothermal mining, partially offset by a growth of 5.8% in other mining and quarrying.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “ — Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. Pertamina, a state-owned enterprise, or SOE, plays an important role in the production of oil and gas in Indonesia.

Oil and gas exports contributed 5.3%, 5.5%, 6.2%, 6.4% and 3.5% to total exports in 2021, 2022, 2023, 2024 and 2025, respectively. In 2021, 2022, 2023 and 2024, oil and gas revenues comprised 7.4%, 8.6%, 6.7% and 6.3%, respectively, of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector). The 2025 contribution percentage is not comparable to prior years due to the Government’s reorganization of its SOE equity and the transfer of Series B shares to BPI Danantara beginning in March 2025. See “State-Owned Enterprise” for more information. The fluctuations in exports and contribution to domestic revenue are due to the natural decline in the reservoir performance and lack of discovery and production of replacement reserves, fluctuating commodities pricing during the period and also the growth of other sectors in the economy.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2021	2022	2023	2024P	2025P
	(in millions of barrels)
Pertamina	26	26	25	24	25
Production sharing contracts(2)	215	198	196	188	187

Total	241	224	221	212	212

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes production of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by (1) the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources (the “TECP”) and (2) the Special Task Force for Upstream Oil and Gas Business Activities (“SKK Migas”, which is a government entity responsible for supervising upstream oil and gas activities) based on reports received by SKK Migas from various oil and gas contractors. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year		Proven Crude Oil Reserves
		(in million stock tank barrels)
2021		2,245.2
2022		2,271.6
2023		2,413.2
2024		2,287.8
2025	P	2,325.7

Source: Ministry of Energy and Mineral Resources

P	Preliminary.

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of barrels)
Production sharing contracts(2)	44	15	21	27	23
Government and government-designated(3)	0	0	0	0	0

Total	44	15	21	27	23

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes exports of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2025P	2026P
	(in U.S. dollars per barrel)
ICP(1)	68.5	97.0	75.5	71.2	61.1	83.8	71.1

Sources: Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of cubic feet)
Pertamina	324	311	305	296	289
Production sharing contracts(2)	2,109	2,058	2,115	2,193	2,188

Total	2,433	2,369	2,420	2,489	2,478

Source: Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes LPG.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the TECP and SKK Migas based on reports from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas)
2021	41.6
2022	36.3
2023	35.3
2024P	33.8
2025P	34.7

Source: Ministry of Energy and Mineral Resources

P	Preliminary.

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009 (which was subsequently amended by Law No. 3 of 2020 enacted in June 2020 and further amended by Article 39 of the Law on Job Creation, as so amended, the “Mining Law”), two new types of licenses were created: ijin usaha pertambangan (“IUP”) and ijin usaha pertambangan khusus (“IUPK”). Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Grasberg Copper Mine

On September 27, 2018, the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) (“MIND ID”), entered into various agreements with Freeport McMoRan Inc (“FCX”), the parent company of Freeport Indonesia, the operator of the Grasberg copper mine in the province of Papua, Rio Tinto and other relevant parties in connection with MIND ID’s acquisition of a 51.2% share ownership in Freeport Indonesia and other interests related to the Grasberg copper mine for a cash consideration of U.S.$3.85 billion, following a dispute between the Government and Freeport Indonesia relating to the failure to convert the mine’s contract of work into an IUPK.

The transaction was completed in December 2018, pursuant to which MIND ID owns, directly and indirectly, 51.2% beneficial equity interest in Freeport Indonesia (subject to a dividend assignment mechanism to replicate the joint venture economics), and FCX’s ownership is 48.8%. FCX continues to manage the operations of Freeport Indonesia.

On February 18, 2026, the Government, Freeport Indonesia and FCX entered into a memorandum of understanding pursuant to which Freeport Indonesia’s IUPK will be amended to grant a life-of-resource extension of operating rights, subject to evaluation every 10 years. Under the MOU, FCX will transfer a 12% share interest in Freeport Indonesia to the Government free of charge in 2041, provided the acquiring party will reimburses FCX for its pro-rata costs using book value for investments that benefit the post-2041 period; however, FCX will maintain control over operations for the life of the project.

In September 2025, Freeport Indonesia reported a mud-rush incident at the Grasberg Block Cave that resulted in fatalities and the temporary suspension of mining operations across the Grasberg minerals district, followed by force majeure notifications. The phased restart of activities at the mine is currently expected toward the end of 2027, with full operations resuming in early 2028.

Revocation of Mining Business Licenses

In January 2026, the Government revoked certain mining business licenses, including that of Agincourt Resources, the operator of the Martabe gold mine in North Sumatra, citing environmental and regulatory compliance issues related to flooding events. In March 2026, the Government restored Agincourt Resources’ relevant licence, with mining operations at the Martabe gold mine scheduled to resume in May 2026. The Government continues to affirm its commitment to environmental stewardship, the rule of law, and fair treatment of investors consistent with applicable regulations.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2021, the construction sector grew by 2.8%, compared to 2020. This was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

In 2022, the construction sector grew by 2.0%, compared to 2021. This growth was in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities, as the Covid-19 related social restrictions eased and the economy was recovering.

In 2023, the construction sector grew by 4.9%, compared to 2022. This growth was primarily due to the Government’s capital expenditure activities to support national strategic projects and the development of basic infrastructure in the new capital city, Nusantara. Key construction indicators, such as domestic cement sales, saw a 4.1% increase in 2023, compared to 2022.

In 2024, the construction sector grew by 7.0%, compared to 2023, as a result of the continued development of Nusantara and national strategic projects, as discussed in “Infrastructure Development” below.

In 2025, the construction sector grew by 3.8%, compared to 2024, supported by infrastructure development, particularly national strategic projects such as public kitchens for free nutritious meals and public schools.

In the first quarter of 2026, the construction sector grew by 5.5%, compared to the first quarter of 2025, in line with higher realization of Government capital spending on buildings, road and irrigation, as well as increased construction activity supported by higher demand for construction materials.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2021, the transportation and warehousing sector grew by 3.2%, compared to 2020. This was partly due to increased mobility in public transportation and recreational areas.

In 2022, the transportation and warehousing sector grew by 19.9%, compared to 2021. This was primarily due to a growth of 40.5% in warehousing and transportation support services, and post and courier, a growth of 66.9% in air freight and a growth of 8.7% in land transport.

In 2023, the transportation and warehousing sector grew by 14.0%, compared to 2022, due to increased societal mobility. In particular, air transport grew by 29.0% due to increased number of domestic and international passenger, while rail transport grew by 23.7% due to increased number of passengers, additional schedules for long-distance trains and the opening of new routes including the Jakarta-Bandung High Speed Rail and the Jabodebek Integrated Corridor Light Rail Transit. The warehousing and transportation support services, and post and courier subsector also grew by 17.9% and the sea freight subsector grew by 15.5%.

In 2024, the transportation and warehousing sector grew by 8.7%, compared to 2023, driven by increases in passenger and cargo volumes, supported by higher mobility and increased economic activities. This was partly attributable to the hosting of national and international events that boosted the flow of domestic and international tourists in Indonesia. All the transportation and warehousing subsectors experienced growths. In particular, rail transportation grew by 18.6%, land transportation grew by 9.9%, air freight grew by 6.7% and warehousing and transportation support services and post and courier increased by 9.4%.

In 2025, the transportation and warehousing sector grew by 8.8%, compared to 2024. In particular, rail transportation grew by 9.1%, land transportation grew by 9.8%, warehousing and transportation support services and post and courier increased by 9.7% and sea transportation grew by 10.3%. The growth in the transportation and warehousing sector was primarily supported by three factors: increased passenger and freight volumes across modes, a rise in domestic and international tourist trips, and higher container traffic and throughput.

In the first quarter of 2026, the transportation and warehousing sector grew by 8.0%, compared to the first quarter of 2025, primarily due to a growth of 10.1% in land transportation and a growth of 8.5% in warehousing and support services for transportation, postal and courier. The growth in this sector is supported by increased public mobility during the holiday season, higher import shipment volume, and a rise in international tourist arrivals and domestic travel activity.

Information and Communication

In 2021, the information and communication sector grew by 6.8% compared to 2020. The slower growth was partly due to decline in the information industry, which includes the printing and paper goods industry.

In 2022, the information and communication sector grew by 7.7%, compared to 2021. This growth was in line with the increased data traffic among various telecommunication service providers as well as a growth in digital banking transactions and electronic money transactions.

In 2023, the information and communication sector grew by 7.6%, compared to 2022, driven largely by digital transformation, as evidenced by increased data traffic from several telecommunications providers (from access to social media, communication services, video streaming, mobile gaming, and browsing access) as well as an increase in digital banking transactions and electronic money transactions.

In 2024, the information and communication sector grew by 7.6%, compared to 2023. This was driven by increased telecommunication data traffic during events and festivals, the rising popularity of Indonesian movies and the expansion of Indonesia’s data center industry.

In 2025, the information and communication sector grew by 8.3%, compared to 2024. This growth was fueled by higher revenues from both wired and wireless telecommunications, an increase in the number of start-ups in Indonesia, increased production of Indonesian films, and the opening of new cinemas in several regions, including West Java and Banten.

In the first quarter of 2026, the information and communication sector grew by 7.1%, compared to the first quarter of 2025, due to higher telecommunication data traffic during the Ramadan and Eid al-Fitr period and increased revenue of certain telecommunications companies.

Financial and Insurance Service

In 2021, the financial and insurance service sector grew by 1.6%, compared to 2020. This growth was primarily due to a growth of 2.7% in financial intermediary services, partially offset by a decline of 2.4% in other financial services.

In 2022, the financial and insurance service sector grew by 1.9%, compared to 2021. This growth was primarily due to a growth of 2.4% in financial intermediary services and a growth of 4.5% in other financial services.

In 2023, the financial and insurance service sector grew by 4.8%, compared to 2022. This growth was primarily due to a growth of 7.0% in financial intermediary services and a growth of 4.0% in other financial services. These were primarily due to an increase in revenue generated from financial intermediary services (due to the widening spread between reference interest rates and deposit interest rates along with a rise in commission income for commercial banks) and enhanced revenue streams from various financing entities, including financing institutions, pawnshops, venture capital firms, infrastructure financing and guarantee institutions.

In 2024, the financial and insurance service sector grew by 4.7%, compared to 2023. This growth was primarily due to a growth of 6.8% in financial intermediary services and a growth of 4.6% in other financial services.

In 2025, the financial and insurance service sector grew by 4.0%, compared to 2024. This growth was driven by growths in all the subsectors, particularly a growth of 3.4% in financial intermediary services and a growth of 6.8% in other financial services.

In the first quarter of 2026, the financial and insurance service sector grew by 4.7%, compared to the first quarter of 2025, primarily owing to the increases of 3.8% in financial intermediary services, 5.9% in insurance and pension fund and 5.8% in other financial services.

Other sectors

None of the other sectors shown in the tables above comprised more than 5.0% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

In this report, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following tables show the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%
	(in billions of Rupiah and percentage of GDP)
GDP	16,976,751	100.0	19,588,460	100.0	20,892,312	100.0	22,138,991	100.0	23,821,104	100.0	5,665,947	100.0	6,187,163	100.0
Add: Imports of goods and services	3,189,626	18.8	4,106,086	21.0	4,105,739	19.7	4,538,557	20.5	4,893,964	20.5	1,120,532	19.8	1,255,242	20.3

Total supply of goods and services	20,166,378	118.8	23,694,546	121.0	24,998,051	119.7	26,677,548	120.5	28,715,068	120.5	6,786,479	119.8	7,442,405	120.3

Less: Exports of goods and services	3,635,835	21.4	4,799,743	24.5	4,556,313	21.8	4,939,131	22.3	5,442,300	22.8	1,258,467	22.2	1,312,751	21.2

Total domestic expenditure	16,530,542	97.4	18,894,803	96.5	20,441,738	97.8	21,738,417	98.2	23,272,768	97.7	5,528,012	97.6	6,129,654	99.1

Allocation of total domestic expenditure:
Household consumption expenditure	9,236,049	54.4	10,161,713	51.9	11,110,509	53.2	11,965,431	54.0	12,834,795	53.9	3,091,225	54.6	3,363,069	54.4
NPISHs consumption expenditure	207,916	1.2	228,999	1.2	261,210	1.3	300,080	1.4	321,543	1.3	78,588	1.4	86,800	1.4
Government consumption expenditure	1,569,830	9.2	1,506,285	7.7	1,557,496	7.5	1,714,580	7.7	1,794,298	7.5	333,940	5.9	415,612	6.7

Total consumption	11,013,796	64.9	11,896,997	60.7	12,929,215	61.9	13,980,092	63.1	14,950,636	62.8	3,503,753	61.8	3,865,481	62.5

Gross domestic fixed capital formation	5,227,854	30.8	5,697,279	29.1	6,090,677	29.2	6,452,531	29.1	6,852,618	28.8	1,588,440	28.0	1,750,541	28.3
Change in inventories (residual)(1)	288,893	1.7	1,300,526	6.6	1,421,847	6.8	1,305,794	5.9	1,469,514	6.2	435,818	7.7	513,631	8.3

Total domestic expenditure	16,530,542	97.4	18,894,803	96.5	20,441,738	97.8	21,738,417	98.2	23,272,768	97.7	5,528,012	97.6	6,129,654	99.1

Source: BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)(1)

	Year Ended December 31,										Three Months Ended March 31,
	2021	%	2022	%	2023	%	2024P	%	2025P	%	2025P	%	2026P	%
	(in billions of Rupiah and percentage of GDP)
GDP	11,120,060	100.0	11,710,223	100.0	12,301,453	100.0	12,920,532	100.0	13,580,525	100.0	3,264,590	57.6	3,447,683	55.7
Add: Imports of goods and services	2,105,117	18.9	2,420,794	20.7	2,390,682	19.4	2,585,472	20.0	2,708,775	19.9	621,287	11.0	665,925	10.8

Total supply of goods and services	13,225,177	118.9	14,131,017	120.7	14,692,135	119.4	15,506,004	120.0	16,289,299	119.9	3,885,877	68.6	4,113,608	66.5

Less: Exports of goods and services	2,458,849	22.1	2,857,958	24.4	2,907,273	23.6	3,106,474	24.0	3,324,995	24.5	775,886	13.7	782,902	12.7

Total domestic expenditure	10,766,328	96.8	11,273,059	96.3	11,784,862	95.8	12,399,530	96.0	12,964,304	95.5	4,661,763	82.3	4,896,510	79.1

Allocation of total domestic expenditure:
Household consumption expenditure	5,896,662	53.0	6,187,944	52.8	6,486,704	52.7	6,806,893	52.7	7,145,802	52.6	1,742,141	30.7	1,838,230	29.7
NPISHs consumption expenditure	132,412	1.2	139,904	1.2	153,938	1.3	173,143	1.3	182,024	1.3	45,288	0.8	48,131	0.8
Government consumption expenditure	911,320	8.2	871,026	7.4	897,299	7.3	957,999	7.4	981,991	7.2	188,175	3.3	229,223	3.7

Total consumption	6,940,393	62.4	7,198,874	61.5	7,537,941	61.3	7,938,035	61.4	8,309,818	61.2	233,463	4.1	277,354	4.5

Gross domestic fixed capital formation	3,549,219	31.9	3,686,574	31.5	3,825,222	31.1	4,001,693	31.0	4,205,397	31.0	4,205,397	74.2	4,205,397	68.0
Change in inventories (residual)(2)	276,715	2.5	387,611	3.3	421,699	3.4	459,801	3.6	449,090	3.3	155,082	2.7	177,456	2.9

Total domestic expenditure	10,766,328	96.8	11,273,059	96.3	11,784,862	95.8	12,399,530	96.0	12,964,304	95.5	4,593,942	81.1	4,660,207	75.3

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.0% (±1.0%) for 2021 to 2023 and 2.5% (±1.0%) for 2024 and 2025. The Government has also set the inflation target for 2026 and 2027 at 2.5% (±1.0%). Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Central Inflation Control Team (Tim Pengendalian Inflasi Pusat (“TPIP”)) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. The TPIP also operates at the regional level through Regional Inflation Control Teams (Tim Pengendalian Inflasi Daerah) to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index (“CPI”) as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,					As of April 30,
	2021(1)	2022(1)	2023(1)	2024(2)	2025(2)	2026(2)
CPI	107.7	113.6	116.6	106.8	109.9	112.3
Annual percentage year-on-year	1.9%	5.5%	2.6%	1.6%	2.9%	2.4%

Source: BPS

(1)	Calculated on the basis of 2018 CPI = 100. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.
(2)	Calculated on the basis of 2022 CPI = 100. From January 2024, BPS calculated CPI based on consumption pattern obtained from 2022 Cost of Living Survey in 150 cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	As of December 31,					As of April 30,
	2021	2022	2023	2024	2025	2026
Food, drinks, and tobacco	3.1	5.8	6.2	1.9	4.6	3.1
Clothing and Footwear	1.5	1.4	0.8	1.2	0.7	0.8
Housing, water, electricity, and household fuel	0.8	3.8	0.5	0.6	1.6	0.7
Household equipment, tools, and routine maintenance	2.7	4.9	1.6	1.0	0.2	0.6
Health	1.7	2.9	1.9	1.9	1.8	1.5
Transportation	1.6	15.3	1.3	(0.3)	1.2	1.6
Information, communication, and financial services	(0.1)	(0.4)	0.2	(0.3)	(0.3)	0.8
Recreation, sports, and culture	1.1	3.0	1.7	1.2	1.2	1.2
Education	1.6	2.8	2.0	1.9	1.2	1.1
Food and beverage providers/restaurant	2.7	4.5	2.1	2.5	1.5	1.9
Personal care and other services	1.7	5.9	3.6	7.0	13.3	11.4

Source: BPS

(1)	Annual percentage year-on-year.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2021, annual inflation was 1.9%, which was higher than the 1.7% annual inflation in 2020. This was primarily due to increases in the prices for: food, drinks and tobacco; food and beverage providers/restaurant; household equipment, tools, and routine maintenance; and personal care and other services, which increased by 3.1%, 2.7%, 2.7% and 1.7%, respectively.

In 2022, annual inflation was 5.5%, which was higher than the 1.9% annual inflation in 2021. This was primarily due to larger increases in the prices for most of the sectors. In particular, annual inflation for food, drinks and tobacco; housing, water, electricity and household fuels; health; transport; recreation, sport and culture; and personal care and other services was 5.8%, 3.8%, 4.9%, 15.3%, 3.0% and 5.9% in 2022, respectively, compared to 3.1%, 0.8%, 2.7%, 1.6%, 1.1% and 1.7% in 2021, respectively.

In 2023, annual inflation was 2.6%, which was lower than the 5.5% annual inflation in 2022. This was primarily due to smaller increases in the prices for all the sectors except food, drinks and tobacco and information, communication and financial services. Annual inflation decreased the most for transport; housing, water, electricity, and household fuel; and household equipment, tools and routine maintenance. Annual inflation for these three sectors was 1.3%, 0.5% and 1.6% in 2023, respectively, compared to 15.3%, 3.8% and 4.9% in 2022, respectively.

In 2024, annual inflation was 1.6%, which was lower than the 2.6% annual inflation in 2023. This was primarily due to smaller increases in the prices for majority of the sectors. In particular, annual inflation for food, drinks and tobacco; household equipment, tools, and routine maintenance; transportation; information, communication, and financial services; and recreation, sports, and culture was 1.9%, 1.0%, (0.3)%, (0.3)% and 1.2% in 2024, respectively, compared to 6.2%, 1.6%, 1.3%, 0.2% and 1.7% in 2023, respectively. These inflationary changes were partially offset by higher price increases in clothing and footwear; education; and personal care and other services: annual inflation for these sectors was 1.2%, 2.5% and 7.0% in 2024, respectively, compared to 0.8%, 2.1% and 3.6% in 2023, respectively.

In 2025, annual inflation was 2.9%, which was higher than the annual inflation of 1.6% in 2024. This was primarily due to larger increases in the prices for sectors including annual inflation for food, drinks and tobacco; housing, water, electricity, and household fuel; transportation; and personal care and other services. Annual inflation for these sectors was 4.6%, 1.6%, 1.2% and 13.3% in 2025, respectively, compared to 1.9%, 0.6%, (0.3)% and 7.0% in 2024, respectively. These inflationary changes were partially offset by lower price increases in clothing and footwear; household equipment, tools, and routine maintenance; education; and food and beverage providers/restaurant. Annual inflation for these sectors was 0.7%, 0.2%, 1.2% and 1.5% in 2025, respectively, compared to 1.2%, 1.0%, 1.9% and 2.5% in 2024, respectively.

In April 2026, annual inflation was 2.4%, which was lower than the annual inflation of 3.5% in March 2026. This was primarily due to lower increases in the prices for sectors of housing, water, electricity, and household fuel; and personal care and other services. Annual inflation for these two sectors was 0.7% and 11.4% in April 2026, respectively, compared to 7.2% and 15.3% in March 2026, respectively. These deflationary changes were partially offset primarily by higher price increase in transportation and information, communication, and financial services: annual inflation was 1.6% and 0.8% in April 2026, respectively, compared to 0.6% and 0.0% in March 2026, respectively.

State-Owned Enterprises

Ownership and Management of State-Owned Enterprises

In February and October 2025, following parliamentary approvals, the Government enacted Law No. 1 of 2025 and Law No. 16 of 2025, two amendments to Law No. 19 of 2003 on State-Owned Enterprises (as amended, the “SOE Law”), which collectively effected a fundamental restructuring of the ownership framework and institutional governance architecture applicable to state-owned enterprises (“SOEs”). As part of the framework to strengthen the role of SOEs, the SOE Law separates the supervisory and regulatory function from the SOE management function.

Under the SOE Law, a business entity is classified as an SOE if it meets at least one of the following criteria: (a) all or the majority of its capital is owned by the state through direct equity participation, or (b) the Republic of Indonesia holds special rights in such entity through Series A Dwiwarna (golden) shares. This definition replaced the prior requirement that an SOE be a business entity whose capital is at least 51% directly owned by the state.

In October 2025, under Law No. 16 of 2025, the Ministry of SOEs was dissolved and replaced by the SOE Regulatory Agency (Badan Pengaturan Badan Usaha Milik Negara, or “BP BUMN”), a government agency under and directly accountable to the President. BP BUMN serves as the regulator and supervisor of SOEs and is responsible for formulating, coordinating, and overseeing the implementation of SOE management policies.

Under the SOE Law, the state’s ownership stake in each SOE is divided into two classes: Series A Dwiwarna shares, representing 1% of the state’s ownership interest, and Series B shares, representing the remaining 99% of the state’s ownership interest. The Series A Dwiwarna shares are held by the Head of BP BUMN on behalf of the Government, and confer strategic veto rights over matters including board appointments and dismissals, major corporate actions, and other rights that may be stipulated under the articles of association. The Series B shares are held by BPI Danantara (described in “— BPI Danantara” below), which carries the economic interest in the SOEs and is responsible for overseeing their management and operations. Under this framework, BP BUMN acts as the sector regulator, while Danantara functions as the investment and operational manager of the SOE portfolio.

Privatization of State-Owned Enterprises

Under the SOE Law, the sale by the Government of shares in SOEs to private investors may be carried out for the purpose of:

•	improving the efficiency and productivity of the company;

•	broadening public ownership of the company;

•	establishing a sound financial structure and financial management;

•	creating a company that is competitive and globally oriented; and/or

•	fostering a conducive business climate, macroeconomic conditions, and market capacity.

As of December 31, 2025, there were 60 SOEs, of which 13 were listed SOEs and 47 non-listed SOEs. The Government formed clusters based on supply-chain linkages and industry similarities to increase synergies that divided into 14 clusters. The classification was based on the alignment of business models and supply chains, simplification of complexity and span of control, as well as the harmonizing of the number of SOEs.

As of December 31, 2025, these clusters comprise: SOEs in the form of special purpose and investment holding entities (17 SOEs), energy, oil and gas cluster (11 SOEs), infrastructure cluster (8 SOEs), food cluster (8 SOEs), insurance and pension cluster (8 SOEs), financial service cluster (7 SOEs), logistic cluster (7 SOEs), mining and coal cluster (7 SOEs), tourism cluster (6 SOEs), manufacture cluster (5 SOEs), plantation cluster (4 SOEs), healthcare cluster (4 SOEs), survey cluster (4 SOEs) and telco cluster (1 SOE).

The Government has been restructuring SOEs and/or their subsidiaries in an effort to optimize their agility and value creation of SOEs. The Government has also been pursuing the amalgamation of SOEs that operate in the same or related industries or sectors.

The following table sets forth significant full and partial privatizations, and in some cases re-capitalization, since 2011 (including prior periods where relevant):

State-Owned Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering*	Proceeds to the Government	Proceeds to SOE
			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—	1,819
	2012	(1)	60.0	135.9	1,870
	2022	(8)	60.0	—	4,130
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—	3,187
	2014	(1)	60.5	11.2	1,449
	2022	(8)	64.5	—	12,860
	2025	(10)	92.0	—	23,671
PT Kertas Basuki Rachmat Tbk	2011		—	2.6	—
PT Atmindo Tbk	2011		—	9.0	—
PT Jakarta International Hotel Development, Tbk	2011		—	18.5	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—	1,171
	2015	(4)	68.0	—	5,289
	2021	(6)	75.4	—	9,444
PT Semen Baturaja (Persero) Tbk	2013		76.2	—	1,309
PT Sarana Karya (Persero)(2)	2013		—	48.2	—
PT Kertas Padalarang (Persero)(3)	2013		—	12.1	—
PT Aneka Tambang (Persero) Tbk(4)	2015		65.0	—	5,381
PT Adhi Karya (Persero) Tbk	2015	(4)	51.0	—	2,727
	2022	(8)	64.3	—	2,670
PT Wijaya Karya (Persero) Tbk(4)	2016		65.0	—	6,149
	2024	(9)	91.0	—	6,080
PT Krakatau Steel (Persero) Tbk(4)	2016		51.0	—	4,412
PT Pembangunan Perumahan (Persero) Tbk(4)	2016		75.4	—	9,444
PT Jasa Marga (Persero) Tbk(4)	2016		70.0	—	1,786
PT Bank Rakyat Indonesia (Persero) Tbk(5)	2021		56.8	—	95,900
PT Semen Indonesia (Persero) Tbk(7)	2022		51.2	—	5,410

Source: BP BUMN.

*	Represent the equity interests held by the Government and BPI Danantara.
(1)	Rights issue through the issuance of new shares.
(2)

Pursuant to Government Regulation No. 91 of 2013, the Republic sold its shares in PT Sarana Karya (Persero) to PT Wijaya Karya (Persero) Tbk with total gross proceeds of Rp50 billion on December 31, 2013.

(3)

Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on 18 December 2013.

(4)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, from the Government.
(5)

Rights issue due the consolidation of SOEs for the establishment of ultra-micro holdings with PT Bank Rakyat Indonesia (Persero) Tbk as the parent company and PT Permodalan Nasional Madani and PT Pegadaian as subsidiaries.

(6)	Rights issue of PT Waskita Karya (Persero) Tbk for business restructuring and the capital injection from the Government.
(7)	Rights issue of PT Semen Indonesia (Persero) Tbk as the result of non-cash capital injection in framework of cement holding.
(8)	Rights issue of Adhi Karya (Persero) Tbk, PT Bank Tabungan Negara (Persero) Tbk and PT Garuda Indonesia (Persero) Tbk as a result of cash capital injection from the Government.
(9)	Rights issue of PT Wijaya Karya (Persero) Tbk as a result of cash capital injection from the Government.
(10)	Private placement of PT Garuda Indonesia (Persero) Tbk to BPI Danantara.

Indonesia Investment Authority

The Indonesia Investment Authority (“INA”), also known as the “Nusantara Investment Authority”, is the Republic’s first sovereign wealth fund and it was established in 2021 under the Law on Job Creation, with the purpose of attracting foreign capital to invest in strategic sectors of the Indonesian economy and supporting sustainable development and boost economic growth.

The Indonesia Investment Authority is governed by a two-tier structure comprising a supervisory board and a board of directors. The supervisory board is chaired by the Minister of Finance with the Head of BP BUMN serving as a government representative and also with experts in investment, legal and regulatory issues, corporate governance and/or risk management as independent members. The board of directors comprises professionals with rich experience in leading institutions and corporations.

The initial capital of INA amounted to U.S.$5.0 billion. Since its establishment, the INA has deployed over U.S.$3.0 billion in capital together with, and secured commitments of up to U.S.$25.0 billion from investors, including foreign funds and financial institutions. INA primarily focuses on sectors targeted for sustainable development while also aiming to offer attractive risk-adjusted returns. The priority sectors for INA’s investments include transport and logistics, digitalization and digital infrastructure, green energy and transformation, and health; additionally, INA seeks investment opportunities in property and tourism, financial services, mining, oil and gas, engineering and construction, electronics, consumer goods, and food and agriculture.

BPI Danantara

BPI Danantara, officially known as Daya Anagata Nusantara Investment Management Agency, is Indonesia’s second sovereign wealth fund. It is wholly owned by the Government and is directly accountable to and reports to the President. It is mandated to manage state-owned enterprises and optimize relevant investments. BPI Danantara’s governance structure comprises an executive body and a supervisory board. It was established under President Prabowo Subianto’s administration on February 24, 2025, following parliamentary approval through Law No. 1 of 2025, an amendment to the SOE Law, which was passed by the House of Representatives in February 2025.

Key reforms introduced in Law No. 1 of 2025 on State-Owned Enterprises include:

•	the establishment of BPI Danantara as a specialized entity with the mandate to manage and optimize state assets;

•	the requirement of the minimum authorized capital of IDR1,000 trillion for BPI Danantara, which is to be sourced from, among other sources, state funds such as the transfer of interests in SOEs; and

•

empowering BPI Danantara to consolidate assets exceeding U.S.$900 billion from SOEs, aiming to streamline operations, reduce inefficiencies, and maximize returns for reinvestment into national development priorities.

BPI Danantara serves in the dual roles of operational holding and investment holding of the assets of the state, through Danantara Asset Management, the operational holding entity, and Danantara Investment Management, the investment holding entity. The operational holding role involves managing and supervising the operation of SOEs, transforming them to create value and implementing risk management principles and good governance practices. The investment holding role involves promoting economic growth through investments in key sectors, seeking to achieve sustainable returns and expanding investment capacity. Following the enactment of Law No. 16 of 2025, which dissolved the Ministry of SOEs and established BP BUMN (see “—Ownership and Management of State-Owned Enterprises”), BPI Danantara operates under a dual-institution framework: BP BUMN holds Series A Dwiwarna shares that represent 1% of the state’s ownership interest, and serves as the regulatory body, and BPI Danantara holds Series B shares that represent 99% of the state’s ownership interest, and serves as the operational and investment manager of the SOE portfolio.

BPI Danantara aims to help Indonesia escape the “middle income trap” by implementing a set of strategic initiatives that are anchored by the Asta Cita principles of President Prabowo Subianto’s administration (see “—Government and Political Developments—Asta Cita” for more details) and Bappenas’s 2025-2045 National Long-Term Development Plan, or RPJPN 2025-2045. These initiatives include the policies of downstreaming and industrialization, strengthening national self-reliance through food, energy, and water security, investing in low-carbon energy, resilient infrastructure as the backbone for growth, and human capital development, to name a few. Since the launch of BPI Danantara, the fund and the Government have sought to allay concerns about transparency, governance, and potential political interference, and instead focused on establishing the credibility and intended benefits of BPI Danantara. BPI Danantara has attracted interest from international investors and aims to expand its assets to $982 billion by 2029, positioning Indonesia as a global investment player.

Since its launch, BPI Danantara has entered into a number of strategic partnerships with sovereign wealth funds, development finance institutions, and private sector partners. Examples include a joint investment fund agreement for U.S.$4 billion with the Qatar Investment Authority on April 15, 2025, a partnership with Australia’s Future Fund on May 16, 2025, a partnership with the China Investment Corporation on May 25, 2025, an agreement with the Russian Direct Investment Fund on June 19, 2025 to launch a joint investment platform worth €2 billion, two memoranda of understanding with Saudi Arabia’s ACWA Power on July 2, 2025 for partnerships worth up to U.S.$10 billion, and a framework agreement with Arm Limited of the United Kingdom on February 23, 2026 for semiconductor technology development and the training of 15,000 Indonesian engineers.

Labor and Employment

BPS publishes employment data through the National Labor Force Survey (Sakernas) bi-annually, with data collection in February and August of each year and releases a few months later. The core methodologies and assumptions are largely consistent across both surveys, but the February survey uses a smaller sample size, at the provincial level, on the assumption that provincial strata capture broad trends without needing finer disaggregation. The August survey uses additional data at the district and city levels.

February occurs during the peak rainy season (November-April in much of Indonesia), which can lead to higher reported unemployment or underemployment in rural areas, as temporary weather-related inactivity is captured in the survey. The August survey often results in higher unemployment due to school graduates entering the job market or seasonal migrations. The surveys are not adjusted for any of these factors, and the employment data presented below should be interpreted with those seasonal variations taken account.

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
Sector	2021(1)		2021(1)		2022(1)		2022(1)		2023(1)		2023(1)		2024(1)		2024(1)		2025(1)		2025(1)		2026(1)
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Agriculture, forestry and fishing	38.8	29.6	37.1	28.3	40.6	40.8	28.2	40.8	28.2	29.4	39.5	28.2	40.7	28.6	40.8	28.2	41.6	28.5	41.3	28.2	42.5	28.8
Mining and quarrying	1.4	1.0	1.4	1.1	1.6	1.7	1.2	1.7	1.2	1.2	1.7	1.2	1.7	1.2	1.7	1.2	1.6	1.1	1.7	1.2	1.7	1.2
Manufacturing	17.8	13.6	18.7	14.3	18.7	20.0	13.8	20.0	13.8	13.4	19.4	13.8	18.9	13.3	20.0	13.8	19.6	13.5	20.3	13.9	20.0	13.6
Electricity, gas, steam and air conditioning supply	0.3	0.2	0.3	0.2	0.3	0.4	0.2	0.4	0.2	0.3	0.3	0.2	0.4	0.3	0.4	0.2	0.4	0.3	0.4	0.3	0.4	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.6	0.4	0.5	0.6	0.4	0.6	0.4	0.4	0.5	0.4	0.6	0.4	0.6	0.4	0.6	0.4	0.6	0.4	0.6	0.4
Construction	7.9	6.1	8.3	6.3	8.2	9.5	6.5	9.5	6.5	6.2	9.3	6.6	8.6	6.1	9.5	6.5	8.7	6.0	9.5	6.5	9.0	6.1
Wholesale and retail trade, repair of motor vehicles and motorcycles	25.2	19.2	25.7	19.6	25.8	27.3	18.9	27.3	18.9	18.9	26.6	19	27.1	19.1	27.3	18.9	28.1	19.3	27.5	18.7	26.5	18.0
Transportation and storage	5.3	4.1	5.4	4.2	5.7	6.2	4.3	6.2	4.3	4.2	6.2	4.4	5.9	4.1	6.2	4.3	6.2	4.2	6.3	4.3	6.2	4.2
Accommodation and food service activities	9.2	7.0	9.2	7.0	9.6	11.3	7.8	11.3	7.8	7.3	10.8	7.7	11.1	7.8	11.3	7.8	11.5	7.9	11.7	8.0	11.7	7.9
Information and communication	1.1	0.8	1.0	0.8	1.1	1.0	0.7	1.0	0.7	0.9	1	0.7	1.2	0.9	1.0	0.7	1.3	0.9	1.1	0.7	1.2	0.8
Financial and insurance activities	1.5	1.2	1.6	1.2	1.5	1.7	1.2	1.7	1.2	1.2	1.6	1.2	1.6	1.2	1.7	1.2	1.7	1.1	1.7	1.1	1.7	1.2
Real estate activities	0.5	0.4	0.4	0.3	0.5	0.6	0.4	0.6	0.4	0.3	0.5	0.3	0.5	0.3	0.6	0.4	0.5	0.3	0.5	0.4	0.6	0.4
Professional, scientific and technical activities, Administrative and support service activities	1.9	1.4	2.0	1.5	1.9	2.5	1.7	2.5	1.7	1.5	2.3	1.7	2.2	1.6	2.5	1.7	2.5	1.7	2.6	1.8	2.6	1.8
Public administration and defense, compulsory social security	4.7	3.6	4.9	3.7	4.6	5.1	3.5	5.1	3.5	3.4	4.9	3.5	5.5	3.8	5.1	3.5	5.3	3.7	5.1	3.5	5.4	3.7
Education	6.5	5.0	6.5	5.0	6.6	7.2	5.0	7.2	5.0	4.7	6.9	4.9	7.3	5.1	7.2	5.0	7.3	5.0	7.4	5.1	7.4	5.0
Human health and social work activities	2.3	1.8	2.2	1.7	2.4	2.4	1.6	2.4	1.6	1.8	2.2	1.6	2.5	1.8	2.4	1.6	2.5	1.7	2.5	1.7	2.5	1.7
Other service activities	6.4	4.9	5.8	4.4	5.9	6.6	4.6	6.6	4.6	4.6	6.4	4.6	6.4	4.5	6.6	4.6	6.4	4.4	6.5	4.5	7.6	5.2

Total	131.1	100.0	131.1	100.0	135.6	144.6	100.0	144.6	100.0	100.0	139.9	100.0	142.2	100.0	144.6	100.0	145.8	100.0	146.5	100.0	147.7	100.0

Source: BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2021		2021		2022		2022		2023		2023		2024		2024		2025		2025
	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)
Male	78.6	59.9	79.3	60.5	82.3	60.7	82.6	61.0	84.2	60.7	85.2	60.9	86.0	60.5	87.2	60.3	88.3	60.6	88.1	60.1
Female	52.5	40.1	51.8	39.5	53.3	39.3	52.7	39.0	54.4	39.3	54.6	39.1	56.2	39.5	57.4	39.7	57.5	39.4	58.4	39.9

Total	131.1	100.0	131.1	100.0	135.6	100.0	135.3	100.0	138.6	100.0	139.9	100.0	138.6	100.0	144.6	100.0	145.8	100.8	146.5	100.0

Source: BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s working age population as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February
	2021		2021		2022		2022		2023		2023		2024		2024		2025		2025		2026
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Employed	131.1	93.7	131.1	93.5	135.6	94.2	135.3	94.1	138.6	94.5	139.9	94.7	142.2	95.2	144.6	95.1	145.8	95.2	146.5	95.2	147.7	95.3
Unemployed(2)	8.8	6.3	9.1	6.5	8.4	5.8	8.4	5.9	8.0	5.5	7.9	5.3	7.2	4.8	7.5	4.9	7.3	4.8	7.5	4.8	7.2	4.7

Total	139.8	100.0	140.2	100.0	144.0	100.0	143.7	100.0	146.6	100	147.7	100.0	149.4	100.0	152.1	100.0	153.1	100.0	154.0	100.0	154.9	100.0

Source: BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of February 2020, immediately prior to the severity of the Covid-19 outbreak in the country, Indonesia’s unemployment rate was 4.9%, the lowest in ten years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs. Indonesia’s unemployment rate rose after the Covid-19 outbreak, but declined since February 2022, as a result of the easement of social restrictions and the post-Covid economic recovery. Indonesia’s unemployment rate reached 4.8% as of February 2024, lower than the pre-Covid level.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year. Due to the Covid-19 pandemic, most provinces have not increased the minimum wage for 2021.

The Government increased the national average minimum wage by 1.1% for 2022, 7.3% for 2023, 6.5% for 2024, 6.5% for 2025 and 5.8% for 2026.

Year	National average minimum wage	Increase in average minimum wage
2021	Rp2,687,723.7	0.0%
2022	Rp2,725,505.0	1.4%
2023	Rp2,923,309.4	7.3%
2024	Rp3,113,359.9	6.5%
2025	Rp3,315,761.7	6.5%
2026	Rp3,508,714.4	5.8%

Source: Ministry of Manpower

Pension and Health Funds

The pension system in Indonesia consists of compulsory and voluntary pension funds. The compulsory system includes health insurance for Government employees (not including employees of SOEs) administered initially by PT Askes (Persero) and currently by BPJS Kesehatan (as defined below), pension plans for Government employees (not including employees of SOEs) administered by PT Taspen (Persero), old age savings for the police and armed forces administered by PT Asabri (Persero) and old age security for private sector and SOEs employees (in companies that meet minimum requirements stipulated in the relevant law) administered initially by PT Jamsostek (Persero) and currently by BPJS Ketenagakerjaan (as defined below).

The establishment of pension funds for non-government employees is regulated by Law No. 4/2023 (as defined below) that provides for the establishment of two types of pension funds: employer pension funds, which are provided by a private employer to its employees, and financial institution pension funds, which are formed by a bank or insurance company that aims to manage pension funds for employees and self-employed who want to have a pension fund. In addition, the law and several government regulations and decrees specify the types of assets that these pension funds may acquire, as well as the permissible allocation of investments among assets and asset classes.

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial (“BPJS”)), i.e., Law No. 24 of 2011 on Social Security Administering Agencies (“Law No. 24 of 2011”). The BPJS consists of the (i) BPJS for Health Coverage (“ BPJS Kesehatan”), which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers (“BPJS Ketenagakerjaan”), which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Askes (Persero) and PT Jamsostek (Persero), on January 1, 2014. Law No. 24 of 2011 has since been amended, including by Law No. 11 of 2020 on Job Creation and, subsequently, by Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation as ratified by Law No. 6 of 2023.

Following Constitutional Court decisions in 2021, the provisions of Law No. 24 of 2011 that mandated the transfer of programs administered by PT Taspen (Persero) and PT Asabri (Persero) to BPJS Ketenagakerjaan by 2029 were declared unconstitutional, and the 2029 transfer deadline no longer applies; as of the date hereof, PT Taspen (Persero) and PT Asabri (Persero) continue to administer their respective programs pending any future legislative changes.

The Law on Job Creation (as defined below) and Law No. 24 of 2011 together amended Law No. 40 of 2004 on the National Social Security System by adding the Unemployment Benefits Program (Jaminan Kehilangan Pekerjaan (“JKP”)). Prior to the effectiveness of the Law on Job Creation, unemployment benefit was not a part of Indonesia’s social security program. Under Law of Job Creation and its implementing regulation, employers are mandated to register their employees in JKP program. The benefits include hard cash, access to job market information and job training, all of which are accessible in the event of employment termination.

Income Distribution

As of September 2025, Indonesia had a Gini Index of 0.363. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfil food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 23.36 million, or 8.25% of the population, as of September 2025.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. In 2025, Java contributed 56.9% of Indonesia’s GDP, Sumatera contributed 22.2%, Kalimantan contributed 8.1%, Sulawesi contributed 7.2%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.7%.

The Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds has become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

Through the implementation of Law No. 1 of 2022 on the Financial Relations between the Central Government and the Regional government, with respect to, among other things, budget allocation and deficit provisions), the Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds have become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

From 2021 to 2025, transfers to regions and village funds on average increased by 2.0% per year. The increase in transfers to the regions in recent years has been instrumental in improving delivery of basic public services in the area. For more information, see “—Government Revenues and Expenditure.”

The Law on Job Creation

The “Law on Job Creation” refers to Government Regulation in Lieu of Law No. 2 of 2022 on Job Creation (“GR 2/2022”) together with Law No. 6 of 2023 on the Enactment of GR 2/2022 as Law (“Law 6/2023”).

On November 2, 2020, the President signed Law No. 11 of 2020 on Job Creation (“Law 11/2020”), an omnibus law that amended or revoked more than 70 existing laws and regulations. Law 11/2020 aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Indonesia Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth, as further described in “State-Owned Enterprises — Indonesia Investment Authority.”

Law 11/2020 mandates the issuance of implementing government regulations and presidential regulations. The Government has since then issued a number of implementing regulations for the Law on Job Creation. The implementation of Law 11/2020 is carried out through the enactment of Government Regulation No. 5 of 2021 on the Implementation of Risk-Based Business Licensing (as partially revoked) (“GR 5/2021”), which regulates the business permit based on risk-based business licensing, the purpose of which is to improve the investment ecosystem and business activities to make it more effective and simpler as well as to oversee transparent, structured, and accountable business activities. Furthermore, for the purpose of the implementation of the GR 5/2021, the Government issued the Central Statistics Agency Regulation No. 2 of 2020, which regulates the new Standard Classification of Indonesian Business Fields (“KBLI”) 2020 and replaces the KBLI 2017. In December 2025, the BPS issued KBLI 2025, aligning with the International Standard Industrial Classification of All Economic Activities (ISIC) Revision 5, and licensing references have since transitioned to KBLI 2025.

The Government issued GR 2/2022 on December 30, 2022, effective the same day. This followed and was part of the responses to the Constitutional Court Decision No. 91/PUU-XVIII/2020 made in November 2021, which rendered Law 11/ 2020 conditionally unconstitutional and gave the Government two years, until November 2023, to amend the law. GR 2/2022 was enacted as law, effective March 31, 2023, by Law 6/2023. The Law on Job Creation replaces Law 11/2020. All implementing regulations of Law 11/2020 remain valid provided that they are not contradictory to the Law on Job Creation.

In 2024, the Constitutional Court issued a ruling in response to a challenge of certain labor provisions in the Law on Job Creation, whereby the Constitutional Court ordered the Indonesian legislature to promptly draft and enact a new labor law, separating labor provisions from the Law on Job Creation. This new statute should specifically address labor issues, harmonize existing labor regulations, and resolve any contradictions with other laws. As of March 2026, such new labor law has not yet been enacted, while the related bill has been approved to enter the 2026 priority national legislation program.

GR 5/2021 was revoked and replaced by Government Regulation No. 28 of 2025 on the Implementation of Risk-Based Business Licensing (“GR 28/2025”), which became effective from June 5, 2025. GR 28/2025 maintains the same core objective as GR 5/2021, streamlining business licensing through a risk-based approach. It introduces clearer classifications of business risks, strengthens oversight by technical ministries and local governments, and enhances integration within the OSS system. Under GR 28/2025, the OSS system must be adjusted to align with the new provisions, and implementing regulations are mandated to be issued within four months from its effective date of June 5, 2025. These adjustments include expanded sectoral coverage, refined licensing stages, and more detailed prerequisites such as environmental and spatial approvals. Following GR 28/2025, BKPM issued Regulation No. 5 of 2025 on Guidelines and Procedures for the Implementation of Risk-Based Business Licensing and Investment Facilities Through the Electronically Integrated Business Licensing System, effective October 2, 2025, to implement refined licensing stages, enhanced supervision, and other improvements within the OSS system.

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty. National strategic projects (Proyek Strategis Nasional (“PSNs”)) are projects of strategic importance to promote economic growth, equitable development, job creation and advancement of national development plans. Substantially all the PSNs are infrastructure projects, with only a few exceptions, such as the Free Nutritious Meal Program, as described in “Government Budget — Free Nutritious Meal Program.” A project that is designated as a national strategic project will receive more attention from the Government through the grant of additional resources and completion on an expedited timeline.

National strategic projects are regulated through presidential regulations and implemented by the central and regional governments in coordination with BPI Danantara, SOEs and the private sector, prioritizing the use of domestic components. PSNs were first introduced in 2016. The Government regularly reviews and updates the list of PSNs.

The PSN program currently comprises two groups of ongoing projects.

The first group comprises PSNs designated as such by the Coordinating Minister of Economic Affairs. This group was initially established in September 2021 under the administration of President Joko Widodo, and the project list has since been amended eight times, with the most recent amendment enacted and taking effect in September 2025. As of the September 2025 amendment, this group comprises 226 projects and 24 programs with an estimated total investment value of Rp6,491 trillion.

•

The 226 projects span 14 sectors: roads (50 PSNs), dams and irrigation (57 PSNs), industrial estates (44 PSNs), railways (13 PSNs), agriculture and plantations (2 PSNs), energy (18 PSNs), ports (15 PSNs), water and sanitation (9 PSNs), airports (7 PSNs), tourism (1 PSN), education (1 PSN), seawall (1 PSN), technology (6 PSNs) and housing (2 PSNs).

•	The 24 programs cover a variety of economic and social areas such as free nutritious meals, special economic zones, food security, electricity, smelter and poverty alleviation.

As of July 2025, 116 out of the 226 projects had been completed with realized investment vale of Rp1,796.1 trillion, and the remaining 110 projects were ongoing with about Rp3,105.8 trillion investment still in the pipeline.

The second group comprises PSNs under the 2025-2029 National Medium-Term Development Plan (“RPJMN 2025-2029”), which was enacted and published in February 2025. Under the RPJMN 2025-2029, 77 PSNs have been identified, including 47 projects carried over from the first group. The remaining 30 projects are new projects. The 77 PSNs in this second group comprise eight categories:

(i)	the Free Nutritious Meal Program (1 PSN);

(ii)	human development and culture, such as development of schools and construction of hospitals (5 PSNs);

(iii)	food self-sufficiency, such as construction and development food estate, irrigation services, fishing port and aquaculture (6 PSNs);

(iv)	water self-sufficiency, such as the giant sea wall on the north coast of Java and river dams (7 PSNs);

(v)	energy self-sufficiency, such as a hydropower plant, sugarcane-based bioethanol projects, biorefinery projects, oil refineries and urban gas networks (11 PSNs);

(vi)	downstreaming, industrialization and digital transformation, such as development of special economic zones, industrial estates, and downstream industries (35 PSNs);

(vii)	connectivity and regions, such as development of Nusantara, ports, and toll roads (9 PSNs); and

(viii)	housing and settlements, such as construction of national houses, and development of waste processing plants and Jakarta’s sewerage system (3 PSNs).

The ongoing PSNs represent long-term initiatives developed over the past decade and also include innovative programs and projects introduced under President Prabowo Subianto’s “Asta Cita” vision, which places a strong emphasis on human development. These ongoing PSNs have been fully integrated into national development planning documents and reflected in the 2026 Government Work Plan (Rencana Kerja Pemerintah).

The Government estimates that achieving its ambitious 8% economic growth rate by 2029 will require infrastructure investments totaling more than Rp10,000 trillion. This amount significantly exceeds the funding capacity of the public sector alone. As a result, the Government currently expects to pay for 40% of this cost using public sector funding (state budgets, SOEs and regional SOEs), with the balance coming private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships (“PPPs”)), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs—from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “ —Public Debt—Contingent Liabilities from Government Guarantees” below.

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for maintenance and construction of transportation-related infrastructure are insufficient, and the Government is encouraging private participation and investment in building toll roads, railways, ports and other infrastructure.

The Government has set out in the RPJMN 2025-2029 certain targets that frame the country’s future plan and development of transportation-related projects. The Government targets to reduce national logistics costs from 14.29% of GDP in 2022 to 12.50% in 2029, with supporting actions to strengthen the connectivity backbone, standardize and upgrade ports and airports, improve cold-chain and support facilities, and accelerate logistics digitalization and process integration. With respect to sectoral performance, the Government targets to, among others:

(i)	reduce travel time on main national road corridors from 1.9 hours per 100 kilometers in 2023 to 1.7 hours in 2029;

(ii)	raise container handling productivity at primary container ports from 21 box/ship/hour in 2023 to 50 in 2029 and cut the average port turnaround time from 1.8 days in 2023 to 1.2 days in 2029;

(iii)	improve on-time performance in air transportation from 72.46% in 2023 to 85% in 2029;

(iv)	expand toll roads in operation from 751 kilometers in 2023 to 5,134 kilometers in 2029; and

(v)	increase the length of railway in operation from 6,880 kilometers in 2023 to 6,985 kilometers in 2029 and the total number of trips of trains from 0.86 million in 2024 to 1.03 million in 2029.

As a result of the development of infrastructure projects, including transportation-related projects, the Government targets to raise the aggregate infrastructure stock from 43.0% of GDP in 2019 to 48.5% in 2029.

Out of the 226 projects designated as PSNs by the Coordinating Minister of Economic Affairs, 85 are transportation-related projects, including 50 for roads, 13 for railways, 15 for ports and 7 for airports. Out of the 24 programs designated as PSNs by the Coordinating Minister of Economic Affairs, four are primarily transportation-related, including development of cross-border roads and posts in Kalimantan, 58 exit toll locations in 10 provinces, superhub development in Bali, Nusa Tenggara, East Kalimantan and North Sulawesi, and toll road operation and modernization.

The RPJMN 2025-2029 has also identified 7 transportation PSNs for the period. Notable projects include the Jakarta Metropolitan MRT East-West Corridor, the Serang-Panimbang Toll Road, and the Probolinggo-Banyuwangi Toll Road. In addition, the Government has selected 20 cities for the development and enhancement of urban mass transit systems, incorporating both road-based and rail-based solutions. Sustainability remains a key emphasis, with recommendations to integrate a national roadmap for the electrification of urban public transportation into the RPJMN 2025-2029 to secure funding and guide implementation toward the national goal of electrifying 90% of urban public transport by 2030.

Phase 1 of the Jakarta Mass Rapid Transit (“MRT”) (16 kilometers, Lebak Bulus–Bundaran Hotel Indonesia) has been operational since March 2019, anchoring the city’s rail-based mass transit network. Phase 2 is projected to be 11.8 kilometers, out of which Phase 2A (Bundaran Hotel Indonesia–Kota) is under construction, with announced average progress of 49% in June 2025. In parallel, Phase 1 of the Jakarta Metropolitan MRT East-West Corridor (Tomang–Medan Satria, approximately 24.5 kilometers) is in early works, with main construction expected to commence in 2026.

Indonesia’s first high-speed railway, which connects Jakarta and Bandung, was constructed from 2016 to 2023 and commenced commercial operation in October 2023. The Government and state-owned rail stakeholders have publicly discussed potential extensions of the high-speed line toward East Java, including corridors in the direction of Semarang and/or Surabaya and further to Banyuwangi, while acknowledging that debt resolution and financing structures remain gating considerations.

Energy-related projects

The RPJMN 2025-2029 aims to guide Indonesia toward a sustainable, green economy, aligning with the long-term goal of achieving net zero emissions. Recognizing the shortfall in the previous renewable energy target — where the share of renewables in the national energy mix reached only 14% instead of the intended 23% by 2025 — the new plan places a heightened emphasis on accelerating the adoption of renewable energy sources. Under the RPJMN 2025-2029, the Government targets the total installed power generation capacity to be approximately 100 GW and the share of new and renewable energy in the national energy mix to reach 23% by 2029. This energy transition is not only viewed as an environmental imperative but also as a strategic economic opportunity to stimulate industrial growth, foster innovation, and enhance Indonesia’s global competitiveness.

Out of the 226 projects and 24 programs designated as PSNs by the Coordinating Minister of Economic Affairs, 18 energy-related projects and one energy-related program have been included. These energy-related projects primarily involve oil and gas extraction, refining, storage, and transportation, as well as coal gasification and the development of biofuels. The energy-related program concerns the development of solar power plants, hydropower plants, and other electricity infrastructure.

Eleven energy-related PSNs have been included in the RPJMN 2025-2029. Key projects encompass the Tuban Oil Refinery, the development of biofuels from methanol and ethanol in Bojonegoro, the North Hub Development Project in the Makassar Strait, the establishment of a biorefinery in Cilacap, and the expansion of the urban gas distribution networks. These projects are intended to enhance Indonesia’s energy self-sufficiency, diversify the country’s energy portfolio, and support the broader transition to cleaner energy.

Securing adequate financing for these undertakings will be challenging. The Government is prioritizing regulatory reforms and the creation of risk-sharing mechanisms to attract greater private sector and foreign investment.

For further information on Indonesia’s energy security and environmental policies, see “Land and People ⸺ Energy Security” and “Land and People — Environment.”

Telecommunications

The Government continues to narrow the digital divide between rural and urban areas through the Universal Service Obligation administered by The Telecommunication and Information Accessibility Agency (Badan Aksesibilitas Telekomunikasi dan Informasi) under the Ministry of Communication and Digital, prioritizing broadband access for non-commercial areas via public facilities such as schools, community health centers, and village and local government offices.

Under the RPJMN 2020-2024, one of the Strategic Priority Projects is information, communication and technology infrastructure to support digital transformation, to reduce the digital gap and provide fast internet services to support the digitization of the economic, social and government sectors. The RPJMN 2020-2024 also laid out the policies and target for the development and utilization of information, communication and technology infrastructure, including improving fixed and mobile broadband network coverage, increasing population served by digital broadcasting and facilitating new start-up unicorns.

Under the RPJMN 2025-2029, Indonesia’s telecommunications strategy will transition from providing basic telecommunication access to delivering “meaningful connectivity” with a focus on quality, equity, and utilization to drive economic growth. The plan targets fiber-optic reach to 90% of sub-districts, mobile-broadband population coverage of 98%, fixed-broadband service to 50% of households and internet user penetration of 87.5%, and average speeds of 100 Mbps on both fixed and mobile networks through new spectrum allocation and efficient infrastructure sharing models, alongside affordability improvements for fixed broadband. Beyond infrastructure development, the Government committed to developing a more robust digital ecosystem by prioritizing the cultivation of a skilled digital workforce, enhancing data governance via national data centers, and integrating digital technology with traditional economic sectors. The Government expects the new capital, Nusantara, to serve as a national model for advanced digital services, setting a benchmark for future smart cities in Indonesia.

Development of Nusantara

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island on the island of Kalimantan, named Nusantara. The proposed move has been authorized under Law No. 3 of 2022 on Capital City (as amended by Law No. 21 of 2023 on the Amendment of Law No. 3 of 2022 on Capital City) (“Law 3/2022”).

The development of Nusantara is planned in five phases starting in 2022 and ending in 2045, as outlined in the Government’s master plan for the development of the new capital included in Presidential Regulation No. 63 of 2022 (the “Master Plan”). According to the Master Plan, Phase I is the construction of basic infrastructure such as main roads and core public transportation infrastructure, IT, electricity, and water supply; Phase II focuses on the development of mixed-use areas to accommodate business and industrial districts, educational and tourism facilities, as well as advanced IT infrastructure and additional facilities to support the target population; Phase III focuses on the development of mass transportation infrastructure, expansion of waste and water infrastructure and businesses and industries; Phase IV focuses on the development of infrastructure and ecosystems for three cities (i.e., Nusantara, Balikpapan and Samarinda), to accelerate Kalimantan’s overall development; and Phase V, the final phase, which is targeted to be completed within the 2040-2045 period, focuses on developing mass public transport and integrated infrastructure and utilities, promoting zero carbon emissions and 100% renewable energy, fostering sustainable industrial development, and turning Nusantara into an internationally competitive city.

As of July 2025, the physical work for the basic infrastructure for the core area of Nusantara had reached approximately 95% completion. In particular, construction has been completed for a number of key facilities, including the Presidential Palace and ceremonial grounds, office buildings for various ministries and the Nusantara Capital Authority, Taman Kusuma Bangsa (a public park), certain hospitals, 36 housing units designated for ministerial positions, a piped water supply and distribution system, the Sepaku Semoi Dam, and 27 apartment towers for civil servants and security personnel. As of February 2026, construction had been completed for the Vice President’s Palace and ASN offices and residences in Phase I. ASN stands for Aparatur Sipil Negara, which refers to civil servants and government employees. ASN offices and residences refer to the government office complexes intended for central ministries and other state institutions, together with designated state housing for civil servants and security personnel, concentrated in the Core Government Area of Nusantara.

President Prabowo Subianto has directed that Nusantara be prepared to serve as the political capital from 2028, with supporting infrastructure — including buildings for the executive, legislative, and judiciary branches — completed by that time. To support this plan, the Government estimates that the total funding required for Nusantara’s development from 2025 to 2029 will amount to Rp407.6 trillion. Of this amount, a state budget of Rp48.8 trillion has been allocated for the construction of office buildings, residential facilities for the judiciary and legislative bodies, development of supporting ecosystems, and the construction of specific roads; meanwhile, the Nusantara Capital Authority is seeking additional state funding. The remaining funding needs are expected to be met through public-private partnerships, private investment, and multilateral funding sources.

The development of Nusantara is designated as a PSN under the RPJMN 2025-2029, aligning with Phase II of the Master Plan. The Government will continue the relocation of civil servants to Nusantara, and advancement of 12 fundamental sectors, including renewable energy, telecommunication networks, transportation, housing, water treatment, waste management, technological infrastructure, commercial infrastructure, health facilities, social and public facilities, educational facilities, and green industrial estates. With investments in renewable energy (e.g., a 50 MW solar power plant), green transportation (e.g., electric bus rapid transit), and digital infrastructure, the Government hopes that Nusantara will ultimately serve as a model for sustainable urban development.

On January 12, 2026, President Prabowo Subianto made his first visit as president to Nusantara to personally inspect the progress of ongoing development.

Constitutional Court Clarifies Land-Rights Granting Mechanism in Nusantara

On November 13, 2025, Indonesia’s Constitutional Court issued a decision concerning provisions in Law Number 3 of 2022 on the State Capital (as amended by Law Number 21 of 2023) relating to the mechanism for granting land rights in Nusantara. The Court clarified that land rights may not be granted upfront through consolidated multi-cycle tenures covering initial grants, extensions, and renewals in a single approval, as such an approach would limit periodic evaluation and state oversight.

Following the decision, land rights in Nusantara continue to be governed in accordance with staged granting mechanisms consistent with the national framework under the Basic Agrarian Law. In particular, the court affirmed that the right to cultivate (Hak Guna Usaha) may be granted for an aggregate period of up to 95 years and the right to build (Hak Guna Bangunan) and right to use (Hak Pakai) for up to 80 years. The court required that these rights be granted progressively, comprising an initial term followed by extensions and renewals subject to evaluation, consistent with prevailing national land-administration practices.

Affordable Housing Program

The Government has launched an affordable housing program for the construction or renovation of residential units in urban, rural, and coastal areas. The program is designated as a PSN under the RPJMN 2025-2029. The primary focus is to address the significant housing backlog and to provide decent, affordable housing for the country’s low-income population.

The program is structured to meet the diverse needs of Indonesia’s rapidly urbanizing society, as well as to support rural and coastal communities where housing deficits and substandard living conditions are acute. In urban areas, the initiative emphasizes the development of vertical housing, to maximize land use and improve access to employment and public services. In rural and coastal regions, the program leverages local contractors, MSMEs, cooperatives, and village-owned enterprises to construct homes that are adapted to local conditions and cultural wisdom, thereby fostering community participation and job creation.

To ensure affordability, the Government is implementing a range of financing schemes, including (i) the Low Income Subsidized Mortgage Program (Fasilitas Likuiditas Pembiayaan Perumahan), which provides interest subsidies and financial support and (ii) the Public Housing Savings (Tabungan Perumahan Rakyat) program, a mandatory housing savings program for the country’s private sector and SOE employees and armed forces and police personnel.

Foreign Investment

Foreign investment in Indonesia is primarily governed under Law No.25 of 2007 on Capital Investment (as partially amended by Law on Job Creation) (the “2007 Investment Law”). Pursuant to 2007 Investment Law, the Government has enacted a list of among others (i) sectors that are restricted for any investment and (ii) sectors that are open for investment with certain requirements (e.g. maximum foreign ownership or limited to certain locations) by issuing a presidential regulation. Any sector that is not included in the list is open for foreign investment without restriction.

As part of the implementing regulations to the Law on Job Creation, in 2021, the government enacted a new investment list. The new investment list notably reduces a considerable number of sectors that are open for investment with certain requirements, from previously 350 sectors to 37 sectors. Sectors that are not listed are generally fully open for any investment (domestic or foreign investment) without any ownership restriction/limitation.

In June 2025, the Government issued GR 28/2025 to further refine the risk-based licensing architecture administered through the OSS system. As part of its ease of doing business initiative, the Government, among other things, consolidated supervision within the OSS system and changed the applicable licensing policy from a “pre-approval” regime to a “post evaluation” regime. These initiatives are also applicable to foreign investments.

The 2007 Investment Law and implementing regulations provide certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Examples of tax incentives to attract foreign investment include import duty exemption on machinery, equipment, raw materials, and strategic goods, and VAT exemption on domestic purchases of production machinery. Additionally, tax holidays or reductions are available to businesses operating in peer industries (i.e., an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy), or located in special economic zones or the new national capital of Nusantara, provided that the criteria under the specific tax schemes are satisfied. Moreover, the Government also provides super tax deduction for research and development activities and vocational training activities. See “Government Budget — Government Finances — Tax Incentive Policies” for more information on tax incentives. During the period from 2020 to May 2025, the Government attracted realized investment of approximately Rp441 trillion through tax holiday and approximately Rp34 trillion through tax allowance. Tax expenditure for investment incentives (tax holiday and tax allowance) in 2025 is estimated to be Rp7.1 trillion.

The Government has also taken other measures to attract more foreign investment, including acceleration of licensing process, provision of financing facilities by Indonesia Eximbank to exporters, establishment of special economic zones and bonded areas, and signing of tax treaties and trade agreements. See “Foreign Trade and Balance of Payments — Membership in International and Regional Free Trade Agreements” for more information on Indonesia’s trade agreements.

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal) (“BKPM”) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	20,566	22,873	20,090	22,595	19,968
Debt instrument	647	1,829	1,453	1,681	2,045

Total direct investments	21,213	24,702	21,543	24,275	22,013
Portfolio investments:
Equity securities	3,131	671	265	(1,032)	(1,589)
Debt securities	3,732	(7,256)	4,840	13,267	(5,233)

Total portfolio investments	6,863	(6,585)	5,104	12,235	(6,822)
Financial derivatives	(1,143)	(1,286)	(856)	(965)	(2,101)
Other investments	(726)	242	4,370	9,518	7,456

Total foreign investment	26,207	17,073	30,161	45,063	20,546

Source: Bank Indonesia

P	Preliminary.

The January 2026 MSCI announcement (as described in “Financial System—Capital Markets and Capital Markets Regulation”) and other events have contributed to volatility in foreign portfolio flows. The Government continues to welcome foreign investment and is advancing targeted reforms to enhance transparency and confidence in the equity market.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Equity capital(1)	20,566	22,873	20,090	22,595	19,968
Debt instruments:
Inflow	42,607	47,064	44,407	48,080	46,523
Outflow	(41,960)	(45,236)	(42,954)	(46,400)	(44,477)
Total debt instruments	647	1,829	1,453	1,681	2,045

Total direct investments	21,213	24,702	21,543	24,275	22,013

Memorandum
Direct investment in Indonesia(2)	21,131	25,390	21,497	24,819	21,435

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
North America	1,751	2,062	830	705	1,699
USA	1,691	2,060	747	639	1,749
Canada	38	2	81	64	(51)
Other North America(2)	22	1	2	2	2
Central and South America	(70)	(606)	2,075	699	1,253
Argentina	0	0	0	0	(0)
Brazil	18	(22)	0	0	(0)
Mexico	1	2	(3)	3	2
Cayman Islands	(7)	(380)	(48)	(359)	71
Other Central and South America	(81)	(206)	2,127	1,055	1,181
Europe	1,037	1,773	1,923	1,930	2,456
European Union	279	433	2,616	626	1,070
Austria	(40)	135	101	364	179
Belgium	96	3	56	302	(163)
Denmark	(15)	2	(6)	0	(2)
Finland	1	86	(26)	(38)	(6)
France	38	224	45	16	185
Germany	9	18	2,144	75	21
Greece	0	0	0	0	3
Ireland	38	16	35	(29)	(21)
Italy	(406)	(351)	(339)	(135)	9
Luxembourg	(1)	24	380	133	(93)
Netherlands	397	272	194	(69)	588
Portugal	0	0	0	0	310
Spain	20	(7)	2	6	(13)
Sweden	142	9	25	(3)	7
Other European Union	0	2	5	5	67
United Kingdom	719	1,209	(798)	823	730
Russia	0	1	1	2	(0)
Turkey	4	3	25	8	6
Other Europe	34	126	78	472	650
Asia	18,668	21,733	15,444	21,150	14,792
Japan	1,961	1,795	1,011	1,628	199
People’s Republic of China	5,076	3,511	1,530	2,637	2,715
South Korea	770	1,829	1,966	1,154	1,102
India	227	521	85	(5)	82
Hong Kong SAR	3,118	2,395	3,471	3,217	4,961
Taiwan	109	796	5	104	152
Saudi Arabia	2	(0)	2	1	(6)
ASEAN	7,404	10,747	6,592	12,175	6,043
Brunei Darussalam	0	1	0	0	(16)
Cambodia	1	3	1	2	(123)
Lao PDR	—	—	0	0	(9)
Malaysia	(26)	995	551	(190)	127
Myanmar	0	(1)	0	0	(0)
Philippines	5	104	13	87	62
Singapore	5,343	9,769	5,412	11,596	6,285
Thailand	2,077	(127)	611	653	(397)
Vietnam	3	2	3	27	114
Other Asia	3	139	782	239	(456)
Australia and Oceania	119	356	572	109	380
Australia	118	353	572	107	284
New Zealand	2	2	(6)	2	(0)
Other Australia and Oceania	(2)	0	7	1	96
Africa	(24)	(7)	606	12	666
South Africa	0	1	(1)	1	2
Other Africa	(23)	(8)	607	12	664
Others	(351)	79	47	213	188

Total	21,131	25,390	21,497	24,819	21,435

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

In the middle of rapid transmission of the highly virulent Delta variant, net foreign direct investment amassed a higher U.S.$21.2 billion surpluses in 2021 compared to U.S.$19.2 billion in 2020, primarily stemming from a higher net inflow of equity capital. Debt instruments also recorded a net inflow, reversing deficit in the previous year. A higher net inflow on equity capital was primarily driven in part by foreign capital investment in domestic courier companies, mining, manufacturing and financial intermediaries. The manufacturing sector dominated foreign direct investment inflows in 2021, followed by transportation, storage and communication, and mining and quarrying sectors. Meanwhile, emerging Asia (including China) and ASEAN were the major contributors to the foreign direct investment inflows in 2021.

Foreign direct investment maintained a surplus totaling U.S.$24.7 billion in 2022, primarily in the form of equity capital, representing an increase of 16.4% from a U.S.$21.2 billion in 2021. The increase was primarily due to increases of investment in manufacturing, transportation, storage, and communication, as well as construction, which are in line with the Government’s reform measures to develop downstream processing industries and to upgrade industrial capabilities to increase the added value of exports. With respect to country of origin, the increase was primarily due to increases of investment from Singapore, Malaysia and South Korea. The manufacturing, transportation, storage, and communication, financial intermediaries and trade sectors were the main contributors to net foreign direct investment inflows in 2022. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment maintained a surplus totaling U.S.$21.5 billion in 2023, primarily in the form of equity capital, representing a decrease of 12.8% from a U.S.$24.7 billion surplus in 2022. The decrease was primarily due to decreases of investment in transportation, storage and communication as well as financial intermediaries, partially offset by increases of investment in manufacturing. With respect to country of origin, the decrease was primarily due to decreases of investment from Singapore, the United Kingdom and the People’s Republic of China, partially offset by increases of investment from Germany, Hong Kong SAR and Thailand.

The manufacturing, transportation, storage, and communication, as well as trade sectors were the main contributors to net foreign direct investment inflows in 2023. With respect to country of origin, investors from Asian emerging markets (including the People’s Republic of China) were the main contributors to net foreign direct investment inflows, followed by ASEAN countries.

Foreign direct investment recorded a surplus totalling U.S.$24.3 billion in 2024, primarily in the form of equity capital, representing a 12.7% increase from a U.S.$21.5 billion surplus in 2023. The increase was primarily due to higher investment in health and social work, trade, and mining and quarrying, partially offset by lower investment in real estate and manufacturing. With respect to the country of origin, increased investment from Singapore and the United Kingdom was the main driver of the higher foreign direct investment in 2024.

The manufacturing, trade as well as health and social work sectors were the main contributors to net foreign direct investment inflows in 2024. With respect to country of origin, investors from Singapore were the main contributors to net foreign direct investment inflows, followed by those from Hong Kong SAR, the People’s Republic of China, South Korea and Japan.

Foreign direct investment recorded a surplus of U.S.$22.0 billion in 2025, primarily in the form of equity capital. This amount represents a 9.3% decrease from the U.S.$24.3 billion surplus recorded in 2024. The decline was primarily attributable to the sectors of health and social works; financial intermediation; and electricity, gas and water supply. By country of origin, the decrease in foreign direct investment was largely driven by lower investments from Singapore and Japan.

The sectors of manufacturing; wholesale and retail trade, repair of motor vehicles, motorcycles, and personal and household goods; and mining and quarrying were the main contributors to net foreign direct investment inflows in 2025. With respect to country of origin, investment from Singapore was the largest contributor to the net foreign direct investment inflows, followed by investments from Hong Kong SAR and People’s Republic of China.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Equity securities:
Inflow	59,114	76,604	60,362	77,752	91,133
Outflow	(55,983)	(75,933)	(60,097)	(78,784)	(92,721)
Net equity securities	3,131	671	265	(1,032)	(1,589)
Debt securities (net)	3,732	(7,256)	4,840	13,267	(5,233)

Total portfolio investments	6,863	(6,585)	5,104	12,235	(6,822)

Source: Bank Indonesia

P	Preliminary.

In 2021, portfolio investment recorded a net inflow of U.S.$6.9 billion, higher than the net inflow of U.S.$4.6 billion in 2020, predominantly driven by a larger net inflow in the first half of 2021. For the year, the stronger performance of the stock market bolstered portfolio investment inflow in line with the accelerated domestic economic growth achieved in 2021, thus maintaining non-resident investor confidence in the Indonesian economic outlook.

In 2022, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.6 billion, compared to a net inflow of U.S.$6.9 billion in 2021. The increasing global financial market uncertainty triggered the rebalancing of domestic government securities (Surat Berharga Negara (“SBN”)) to other instruments, thus reducing the portion of non-resident holdings of domestic SBN. Capital inflows to the stock market remained positive, though lower than the previous year.

In 2023, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$5.1 billion, compared to the net outflow of U.S.$6.6 billion in 2022. The net inflow comprise predominantly long-term instruments such as SBN denominated in Rupiah, as well as the newly introduced instrument Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia (“SRBI”)).

In 2024, foreign capital flows in the form of portfolio investments in Indonesia recorded a net inflow of U.S.$12.2 billion, compared to the net inflow of U.S.$5.1 billion in 2023. The net inflow was mainly driven by foreign capital inflow in the form of SRBI and Government securities issued in international markets.

In 2025, foreign capital flows in the form of portfolio investments in Indonesia recorded a net outflow of U.S.$6.8 billion, reversing the net inflow of U.S.$12.2 billion in 2024. The net outflow was mainly driven by net foreign capital outflow in the form of SRBI and lower net foreign capital inflow in the form of government debt securities.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	1,409	3,704	1,526	5,938	3,108
Debt repayments	(4,489)	(2,844)	(5,145)	(3,651)	(5,726)

Total bank sector	(3,080)	860	(3,619)	2,287	(2,618)
Corporate sector:
Disbursements	15,141	19,972	18,435	15,070	17,208
Debt repayments	(20,307)	(22,628)	(17,088)	(16,194)	(16,736)

Total corporate sector	(5,167)	(2,656)	1,347	(1,124)	473
Other (net)(1)	7,521	2,039	6,642	8,355	9,601

Total other investments	(726)	242	4,370	9,518	7,456

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, SDR allocations, and other liabilities of private sector and public sector.

In 2021, other foreign investments fell to a deficit of U.S.$0.7 billion from a surplus of U.S.$2.3 billion in 2020. The deficit was primarily due to net payments of foreign loans by both the public and private sectors (banking and corporate sector).

In 2022, other foreign investments increased to a surplus of U.S.$0.2 billion from a deficit of U.S.$0.7 billion in 2021. The surplus in 2022 is primarily due to net drawings of foreign loans by the government and banking sector.

In 2023, other foreign investments increased to a surplus of U.S.$4.4 billion from a surplus of U.S.$0.2 billion in 2022. The increase is primarily attributable to net drawings of foreign loans by the government and corporate sector.

In 2024, other foreign investments increased to a surplus of U.S.$9.5 billion from a surplus of U.S.$4.4 billion in 2023. The surplus is primarily due to net drawings of foreign loans by the Government and the banking sector.

In 2025, other foreign investments surplus decreased to U.S.$7.5 billion from U.S.$9.5 billion in 2024. The decrease was primarily attributable to higher net loan repayments in the banking sector.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. In July 2021, the Government established the Ministry of Investment (Kementerian Investasi). In November 2024, the Government renamed and expanded it as the Ministry of Investment and Downstreaming (Kementerian Investasi dan Hilirisasi) and also re-organized BKPM and confirmed that the Head of BKPM is held by the Minister of Investment and Downstreaming, aligning the ministry and the non-ministerial agency under one leadership structure. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, foreign direct investment licensing is administered through the OSS system, under which licensing requirements depend on the business activity’s risk level and sectoral regulations; many activities require only a business identification number and fulfillment or verification of standards rather than a standalone prior “approval” from BKPM. Applications and licensing are processed in accordance with GR 28/2025 on risk-based business licensing and BKPM Regulation No. 5 of 2025, with additional technical criteria applied by the relevant sectoral ministry or agency.

BKPM and sectoral ministries consider the current Positive Investment List set out in Presidential Regulation No. 10 of 2021 on Investment Business Fields, as amended by Presidential Regulation No. 49 of 2021, which identifies business fields closed to investment and those open subject to conditions, including foreign ownership limits. Sector-specific criteria promulgated by competent ministries also apply. Upon securing a business identification number and any required business licenses, a foreign investor may complete the investment.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	951	1,789	1,946	1,827	1,083
Forestry	41	99	96	86	112
Fishery	17	32	26	218	29
Mining	3,817	5,145	4,715	5,188	4,743

Total Primary Sector	4,826	7,065	6,782	7,319	5,967

Secondary sector:
Food Industry	2,337	2,425	2,263	3,463	2,274
Textile Industry	312	658	458	948	689
Leather Goods & Footwear Industry	486	630	782	904	1,512
Wood Industry	68	243	158	144	175
Paper and Printing Industry	953	1,630	3,431	4,777	3,112
Chemical and Pharmaceutical Industry	1,657	4,506	4,805	4,126	3,849
Rubber and Plastic Industry	262	363	576	927	1,290
Non Metallic Mineral Industry	327	537	523	1,142	998
Metal, Industry not Machinery & Electronic Industry	6,974	10,961	11,787	13,557	14,650
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	679	789	1,478	2,089	2,279
Motor Vehicles & Other Transport Equipment Industry	1,502	1,522	2,046	2,503	2,258
Other Industry	246	415	382	552	741

Total Secondary Sector	15,804	24,679	28,690	35,131	33,825

Tertiary sector:
Electricity, Gas & Water Supply	2,939	3,763	2,742	2,469	2,778
Construction	93	165	282	767	454
Trade & Repair	464	737	944	2,007	1,981
Hotel & Restaurant	432	498	811	944	978
Transportation, Storage & Communication	3,159	4,125	5,615	4,654	3,277
Housing, Ind. Estate & Office Building	2,186	3,015	2,575	3,090	2,547
Other Services	1,190	1,558	1,827	3,632	4,496

Total Tertiary Sector	10,463	13,861	14,795	17,564	16,511

Total	31,093	45,605	50,268	60,014	56,303

Source: BKPM, BPS

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	29,375	38,879	42,912	45,502	49,857
Forestry	6,863	8,603	23,032	33,464	17,684
Fishery	1,012	1,214	2,507	1,816	2,650
Mining	25,517	62,522	86,689	106,859	123,765

Total Primary Sector	62,767	111,217	155,140	187,640	193,955

Secondary sector:
Food Industry	26,518	54,937	54,828	65,941	73,659
Textile Industry	1,972	5,615	7,950	7,218	92,061
Leather Goods & Footwear Industry	700	484	1,641	1,644	16,464
Wood Industry	1,144	3,588	4,611	4,713	3,610
Paper and Printing Industry	7,833	9,508	9,295	9,003	22,177
Chemical and Pharmaceutical Industry	23,364	28,905	33,870	35,916	53,287
Rubber and Plastic Industry	7,803	7,370	9,256	8,693	11,801
Non Metallic Mineral Industry	6,522	6,368	7,770	8,045	9,053
Metal Industry not Machinery & Electronic Industry	15,656	13,950	25,886	35,088	27,641
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	535	3,693	4,263	4,934	7,133
Motor Vehicles & Other Transport Equipment Industry	1,459	2,425	6,173	8,190	15,597
Other Industry	1,192	6,721	6,114	4,910	4,858

Total Secondary Sector	94,699	143,564	171,657	194,293	239,667

Tertiary sector:
Electricity, Gas & Water Supply	38,728	32,107	37,585	46,312	50,561
Construction	39,569	33,847	32,813	33,399	55,302
Trade & Repair	22,432	31,051	48,558	65,300	92,907
Hotel & Restaurant	17,819	21,579	23,363	24,138	41,147
Transportation, Storage & Communication	61,242	75,138	76,659	120,083	158,575
Housing, Ind. Estate & Office Building	85,498	66,168	77,099	76,517	99,630
Other Services	24,310	38,097	52,048	66,337	98,569

Total Tertiary Sector	289,598	297,987	348,126	432,085	596,692

Total	447,064	552,769	674,923	814,018	1,030,314

Source: BKPM, BPS

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into eight free trade agreements, namely: the ASEAN Trade in Goods Agreement, the ASEAN-China Free Trade Agreement, the ASEAN-Korea Free Trade Agreement, the ASEAN-Japan Comprehensive Economic Partnership, the ASEAN-India Free Trade Agreement, the ASEAN-Australia and New Zealand Free Trade Agreement, the ASEAN-Hong Kong, China Free Trade Agreement, and the Regional Comprehensive Economic Partnership.

Indonesia has entered into and implemented nine bilateral trade agreements and three multilateral trade agreements: the Indonesia-Japan Economic Partnership Agreement, the Indonesia-Pakistan Preferential Trade Agreement, the Indonesia-Chile Comprehensive Economic Partnership, the Indonesia-Australia Comprehensive Economic Partnership Agreement, the Indonesia-Korea Comprehensive Economic Partnership Agreement, the Indonesia-United Arab Emirates Comprehensive Economic Partnership Agreement, the Indonesia-Mozambique Preferential Trade Agreement, the Indonesia-Palestina MOU on Trade Facilitation for Certain Products, the Indonesia-Iran Preferential Trade Agreement, the Indonesia-EFTA Comprehensive Economic Partnership Agreement, the Preferential Trade Agreement Among Developing Eight, and the Indonesia-European Free Trade Association Comprehensive Economic Partnership Agreement. These free trade agreements cover three core areas, namely: trade in goods, trade in services and investments.

In September 2025, Indonesia and Canada signed the Indonesia–Canada Comprehensive Economic Partnership Agreement, and the agreement will enter into force following completion of each party’s internal procedures. Also in September 2025, Indonesia and the European Union concluded negotiation on the Comprehensive Economic Partnership Agreement, as described in “Free Trade Agreement between Indonesia and the European Union.” In February 2026, Indonesia and the United States finalized a bilateral Agreement on Reciprocal Trade, as described in “U.S.-Indonesia Agreement on Reciprocal Trade.”

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-Bangladesh Preferential Trade Agreement, the Indonesia-Peru Comprehensive Economic Partnership Agreement, the Indonesia-Eurasian Economic Union Free Trade Agreement, the Indonesia-Tunisia Preferential Trade Agreement, the Indonesia-Gulf Cooperation Council Free Trade Agreement, the Indonesia-Türkiye Comprehensive Economic Partnership Agreement and the Indonesia-Sri Lanka Preferential Trade Agreement.

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under its various international and regional free trade agreements.

U.S.-Indonesia Agreement on Reciprocal Trade

On February 19, 2026, the United States and Indonesia finalized the Agreement on Reciprocal Trade. Under the agreement, the United States will apply a reciprocal tariff rate of 19% on most originating goods of Indonesia (in addition to the applicable MFN rate), except for certain identified products that will enter at a zero reciprocal tariff rate. The United States has committed to establish a mechanism that will allow a to-be-specified volume of certain textile and apparel goods from Indonesia to enter at a zero reciprocal tariff rate, with the volume determined in relation to the quantity of U.S. exports of textiles produced from American cotton and man-made fiber textile inputs.

Under the agreement, Indonesia has committed, among other things, to: (i) eliminate tariff barriers on over 99% of U.S.-origin goods across all sectors; (ii) address non-tariff barriers by exempting U.S. companies and U.S.-origin goods from local content requirements, accepting U.S. federal motor vehicle safety and emission standards, accepting FDA standards for medical devices and pharmaceuticals, removing burdensome certification and labeling requirements, eliminating pre-shipment inspection requirements, and resolving intellectual property issues; (iii) address and eliminate barriers affecting U.S. agricultural products (including by exempting U.S. food and agricultural products from all import licensing regimes) and digital trade; (iv) remove restrictions on exports to the United States for all industrial commodities, including critical minerals; and (v) adopt and implement a forced-labor import ban and remove provisions from its labor laws that restrict workers and unions from fully exercising freedom of association and collective bargaining rights.

Implementation of the agreement remains subject to the parties’ completion of their respective domestic legal procedures. The agreement will enter into force 90 days after the exchange of written notifications certifying completion of those procedures, or on such other date as the parties may agree. On February 19, 2026, the Presidents of the United States and Indonesia signed a joint statement confirming their strong commitment to implementing the agreement and instructed their relevant ministers and secretaries to take further steps toward that end.

Separately, U.S. and Indonesian companies signed commercial agreements valued at approximately U.S.$33 billion, including purchases of approximately U.S.$15 billion in U.S. energy commodities, U.S.$13.5 billion in commercial aircraft and aviation-related goods and services (including from Boeing), and over U.S.$4.5 billion in U.S. agricultural products.

On February 20, 2026, the U.S. Supreme Court held that the International Emergency Economic Powers Act does not authorize the U.S. President to impose tariffs. On the same day, the U.S. Trade Representative announced the imposition of a temporary 10% surcharge on imports pursuant to Section 122 of the Trade Act of 1974 and other measures under alternative statutory authorities. The implications of these developments for existing and prospective U.S. duties on goods of Indonesian origin, and for the entry into force and implementation of the Agreement on Reciprocal Trade, remain subject to subsequent developments.

The Government continues to monitor relevant developments. The evolving U.S. trade policy landscape, including shifts in the legal authorities under which tariffs may be imposed and the potential for further changes in applicable tariff rates, creates uncertainty for Indonesia’s export-oriented sectors. The ultimate impact on Indonesia’s trade flows will depend on subsequent regulatory and legislative actions in Indonesia and the United States and the timing and terms of implementation of the Agreement on Reciprocal Trade.

Free Trade Agreement between Indonesia and the European Union

On September 23, 2025, the Republic and the European Union concluded negotiations on a free trade agreement known as the Comprehensive Economic Partnership Agreement (the “CEPA”), and a parallel investment protection agreement known as the EU-Indonesia Investment Protection Agreement (the “IPA”). The CEPA is intended to eliminate tariffs on more than 98% of tariff lines and nearly 100% of trade value, to be liberalized over time. It is also intended to establish modern, comprehensive rules covering, among others, goods, services and investment, digital trade, government procurement, intellectual property, subsidies and state-owned enterprises, trade and sustainable development, and dispute settlement with institutional cooperation. The IPA is intended to provide modern and rules-based investor protections, including safeguards against unlawful expropriation, non-discrimination, and fair and equitable treatment, while affirming each side’s right to regulate for legitimate public policy objectives.

Exports and Imports

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	13,201	17,039	14,840	15,029	11,993	2,090	1,737
Non-oil and gas exports (f.o.b.)	219,635	275,499	242,841	248,062	268,442	41,054	42,318

Total exports (f.o.b.)	232,835	292,538	257,681	263,091	280,435	43,144	44,054
Total imports (c.i.f.)	(198,800)	(241,716)	(222,292)	(235,198)	(242,500)	(37,061)	(42,199)
Balance of trade	34,035	50,822	35,389	27,892	37,935	6,083	1,856

Source: Bank Indonesia

P	Preliminary.

In 2021, Indonesia recorded a trade surplus of U.S.$34.0 billion, which increased from the U.S.$21.3 billion surplus recorded in 2020. The higher trade surplus was caused by a 42.5% increase in exports, which was higher than the 39.9% increase in imports, each compared to the previous year. Exports expanded at a higher rate compared to 2020, given stronger demand and higher export prices in 2021, which is in line with the global economic recovery. Increasing prices of Indonesia’s major commodities such as coal and palm oil has boosted exports throughout 2021.

In 2022, Indonesia recorded a trade surplus of U.S.$50.8 billion, which increased by 49.3% from the U.S.$34.0 billion surplus in 2021. The higher trade surplus was caused by a 25.6% year-on-year increase in exports, which was higher than the 21.6% year-on-year increase in imports (c.i.f). The improvement of export performance was mainly due to persistently high international commodity prices and robust demand for Indonesian major commodities. Consistent with stronger exports, imports also experienced an uptick compared to 2021 as the domestic economy continues to recover.

In 2023, Indonesia recorded a trade surplus of U.S.$35.4 billion, which decreased by 30.4% from the U.S.$50.8 billion surplus in 2022. The lower trade surplus was mainly due to a 11.9% decrease in exports primarily due to softening demand from Indonesia’s major trading partners for its main non-oil and gas export commodities as well as decreasing commodity prices. In addition, imports (c.i.f) decreased by 8.0%, in line with export performance.

In 2024, Indonesia recorded a trade surplus of U.S.$27.9 billion, which decreased by 21.2% from the U.S.$35.4 billion surplus in 2023. The lower trade surplus was primarily driven by a 5.8% year-on-year increase in imports in line with solid domestic demand. Meanwhile, exports grew by 2.1% year-on-year, supported by higher international commodity prices.

In 2025, Indonesia recorded a trade surplus of U.S.$37.9 billion, which increased by 36.0% from the U.S.$27.9 billion surplus in 2024. The higher surplus was driven by a 6.6% year-on-year increase in exports, supported by strong demand for Indonesia’s export commodities. This increase was partially offset by a 3.1% year-on-year increase in imports.

In the first two months of 2026, Indonesia recorded a trade surplus of U.S.$1.9 billion, which decreased by 69.5% from the U.S.$6.1 billion surplus in the first two months of 2025. The narrowing surplus was primarily driven by a 13.9% year-on-year increase in imports (c.i.f) in line with solid domestic demand. Meanwhile, exports grew modestly by 2.1% year-on-year, amid subdued global demand and ongoing disruptions in global supply chains.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022R	2023R	2024R	2025P	2025P	2026P

	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	219,362	275,906	242,853	250,652	269,841	41,188	42,351
Oil and gas exports	12,248	15,998	15,922	15,877	13,068	2,185	1,972

Total exports	231,610	291,904	258,774	266,529	282,909	43,373	44,323

Imports:
Non-oil and gas imports	170,661	197,031	186,056	198,923	209,088	31,435	36,932
Oil and gas imports	25,529	40,416	35,830	36,277	32,769	5,350	5,163

Total imports	196,190	237,447	221,886	235,200	241,857	36,785	42,095

Source: BPS.

P	Preliminary.
R	Revised.

Government Regulation of Export Proceeds

The Government Regulation Number 36 Year 2023 on Foreign Exchange Export Earnings from the Business, Management and/or Processing of Natural Resources, effective August 1, 2023, was amended by Government Regulation Number 8 Year 2025, effective March 1, 2025 (together, “GR 36/2023, as amended”). Under GR 36/2023, as amended, all export proceeds from mining (excluding oil and gas), plantation, forestry, and fisheries products with export values of at least US$250,000 must be deposited in special accounts at the Indonesian Export Finance Agency (currently Indonesia Eximbank) or a licensed foreign-exchange bank and retained in the Indonesian banking system for at least 12 months from the date of deposit.

Export proceeds from oil and gas products are subject to a different rule mandating that at least 30% of such proceeds must remain in the Indonesian banking system for a minimum of three months following their deposit into special accounts at Indonesia Eximbank or a licensed foreign-exchange bank.

Exporters are permitted to utilize the export proceed held in these special accounts as collateral for Rupiah-denominated bank loans or credit facilities from Indonesia Eximbank or a licensed foreign-exchange bank, or for such other purpose as may be approved by Bank Indonesia.

Ban on Raw Material Exports

The Government has banned exports of bauxite ore since June 2023, as part of the downstreaming policy to encourage the domestic processing of raw materials and reduce its reliance on imports of processed materials, alongside the existing ban on nickel ore exports that has been in force since January 2020. The Government has also banned exports of copper concentrate since June 2023, with an exemption for Freeport Indonesia and Amman Mineral Nusa Tenggara to continue such exports until May 2024. The Government issued a six-month permit in March 2025 for Freeport Indonesia to export copper concentrate while its Gresik smelter was repaired and a six-month permit in October 2025 for Amman Mineral to export up to a specified volume of copper concentrate.

Temporary Ban on Palm Oil and Other Products

On April 28, 2022, the Government implemented a temporary ban on export of Indonesian (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil, to the global market. The policy was aimed at maintaining the domestic stock and reducing the scarcity of palm-based cooking oil in the domestic Indonesian market. As a result, the Government has stabilized the stock and lower the palm-based cooking oil price in the domestic market. In May 2022, the Government revoked the ban and permitted the export of (i) crude palm oil, (ii) bleached and deodorized palm oil, (iii) refined, bleached, and deodorized palm olein, and (iv) used cooking oil.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
General merchandise	231,316,430	291,510,626	256,832,315	262,028,545	278,252,284	42,934,516	44,052,782
Agricultural products
Coffee bean	848,285	1,137,939	915,636	1,623,533	2,498,935	353,589	228,514
Medicinal herb, aromatic and spice plant	759,231	608,628	467,475	427,439	647,695	73,827	81,111
Bird nest	504,261	590,240	633,094	551,871	490,305	93,125	83,068
Seasonal fruit	403,175	307,306	334,262	582,811	765,974	178,094	85,715
Other non-timber forest product	417,705	486,813	620,760	546,823	628,162	102,386	110,763
Seaweed and other algae	233,454	402,636	279,744	188,480	178,362	26,019	20,732
Fresh / chilled fish	132,366	127,674	120,682	143,797	167,418	27,620	27,829
Clove	94,308	54,624	95,171	319,431	217,704	53,272	25,056
Vegetables	85,664	98,713	134,958	218,184	254,706	14,417	7,372
White pepper	96,736	80,549	63,953	123,096	129,728	28,152	25,688
Tobacco	73,901	106,321	86,675	104,337	79,279	7,210	6,396
Cocoa bean	55,362	62,865	46,595	80,605	71,050	14,570	7,958
Shrimp and prawn	72,453	43,451	43,236	104,673	97,291	22,276	8,695
Rubber latex	68,490	68,003	54,726	56,924	59,925	8,038	9,112
Crab	62,540	58,564	62,662	98,760	111,372	25,523	22,881
Other agricultural products	1,058,791	1,130,610	1,142,271	1,251,197	1,210,263	209,716	204,657

Total Agricultural products	4,966,721	5,364,936	5,101,900	6,421,960	7,608,169	1,237,832	955,546

Manufacturing products
Palm oils	28,474,899	29,628,992	23,965,276	21,528,367	27,053,815	4,025,538	5,207,087
Iron/steel	21,471,317	28,465,009	27,599,169	27,147,960	28,648,411	4,292,061	4,319,023
Clothing and apparel of textile fabrics	7,029,237	8,074,099	6,801,682	7,136,576	7,320,483	1,273,353	1,249,254
Electrical equipment	6,439,195	8,329,344	7,706,789	8,636,187	10,068,707	1,488,271	1,495,133
Organic chemicals derived from agricultural products	7,023,263	8,414,275	6,233,256	6,787,146	9,662,318	1,513,382	1,627,503
Motor vehicle, four-wheel drive and more	3,806,332	6,183,459	6,843,321	6,690,545	7,154,420	985,522	1,319,440
Sport shoes	4,233,622	5,062,107	3,858,898	4,081,849	4,206,059	658,306	649,843
Crumb rubber	3,844,833	3,452,591	2,416,047	2,816,113	2,892,403	559,624	380,216
Pulp	3,283,505	3,698,451	3,486,523	3,566,604	3,604,089	599,759	524,795
Jewellery and precious articles	2,585,091	3,819,429	5,606,891	5,530,474	9,135,877	1,548,229	1,171,198
Nickel	1,271,688	5,968,877	6,806,140	7,983,095	9,724,936	1,268,112	1,981,618
Copper	3,049,936	2,787,315	2,285,775	3,470,968	3,984,398	577,407	551,146
Other papers	2,081,467	2,480,548	2,409,737	2,190,766	2,150,026	356,017	366,555
Spare parts for four or more wheeled vehicles	2,206,414	2,281,060	2,317,038	2,384,534	2,429,191	381,075	425,709
Machines for general purposes	1,999,141	2,183,884	1,887,282	2,148,806	2,258,288	472,627	449,462
Tin	2,448,056	2,387,742	1,783,633	1,432,440	1,783,300	163,017	308,136
Soap and household cleaning agents	1,958,853	2,216,268	1,925,666	1,988,552	2,459,694	353,123	435,660
Other telecommunications equipment	1,635,724	2,299,968	3,020,326	2,488,947	2,749,132	349,546	540,877
Outer and inner tires	1,753,688	1,873,655	1,814,950	1,632,083	1,638,757	268,929	287,493
Wooden furniture	1,994,280	1,933,083	1,455,492	1,495,017	1,420,180	268,982	240,437
Fertilizers	1,761,467	2,843,723	1,426,122	1,169,930	1,402,083	186,381	140,073
Computer equipment	1,705,354	1,831,430	1,576,249	1,591,486	1,939,010	239,405	317,993
Organic chemicals derived from oil	2,358,458	1,159,584	762,107	886,262	1,100,243	132,477	195,347
Plywood	1,927,685	1,813,088	1,291,706	1,342,836	1,355,258	225,372	169,620
Spun yarn	1,796,310	1,405,893	1,068,095	922,259	851,914	147,023	147,922
Tanks and other armoured fighting vehicles and parts of such vehicles	1,608,379	1,599,826	1,286,171	1,223,092	1,643,903	244,759	328,050
Televisions and television equipment	1,920,584	1,891,876	1,362,151	1,440,426	1,444,750	221,731	211,804
Frozen shrimp and prawn	1,535,044	1,459,273	1,115,072	1,085,577	1,215,959	197,494	200,622

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
Semiconductors and other electronic components	1,425,378	1,735,144	1,870,186	2,246,351	4,973,895	548,832	786,198
Margarine	1,635,103	1,968,603	1,773,741	1,949,832	2,751,815	387,346	464,847
Oil-cake and solid residues	1,328,493	2,239,044	2,259,348	1,724,298	678,347	125,731	139,860
Machines for special purposes	1,347,494	1,591,423	1,419,386	1,376,251	1,451,289	207,646	262,717
Artificial resin (synthetic resin) and raw materials	1,323,366	1,274,782	1,294,712	1,260,701	1,168,989	197,692	170,134
Other organic chemicals	1,238,675	1,659,338	1,233,910	1,239,541	1,598,553	228,537	292,708
Oil products(1)	1,899,971	4,303,720	3,487,770	3,483,682	2,448,399	481,385	370,518
Liquefied Petroleum Gas(1)	4,185	26,092	143,213	399	40,312	67	14,598
Other manufacture products	42,118,094	46,454,344	43,669,758	52,056,520	57,054,048	9,394,477	9,171,510

Total Manufacturing products	175,524,581	206,797,341	187,263,589	196,136,473	223,463,250	34,569,237	36,915,106

Mining products
Coal	26,538,367	46,671,824	34,590,782	30,478,761	24,481,010	4,254,108	3,474,405
Copper ore	5,386,226	9,243,991	8,326,477	7,969,176	4,892,334	0	18,855
Lignite	4,966,852	7,846,348	8,103,053	7,345,259	5,732,852	976,608	863,382
Other metal ore	629,184	623,005	68,121	18	0	0	0
Crude Oil(1)	2,956,045	1,590,215	1,716,572	2,153,385	1,520,869	287,970	137,035
Natural Gas(1)	7,178,270	9,381,892	8,037,106	7,989,263	6,854,367	1,157,181	1,015,285
o/w Liquefied Natural Gas	4,294,339	6,361,156	6,225,383	6,245,259	5,215,376	875,243	736,818
Other mining products	559,675	659,777	884,314	1,172,490	1,853,142	176,819	347,380

Total Mining products	48,214,620	76,017,051	61,726,425	57,108,350	45,334,575	6,852,686	5,856,342

Other merchandise(2)	2,610,508	3,331,299	2,740,401	2,361,761	1,846,290	274,761	325,788
Other goods(3)	1,518,852	1,027,514	848,317	1,062,178	2,182,535	209,319	1,628

Total Exports	232,835,282	292,538,140	257,680,632	263,090,723	280,434,819	43,143,835	44,054,411

Memorandum(4)
Non-oil & gas exports	219,634,699	275,498,694	242,840,602	248,061,745	268,441,723	41,054,161	42,317,896
Oil & gas exports	13,200,583	17,039,446	14,840,030	15,028,978	11,993,096	2,089,674	1,736,514

Source: Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P

	(in thousands of U.S. dollars)
America
North America
United States of America	25,765,002	28,310,297	23,163,130	26,289,050	30,536,095	4,657,443	4,983,594
Canada	1,064,214	1,284,783	1,292,084	1,407,848	1,684,754	273,042	267,000
Other North America	1,620	1,717	2,869	4,116	4,591	825	1,402

Total North America	26,830,836	29,596,798	24,458,083	27,701,014	32,225,440	4,931,310	5,251,996

Central and South America
Argentina	281,227	311,017	200,319	217,070	338,743	56,997	39,905
Brazil	1,504,539	1,483,496	1,278,005	1,715,797	2,203,851	330,429	359,974
Mexico	1,298,970	1,688,739	2,129,927	2,233,794	2,437,940	343,229	367,159
Other Central and South America	1,910,190	2,333,449	2,387,097	2,398,058	2,745,606	380,125	396,782
Total Central and South America	4,994,925	5,816,701	5,995,347	6,564,720	7,726,139	1,110,780	1,163,820

Total America	31,825,761	35,413,499	30,453,431	34,265,734	39,951,579	6,042,090	6,415,816

Europe
European Union
Netherlands	4,624,534	5,378,926	3,868,396	4,731,193	5,693,737	811,007	894,981
Belgium	1,635,031	2,139,872	1,586,600	1,552,484	1,903,708	274,058	248,735
Italy	2,804,545	3,131,432	2,097,717	2,246,495	2,825,990	427,754	429,594
Germany	2,912,856	3,233,288	2,518,779	2,381,860	2,512,511	372,144	330,215
France	996,178	1,044,079	903,474	903,408	1,033,504	159,375	139,381
Spain	2,347,650	2,293,582	2,194,164	2,104,542	1,800,537	195,653	317,046
Other European Union	2,657,501	3,780,308	3,262,361	3,353,092	3,571,283	573,711	510,434

Total European Union	17,978,294	21,001,487	16,431,491	17,273,073	19,341,270	2,813,702	2,870,387

United Kingdom	1,474,290	1,578,289	1,456,782	1,577,303	1,588,305	246,579	245,620
Russia	1,492,891	1,386,014	912,270	1,741,000	1,867,097	315,661	231,272
Turkey	1,599,382	2,071,280	1,531,222	1,849,391	1,701,685	237,700	283,179
Other Europe	2,162,096	2,411,475	3,107,016	1,970,748	5,715,280	310,995	232,979

Total Europe	24,706,953	28,448,545	23,438,781	24,411,514	30,213,636	3,924,638	3,863,437

Asia and Middle East
ASEAN
Brunei Darussalam	211,268	240,628	196,352	226,415	186,934	30,117	30,719
Philippines	8,590,823	12,895,188	11,028,339	10,615,047	10,216,905	1,668,917	1,725,188
Cambodia	530,909	720,673	828,316	832,830	879,427	151,211	145,171
PDR Laos	7,578	26,620	16,650	15,025	13,318	4,369	1,842
Malaysia	11,954,531	15,148,054	11,815,815	12,185,787	12,599,337	2,140,554	1,950,473
Myanmar	1,117,043	905,561	728,215	601,229	787,014	134,268	151,810
Singapore	12,167,500	14,972,580	11,668,197	11,015,329	12,549,661	1,654,532	1,604,807
Thailand	7,110,300	8,154,975	7,151,731	7,599,925	8,724,759	2,096,942	1,679,180
Vietnam	6,842,952	8,276,540	7,524,281	9,488,148	10,596,829	1,680,521	1,719,940

Total ASEAN	48,532,903	61,340,817	50,957,897	52,579,735	56,554,185	9,561,431	9,009,130

Hong Kong SAR	2,001,026	2,812,535	2,636,040	2,611,923	2,298,584	432,993	355,942
India	13,308,709	23,362,674	20,269,352	20,309,149	18,260,791	2,878,053	3,094,211
Iraq	218,389	348,391	235,746	349,588	386,101	56,452	71,152
Japan	17,595,122	24,356,469	20,654,400	20,521,911	17,406,094	2,703,276	2,605,889
South Korea	9,161,223	12,339,146	10,123,823	10,580,373	10,035,236	1,704,525	1,642,417
Pakistan	3,823,688	4,251,636	3,020,780	3,478,649	4,111,467	711,642	706,213
People’s Republic of China	53,278,076	65,814,936	64,769,663	62,191,437	66,785,620	9,157,294	10,727,909
Saudi Arabia	1,580,531	2,019,038	2,076,180	2,412,781	2,863,935	903,761	372,304
Taiwan	6,726,353	8,385,255	6,663,678	6,653,657	5,504,381	905,061	736,123
Other Asia and Middle East	8,676,922	10,458,131	10,381,481	10,536,804	13,177,341	2,043,071	2,425,409

Total Asia and Middle East	164,902,943	215,489,028	191,789,041	192,226,006	197,383,735	31,057,560	31,746,700

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P

	(in thousands of U.S. dollars)
Australia and Oceania
Australia	3,236,357	3,454,173	3,001,010	4,262,039	3,659,692	652,819	491,869
New Zealand	717,463	730,422	591,665	681,653	779,545	113,179	116,892
Other Australia and Oceania	403,551	486,923	520,265	573,420	592,400	83,715	90,291
Total Australia and Oceania	4,357,371	4,671,518	4,112,940	5,517,112	5,031,637	849,713	699,052

Africa
South Africa	965,270	1,092,889	842,579	787,873	989,772	173,253	168,122
Other Africa	4,388,304	4,588,941	4,646,656	3,950,910	5,505,698	900,933	934,722

Total Africa	5,353,573	5,681,831	5,489,235	4,738,783	6,495,470	1,074,186	1,102,844

Unclassified exports(1)	1,688,680	2,833,719	2,397,205	1,931,574	1,358,762	195,648	226,563

Total (f.o.b.)	232,835,282	292,538,140	257,680,632	263,090,723	280,434,819	43,143,835	44,054,411

Source: Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P

	(in thousands of U.S. dollars)
General Merchandise	196,118,688	238,196,580	219,691,365	230,611,434	237,617,062	36,173,977	40,523,213
Consumption Goods
Food and beverages, primary, mainly for household	2,778,536	2,900,624	2,883,081	3,011,269	3,208,247	398,635	521,885
Food and beverages, processed, mainly for household	3,930,449	4,948,999	6,043,813	6,855,609	4,864,836	676,522	737,784
Passenger motor cars	368,733	620,196	1,044,254	1,316,067	1,797,876	227,963	167,350
Transport equipment, nonindustrial	216,419	288,582	293,186	236,984	206,791	33,808	27,541
Durable consumer goods	2,258,482	2,299,231	2,291,875	2,411,584	2,236,519	335,859	394,527
Semi-durable consumer goods	3,589,078	4,117,226	4,113,141	4,261,601	4,820,506	705,969	888,880
Non-durable consumer goods	6,225,145	3,506,568	3,351,800	3,431,645	3,858,239	575,726	667,960
Fuels and lubricants, processed, oil products(2)	7,567,201	13,637,777	10,785,334	12,116,558	9,331,233	1,829,919	1,500,942
Goods not elsewhere specified	359,105	298,341	621,571	350,833	530,810	31,685	52,808

Total Consumption Goods	27,293,149	32,617,546	31,428,054	33,992,150	30,855,058	4,816,085	4,959,677

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	6,651,027	7,062,365	6,883,310	7,315,156	7,329,875	1,407,787	1,449,165
Food and beverages, processed, mainly for industry	4,533,242	5,690,242	5,227,898	5,473,984	4,425,346	751,181	680,840
Industrial supplies, primary	7,419,509	7,828,362	6,756,735	8,365,986	9,732,525	1,232,196	1,554,982
Industrial supplies, processed	68,862,733	78,419,327	66,750,868	70,945,694	71,996,772	11,496,457	12,440,477
Parts and accessories for capital goods	20,862,729	24,094,319	22,607,624	23,679,113	24,310,298	3,748,679	4,255,138
Parts and accessories for transport equipment	8,032,124	9,596,459	9,522,749	9,087,142	9,447,210	1,361,842	1,462,795
Fuels and lubricants, primary	10,167,716	17,271,332	15,633,539	14,359,260	13,818,167	2,352,106	2,402,064
o/w Crude oil(2)	7,886,555	13,648,439	12,221,871	10,734,952	10,500,508	1,756,588	1,845,728
Fuels and lubricants, processed	12,679,881	17,504,885	14,365,208	14,309,116	14,005,567	1,881,267	1,987,599
o/w Oil products(2)	7,367,209	11,095,200	9,128,025	9,109,120	9,072,404	1,286,109	1,355,799
o/w Liquefied Petroleum Gas(2)	4,713,059	5,563,184	4,386,640	4,459,849	4,190,639	468,012	486,669

Total Raw materials and auxiliary goods	139,208,961	167,467,292	147,747,930	153,535,451	155,065,761	24,231,515	26,233,061

Capital Goods
Capital goods (except transport equipment)	25,734,355	31,825,253	32,915,410	36,299,656	43,326,217	5,723,046	7,731,711
Passenger motor cars	368,733	620,196	1,044,254	1,316,067	1,797,876	227,963	167,350
Other transport equipment, industrial	2,929,100	4,912,986	5,837,492	4,635,408	5,874,062	976,210	1,336,344

Total Capital Goods	29,032,188	37,358,435	39,797,156	42,251,130	50,998,155	6,927,219	9,235,406

Other merchandise(3)	584,389	753,308	718,226	832,703	698,089	199,158	95,069
Other goods(4)	2,681,663	3,519,420	2,600,542	4,586,897	4,882,679	887,210	1,675,652

Total	198,800,351	241,716,000	222,291,907	235,198,332	242,499,741	37,061,187	42,198,864

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
America
North America
United States of America	11,607,175	11,715,415	11,483,028	12,350,425	13,298,037	1,903,877	1,751,337
Canada	2,039,320	2,999,835	2,149,299	2,137,168	2,671,986	408,840	429,666
Other North America	0	0	374	1	24,501	0	0

Total North America	13,646,496	14,715,250	13,632,700	14,487,594	15,994,524	2,312,718	2,181,003

Central and South America
Argentina	2,028,162	2,400,666	1,374,093	1,378,270	1,281,666	237,982	435,467
Brazil	2,357,034	3,679,381	4,796,243	5,408,179	4,926,606	557,787	684,480
Mexico	251,035	320,300	359,514	337,462	1,096,969	49,018	90,474
Other Central and South America	600,554	690,476	663,101	766,810	920,387	261,028	142,773

Total Central and South America	5,236,784	7,090,823	7,192,951	7,890,721	8,225,629	1,105,816	1,353,194

Total America	18,883,280	21,806,073	20,825,651	22,378,315	24,220,153	3,418,534	3,534,197

Europe
European Union
Netherlands	877,900	923,007	944,430	978,043	867,549	133,240	132,964
Belgium	763,083	640,671	686,363	499,019	507,224	79,643	85,042
Italy	1,674,996	1,448,006	1,728,666	1,612,486	1,675,122	285,324	266,140
Germany	3,057,219	3,718,454	4,550,687	3,736,343	3,563,036	575,098	528,868
France	1,316,552	1,384,362	1,681,505	1,489,903	1,636,194	194,360	687,720
Spain	676,814	564,556	579,930	584,346	827,088	85,911	103,787
Other European Union	2,413,677	2,952,115	3,557,437	3,879,185	3,194,096	423,896	555,361

Total European Union	10,780,240	11,631,170	13,729,018	12,779,326	12,270,309	1,777,473	2,359,882

United Kingdom	1,116,936	1,038,364	1,103,335	952,554	1,058,204	140,209	181,154
Russia	1,033,735	1,890,871	2,243,473	2,050,875	2,109,220	330,276	447,607
Turkey	353,531	530,585	648,868	463,213	566,679	91,650	60,585
Other Europe	2,732,492	2,324,377	1,939,516	2,468,632	1,968,546	266,101	220,182

Total Europe	16,016,934	17,415,366	19,664,209	18,714,600	17,972,959	2,605,709	3,269,410

Asia and Middle East
ASEAN
Brunei Darussalam	156,977	646,007	300,890	507,944	215,437	90,943	73,109
Philippines	1,169,335	1,423,661	1,373,756	1,790,623	1,802,522	185,267	178,943
Cambodia	50,094	61,077	103,380	142,858	110,432	20,430	18,911
PDR Laos	38,976	170,430	83,239	64,837	70,442	9,918	20,496
Malaysia	9,634,006	12,686,248	10,347,081	10,689,442	11,130,361	2,045,286	1,751,203
Myanmar	164,217	107,536	149,800	572,907	171,097	17,536	16,105
Singapore	18,470,973	22,552,422	20,479,833	21,754,793	19,189,657	2,962,665	3,484,318
Thailand	8,920,455	10,677,210	9,970,092	9,658,099	8,981,315	1,660,244	1,456,056
Vietnam	3,972,949	4,573,019	5,117,178	6,430,064	6,142,478	938,228	1,040,079

Total ASEAN	42,577,980	52,897,611	47,925,250	51,611,567	47,813,740	7,930,517	8,039,220

	Year Ended December 31,					Two Months Ended February 28,
	2021	2022	2023	2024	2025P	2025P	2026P
	(in thousands of U.S. dollars)
Hong Kong SAR	5,557,561	4,597,011	3,807,494	3,292,622	3,168,587	475,853	389,725
India	7,057,958	9,025,789	6,407,195	5,664,387	4,841,016	864,021	822,875
Iraq	110	704	209	985	393	10	1
Japan	15,533,193	17,400,251	16,493,891	14,952,002	14,473,981	2,427,282	2,000,888
South Korea	9,773,262	12,240,239	10,744,900	9,353,293	7,871,773	1,406,576	1,302,203
Pakistan	192,770	189,871	308,149	619,031	153,365	32,416	29,255
People’s Republic of China	53,649,120	65,212,072	60,075,752	73,027,640	87,377,584	12,481,743	15,700,710
Saudi Arabia	4,359,067	5,825,001	4,016,022	4,083,927	3,781,274	385,562	501,864
Taiwan	4,293,046	4,292,654	3,855,454	3,909,788	4,413,958	627,005	709,633
Other Asia and Middle East	5,166,872	7,642,381	6,845,160	5,350,775	5,909,341	753,881	1,531,347

Total Asia and Middle East	148,160,938	179,323,583	160,479,475	171,866,018	179,805,012	27,384,866	31,027,722

Australia and Oceania
Australia	9,404,535	9,684,791	9,284,037	10,495,869	9,458,164	1,335,289	2,152,658
New Zealand	954,512	1,381,182	1,134,475	1,234,993	1,119,342	182,842	176,808
Other Australia and Oceania	39,107	113,399	96,187	80,046	47,498	12,665	4,958

Total Australia and Oceania	10,398,154	11,179,372	10,514,699	11,810,908	10,625,005	1,530,795	2,334,424

Africa
South Africa	634,585	2,048,231	1,250,184	1,621,629	1,033,439	130,499	234,506
Other Africa	4,122,070	9,190,067	8,839,464	7,974,159	8,145,083	1,791,627	1,703,536

Total Africa	4,756,656	11,238,298	10,089,648	9,595,788	9,178,523	1,922,126	1,938,042

Unclassified imports(2)	584,389	753,308	718,226	832,703	698,089	199,158	95,069

Total	198,800,351	241,716,000	222,291,907	235,198,332	242,499,741	37,061,187	42,198,864

Source: Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,
	2021	2022	2023	2024	2025P
	(in millions of U.S. dollars)
Current account	3,511	13,215	(2,042)	(8,583)	(1,454)
Goods(2)	43,806	62,672	46,269	39,839	49,822
Total exports (f.o.b.)	232,835	292,538	257,681	263,091	280,435
Non-oil and gas exports	219,635	275,498	242,841	248,062	268,442
Oil and gas exports	13,201	17,039	14,840	15,029	11,993
Total imports (f.o.b.)	(189,029)	(229,866)	(211,411)	(223,252)	(230,613)
Non-oil and gas imports	(162,864)	(188,049)	(176,654)	(188,577)	(199,103)
Oil and gas imports	(26,166)	(41,817)	(34,757)	(34,675)	(31,510)
Services	(14,599)	(19,957)	(17,676)	(18,485)	(19,823)
Primary income	(31,961)	(35,303)	(36,015)	(35,815)	(38,171)
Secondary income	6,264	5,803	5,380	5,878	6,719
Capital account	80	476	28	280	352
Financial account	12,492	(9,157)	9,846	17,701	(4,545)
(i) Public sector	4,317	(4,618)	12,915	24,662	1,941
Portfolio investment	(616)	(6,889)	8,916	16,639	(2,702)
Assets	—	—	—	—	—
Liabilities	(616)	(6,889)	8,916	16,639	(2,702)
Other investment	4,933	2,271	3,999	8,023	4,643
Assets	—	(133)	(1,079)	(1,904)	(3,258)
Liabilities	4,933	2,405	5,078	9,927	7,902
Loans	(1,377)	1,789	4,902	5,457	4,912
Drawings	4,355	7,130	10,242	11,000	10,717
Repayments	(5,732)	(5,341)	(5,341)	(5,543)	(5,805)
Other liabilities	6,310	616	176	4,469	2,990
(ii) Private sector	8,175	(4,539)	(3,069)	(6,961)	(6,486)
Direct investment	17,286	18,067	14,417	15,882	14,082
Assets	(3,927)	(6,635)	(7,126)	(8,394)	(7,931)
Liabilities	21,213	24,702	21,543	24,275	22,013
Portfolio investment	5,701	(4,741)	(6,709)	(8,403)	(6,722)
Assets	(1,778)	(5,045)	(2,897)	(4,000)	(2,603)
Liabilities	7,479	304	(3,812)	(4,403)	(4,120)
Financial derivatives	333	48	167	291	(54)
Other investment	(15,145)	(17,913)	(10,945)	(14,731)	(13,792)
Assets	(9,486)	(15,751)	(10,237)	(14,322)	(13,346)
Liabilities	(5,659)	(2,162)	(708)	(409)	(446)
Errors and omissions	(2,622)	(535)	(1,531)	(2,188)	(2,195)

Overall balance	13,461	3,999	6,301	7,210	(7,842)

Reserves and related items	(13,461)	(3,999)	(6,301)	(7,210)	7,842

Reserve asset position(3)	144,905	137,233	146,384	155,719	156,471

Source: Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A change in the overall balance of payments during a reporting period will affect the outstanding amount of reserve assets at the end of that period.

In 2021, the current account reversed to a surplus of U.S.$3.5 billion compared to a U.S.$4.4 billion deficit in 2020. The current account improvements were primarily supported by a significantly larger goods trade surplus compared with conditions one year earlier due to non-oil and gas export performance. Exports of all major commodities improved in 2021, boosted by stronger export demand and higher prices. In addition, the secondary income account surplus also increased as compared to the previous year, which contributed to the current account surplus in 2021.

Notwithstanding the uncertainties in the global financial markets due to the Covid-19 pandemic, the capital and financial account increased to a surplus of U.S.$12.6 billion in 2021, mainly due to long-term capital inflows from foreign direct investments and portfolio investments of the private sector. Hence, Indonesia’s overall balance of payments in 2021 recorded a surplus of U.S.$13.5 billion. The position of international reserves assets at the end of 2021 were U.S.$144.9 billion, increased from U.S.$135.9 billion at the end of 2020.

The current account recorded a U.S.$13.2 billion surplus in 2022, higher than the U.S.$3.5 billion surplus recorded in 2021. This was primarily supported by higher exports in line with the increased international commodity prices and robust demand for several Indonesian commodities such as coal, iron and steel, and metalliferous ores, with imports also rising to fuel the domestic economic improvements. On the other hand, the services trade balance deficit widened as public mobility increased and domestic economic recovery accelerated. The primary income deficit also increased in response to the higher investment income payments on direct investment, which was in line with corporate performance improvements.

The capital and financial account recorded a U.S.$8.7 billion deficit in 2022, reversing a U.S.$12.6 billion surplus in 2021, amidst the higher global financial market uncertainty. Direct investment surplus increased in 2022, reflecting investor views in the domestic economic outlook and domestic investment climate of Indonesia. Meanwhile, portfolio investment recorded a deficit, mainly due to outflow in the domestic SBN market in line with the increasing global financial market uncertainty amid ongoing measures in various economies to tighten monetary policy more aggressively. Other investments also recorded a deficit due to private investments in several financial instruments abroad and net payments of private sector external debt.

As a result of the foregoing, Indonesia’s balance of payments in 2022 booked a U.S.$4.0 billion surplus, compared to the U.S.$13.5 billion surplus in 2021. The official reserve assets was U.S.$137.2 billion as at December 31, 2022, compared to U.S.$144.9 billion as at December 31, 2021.

In 2023, the current account recorded a deficit of U.S.$2.0 billion, after registering a U.S.$13.2 billion surplus in 2022. These developments were mainly influenced by a lower goods trade surplus in line with global economic moderation and lower commodity prices, coupled with steady domestic demand. On the other hand, the services trade deficit narrowed in line with a surge of inbound international travelers as the tourism sector continued to recover.

The capital and financial account in 2023 improved, registering a U.S.$9.9 billion surplus compared to the U.S.$8.7 billion deficit in 2022, supported by surpluses in both direct investment and portfolio investment despite global financial market uncertainty. A conducive investment climate and investors’ view with respect to domestic economic outlook maintained direct investment inflows to Indonesia. In addition, portfolio inflows recorded a surplus despite global financial market uncertainty. Relatively high yields on domestic financial assets for investment and the introduction of new financial instruments issued by Bank Indonesia further bolstered portfolio investment surplus.

As a result of the foregoing, Indonesia’s balance of payments in 2023 booked a U.S.$6.3 billion surplus, an increase from the U.S.$4.0 billion surplus in 2022. The official reserve assets as at December 31, 2023 increased to U.S.$146.4 billion from U.S.$137.2 billion as at December 31, 2022.

In 2024, the current account recorded a deficit of U.S.$8.5 billion, an increase from the U.S.$2.0 billion deficit recorded in 2023. This was primarily due to a decrease in the non-oil and gas trade balance surplus as demand from Indonesia’s main trading partners weakened, while Indonesia’s domestic demand remained strong.

In 2024, the capital and financial account recorded a U.S.$18.0 billion surplus, an increase from the U.S.$9.9 billion surplus in 2023. The higher surplus was supported by foreign capital inflows in the form of direct investment and portfolio investment, despite ongoing uncertainty in global financial markets. Direct investment continued to book a surplus, reflecting positive investor sentiment towards Indonesia’s economic outlook. Additionally, public sector portfolio investment inflow increased, driven by foreign investment in SRBI and the Government’s issuance of bonds and sukuk in international markets.

As a result of the foregoing, Indonesia’s balance of payments in 2024 booked a U.S.$7.2 billion surplus, larger than the U.S.$6.3 billion surplus in 2023. The official reserve assets as at December 31, 2024 were U.S.$155.7 billion, increased from U.S.$146.4 billion as at December 31, 2023.

In 2025, the current account recorded a deficit of U.S.$1.5 billion, compared to the U.S.$8.6 billion deficit in 2024. This was primarily due to an increase in the non-oil and gas trade balance surplus supported by higher exports in line with global demand for Indonesia’s export commodities. In addition, the oil and gas trade balance deficit narrowed in line with lower international oil prices.

In 2025, the capital and financial account recorded a deficit of U.S.$4.2 billion, compared to the U.S.$18.0 billion surplus in 2024. This development was attributable to deficits in portfolio investment and other investments underpinned by persistently high global financial market uncertainty. Meanwhile, direct investment maintained a surplus, despite a year-on-year decrease in net direct investment, reflecting sustained investor confidence in Indonesia’s economic outlook and conducive investment climate.

As a result of the foregoing, Indonesia’s balance of payments in 2025 recorded a deficit of U.S.$7.8 billion, compared to the U.S.$7.2 billion surplus in 2024. The official reserve asset position as of December 31, 2025 was U.S.$156.5 billion, an increase from U.S.$155.7 billion as of December 31, 2024.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, Law No. 9 of 2016 on the Prevention and Resolution of Financial System Crisis (as amended by Law No. 4/2023, “Law No. 9/2016”) was passed. Law No. 9/2016 revamped the coordination framework for crisis management and resolution among Financial System Stability Committee (Komite Stabilitas Sistem Keuangan) (“KSSK”) members and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

The KSSK comprises four key institutions: the Ministry of Finance, Bank Indonesia, OJK and the Indonesia Deposit Insurance Corporation (“IDIC”). They contribute to safeguarding financial system stability, and in the event of a disruption, such as sudden reversals in capital flows, they will activate the Crisis Management Protocol to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, activating the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, raising funds through issuing longer term securities to extend maturity profile, as well as debt switching to extend debt maturities and mitigate risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the IDIC has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the OJK. The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

Law No. 9/2016 provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. KSSK aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system. In March 2020, certain provisions with respect to short term liquidity loans were revoked in order to enable the implementation of Covid-19 related financial policies.

Financial Sector Omnibus Law (Law No. 4/2023 )

Law No. 4 of 2023 on Development and Strengthening of the Financial Sectors (“Law No. 4/2023”), which was enacted and became effective on January 12, 2023, represented a milestone for Indonesia’s financial sector reform and aims to develop an inclusive, deep and stable financial sector for accelerating the development of Indonesia’s national economy. Law No. 4/2023 is an omnibus law to amend 16 existing laws on financial sectors, such as banking, capital markets, insurance, guarantees, financing companies, financial system stability and export credits. Law No. 4/2023 also revoked the pension fund law and issued the new one.

Law No. 4/2023 focuses on, among others, strengthening the institutional setting of the authorities; strengthening governance of financial institutions; improving public’s trust in financial industry; promoting long- term fund accumulation in the financial sector for welfare and supporting sustainable development funding; strengthening of customers protection for financial products; and strengthening of financial sectors literacy, inclusion and innovation in the financial sector.

Among other provisions, Law No. 4/2023 grants supervisory authority over digital financial assets (including cryptocurrencies) and securities-related financial derivatives to OJK and over financial derivatives related to the money markets and FX to Bank Indonesia, rather than the commodities regulatory authority, Badan Pengawas Perdagangan Berjangka Komoditi. Law No. 4/2023 also mandates Bank Indonesia to be the sole authorized institution empowered to manage digital Rupiah.

The law also permits Bank Indonesia to purchase domestic government bonds (SBN) in the primary market during in the event of a crisis (as declared by the President). The acquisition of long-term government securities in the primary market shall be carried out pursuant to the decisions of KSSK. The purchase scheme and mechanism of any such initiative under Law No 4/2023 is required to be stipulated in a joint decision by the Minister of Finance and the Governor of Bank Indonesia.

The Banking System

Government policy continues to emphasize a strong, stable banking system.

Bank Indonesia is Indonesia’s central bank. Bank Indonesia’s governing statute (Law No. 23 of 1999, as amended) (the “Central Bank Law”) provides that Bank Indonesia determines and implements monetary policy by referring to an inflation target as determined by the Government in consultation with Bank Indonesia. The Central Bank Law also establishes the Bank Indonesia Supervisory Board (the “Supervisory Board”), to assist the DPR in conducting oversight of Bank Indonesia’s institutional performance and internal financial management. The Central Bank Law was amended in 2023 through the enactment of Law No. 4/2023 and further amended by Law No. 1 of 2026 on Criminal Adjustment (“Law No. 1/2026”). Under such 2023 amendment, the Supervisory Board comprises at least five members chosen by the DPR and appointed by the President, serving five-year terms with eligibility for one reappointment. The January 2004 amendment to the Central Bank Law stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance by OJK focuses on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Macro-prudential surveillance by Bank Indonesia targets system-wide prudential adherence, risk build-ups, and market functioning to preserve financial stability.

Under a framework of strengthening risk-based supervision, a number of measures have been introduced by OJK, as Indonesia’s integrated bank supervisor since 2014, and by Bank Indonesia in its macroprudential role, to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, the Basel III capital framework has been transposed into domestic regulations in December 2013 and in force since January 2014, and was lastly amended in December 2022. These regulations cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6.0% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8.0% to 14.0%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). The December 2022 amendments also cover the capital requirements for bank’s exposure to central counterparties and margin requirements for non-centrally cleared derivatives.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio (“LCR”), Net Stable Funding Ratio (“NSFR”), and the risk weighted assets (“RWA”), calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk. In November 2024, OJK amended the LCR and NSFR frameworks through OJK Regulation No. 19 of 2024 and OJK Regulation No. 20 of 2024 to extend coverage to all conventional commercial banks, including branches of foreign banks, and to refine monitoring, calculation, reporting, and disclosure requirements.

Under the Prevention and Resolution of Financial System Crisis law, OJK has issued a regulation concerning a systemic bank recovery plan in April 2017. This regulation was later consolidated under OJK Regulation No. 5 of Year 2024 concerning the Determination of Status of Supervision and Problem Handling and Commercial Banks. This consolidated regulation establishes the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2023, total banking assets were Rp11,984.0 trillion, consisting of commercial bank assets of Rp11,765.8 trillion and rural bank assets (including assets of Sharia rural banks) of Rp218.2 trillion.

As of December 31, 2024, total banking assets were Rp12,690.7 trillion, consisting of commercial bank assets of Rp12,461.0 trillion and rural bank assets (including assets of Sharia rural banks) of Rp229.7 trillion.

As of December 31, 2025, total banking assets were Rp13,883.9 trillion, consisting of commercial bank assets of Rp13,641.9 trillion and rural bank assets (including assets of Sharia rural banks) of Rp242.6 trillion.

As of March 31, 2026, total banking assets were Rp14,141.3 trillion, consisting of commercial bank assets of Rp13,904.6 trillion and rural bank assets (including assets of Sharia rural banks) of Rp236.7 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijara (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

Law No. 21 of 2008 on Sharia Banking (as amended by Law No. 4/2023 and Law No. 1/2026, the “Sharia Banking Law”) was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be determined in accordance with the underlying Sharia contract—for example, profit-sharing for mudarabah/musharakah and fixed mark-ups or rentals for murabahah/ijarah. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds (“Sukuk”).

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK’s current strategic plan for Sharia banking is set out in the Roadmap for the Development and Strengthening of Indonesian Islamic Banking (“RP3SI”) 2023–2027, launched May 8, 2025, which updates the earlier 2020–2025 roadmap and sets a vision to build a sound, efficient, high-integrity, and competitive Sharia banking industry that contributes to the national economy and the halal ecosystem. The RP3SI pillars include strengthening industry structure and resilience, accelerating digitalization, enhancing the distinct characteristics of Islamic banking, increasing the contribution of Islamic banking in the national economy, and strengthening regulation, licensing, and supervision.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry taking into account precautionary principles and Sharia principles.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of Sharia insurance companies, Sharia pension funds, Sharia financial institutions and other Sharia financial service institutions. OJK issued OJK Regulation No. 35 of 2024 to govern the Sharia pension funds which came into force in March 2025. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in an employee pension fund, or (iv) sale of Sharia investment package in financial institution pension fund.

As of December 31, 2023, of the 88 underwriters licensed by OJK, only 34 were involved in issuances of Sukuk, and of the 94 investment managers licensed by OJK, there are 60 investment managers having Sharia investment management unit and one Sharia investment manager.

As of December 31, 2024, out of the 89 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 91 investment managers licensed by OJK, there were 59 investment managers with Sharia investment management units.

As of December 31, 2025, out of the 84 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 60 investment managers with Sharia investment management units.

As of March 31, 2026, out of the 84 underwriters licensed by OJK, 36 were involved in issuances of Sukuk; and out of the 90 investment managers licensed by OJK, there were 61 investment managers with Sharia investment management units.

As of December 31, 2023, assets of Sharia banks were Rp869.0 trillion, or 6.8% of Indonesia’s total banking assets.

As of December 31, 2024, assets of Sharia banks were Rp955.3 trillion, or 7.5% of Indonesia’s total banking assets.

As of December 31, 2025, assets of Sharia banks were Rp1,041.2 trillion, or 7.6% of Indonesia’s total banking assets.

As of March 31, 2026, assets of Sharia banks were Rp1,061.6 trillion, or 7.5% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law (“2002 AML Law”), and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre (Pusat Pelaporan Analisis Transaksi Keuangan (“PPATK”)). The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money-laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes (the “2010 AML Law”), and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

In March 2013, the DPR adopted Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism (“Law No. 9”). Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

Since 2017, OJK has required any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK. In September 2019, OJK began to require certain additional measures to prevent the funding and proliferation of weapons of mass destructions, namely the requirements for OJK to conduct data maintenance, identity and background checking of transaction parties and immediate blocking of suspected transactions. In 2023, OJK introduced additional requirements including mandatory annual training on anti-money laundering, countering the financing of terrorism and counter-proliferation financing, pre-employment and ongoing “know-your-employee” screening, risk assessment for simplified due diligence, enhanced governance and oversight by the board of directors and the board of commissioners, and strengthened counter-proliferation-financing controls.

Indonesia became a member of the Financial Action Task Force in October 2023.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the goal of Bank Indonesia as the central bank of the Republic of Indonesia is to achieve Rupiah stability, maintain payment system stability and participate in maintaining financial system stability to support sustainable economic growth.” Rupiah stability is measured by the stability of prices of goods and services as well as the Rupiah exchange rate. The stability of prices of goods and services is reflected by a low and stable inflation. Stability of exchange rate is reflected by a stable Rupiah exchange rate against other currencies. A stable exchange rate is inherent in supporting a low and stable inflation, and both are crucial in achieving sustainable economic growth. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,					As of March 31,
	2021	2022	2023	2024	2025P	2026P

Base Money (M0)	1,351,172	1,715,619	1,690,270	1,774,691	1,976,434	1,967,402
Currency in Circulation(1)	959,812	1,026,483	1,101,748	1,204,536	1,359,935	1,346,664
Commercial Banks Demand Deposits at Bank Indonesia	389,178	687,245	585,270	472,592	588,514	588,536
Private sector Demand Deposits	2,183	1,890	3,253	7,022	6,354	5,463
Bank Indonesia Certificates (“SBI”)(2)	—	—	—	—	—	—
Factors Affecting Base Money (M0)	1,351,172	1,715,619	1,690,270	1,774,691	1,976,434	1,967,402
Net Foreign Assets	1,942,909	1,999,397	2,058,128	2,077,811	2,207,569	2,058,943
Claims on Non-Residents	2,151,872	2,227,898	2,354,811	2,687,251	2,845,094	2,764,309
Liabilities to Non-Resident	(208,964)	(228,501)	(296,683)	609,440	637,525	705,366
Claims on Other Depository Corporations	56	56	56	56	56	56
Liquidity Credits	56	56	56	56	56	56
Other Claims	—	—	—	—	—	—
Net claims on central Government	(167,718)	(335,849)	(378,193)	(417,471)	(170,442)	(71,623)
Claims on central Government	113,358	101,611	87,814	77,638	93,304	78,319
Liabilities to central Government	(281,076)	(437,460)	(466,008)	(495,109)	(263,746)	(149,941)
Claims on Other Sectors	9,782	9,814	9,767	9,858	9,981	9,854
Claims on Other Financial Institutions	—	—	—	40	56	56
Claims on Private Sectors	9,782	9,814	9,767	9,818	9,925	9,798
Open Market Operations(3)	126,293	465,960	460,247	664,662	705,959	757,885
Other Liabilities to Commercial & Rural Banks	(87,160)	(66,386)	(65,007)	(73,286)	(79,099)	(80,322)
Deposits included in Broad Money (M2)	—	—	—	—	—	—
Deposits excluded from Broad Money (M2)	—	—	—	—	—	—
Shares and Other Equity	(412,022)	(354,640)	(398,168)	(494,934)	(706,411)	(703,101)
Net Other Items	(60,967)	(2,734)	3,441	7,996	8,821	(4,290)

Source: Bank Indonesia

(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of December 31, 2025

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	13,641.3	98.2
Rural credit banks(1)	1,487	242.6	1.7

Total banking	1,592	13,883.9	100.0

Insurance:
Life insurance	57	667.5	33.7
General insurance & Reinsurance	77	313.6	15.8
Social insurance(2)	2	1,002.5	50.5

Total insurance	136	1,983.5	100.0

Pension funds:
Financial institution pension funds	24	160.7	39.1
Employer pension funds	158	250.6	60.9

Total pension funds	183	411.3	100.0

Finance companies(3)	145	588.9	36.3
Venture capital companies	48	27.6	1.7
Securities companies(4)	115	92.0	5.7
Mutual funds (collective investment schemes. not institutions)	1,521	675.3	41.6
Credit guarantee companies	24	47.5	2.9
Pawn shops	220	155.3	9.6
Fintech peer to peer lending(5)	95	11.0	0.7
Micro financial institutions(6)	242	1.6	0.1
Insurance and reinsurance brokers	191	23.9	1.5

Total	2,601	1,623.0	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)

Includes 27 securities companies that are not members of a securities exchange but acting as broker-dealers and/or underwriters. The assets of these companies are as of June 2025 and are as declared in their semi-annual financial report or, if a company’s semi-annual financial report is not yet available, in its report on net adjusted working capital.

(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Indonesian Financial Institutions as of March 31, 2026

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	105	13,904.6	98.3
Rural credit banks(1)	1,463	236.7	1.7

Total banking	1,568	14,141.3	100.0

Insurance:
Life insurance	57	653.0	32.8
General insurance & Reinsurance	87	324.5	16.3
Social insurance(2)	2	1,013.0	50.9

Total insurance	136	1,990.5	100.0

Pension funds:
Financial institution pension funds	23	161.9	39.6
Employer pension funds	150	247.0	60.4

Total pension funds	173	408.9	100.0

Finance companies(3)	144	595.0	35.5
Venture capital companies	48	28.1	1.7
Securities companies(4)	115	90.3	5.4
Mutual funds (collective investment schemes. not institutions)	1,493	695.7	41.5
Credit guarantee companies	24	47.5	2.9
Pawn shops	220	181.4	10.8
Fintech peer to peer lending(5)	95	12.0	0.7
Micro financial institutions(6)	242	1.6	0.1
Insurance and reinsurance brokers	191	23.9	1.4

Total	2,572	1,675.5	100.0

Source: OJK

*	Unaudited.
(1)	Including Sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation. health social security programs. worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, Sharia financing and other financing based on OJK approval.
(4)

Includes 27 securities companies that are not members of a securities exchange but acting as broker- dealers and/or underwriters. The assets of these companies are as of December 2025 and are as declared in their annual financial report or, if a company’s annual financial report is not yet available, in its report on net adjusted working capital.

(5)	Fintech peer to peer lending includes Sharia.
(6)	Micro financial institutions include Sharia micro financial institutions.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

Assets
Loans	5,820.6	6,497.6	7,186.9	7,942.9	8,357.0	8,768.8
Interbank Assets	223.1	245.4	258.4	275.1	331.3	398.0
Placements at Bank Indonesia	1,146.4	1,293.6	1,047.8	858.9	972.8	912.5
Securities (including Government Bonds)	1,831.0	1,863.5	1,987.8	2,222.6	2,584.7	2,689.2
Equity Participation	96.5	111.1	116.7	126.1	126.2	127.0
Other Claims	623.6	667.6	661.6	478.6	364.7	392.5
Others	371.1	434.5	506.7	556.8	724.6	616.6

Total Assets	10,112.3	11,113.3	11,765.8	12,461.0	13,641.3	13,904.6

Liabilities
Third Party Funds	7,479.5	8,153.6	8,457.9	8,837.2	10,009.4	10,230.8
Liabilities owed to Bank Indonesia	1.7	2.1	17.6	23.6	1.2	13.1
Interbank Liabilities	160.6	173.4	198.4	192.6	219.5	213.6
Securities	117.7	115.1	99.0	99.3	121.4	128.9
Borrowing	227.6	293.3	308.3	395.4	395.6	411.7
Other Liabilities	125.8	156.1	239.4	355.3	203.6	231.9
Guarantee Deposits	4.6	4.3	4.9	5.2	5.4	7.5
Others	523.5	606.0	680.7	699.8	771.8	738.9
Capital:
Paid in Capital	261.7	282.9	312.8	313.8	316.0	324.0
Reserves	81.2	88.9	97.7	104.9	110.2	113.7
Current Earnings/Loss	140.2	201.8	243.3	255.2	262.0	68.6
Retained Earnings/Loss	648.3	675.7	738.6	810.4	849.1	1,049.9
Estimates of Additional Paid in Capital	274.0	282.0	288.2	300.4	314.8	316.0
Others	65.9	78.1	78.9	67.8	61.3	56.0

Total Liabilities	10,112.3	11,113.3	11,765.8	12,461.0	13,641.3	13,904.6

Source: OJK

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(percentages)
CAR	25.7	25.7	27.8	27.8	25.9	25.0

Source: OJK.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans (“NPLs”), using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non-performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(percentages)
Gross NPL ratio*	3.0	2.4	2.2	2.1	2.1	2.1

Source: OJK.

*	Interbank loans excluded.
P	Preliminary.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan (“Bapepam-LK”)) and assumed its duties and functions effective December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets (as amended by Law No. 4/2023, the “Capital Markets Law”). The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

In January 2026, MSCI Inc. concluded its consultation on free-float assessment of Indonesian securities and announced interim measures, effective immediately, freezing certain index adjustments for Indonesian constituents in its global indices (including no increases to foreign inclusion factors or number of shares, no new additions to investable market indices, and no upward size-segment migrations). MSCI stated that it will reassess Indonesia’s market accessibility status in May 2026, which could result in a reduction in weighting within emerging markets indices. In coordination with strategic stakeholders, the OJK has taken decisive action to accelerate the capital market reform agenda. This momentum culminated in the launch of the “Eight Action Plans for the Acceleration of Indonesian Capital Market Integrity Reforms” on February 1, 2026. Furthermore, OJK, IDX, and the Indonesia Central Securities Depository (Kustodian Sentral Efek Indonesia) and Indonesia Clearing and Guarantee Corporation (IDClear) have maintained constructive engagement with MSCI, including high-level consultations in early February 2026 to present proposed reforms. These include enhanced disclosure of significant shareholders, more granular investor classification, and revised minimum free-float requirements.

On March 31, 2026, the Indonesia Stock Exchange, with the approval of OJK, (i) raised the minimum free-float requirement for existing listed companies from 7.5% to 15%, with a three-year transition period, and (ii) revised the tiered minimum free-float requirements for initial public offerings from 20%, 15%, and 10% for market capitalizations below Rp500 billion, from Rp500 billion to Rp2 trillion, and above Rp2 trillion, respectively, to 25%, 20%, and 15% for market capitalizations below Rp5 trillion, from Rp5 trillion to Rp50 trillion, and above Rp50 trillion, respectively.

The Republic remains committed to elevating market transparency and preserving Indonesia’s competitive appeal to global investors.

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the year ended December 31, 2025 and the three months ended March 31, 2026.

Indonesian Stock Exchange

	As of and for the year ended December 31, 2025	As of and for the three months ended March 31, 2026
Market capitalization (in trillions of Rupiah)	15,848.59	12,422.11
Listed shares (in billions of shares)	12,257.36	12,295.80
Average daily transaction value (in billions of Rupiah)(1)	18,055.56	27,696.21
Average daily transaction volume (in millions of shares)(1)	30,267.28	48,506.76

Source: IDX

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2025 and March 31, 2026, the market capitalization of the JII was Rp4,178.97 trillion and Rp3,306.43 trillion, respectively.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. As of December 31, 2025, the ISSI comprised of 631 Sharia stocks listed on the IDX and its market capitalization was Rp8,971.68 trillion. As of March 31, 2026, the ISSI comprised of 631 Sharia stocks listed on the IDX and its market capitalization was Rp7,152.48 trillion.

Monetary Policy

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation, (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen excessive short-term volatility of exchange rate, (iv) appropriate macroprudential measures, and (v) ensuring good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

In 2021, Bank Indonesia oriented all monetary, macroprudential and payment system policy instruments towards supporting the national economic recovery in close coordination with the Government and Financial System Stability Committee as follows:

1.

In the monetary sector, a historically low policy rate was maintained along with the maintenance of Rupiah exchange rate stability and liquidity injections through quantitative easing. The low policy rate would be maintained until there are indications of rising inflation. Since 2020, Bank Indonesia lowered the Bank Indonesia 7-day reverse repo rate (“BI Rate”) six times to 3.50%, the lowest in history. The Rupiah exchange rate stabilization policy was implemented through triple intervention targeting the spot market, domestic non-deliverable forwards (“DNDF”) and purchases of government securities in the secondary market, amid persistent global financial market uncertainty. Likewise, Bank Indonesia continued to inject liquidity via quantitative easing to strengthen the banking industry’s ability to extend credit/financing to the corporate sector. In 2020 and 2021, the quantitative easing policy resulted in liquidity injections of Rp874.4 trillion into the banking industry to support the national economic recovery program;

2.

Accommodative macroprudential policies continued to revive bank financing disbursed to the corporate sector, in synergy with Financial elevated uncertainty System Stability Committee policy. This included loosening the down payment requirements on automotive loans; the Loan/Financing-to-Value (LTV/FTV) Ratio on Property Loans and the (Sharia) macroprudential intermediation ratio; encouraging the banks to lower prime lending rates; as well as other accommodative macroprudential policies. Bank Indonesia also refined and modernized the MSME Credit Ratio policy into the Macroprudential Inclusive Financing Ratio (Rasio Pembiayaan Inklusif Makroprudensial (“RPIM”));

3.

Bank Indonesia continued to accelerate payment system digitalization for integration of the national digital economy and finance. This included expansion of Quick Response Code Indonesian Standard (“QRIS”) acceptance to 12 million merchants by the end of 2021, including cross-border QRIS, implementation of the National Open API Payment Standard; as well as electronification of social aid program (bansos) disbursements, transportation modes and government financial operations. Various agendas in the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2025 had also been accelerated, including development of Bank Indonesia-Fast Payment (“BI-FAST”) as a real-time retail payment system available 24/7, along with interlinkages between digital banking and FinTech, as well as payment system regulatory reform;

4.

In addition to the three main policy initiatives above, Bank Indonesia also directed four supporting policies (MSMEs, Islamic economy and finance, financial market deepening, and international policy) towards national economic recovery. Bank Indonesia enhanced the policy synergy with the Government, banks, and other institutions to develop MSMEs as well as the Islamic economy and finance as a new source of national economic growth in Indonesia. Financial market deepening also accelerated, particularly the Rupiah and foreign exchange money markets, to strengthen monetary policy transmission, support financial system stability, and finance development, including infrastructure. International policy was directed towards not only strengthening Bank Indonesia’s policy diplomacy, but also to support the Government in facilitating and promoting trade and investment in various countries; and

5.

Bank Indonesia also adjusted its operational activities and public services to support Government restrictions on public mobility during the Covid-19 pandemic. This included cash services, payment systems, monetary operations and central banking services to the Government. In addition, Bank Indonesia temporarily increased the maximum limit on cash withdrawals through ATM machines using chip technology until 30 September 2021.

During 2022, Bank Indonesia raised the BI Rate by 200 basis points (“bps”) to 5.50% since August 2022. The decision to increase the interest rate is a front-loaded, pre-emptive, and forward-looking measure to cause the inflation expectations and inflation to decline, so that the core inflation is maintained within the range of 3.0±1%. This is in line with the increase in inflation expectations after the increase in subsidized fuel prices which had reached 6.5% and needed to be controlled to avoid pressure on core inflation. With the increase in the BI Rate, inflation expectations gradually decreased to 5.5% and therefore supported lower core inflation realization of 3.36% (year-on-year) at the end of 2022 compared to the initial forecast of 4.16% (year-on-year). In line with this, Bank Indonesia also strengthened monetary operations by increasing the structure of interest rates on the money market in accordance with the increase in the BI Rate.

The direction of the BI policy mix in 2022 continues to be synergized as part of the national policy direction to accelerate economic recovery while maintaining stability. In this regard, in line with the risk of increasing uncertainty in the global financial markets due to the tightening monetary policies in advanced economies, especially the United States, amid the early stages of Indonesia’s economic recovery, Bank Indonesia adopted a policy mix consisting of “one policy to maintain stability and four policies to support economic growth” as it has alluded to before. Monetary policy is directed at maintaining stability (pro-stability), while the other four instruments, namely macroprudential policies, digitalization of the payment system, deepening of the money market, as well as inclusive and green economy-finance are aimed to accelerate national economic recovery (pro-growth).

The key points of Bank Indonesia’s policy mix implemented in 2022 are as follows:

1.

Monetary policy was aimed at ensuring macroeconomic stability, through increase of policy rate (BI Rate), Rupiah exchange rate stabilization, and liquidity normalization. In this context, in line with the low core inflation pressures, especially in the first semester of 2022, the monetary policy response was taken by normalizing liquidity through a gradual increase in the reserves requirement ratio to 9% for conventional commercial banks and 7.5% for Sharia commercial banks and Sharia business units. Bank Indonesia adopted this policy to proactively address the impact of global financial market uncertainty on macroeconomic stability. Meanwhile, the BI Rate was raised by 200 bps since August 2022 to 5.50% at the end of 2022 in response to the increasing inflation expectations and to make sure that core inflation remained within 3±1% range. This policy was supported by Rupiah exchange rate stabilization policy as part of the measures to control inflation, primarily imported inflation, through foreign exchange intervention, including spot and DNDF transactions, as well as buying/selling SBN in the secondary market (twist operation).

2.

Macroprudential policies continued to be accommodative in synergy with the integrated policy package of the Financial System Stability Committee to support the national economic recovery. Bank Indonesia continued to maintain accommodative macroprudential policies by holding the countercyclical capital buffer ratio at 0%, the macroprudential intermediation ratio at the range of 84-94%, and the macroprudential liquidity buffer (“MPLB”) ratio at 6% with repo flexibility of 6%, and the Sharia MPLB ratio at 4.5% with repo flexibility of 4.5%. Bank Indonesia also continued to relax the loan to value/financing to value ratio for property loans/financing to a maximum of 100% and relaxed the down payment requirements for automotive loans to 0% for all types of new vehicles. Bank Indonesia also strengthened the prime lending rate transparency policy to support the effectiveness of the transmission of the policy rate and macroprudential policy. In addition, Bank Indonesia increased incentives for banks to disburse loans to priority sectors and MSME and/or meet the Macroprudential Inclusive Financing Ratio (RPIM) target in the form of easing Rupiah reserve requirements and expanding the coverage of priority sectors.

3.

Bank Indonesia continued to strengthen payment system policies to support economic recovery and accelerate inclusive digitalization. These policies included: (i) expanding the use of QRIS; (ii) intensification of the electronification program through digitizing government social assistance programs, electronification of regional government services, and also the integration of modes of transportation; (iii) strengthening the implementation of the National Open API Payment Standard by encouraging the acceleration of its adoption for banks and non-bank institutions; (iv) accelerating the implementation of BI-FAST by increasing membership, expanding services, and accepting the use of BI-FAST; and (v) payment system pricing policies to support national economic recovery. National Open API Payment Standard (Standar Nasional Open API Pembayaran) is a national standard established by Bank Indonesia to create a unified framework for open API-based payment services across Indonesia’s financial ecosystem.

These three major policies were supported by the synergy among the efforts of Bank Indonesia and the Government, banks, and other institutions to continue support for MSMEs as well as the Sharia economy and finance. Bank Indonesia also pursued deepening of foreign exchange market to support Rupiah stability and to expand hedging instruments and continued to accelerate the promotion of trade and investment between countries, including through the expansion of local currency transactions. In addition, Bank Indonesia continued to strengthen its international policy and practice by expanding international cooperation with other central banks and monetary authorities, promoting trade and investment in priority sectors in synergy with other relevant institutions.

In 2023, Bank Indonesia’s policy mix continued to be directed towards strengthening resilience, recovery, and revival of the Indonesia economy in a close synergy with national economic policy. Meanwhile, the policy mix intended to counteract the spillover effects of global turmoil, including the risks of economic recession and high inflation, policy rate hikes by the United States Federal Reserves and other central banks, depreciatory pressures on the Rupiah exchange rate due to a very strong U.S. dollar, as well as high global financial market uncertainty. To that end, the objective of monetary policy is to manage inflation back towards the target corridor set by the Government, namely 3.0%±1% in 2023 and 2.5%±1% in 2024, to maintain Rupiah stability against the impact of global turmoil to control imported inflation, as well as to support macroeconomic and financial system stability. Meanwhile, to support national economic growth, accommodative macroprudential policies continue to be oriented towards encouraging lending/financing to the businesses, particularly priority sectors. Similarly, Bank Indonesia continued accelerating payment system digitalization to expand digital economic and financial inclusion, specifically in the real sector and MSMEs as drivers of private consumption. The mix of three main Bank Indonesia policies, namely monetary policy, macroprudential policy and payment system policy, were also supported by strengthening money market and foreign exchange market deepening policy, MSMEs empowerment and Sharia economy and finance development programs as well as international policy.

In December 2023, Bank Indonesia maintained the BI Rate at 6.00%, the deposit facility rate at 5.25% and the lending facility rate at 6.75%.

The decision remains consistent with the pro-stability focus of monetary policy, namely, to strengthen Rupiah stabilization policy, and as a pre-emptive and forward-looking measure to maintain inflation within the 2.5%±1% target corridor in 2024. Meanwhile, Bank Indonesia will maintain pro-growth macroprudential and payment system policies to foster sustainable economic growth. Bank Indonesia will also hold an accommodative macroprudential policy stance to revive bank lending/financing to businesses and households. Payment system digitalization will be accelerated to increase transaction volume and expand digital economic and financial inclusion, which includes the electronification of (central and regional) government transactions. Bank Indonesia has, therefore, strengthened its mix of monetary, macroprudential and payment system policies to maintain stability and nurture sustainable economic growth through the following measures:

1.	Rupiah stabilization through foreign exchange market intervention with a focus on spot and domestic non-deliverable forward transactions, as well as government securities in the secondary market.

2.	Strengthening the pro-market monetary operations strategy for effective monetary policy, which includes optimizing SRBI, Bank Indonesia Forex Securities and Bank Indonesia Forex Sukuk.

3.	Deepening prime lending rate transparency policy with a focus on interest rates by economic sector.

4.

Accelerating payment system digitalization towards greater transaction efficiency and expanding the digital economy and finance ecosystem as follows: (a) Expanding QRIS implementation by: (i) setting a target of 55 million QRIS users in 2024, (ii) setting a target of 2.5 billion QRIS transactions in 2024, and (iii) strengthening the cross-border QRIS implementation strategy to accelerate uptake, (b) Strengthening implementation of Indonesian Credit Card (Kartu Kredit Indonesia) (i.e., credit cards that use an Indonesian payment network, rather than foreign payment networks such as Visa or Mastercard) for the government segment by developing online payment features, while expanding more intensive socialization, coordination and monitoring activities.

5.

Expanding international cooperation with other central banks and authorities in partner countries, particularly through cross-border QRIS linkages and local currency transactions, as well as facilitating investment, trade and tourism promotion in priority sectors in conjunction with relevant institutions.

Policy coordination between Bank Indonesia and the government of the Republic is also constantly improved to maintain macroeconomic stability and bolster economic growth. Bank Indonesia strengthens policy coordination with the central and regional government and strategic partners, including the National Movement for Food Inflation Control in various regions within the Central and Regional Inflation Control Teams, as well as Region Digitalization Acceleration and Expansion (P2DD) Teams to Accelerate and Expand the Electronification of Central and Regional Government Transactions. Furthermore, policy synergy between Bank Indonesia and the KSSK is also strengthened to maintain financial system stability and revive lending/financing to businesses, particularly those in priority sectors.

In 2024, Bank Indonesia’s policy mix is directed at strengthening economic stability and supporting sustainable growth, in close synergy with the national economic policy mix. Monetary policy in 2024 is focused primarily on maintaining stability (pro-stability), while macroprudential and payment system policies remain directed at supporting economic growth (pro-growth). This policy direction aims to balance between maintaining stability amid high global uncertainties and supporting sustainable economic growth. The 2024 monetary policy targets are focused on controlling inflation within the 2.5±1% target range and stabilizing the Rupiah exchange rate against global shocks, consistent with inflation control and support for macroeconomic and financial system stability. Meanwhile, to support economic growth, accommodative macroprudential policies continue to be directed at encouraging bank credit/financing to priority sectors, while maintaining financial system stability. Likewise, the digitalization of payment systems continues to be accelerated to support inclusive economic growth through the expansion of digital economy and finance. The mix of monetary, macroprudential and payment system policies is supported by strengthening policies on money and foreign exchange market deepening, developing MSMEs, Islamic economy and finance, and international policies. Monetary policies aimed at controlling inflation and stabilizing the Rupiah exchange rate are implemented through consistent and prudent interest rate policies, supported by foreign exchange market intervention, pro-market monetary operation strategies and adequate foreign exchange reserves.

Consistent with this policy direction, Bank Indonesia in April 2024 raised the BI Rate by 25 bps to 6.25% amid increasing global uncertainty and rising inflation pressures. Subsequently, as the trajectory of the federal funds rate (“FFR”) becomes more evident, followed by an FFR cut that eased global turmoil, Bank Indonesia lowered the BI Rate by 25 bps to 6.0% on September 17, 2024, one day before the Federal Reserve’s FFR reduction in September 2024. This BI Rate cut is consistent with pre-emptive and forward-looking measures to keep inflation in 2024 and 2025 within the 2.5±1% target. Bank Indonesia also anticipates still room for further BI Rate cuts given low inflation projection and the need to support sustainable economic growth. Further decisions regarding the BI Rate will be made from time to time in the Board of Governors Meetings based on global and domestic economic dynamics (data dependent).

Based on Bank Indonesia’s policy mix stance, the following policy instruments were implemented in 2024.

1.

Monetary policy. Inflation control and Rupiah stability were achieved through a consistent and well-calibrated policy rate, underpinned by foreign exchange market intervention, a pro-market monetary operations strategy, and adequate reserve assets. To that end, Bank Indonesia has been directing BI Rate policy toward achieving the inflation targets in 2024 and 2025. Meanwhile, Rupiah stabilization efforts aim to mitigate short-term volatility and control the impact of imported inflation through triple intervention in the spot, domestic non-deliverable forward and SBN markets as needed. The effectiveness of monetary policy transmission was strengthened by a pro-market monetary operations strategy through optimization of Bank Indonesia Rupiah Securities (Sekuritas Rupiah Bank Indonesia, “SRBI”), Bank Indonesia Foreign Exchange Securities and Bank Indonesia Foreign Exchange Sukuk to attract portfolio inflows and maintain Rupiah stability, while deepening the money market and foreign exchange markets. Inflation control, particularly for food, was supported by close coordination with the Government through the Central and Regional Government Inflation Control Teams and the National Movement for Food Inflation Control nationwide.

2.

Macroprudential policy. Bank Indonesia increased liquidity incentives and loosened macroprudential instruments to stimulate bank lending/financing and maintain financial system stability. Additional liquidity incentives were provided to banks through implementation of the macroprudential liquidity incentive policy to promote bank lending/financing to priority sectors, including downstream sectors (mineral and coal mining, agriculture, plantation crops and fishing), housing (including public housing), tourism, the creative economy, and green economy and finance, and to enhance financial inclusion of MSMEs, people’s business credit program, and ultra-micro enterprises. The flexibility of liquidity management in the banking industry was also enhanced by loosening the macroprudential liquidity buffer. Likewise, all other macroprudential policy instruments remained loose, including the countercyclical capital buffer, macroprudential intermediation ratio, loan/financing-to-value ratio for property loans/financing, down payment requirements on automotive loans/ financing, and bank foreign funding ratio. Macroprudential and money market surveillance of the banking system was strengthened to help maintain financial system stability in close coordination with the Financial System Stability Committee.

3.

Payment system policy. Bank Indonesia continued accelerating payment system digitalization and ensuring adequate currency in circulation for seamless, efficient and productive economic and financial transactions. Digitalization was implemented through innovation in various instruments and expansion of digital payment services, while strengthening the industry structure and the stability of payment system infrastructure, including integrating the national digital economy and finance ecosystem. To increase transaction value and the velocity of digital payments, Bank Indonesia in 2024 enhanced QRIS by expanding the user base and participating merchants, while extending the 0% merchant discount rate for micro merchants. The payment system structure was strengthened by expanding standard national open API payment (Bank Indonesia’s initiative to standardize and interconnect payment services through an open API framework) for greater interconnection of payment services and enhancing the surveillance of payment system providers, including monitoring for illegal transactions and strengthening cybersecurity. BI-FAST acceptance and stability were improved as retail payment system infrastructure that has become increasingly popular with the public. Similarly, the digitalization of social aid program (Bantuan Sosial – Bansos) disbursements and government financial transactions was expanded, particularly to accelerate and enhance local regional digitalization and increase acceptance of the Indonesia Credit Card for the government segment. Furthermore, Bank Indonesia also expanded cross-border payment cooperation through implementation of the Regional Payment Connectivity initiative in the ASEAN along with several other important economic partners of Indonesia.

In 2025, Bank Indonesia lowered the BI-Rate, the deposit facility rate, and the lending facility rate on five occasions—January, May, July, August, and September—and kept them unchanged in the other months. Each cut was 25 basis points, except that the deposit facility rate was reduced by 50 basis points in September 2025. Over the year, the BI-Rate decreased from 6.00% to 4.75%, the deposit facility rate from 5.25% to 3.75%, and the lending facility rate from 6.75% to 5.50%.

Bank Indonesia’s monetary policy in 2025 was implemented through BI-Rate reductions, Rupiah exchange rate stabilization, and monetary liquidity expansion. These measures were aimed at optimizing the monetary policy trilemma, namely, maintaining price stability, exchange rate stability, and adequate foreign exchange reserves. Consistent with the inflation outlook, which remains within the 2.5±1% target range for 2025–2026, the BI-Rate was reduced five times, totaling 125 bps in 2025, bringing the policy rate to 4.75% in December 2025. These interest rate decisions were forward-looking and pre-emptive, ensuring the inflation outlook to remain contained within the 2.5±1% target range. Bank Indonesia also continued to strengthen coordination with both central and regional Governments on inflation control. Meanwhile, Rupiah exchange rate stabilization was further reinforced through offshore market intervention via non-deliverable forward, domestic market intervention through the spot market and DNDF, and purchases of SBN in the secondary market. These measures were complemented by liquidity expansion through a pro-market monetary operations strategy aimed at strengthening interest rate transmission, increasing liquidity, and accelerating money and foreign exchange market deepening. This strategy included a reduction in the outstanding stock of SRBI and purchases of SBN, including secondary-market purchases and debt-switching operations. The three monetary instruments—BI-Rate policy, Rupiah exchange rate stabilization, and monetary liquidity expansion—were supported by adequate foreign exchange reserves. Bank Indonesia consistently ensured reserve adequacy in line with international standards to support Government external debt servicing and Rupiah exchange rate stabilization policies.

In 2025, macroprudential policy was implemented by strengthening liquidity incentives and easing all macroprudential instruments to promote credit and financing growth while safeguarding financial system stability. Macroprudential policy was further reinforced to achieve optimal credit growth, maintain financial system stability, and enhance financial inclusion. Macroprudential liquidity incentive was increased to encourage bank credit expansion towards priority sectors and in line with the Government’s Asta Cita programs. The bank foreign funding ratio instrument was eased to broaden banks’ alternative sources of external funding. In addition, the macroprudential liquidity buffer was relaxed to provide additional liquidity through a reduction in the required securities holdings relative to third-party funds. Other macroprudential policy instruments remained accommodative to further support credit expansion. Macroprudential and money market surveillance of the banking system was also strengthened to help safeguard financial system stability, supported by close coordination within the KSSK.

Bank Indonesia continued in 2025 to accelerate payment system digitalization and ensure adequate Rupiah currency circulation to support smooth, efficient, and productive economic and financial transactions. Digital payment system transformation was implemented consistently in line with the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2030. Digitalization was accelerated through instrument innovation and expansion of digital payment services, strengthening of the structure and infrastructure stability of payment system industry, and integration of the national digital economy and financial ecosystem. In 2025, Bank Indonesia continued to broaden digital payment acceptance through more affordable QRIS pricing schemes for public service agencies and public service obligation merchants. In terms of innovation, QRIS features were expanded through the launch of QRIS Tap, based on near field communication (NFC) technology. Meanwhile, strengthening of the payment system industry structure was advanced through wider implementation of the National Open API Payment Standard. Institutional strengthening of the payment system industry was undertaken through enhanced surveillance and risk management, including measures to address illegal transactions and cyber threats. Payment system infrastructure stability was maintained through optimization of BI-FAST Phase I, Stage 2 features, including bulk transfers, request-for-payment services, and direct debit transfers. The digitalization of government financial transactions was also strengthened through the Regional Transaction Digitalization Acceleration and Expansion Program (Percepatan dan Perluasan Digitalisasi Daerah, or P2DD), a collaborative interministerial program aimed at accelerating and expanding the digitalization of regional government financial transactions across Indonesia, and improved acceptance of the Indonesia Credit Card (Kartu Kredit Indonesia), a domestic credit card specifically designed for non-cash procurement and operational spending by Indonesia’s central and regional governments. Externally, international synergy was broadened through the implementation of Regional Payment Connectivity (an ASEAN-wide initiative to link national payment systems across Southeast Asia) and the establishment of a new cross-border QRIS corridor between Indonesia and Japan. In Rupiah currency management, Bank Indonesia consistently ensured the adequacy and quality of Rupiah currency, while strengthening synergy and collaboration with various stakeholders to guarantee the availability of Rupiah that is high-quality, reliable, and easily accessible to all segments of society.

From January to March 2026, Bank Indonesia maintained the BI-Rate at 4.75%, consistent with its policy focus on strengthening Rupiah exchange rate stabilization amid worsening global economic conditions due to the conflict in the Middle East. Meanwhile, macroprudential policy continued to be strengthened to promote economic growth through increased lending and financing to the real sector, while maintaining financial system stability. Payment system policy remained directed at supporting economic activity through expanding digital payment acceptance, strengthening the payment system industry structure, and enhancing the reliability and resilience of payment system infrastructure.

In April 2026, Bank Indonesia maintained the BI-Rate at 4.75%, while also keeping the deposit facility rate at 3.75% and the lending facility rate at 5.50%. The decision remains consistent with efforts to increase the effectiveness of the adjustment to the interest rate structure of monetary operation instruments. This adjustment aims to strengthen Rupiah exchange rate stabilization amid worsening global economic conditions due to the conflict in the Middle East. Going forward, Bank Indonesia stands is prepared to undertake further monetary policy measures as necessary to preserve Rupiah exchange rate stability and maintain inflation in 2026 and 2027 within the target corridor of 2.5±1%. Meanwhile, Bank Indonesia continues to strengthen macroprudential policy to promote economic growth through increased lending and financing to the real sector, while maintaining financial system stability. Payment system policy remains directed at supporting economic activity through expanding digital payment acceptance, strengthening the payment system industry structure, and enhancing the reliability and resilience of payment system infrastructure.

The direction of the monetary, macroprudential, and payment system policy mix to maintain stability, while supporting sustainable economic growth, is also supported by the following policy measures:

Monetary Policy

1.	Strengthening the effectiveness of monetary policy implementation to maintain Rupiah exchange rate stability and maintain inflation in 2026 and 2027 within the 2.5±1% target range, by:

i.	strengthening Rupiah exchange rate stabilization through intervention in offshore non-deliverable forward transactions as well as spot and DNDF transactions in domestic market;

ii.	strengthening the interest rate structure of pro-market monetary instruments to continue attracting foreign portfolio investment inflows into domestic financial assets to support Rupiah stability; and

iii.

maintaining base money growth above 10% in line with monetary expansion to ensure adequate liquidity in the money market and banking system, including through measured transactions in SBN in the secondary market. Bank Indonesia purchased SBN as part of monetary and fiscal policy synergy, and the purchase amount in the first three months of 2026 was Rp90.05 trillion, including Rp50.62 trillion purchased in the secondary market.

2.

Strengthening foreign exchange market transaction policies, effective April 2026, to support Rupiah exchange rate stability through: (i) adjustment of the cash threshold for foreign exchange purchases against Rupiah from USD100 thousand per customer per month to USD50 thousand per customer per month; (ii) increase in the DNDF/forward selling threshold from USD5 million per transaction to USD10 million per transaction; and (iii) increase in the buy and sell threshold for foreign exchange swaps from USD5 million to USD10 million per transaction.

3.

Strengthening regulations on foreign exchange traffic reporting by lowering the threshold for supporting documents required for outgoing foreign exchange fund transfers from USD 100,000 to USD 50,000, effective from April 2026.

4.

Strengthening measures to deepen the money and foreign exchange markets in accordance with the Money Market and Foreign Exchange Market Development Blueprint ((Blueprint Pendalaman Pasar Uang dan Pasar Valuta Asing) 2030 to support stability as well as national economic financing through:

i.	exemptions from restrictions on non-deliverable forward selling transactions against Rupiah in offshore markets for selected primary dealers that meet Bank Indonesia’s requirements;

ii.

the expansion of foreign exchange monetary operations instruments through spot and swap transactions in offshore Chinese Renminbi (CNH) against Rupiah to support exchange rate stabilization and local currency transactions.

Macroprudential Policy

5.	Strengthening the effectiveness of accommodative macroprudential policy implementation to promote lending and financing growth while maintaining financial system stability, by:

i.

maintaining: (i) the countercyclical capital buffer (CCyB) at 0%; (ii) the macroprudential intermediation ratio within the range of 84–94%; (iii) the foreign funding ratio below a maximum of 35% of bank capital; (iv) the macroprudential liquidity buffer at 4% with repo flexibility of 4%; and (v) the Sharia macroprudential liquidity buffer at 2.5% with repo flexibility of 2.5%;

ii.

publishing the assessment of prime lending rate transparency, with a focus on interest rates based on priority sectors in accordance with the scope of macroprudential liquidity incentive policy as well as strengthening synergy with the Government and other stakeholders to accelerate lending and financing through the Indonesian Intermediation Acceleration Program (Program Percepatan Intermediasi Indonesia);

Payment System Policy

6.

Strengthening the implementation of payment system digitalization measures in accordance with the Indonesia Payment System Blueprint (Blueprint Sistem Pembayaran Indonesia) 2030 to support the acceleration of national digital economy and finance, through:

a.

the launch of the Indonesia Digital Innovation Center (Pusat Inovasi Digital Indonesia (“PIDI”)) in February 2026, including hosting of the PIDI-Hackathon-Digdaya program (Digdaya is a digital management platform) to generate solutions and develop impactful digital talent, and the launch of QRIS Cross-Border between Indonesia and China on April 30, 2026, and

b.

synergizing the Capacity Building and Literacy Synergy Program (Peningkatan Kapasitas dan Literasi Sinergi), which aims to accelerate and expand regional digitalization, with the PIDI-Hackathon-Digdaya program by expanding the latest payment system innovations to enhance the efficiency of local government transactions.

Bank Indonesia continues to strengthen policy coordination with the Government, including close synergy between monetary and fiscal policies to mitigate the impact of global uncertainty stemming from the Middle East conflict on the domestic economy, thereby maintaining stability and supporting economic growth. Policy synergy with the KSSK is also strengthened to maintain financial system stability and promote financing for the Government’s Asta Cita programs. In addition, Bank Indonesia continues to strengthen and expand international cooperation in central banking areas, including payment system connectivity and local currency transactions, as well as facilitating investment and trade promotion in priority sectors in cooperation with relevant institutions.

Policy Synergy between Bank Indonesia and Ministry of Finance

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees: (i) the first (“SKB I”), on April 16, 2020, provided for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities from 2020 to 2022, pursuant to which Bank Indonesia purchased Rp75.9 trillion of Government securities in 2020, Rp143.3 trillion in 2021 and Rp49.1 trillion in 2022; and (ii) the second (“SKB II”), on July 7, 2020, related to the “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia; and

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to MSME and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These initial burden sharing schemes were valid for 2020 and 2021 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases.

On August 23, 2021, the Ministry of Finance and Bank Indonesia issued the third joint decree (“SKB III”) to cooperate on financing health and humanitarian care. Pursuant to the SKB III, the Government privately placed Government securities to Bank Indonesia, and the Government and Bank Indonesia coordinated to provide healthcare and humanitarian support in response to the Covid-19 pandemic. Specifically, Bank Indonesia contributed interest paid on the Government securities of Rp58 trillion in 2021 and Rp40 trillion in 2022 toward vaccination programs and other healthcare expenses and the Government contributed the remaining interest costs (at a variable interest rate equal to the three-month BI Reference Rate) of Rp157 trillion in 2021 and Rp184 trillion in 2022 toward healthcare expenses and humanitarian initiatives such protection programs for affected communities and small businesses.

SKB III concluded in December 2022 and no further joint initiatives have been pursued since, although the omnibus financial sector law passed in 2023 provides for additional coordination of fiscal policy of the Government and monetary policy of Bank Indonesia in the case of a future crisis declared by the President. See “—Financial System — Financial Sector Omnibus Law (Law No. 4/2023).”

On September 4, 2025, the Ministry of Finance and Bank Indonesia announced the strengthening of policy coordination to support the Government’s Asta Cita programs in promoting a “people-centered” economy, and specifically an agreement on interest cost sharing for the Government’s affordable housing programs and Koperasi Desa Merah Putih, or Cooperatives, which are described in “Infrastructure Development—Affordable Housing Program” and “Government Budget—Red and White Village Cooperatives.”

Specifically, the corresponding budget allocations may be placed with government agencies and domestic financial institutions to support lending schemes under these programs. After accounting for returns on such placements, the remaining interest costs on SBN are shared equally between the Ministry of Finance and Bank Indonesia. Bank Indonesia provides its share in the form of additional interest credited to Government accounts maintained at Bank Indonesia, consistent with its State Treasury function under the Bank Indonesia Act. This arrangement, effective in 2025 and continuing until such period as has been agreed between the Government and Bank Indonesia, is implemented in accordance with prudent fiscal and monetary policy principles aimed at maintaining market discipline and safeguarding financial-system integrity.

In addition to the interest-sharing mechanism, Bank Indonesia has also resumed the purchase of SBN in the secondary market. As of December 31, 2025, Bank Indonesia had purchased SBN totaling Rp332.14 trillion since the beginning of 2025, including Rp246.68 trillion acquired through secondary market transactions and a debt-switching program with the Government. As of April 28, 2026, Bank Indonesia had purchased SBN totaling Rp114.60 trillion since the beginning of 2026, including Rp59.59 trillion acquired through secondary market transactions. These purchases reflect Bank Indonesia’s expansionary monetary policy stance. A portion of the proceeds generated through Bank Indonesia’s SBN purchases has been directed by the Government toward financing public-oriented economic programs, such as public housing and the Red and White Village Cooperatives.

Bank Indonesia’s macroprudential policy stance has increasingly emphasized the use of regulatory incentives and directives to promote bank lending to priority sectors aligned with the Government’s Asta Cita programs. These measures include macroprudential liquidity incentives, which provide Rupiah reserve requirement relief to banks that meet lending targets in designated sectors such as housing, downstream industries, MSMEs, tourism, and the green economy. In addition, Bank Indonesia’s interest cost-sharing arrangement with the Ministry of Finance for the affordable housing and Cooperatives programs supports credit allocation to Government priority programs.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah denominated demand deposits in commercial banks. Broad money consists of narrow money, securities other than shares, plus quasi-money, which includes time deposits and savings deposits in Rupiah and demand deposits in foreign currencies. Since September 2021, Rupiah saving deposits that can be withdrawn at any time have been reclassified from quasi-money to narrow money, due to their high liquidity.

The following table sets forth the money supply as of the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2021	1,351,172	831,234	1,450,967	2,131,756	4,413,956	3,433,822	22,675	7,870,453
2022	1,715,619	897,799	1,710,998	2,225,849	4,834,646	3,668,813	24,563	8,528,022
2023	1,690,270	975,928	1,699,406	2,260,192	4,935,525	3,862,393	28,613	8,826,531
2024	1,774,691	1,062,795	1,776,745	2,384,441	5,223,981	3,908,462	114,187	9,246,630
2025	1,976,434	1,214,763	2,172,153	2,569,025	5,955,942	4,126,243	52,469	10,134,654
February 2026(2)	1,800,256	1,159,871	2,180,872	2,546,222	5,886,965	4,154,689	48,198	10,089,852

Source: Bank Indonesia.

M1	Narrow money.
M2	Broad money.
(1)	Since September 2021, Rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their high liquidity.
(2)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
		(in billions of Rupiah)
2021	1,809,680	1,127,267	5,444,160	1,007,279
2022	1,898,133	970,957	5,996,010	1,257,016
2023	1,967,180	907,964	6,545,841	1,222,684
2024	1,982,701	748,934	7,046,941	1,414,908
2025	2,158,916	850,923	7,580,895	1,671,465
February 2026(3)	2,093,675	875,756	7,593,885	1,716,378

Source: Bank Indonesia.

(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.
(3)	Money supply data are ordinarily released approximately one month after the analytical balance sheet of Bank Indonesia.

As of December 31, 2021, broad money grew by 14.0% (year-on-year) compared to 12.5% (year-on-year) as of the same date in the previous year, resulting from higher growth in narrow money. Narrow money growth increased to 17.9% (year-on-year) as of December 31, 2021 compared to 14.9% (year-on-year) as of the same date in the previous year, due to higher growth in Rupiah demand deposits and Rupiah saving deposits that can be withdrawn at any time. Quasi-money growth decreased to 9.4% (year-on-year) compared to 10.0% (year-on-year) as of the same date in the previous year, due to slower growth in time deposits and other saving deposits.

As of December 31, 2022, broad money grew by 8.4% (year-on-year) compared to 14.0% (year-on-year) as of December 31, 2021, due to a much slower growth of narrow money and quasi money. Narrow money grew slower by 9.5% (year-on-year) as of December 31, 2022, compared to 17.9% (year-on-year) as of December 31, 2021, due to slower growths of Rupiah demand deposits and Rupiah saving deposits. Quasi-money growth decreased to 6.8% (year-on-year) compared to 9.4% (year-on-year) as of December 31, 2021, due to a slower growth in Rupiah time deposits.

As of December 31, 2023, broad money grew by 3.5% (year-on-year), compared to a growth of 8.4% (year-on-year) as of December 31, 2022, due to slower growth of narrow money and quasi money. The much slower pace of broad money was primarily due to a growth of narrow money by 2.1% (year-on-year), compared to 9.5% (year-on-year) of robust growth as of December 31, 2022, due to decreasing Rupiah demand deposit. Quasi-money recorded a 5.3% growth (year-on-year) as of December 31, 2023, compared to a 6.8% increase (year-on-year) as of December 31, 2022. The slower growth of quasi money was primarily driven by slower growth pace of foreign currency demand deposits.

As of December 31, 2024, broad money grew by 4.8% (year-on-year) compared to 3.5% (year-on-year) as of December 31, 2023, due to a higher increase in narrow money. Narrow money grew by 5.8% (year-on-year) as of December 31, 2024 compared to 2.1% (year-on-year) as of December 31, 2023, due to higher growth of Rupiah demand deposits and Rupiah saving deposits. Quasi money grew slower by 1.2% (year-on-year) as of December 31, 2024 compared to 5.3% (year-on-year) as of December 31, 2023, due to a decrease in time deposits.

As of December 31, 2025, broad money grew by 9.6% (year-on-year), compared to 4.8% (year-on-year) as of December 31, 2024, due to a higher increase in narrow money, which grew by 14.0% (year-on-year) as of December 31, 2025, compared to 5.8% (year-on-year) as of December 31, 2024, and a higher increase in quasi-money, which grew by 5.6% (year-on-year) as of December 31, 2025, compared to 1.2% (year-on-year) as of December 31, 2024.

As of February 28, 2026, broad money grew by 8.7% (year-on-year), compared to 6.2% (year-on-year) as of February 27, 2025, due to a higher increase in narrow money, which grew by 14.4% (year-on-year) as of February 28, 2026, compared to 7.4% (year-on-year) as of February 27, 2025.

Government Budget

Fiscal Policy

The Government’s fiscal policy has been guided by the objective of promoting fiscal consolidation and reducing Government debt gradually in order to achieve fiscal sustainability. The Republic’s budget deficit is mandated to remain below 3.0% of GDP. In recent years, the Government has sought to balance this objective with significant new expenditure commitments, including the Free Nutritious Meal Program, increased defense spending, energy subsidies and infrastructure development. As a result, the budget deficit widened from 1.6% of GDP in 2023 to 2.3% in 2024 and 2.9% in 2025, and the 2026 Budget targets a deficit of 2.7% of GDP. To respond to unforeseen pressures, including the surge in oil prices stemming from the Middle East conflict, the government has implemented several emergency measures, such as limiting subsidized fuel purchases to 50 liters per vehicle per month (excluding public vehicles), instituting work-from-home policies for civil servants, and reducing the Free Nutritious Meal program from six to five days per week. In addition, the Government also implemented budget efficiency directives and expenditure reprioritization, while seeking to maintain its commitment to fiscal sustainability.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,547.8	2,034.6	2,154.2	2,231.8	2,490.9	2,217.9	2,693.7	462.7
Non-tax revenue	458.5	595.6	612.5	584.4	513.6	534.1	459.2	112.1
Total domestic revenues	2,006.3	2,630.1	2,766.7	2,816.2	3,004.5	2,752.0	3,152.9	574.8
Grants	5.0	5.7	17.2	34.4	0.6	4.3	0.7	0.1

Total revenues and grants	2,011.3	2,635.8	2,783.9	2,850.6	3,005.1	2,756.3	3,153.6	574.9

Expenditures:
Central government expenditures	2,000.7	2,280.0	2,239.8	2,496.2	2,701.4	2,602.3	3,149.7	610.3
Transfer to regions and rural fund	785.7	816.2	881.4	863.5	919.9	849.0	693.0	204.8

Total expenditures	2,786.4	3,096.3	3,121.2	3,359.8	3,621.3	3,451.4	3,842.7	815.0

Primary balance(1)	(431.6)	(74.1)	102.6	20.7	(63.3)	(180.7)	(89.7)	(95.8)
Surplus/(deficit)	(775.1)	(460.4)	(337.3)	(509.2)	(616.2)	(695.1)	(689.1)	(240.1)
Financing:
Debt Financing	870.5	696.0	404.0	558.1	775.9	736.3	832.2	258.7
Investment Financing	(142.5)	(106.7)	(89.9)	(59.3)	(154.5)	(86.2)	(203.1)	(28.3)
On-Lending	1.9	2.2	4.5	(0.2)	(5.4)	0.0	(0.4)	1.8
Government Guarantee	(2.7)	(1.1)	(0.3)	(1.5)	—	—	—	—
Other Financing	144.4	0.7	38.5	57.8	0.3	93.9	60.4	25.2

Total Financing	871.7	591.0	356.7	554.9	616.2	744.0	689.1	257.4

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.

2025 Budget

On October 17, 2024, the Government promulgated Law No. 62 of 2024 on the State Budget for 2025 (the “2025 Budget”). The 2025 Budget was designed to accelerate inclusive and sustainable economic growth with measurable and controlled countercyclical policies, amid global economic uncertainties. The 2025 Budget was formulated based on a mix of short, medium and long-term policy considerations aimed at advancing the Golden Indonesia Vision 2045, which was the goal announced in 2019 by former President Joko Widodo for Indonesia to become the fifth largest economy in the world by 2045. See “Government and Political Developments—2019 Indonesian General Elections” in the Exhibit 99.D. to the Republic’s Annual Report on Form 18-K for the fiscal year ended on December 31, 2023 for further details.

The key macroeconomic assumptions underlying the 2025 Budget are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,000 to U.S.$1.00;

•	an average Government 10-year bond rate of 7.0%;

•	an ICP of U.S.$82 per barrel;

•	oil production by the Republic of 605 thousand barrels of oil per day; and

•	gas production by the Republic of 1,005 thousand barrels of oil equivalent of gas per day.

Total revenue in the 2025 Budget is expected to be Rp3,005.1 trillion, or an increase of 7.2% from the 2024 Budget of Rp2,802.3 trillion. Total revenue comprises Rp2,490.9 trillion in tax revenues, Rp513.6 trillion in non-tax revenues and Rp0.6 trillion in grants.

Under the 2025 Budget, total expenditures for 2025 were estimated to be Rp3,621.3 trillion, or 9.5% increase from the 2024 Budget of Rp3,325.1 trillion, comprising Rp2,701.4 trillion in central Government expenditures and Rp919.9 trillion in transfer to regional and rural funds.

Under the 2025 Budget, the Government would continue its commitment toward fiscal consolidation by maintaining a budget deficit below 3% of GDP. The primary deficit in the 2025 Budget was projected to be Rp616.2 trillion, or 2.53% of the projected 2025 GDP. The Government expects to fund the deficit through debt financing.

The 2025 Budget included the following allocations:

•

Education: Rp724.3 trillion, or 20.0% of the total budget expenditures. This allocation is directed towards improving access to and the quality of education, providing nutritious food for school children, renovating schools, building model schools, and improving the connection between education and the needs of the job market.

•

Social protection: Rp503.2 trillion, or 13.9% of the total budget expenditures. This allocation is directed towards social assistance distribution, integrating and strengthening social protection programs, strengthening lifelong social protection, and facilitating poverty alleviation through empowerment-based social protection.

•

Infrastructure: Rp399.3 trillion, or 11.0% of the total budget expenditures. This allocation is directed towards developing agricultural infrastructure such as irrigation networks and dams and building infrastructure to support economic transformation with respect to, among others, downstreaming policy, connectivity improvement and energy transition.

•

Law and defense: Rp376.4 trillion, or 10.4% of the total budget expenditures. This allocation is directed towards modernizing defense equipment, strengthening information and communication technologies against cyber threats, supporting strategic industrial capabilities, and implementing legal and security operational activities.

•

Health: Rp218.5 trillion, or 6.0% of the total budget expenditures. This allocation is directed towards promotive and preventive efforts, accelerating the reduction of stunting and tuberculosis cases, constructing high-quality hospitals, providing free health checks, enhancing the universal healthcare program, improving technology and pharmaceutical independence, and building a reliable healthcare system.

•

Food security: Rp139.4 trillion, or 3.8% of the total budget expenditures. This allocation is directed towards intensification and extensification of agricultural land, strengthening agricultural facilities and infrastructure, increasing farmers’ access to financing, and bolstering national food reserves.

The 2025 Budget was formulated prior to President Prabowo Subianto assuming power, by the then-incumbent administration of former President Joko Widodo working with the then President-elect Prabowo Subianto’s transition team to reflect both leaders’ policy proposals and priorities and to provide space for implementation of the incoming administration’s programs.

Review of the 2025 Budget

Presidential Instruction (Inpres) No. 1 of 2025, issued on January 22, 2025, directed members of the cabinet and other designated senior government officials to review the 2025 Budget in accordance with their respective duties, functions, and authorities to achieve budget efficiency. The presidential instruction highlighted a potential reduction of Rp306.7 trillion in government expenditure, including possible cuts of Rp256.1 trillion in the expenditures of central ministries and institutions, and Rp50.6 trillion in transfer to regions. The Government is reviewing the 2025 Budget following the presidential instruction and may revise the 2025 Budget.

On February 15, 2025, President Prabowo Subianto announced that the planned budget cuts would occur in three stages, extending beyond 2025 and aiming for total savings of Rp750 trillion.

In accordance with the presidential instruction, the Government is taking steps to (i) maximize revenue by implementing key strategies including enhancing tax compliance, expanding the tax base, leveraging data analytics for more accurate revenue forecasting, and implementing a technology-drive and effective revenue system; and (ii) refocus expenditure to accelerate priority programs by adopting measures including increasing efficiency in travel, seminars, office supplies and workshops, as well as prioritizing investments in human capital, job creation, productivity growth, food and energy security, and technological innovation.

As of June 24, 2025, a total of Rp134.9 trillion had been achieved in the release of budget blocks and reserves and the reallocation of expenditure efficiency gains, in accordance with President Prabowo Subianto’s directives to support national development priorities.

2026 Budget

On September 23, 2025, the Parliament approved the State Budget for 2026 (the “2026 Budget”). The 2026 Budget sets a revenue target of Rp3,153.6 trillion, comprising tax revenues of Rp2,693.7 trillion, non-tax revenues of Rp459.2 trillion and grants of Rp0.7 trillion. The revenue target represents an increase of approximately 7.3% from the 2025 Budget revenue target of Rp2,937.9 trillion.

Expenditures under the 2026 Budget are targeted at Rp3,842.7 trillion, comprising Government expenditures of Rp3,149.7 trillion (including Rp1,510.6 trillion for ministries and agencies and Rp1,639.2 trillion for non-ministerial expenditures) and transfers to regions and villages of Rp693.0 trillion. The expenditure target represents an increase of approximately 11.1% from the 2025 State Budget expenditure target of Rp3,457.8 trillion.

The 2026 Budget sets a primary balance deficit target of Rp89.7 trillion and a budget deficit target of Rp689.2 trillion (or 2.7% of GDP). The budget deficit target represents an increase of approximately 32.5% from the 2025 Budget deficit target of Rp519.9 trillion (or 2.1% of GDP).

The 2026 Budget sets a financing need of Rp689.15 trillion to cover the budget deficit.

The key macroeconomic assumptions underlying the 2026 Budget are as follows:

•	an economic growth rate of 5.4%;

•	an inflation rate of 2.5%;

•	an exchange rate of Rp16,500 to U.S.$1.00;

•	an average Government 10-year bond rate of 6.9%;

•	an ICP of U.S.$70 per barrel;

•	oil production by the Republic of 610 thousand barrels of oil per day; and

•	gas production by the Republic of 984 thousand barrels of oil equivalent of gas per day.

The philosophy underlying the 2026 Budget is centered on accelerating inclusive and sustainable economic growth while maintaining fiscal prudence, in alignment with the “Asta Cita” principles of the administration of President Prabowo Subianto, as described under “Government and Political Developments—Asta Cita.” This framework guides the budget’s design to foster job creation, reduce inequality, and support long-term national resilience.

The 2026 Budget sets out expenditure for several priority sectors: Rp164.7 trillion for food security, Rp402.4 trillion for energy security, Rp335.0 trillion for the Free Nutritious Meal Program, Rp769.1 trillion for education, Rp244.0 trillion for health, Rp181.8 trillion for village development, cooperatives, and MSMEs, and Rp425.0 trillion for defense, order and security, and law enforcement. The principal priorities for budget allocation in 2026 include significant investments in human capital and social welfare, as reflected in the Free Nutritious Meal Program aimed at combating stunting and improving child nutrition, as well as funding for school renovations and health facilities, which are included in the education and health budgets, respectively. The 2026 Budget also aims to accelerate investment and trade by, among other measures, strengthening Danantara’s role in accelerating productive investment, and investment in the Government’s affordable housing program, water security, and waste management. Other key areas encompass infrastructure development to enhance connectivity and regional equity, downstreaming of natural resources to boost value-added industries, social protection programs to alleviate poverty, support for small and medium enterprises, and initiatives in education, health, and green economy transitions to align with sustainable growth objectives.

Free Nutritious Meal Program

On January 6, 2025, the Government launched the Free Nutritious Meal Program to provide free meals to pregnant women, breastfeeding mothers, toddlers, and students to fight malnutrition and stunting. The Government believes that the program will contribute meaningfully to GDP growth, employment generation and poverty reduction. According to the Head of the National Nutrition Agency, the program was initially allocated a budget of Rp71 trillion (approximately U.S.$4.3 billion) to serve an estimated 17.9 million beneficiaries throughout 2025. Following President Prabowo Subianto’s directive to accelerate the program’s scale-up, the Government now aims to reach 82.9 million beneficiaries by the end of 2025 through 32,000 active nutrition units (satuan pelayanan pemenuhan gizi, “SPPG”). To support this expansion, an additional budget of Rp100 trillion (approximately U.S.$6.2 billion) has been allocated, increasing the total 2025 budget for the program to Rp171 trillion (approximately U.S.$10.5 billion).

As of June 30, 2025, there were approximately 5.59 million beneficiaries under the program, served by approximately 1,863 SPPG.

As of January 7, 2026, marking one year since the Government launched the Free Nutritious Meal Program, the program had reached 56.13 million beneficiaries through 19,343 operational SPPGs and had engaged 789,319 workers. In 2025, total budget utilization for the program amounted to Rp51.5 trillion.

Red and White Village Cooperatives

Presidential Instruction (Inpres) No. 9 of 2025, issued in March, 2025, mandates the Government to take comprehensive, coordinated and integrated steps to optimize and accelerate the establishment, development and revitalization of around 80,000 red and white village/sub-district cooperatives (the “Cooperatives”). This includes establishing new Cooperatives in villages that currently lack them, enhancing the potential of existing Cooperatives, and ensuring that Cooperatives are better equipped to address the specific needs of each village. The instruction requires that budget allocation be prioritized and that acceleration strategies be incorporated into the work plans of ministries, institutions, and regional governments to achieve this goal. The Cooperatives are expected to provide a range of services such as basic goods procurement, savings and loans, clinics, pharmacies, and logistics, tailored to the unique needs and potential of each village or sub-district.

Presidential Instruction (Inpres) No. 17 of 2025 was issued on October 22, 2025, instructing various government departments on actions to accelerate the construction of cooperative shops, warehouses, and supporting facilities, and appointing the state-owned enterprise PT Agrinas Pangan Nusantara to lead construction.

Economic Stimulus Packages

Economic Stimulus Packages Launched in December 2024

In December 2024, the Government introduced a stimulus package for 2025 with the budget amount of Rp38.6 trillion that includes, among other incentives:

•	rice assistance of 10 kg per month for 16 million food aid recipients;

•	a 50% discount on electricity bills for customers with a maximum capacity of 2,200 VA;

•	incentives for electric and hybrid vehicles;

•	financing for labor-intensive industries; and

•	certain income tax incentives for employees earning up to Rp10 million per month.

The Government had completed the stimulus package disbursement in February 2025 and the actual amount disbursed was Rp33.0 trillion.

Economic Stimulus Packages Launched in June 2025

On June 2, 2025, the Government officially launched an economic stimulus package worth Rp24.44 trillion (approximately U.S.$1.5 billion) for June and July 2025, aimed at maintaining and strengthening national economic growth and stability.

The stimulus package includes, among other things, (i) Rp11.93 trillion allocated for social assistance to 18.3 million beneficiaries, which includes monthly support of Rp200,000 per person under the Basic Food Card program and the provision of 10 kilograms of free rice per month for each beneficiary, (ii) Rp10.72 trillion allocated for wage subsidy, providing Rp300,000 per person per month to 17.3 million low-income workers and 565,000 non-tenured teachers, and (iii) Rp0.94 trillion allocated to subsidize mass transportation tickets, toll road tariff, and work accident insurance contribution.

Economic Stimulus Package Launched in September 2025

In September 2025, the Government launched an economic stimulus package, also known as the “8+4+5 program”. The stimulus package, worth Rp 16.23 trillion (approximately $1 billion), groups measures into eight acceleration programs for 2025, four continuation programs for 2026, and five job-creation programs.

The eight acceleration programs for 2025 comprise: (1) national internship program for 20,000 recent university graduates, launching in mid-October 2025, with a monthly stipend for each graduate equal to the minimum wage of the relevant province; (2) expansion of personal income tax relief to workers in the tourism, hotel, restaurant, and café sectors, whose monthly earnings are below Rp10 million, from October through December 2025; (3) food assistance for 18.3 million beneficiary families, providing 10 kilograms of rice per month to each beneficiary household; (4) a 50% subsidy on social security contributions for work accident and death insurance for informal workers, such as online motorcycle taxi drivers, couriers, and logistics personnel; (5) lower interest rates and enhanced benefits (such as more financing options and easier eligibility) for housing loans facilitated through the Employment Social Security Agency (BPJS Ketenagakerjaan); (6) a targeted “cash-for-work” (padat karya) initiative designed to create approximately 600,000 temporary jobs in labor-intensive infrastructure projects such as road repairs, flood control, and community facilities; (7) accelerating deregulation and licensing reforms to simplify and expedite the process of obtaining business permits through the Online Single Submission (OSS) system; and (8) pilot projects for new economic models, aimed at testing innovative economic frameworks to boost job creation and urban development, which involve launching pilot urban hubs to support the gig economy by providing dedicated platforms, infrastructure, and services for flexible workers (e.g., ride-hailing drivers and freelancers).

Four continuation programs are designed to extend the duration or beneficiary scope of certain benefits already in place or to be delivered under the 2025 programs: (1) the extension of a 0.5% income tax rate for MSMEs, which is already in place, through 2029; (2) continued income tax relief for low-income workers in the tourism, hotel, restaurant, and café sectors; (3) continued personal income tax relief for workers in labor-intensive industries such as textiles, footwear, garments, furniture, and leather goods; and (4) extending the 50% subsidy for work accident and death insurance to farmers, traders, fishermen, construction laborers, and domestic workers.

The five job-creation programs comprise: (1) the development of Merah Putih Village Cooperatives, which are community-owned businesses designed to support local enterprises and jobs (“Merah Putih” refers to Indonesia’s national colors); (2) the Merah Putih Fishing Village program to strengthen coastal livelihoods, facilities, and local fisheries value chains; (3) revitalization of fish and shrimp farms on the northern coast of Java to raise productivity and farmers’ incomes; (4) modernization of fishing vessels to improve safety, efficiency, and catch quality; and (5) the People’s Plantations program to support smallholder plantations, expand rural employment, and increase incomes.

Economic Stimulus Package Launched in October 2025

On October 17, 2025, the Government announced a stimulus package allocating Rp46.2 trillion (approximately U.S.$2.8 billion) for disbursement in the fourth quarter of 2025. Of this amount, Rp30 trillion (approximately U.S.$1.8 billion) was distributed as direct cash assistance to approximately 35 million beneficiary households. The stimulus package also provided for an expansion of the National Internship Program, increasing available placements from the originally planned 20,000 to 100,000. The National Internship Program is a Government-funded initiative open to university graduates within one year of completing their studies, offering internship opportunities at SOEs and private organizations with the objective of reducing unemployment and strengthening talent pipelines.

Economic Stimulus Package Launched in February 2026

On February 10, 2026, the Government launched an economic stimulus package for the first quarter of, with an initial allocation of Rp12.83 trillion (approximately U.S.$765 million), designed to support household consumption during the Ramadan and Eid al-Fitr period. Key measures included: (1) subsidized transportation fares across trains, state-owned sea transport, and economy-class domestic airfares, together with government-borne value-added tax incentives on airline tickets; (2) toll road tariff reductions of up to 20%; (3) food assistance distributed to approximately 35 million beneficiary households, with the food assistance component later confirmed by the Minister of Finance at Rp14.09 trillion; (4) a work- from-anywhere scheme for designated dates in March 2026 to ease Eid travel congestion; and (5) holiday allowance disbursements totaling Rp55 trillion to approximately 10.5 million state employees.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,									Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P		2026B		2026P

	(in trillions of Rupiah)
Domestic revenues:
Tax revenues
Domestic tax
Income tax:
Oil and gas	52.8	77.8	68.8	65.1	62.8	34.1		1,154.1		3.0
Non-oil and gas	643.8	920.4	992.5	996.8	1,146.4	986.3		55.2		155.3

Total income tax	696.7	998.2	1,061.2	1,061.9	1,209.3	1,020.4		1,209.4		158.2
Value added tax (VAT)	551.9	687.6	763.6	828.4	945.1	790.1		995.3		117.4
Land and building tax	18.9	23.3	33.3	32.5	27.1	29.2		26.1		2.3
Excises	195.5	226.9	221.9	226.4	244.2	221.7		243.5		51.0
Other taxes	11.1	7.7	9.7	8.7	7.8	77.9		126.9		116.9

Total domestic taxes	1,474.1	1,943.7	2,089.7	2,158.0	2,433.5	2,139.3		2,601.2		445.8

International trade taxes:
Import duties	39.1	51.1	50.9	53.0	52.9	50.2		49.9		11.4
Export tax	34.6	39.8	13.6	20.9	4.5	28.4		42.6		5.4

Total international trade taxes	73.7	90.9	64.5	73.9	57.4	78.6		92.5		16.9

Total tax revenues	1,547.8	2,034.6	2,154.2	2,231.8	2,490.9	2,217.9		2,693.7		462.7

Non-tax revenues:
Natural resources:
Oil	65.0	112.0	87.4	78.0	89.0	73.9		80.2		18.6
Gas	31.6	36.7	28.8	32.7	32.0	26.4		32.9		0.0

Total oil and gas	96.6	148.7	116.2	110.6	121.0	100.3		113.1		18.6
General mining	44.8	110.8	129.1	107.8	87.5	111.2		113.4		28.7
Forestry	5.4	5.8	5.4	6.7	5.7	6.6		5.9		1.9
Fishery	0.7	1.2	0.6	1.0	1.6	1.0		1.7		0.2
Geothermal	1.9	2.3	2.8	2.8	2.2	2.5		2.6		0.3

Total non-oil and gas	52.9	120.1	138.0	118.3	97.0	121.3		123.5		31.2

Total natural resources	149.5	268.8	254.2	228.9	218.0	221.6		236.6		49.7

Profit transfer from SOEs	30.5	40.6	82.1	86.4	90.0	12.7	(1)	1.8	(1)	0.1 (1)
Other non-tax revenues	152.5	196.3	180.4	164.3	127.7	196.2		122.5		40.6
Public Service Agency (BLU) Income	126.0	89.9	95.9	104.7	77.9	103.7		98.3		21.8

Total non-tax revenues	458.5	595.6	612.5	584.4	513.7	534.1		459.2		112.1

Total domestic revenues	2,006.3	2,630.1	2,766.7	2,816.2	3,004.6	2,752.0		3,152.9		574.8

Grants	5.0	5.7	17.2	34.4	0.6	4.3		0.7		0.1

Total revenues and grants	2,011.3	2,635.8	2,783.9	2,850.6	3,005.2	2,756.3		3,153.6		574.9

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Profits of the SOEs held by BPI Danantara are being transferred to BPI Danantara rather than the Government. See “ State-Owned Enterprises — BPI Danantara.”

Sources of Government Revenues

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues primarily consist of income tax, value-added tax (“VAT”), land and building tax, stamp duty, customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2014, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 7.6% and 54.4% of total income tax revenue and total non-tax revenues, respectively. In 2025, these ratios decreased to 1.5% and 18.8% respectively, primarily driven by a decrease in the average price of Indonesian crude oil, a decrease in oil and gas lifting, as well as an expansion of other sectors of the economy.

Indonesian income tax comprises both corporate income tax and personal income tax. Starting from the fiscal year of 2020, the general corporate income tax rate is 22% applied to taxable profits. Listed companies that meet certain criteria are entitled to a reduction from the general rate (i.e., 3% lower); therefore the effective corporate income tax rate for listed companies is 19%. Small enterprises, being, corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount of the general income tax rate so that their effective tax rate will be 11%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final income tax at 0.5% of revenue.

Personal income tax rates are set at progressive rates: (i) the maximum rate of 35% for annual taxable income above Rp5 billion, (ii) 30% for annual taxable income above Rp500 million and up to Rp5 billion, (iii) 25% for annual taxable income above Rp250 million and up to Rp500 million, (iv) 15% for annual taxable income above Rp60 million and up to Rp250 million, and (v) 5% for annual taxable income from Rp0 up to Rp60 million.

VAT is typically levied at a 11% effective rate on events involving the delivery of VAT-able goods or the provision of VAT-able services in the Indonesian customs area. For export of taxable goods (tangible and intangible) and taxable services by a taxable enterprise, VAT is levied at 0% rate. The VAT exemption for essential goods and services remains in effect, covering basic necessities such as rice, meat, fish, eggs, vegetables, fresh milk, educational services, healthcare services, public transportation services, affordable housing, and clean water.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% to 150% on cost, insurance and freight (“CIF”) level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a sales tax on luxury goods, the rates of which by law may be increased up to 200%. These rates currently range between 10%—95%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan (“PBB”)), is chargeable on all land and/or buildings unless exempted. Previously, certain documents were subject to nominal stamp duty payable as a fixed amount of either Rp6,000 or Rp3,000. Since January 2021, the nominal stamp duty increased to a single fixed amount of Rp10,000. The Rp6,000 and Rp3,000 stamp duties apply until January 1, 2022 provided that at least Rp9,000 had been paid.

Government revenues realization increased by 22.1% from Rp1,647.8 trillion in 2020 to Rp2,011.3 trillion in 2021, driven by increases in domestic revenues. By the end of 2021, total tax revenues increased by 20.4% from Rp1,285.1 trillion in 2020 to Rp1,547.8 trillion in 2021, in line with improving economic activity and international trade. Total non-tax revenues increased by 33.4% from Rp343.8 trillion in 2020 to Rp458.5 trillion in 2021, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil.

Government revenues realization improved by a positive 31.0%, from Rp2,011.3 trillion in 2021, to Rp2,635.8 trillion in 2022, supported by rising commodity prices and maintained economic recovery. Total tax revenues increased by 31.5% from Rp1,547.8 trillion to Rp2,034.6 trillion, due to the increasing commodity prices, the expansive economic growth, and the implementation of Law No. 7 of 2021 on Harmonization on Tax Regulation. Total non-tax revenues increased by 29.9% from Rp458.5 trillion to Rp595.6 trillion, driven by significant increases in commodity prices and increases in the dividends of banking SOEs.

Government revenues realization improved by a positive 5.6%, from Rp2,635.8 trillion in 2022, to Rp2,783.9 trillion in 2023, representing 105.6% of the 2023 revised budget Government revenues. Tax revenues realization was Rp2,154.2 trillion and non-tax revenues realization was Rp612.5 trillion, representing 101.7% and 118.8% of the 2023 revised budget figures, respectively.

Government revenues realization improved by 2.1% from Rp2,783.9 trillion in 2023 to Rp2,842.5 trillion in 2024, representing 101.4% of the 2024 budget Government revenues. In 2024, tax revenues realization was Rp2,232.7 trillion or an increase of 3.6% from Rp2,154.2 trillion in 2023, and non-tax revenues realization was Rp579.5 trillion or a decrease of 5.4% from Rp612.5 trillion in 2023, representing 96.7% and 117.8% of the 2024 budget figures, respectively.

Government revenues realization decreased by 3.3% from Rp2,850.6 trillion in 2024 to Rp2,756.3 trillion in 2025, representing 91.7% of the 2025 budget Government revenues target. In 2025, tax revenues realization was Rp2,217.9 trillion or a decrease of 0.6% from Rp2,231.8 trillion in 2024, and non-tax revenues realization was Rp534.1 trillion or a decrease of 8.6% from Rp584.4 trillion in 2024, representing 89.0% and 104.0% of the 2025 budget figures, respectively. Additionally, following the creation of BPI Danantara, profit from SOEs is being transferred to BPI Danantara rather than the Government.

Government revenues realization increased by 10.5% from Rp520.4 trillion in the first quarter of 2025 to Rp574.9 trillion in the first quarter of 2026, representing 20.9% of the 2026 budget Government revenues target. In the first quarter of 2026, tax revenues realization was Rp462.7 trillion or an increase of 14.3% from Rp404.7 trillion in the first quarter of 2025, and non-tax revenues realization was Rp112.1 trillion or a decrease of 3.0% from Rp115.6 trillion in the first quarter of 2025, representing 20.9% and 21.0% of the 2026 budget figures, respectively.

The tax-to-GDP ratio was in a relatively moderate range from 2017 to 2019, being 9.9% in 2017, 10.2% in 2018 and 9.8% in 2019. The tax-to-GDP ratio declined in 2020 to 8.3% due to the reduction of economic activity as a result of the Covid-19 pandemic. The tax-to-GDP ratio increased to 9.1% in 2021 and 10.4% in 2022 as a result of the recovery of economic activity. The tax-to-GDP ratio remained relatively stable at 10.3% in 2023 and 10.1% in 2024. The tax-to-GDP ratio in 2025 was 9.3%, primarily attributable to moderation in commodity prices, increased tax refunds resulting from relaxation measures and accelerated audit processes, as well as fiscal policies aimed at maintaining purchasing power and supporting the sustainability of businesses and the broader economy.

Tax Amnesty

In July 2016, the Government passed Law No. 11 of 2016 on Tax Amnesty, which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has generally risen, despite some fluctuation, in tandem with the general increase in the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 84.0% in 2021, 83.2% in 2022, 88.0% in 2023 and 85.7% in 2024.

The Government has also been working to simplify administration tax system by unifying the identification number (Nomor Induk Kependudukan (“NIK”)) with the taxpayer identification number (Nomor Pokok Wajib Pajak (“NPWP”)). Previously, Indonesian individuals were required to register with the KPP to obtain an NPWP, which was a separate identification number from the NIK. However, starting from June 30, 2024, an individual’s NIK serves as his/her NPWP. This change is expected to enhance the efficiency and effectiveness of the Government’s taxation system and also increase the number of registered taxpayers.

Tax Incentive Policies

To drive investment, the Government’s tax incentives policy includes:

•

Tax allowances to support investment in priority sectors, where the Government grants investment allowances of 30% from investment value (5% per year for six years) in addition to accelerated depreciation and amortization, dividend tariffs for foreign taxpayers of up to 10% or an amount according to the applicable tax treaty, and extended loss compensation beyond five years for a maximum period of 10 years;

•	Investment allowance for new investment in labor intensive sectors, where the Government grants investment allowance of 60% from investment value, spread throughout a certain period;

•	Super deduction for vocational activities conducted by industry, where government allows deduction to maximum 200% from eligible expenditure;

•

Super deduction for research and development activities conducted in Indonesia, where government allows deduction to maximum 300% from eligible expenditure for specific research and development activities;

•	VAT exemption on the supply of goods and/or services within free trade and free port zones, special economic zones and bonded zones (kawasan berikat); and

•

Income tax incentives in the capital city of Nusantara, including (1) tax holiday on investment in the capital city of Nusantara and partner areas; (2) tax holiday for the financial center of the capital city of Nusantara and withholding tax exemption for the foreign investors on the income arising from their investment in the financial center of the capital city of Nusantara; (3) tax holiday for the establishment and/or relocation of head office or regional office; (4) Article 21 income tax to be borne by the Government for certain sectors; (5) super tax deduction for research and development activities up to 350% of the eligible expenditure; (6) super tax deduction for vocational activities conducted by industry up to 250% of the costs incurred; (7) super tax deduction for donations and/or the cost of constructing public facilities, social facilities, and/or other non-profit facilities up to 200% of the costs incurred; (8) a 0% final income tax rate for MSMEs in capital city of Nusantara; and (9) exemption of income tax payable on the transfer of land and/or building rights.

Reform and Deregulation of Customs Taxation

The Government has been conducting reform and deregulation of customs taxation to support external trade. Key measures include, among other things:

•

Implementation of the Core Tax Administration System (“CORETAX”) starting from January 1, 2025, a unified platform designed to integrate all the existing applications for tax filing, payment and administration;

•

Simplification of the tax refund process. Individual taxpayers with income tax overpayments of less than Rp100 million are now eligible to receive refunds without undergoing an audit but with simple examination;

•

Acceleration of tax audits. Effective February 14, 2025, the maximum audit period has been reduced from a maximum of 10 months to six months. For group taxpayers and transfer pricing cases, the maximum audit period has been shortened from 26 months to ten months;

•	Customs valuation policy. The Government is using a price range system to improve the accuracy and speed of import document verification.

•

Import facilitation. The Government is reviewing and simplifying quota requirements and technical licensing for imports, and also improving licensing process through data-driven adjustments, making it easier for businesses to import goods and materials;

•

Simplification of import licensing and commercial processes. The Government is improving licensing processes through data-driven adjustments that align with supply and demand. Additionally, there is a shift in monitoring from border control to post-border oversight, with border inspections now limited to goods and materials that impact health, safety, security and the environment.

•

Implementation of AI-based HICO X-ray system. The Government is enhancing non-intrusive customs supervision at seaports and airports with the artificial intelligence-based system, which also improves the analysis of scanning results;

•

Building the National Logistic Ecosystem. This digitally integrated ecosystem across ministries has reduced logistics costs by streamlining, speeding up, and ensuring transparent processes. It currently covers 53 seaports and 7 airports; and

•

Other policies, including (i) harmonization of customs policies and administrative procedures for import and export activities to ensure alignment between upstream and downstream policies, while minimizing restitution; and (ii) improving processes related to trade protection policies to better support the competitiveness of businesses through trade remedies.

These measures collectively aim to create a more efficient, transparent, and business-friendly environment for external trade, supporting Indonesia’s competitiveness in the global market.

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	387.8	402.1	412.7	464.9	521.5	501.1	582.2	161.7
Good and services expenditures	530.1	426.1	432.7	523.4	486.9	566.5	707.5	111.2
Capital expenditures	239.6	240.6	303.0	355.5	234.1	427.5	284.1	35.4
Interest payments:
Domestic debt	332.9	373.6	409.3	445.9	497.6	471.3	538.7	133.8
Foreign debt	10.6	12.7	30.6	42.5	55.2	43.1	60.7	10.5
Total interest payments	343.5	386.3	439.9	488.4	552.9	514.4	599.4	144.3
Subsidies:
Energy subsidies	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Non-energy subsidies	101.7	81.0	105.3	115.1	104.5	96.4	108.8	27.7
Total subsidies	242.1	252.8	269.6	292.7	307.9	281.6	318.9	52.2
Grant expenditures	4.3	5.8	0.2	0.3	0.2	0.3	0.4	—
Social assistance(1)	173.7	161.5	156.9	154.9	140.1	186.6	167.5	37.5
Other expenditures	79.7	404.4	225.0	216.1	458.0	124.3	489.8	67.9

Total central Government expenditures	2,000.7	2,280.0	2,239.8	2,496.2	2,701.4	2,602.3	3,149.7	610.3

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	117.2	168.4	205.7	153.2	192.3	168.9	58.5	11.3
General allocation funds	377.8	378.0	398.0	429.2	446.6	433.3	400	132.8
Total general transfer funds	494.9	546.4	603.7	582.4	638.9	602.2	458.5	144.2
Specific allocation funds:
Physical special allocation fund	57.1	54.8	50.3	50.9	37.0	17.6	5.0	—
Non-physical special allocation fund	127.6	118.4	128.1	130.4	146.7	145.1	149.3	51.0
Grants to Regions(2)	—	—	2.9	2.2	1.6	0.2	2.7	0.0
Total specific allocation funds	184.6	173.2	181.4	183.5	185.2	162.9	157.1	51.0
Total balanced funds	679.6	719.6	785.0	765.9	824.2	765.1	615.6	195.2
Regional incentive fund	13.5	7.0	—	—	—	—	—	—
Specific autonomy funds(3)	19.5	20.4	17.2	18.3	17.5	17.0	14.0	5.6
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.4	1.4	1.2	1.0	1.0	0.2
Fiscal Incentives(4)	—	—	7.9	7.0	71.0	4.3	1.8	—
Total Transfer to Regions	713.9	748.3	811.5	792.9	913.9	787.4	632.4	200.9
Rural Fund	71.9	67.9	69.9	70.9	6.0	61.6	60.6	3.8

Total transfers to regions and Rural Fund	785.7	816.2	881.4	863.5	919.9	849.0	693.0	204.8

Total Government expenditures	2,786.4	3,096.3	3,121.2	3,359.8	3,621.3	3,451.4	3,842.7	815.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Consists of social assistance from ministries/agencies spending and social assistance for disaster relief.
(2)	Starting in 2023, became part of the Transfer to the Regions.
(3)	Consists of specific autonomy fund for Aceh and Papua Provinces and additional infrastructure fund for Papua Provinces.
(4)	It is the Regional Incentive Fund before 2023.

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditures in 2021 reached Rp2,786.4 trillion or an increase of 7.4% from Rp2,595.5 trillion in 2020. This is mainly driven by the realization of central Government expenditures, which, among other things, support the handling of the impact of the Covid-19 pandemic, especially in health sector and social protection. Total central Government expenditures increased by 9.1% from Rp1,833.0 trillion in 2020 to Rp2,000.7 trillion in 2021, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund increased by 3.0% from Rp762.5 trillion in 2020 to Rp785.7 trillion in 2021.

Total Government expenditures in 2022 reached Rp3,096.3 trillion or an increase of 11.1% from Rp2,786.4 trillion in 2021. This is primarily driven by the realization of central Government expenditures which increased by 14.0% from Rp2,000.7 trillion to Rp2,280.0 trillion. The increase was driven by line ministries and non-line ministries’ expenditures realization, which, among other things, supported the handling of the impact of the Covid-19 pandemic and economic growth and protected the populace. Total transfers to regions and rural fund increased by 3.9% from Rp785.7 trillion to Rp816.2 trillion.

Total Government expenditures in 2023 reached Rp3,121.2 trillion or an increase of 0.8% from Rp3,096.2 trillion in 2022, representing 100.1% of the revised 2023 budget Government expenditures. This was primarily driven by the realization of transfer to regions and rural fund which increased by 8.0% from Rp816.2 trillion to Rp881.4 trillion, representing 108.2% of the 2023 revised budget figure, partially offset by the decrease of 1.8% in central Government expenditures from Rp2,280.0 trillion to Rp2,239.8 trillion, representing 97.3% of the 2023 revised budget figure.

Total Government expenditures in 2024 reached Rp3,350.3 trillion or an increase of 7.3% from Rp3,121.2 trillion in 2023, representing 100.8% of the 2024 budget Government expenditures. This was primarily driven by the realization of central government expenditures which increased by 11.0% from Rp2,239.8 trillion to Rp2,486.7 trillion, representing 100.8% of the 2024 budget figure, partially offset by the decrease of 2.0% in transfer to regions and rural fund from Rp881.4 trillion to Rp863.5 trillion, representing 100.7% of the 2024 budget figure.

Total Government expenditures in 2025 reached Rp3,451.4 trillion or an increase of 2.7% from Rp3,359.8 trillion in 2024, representing 95.3% of the 2025 budget Government expenditures. In 2025, central Government expenditures were Rp2,602.3 trillion or an increase of 4.3% from Rp2,496.2 trillion in 2024, representing 96.3% of the 2025 budget figure. In 2025, transfer to regions and rural funds reached Rp849.0 trillion, or a decrease of 1.7% from Rp863.5 trillion in 2024, representing 92.3% of the 2025 budget figure.

Total Government expenditures in the first quarter of 2026 reached Rp815.0 trillion or an increase of 31.4% from Rp620.3 trillion in the first quarter of 2025, representing 23.6% of the 2026 budget Government expenditures. In the first quarter of 2026, central Government expenditures were Rp610.3 trillion or an increase of 47.7% from Rp413.2 trillion in the first quarter of 2025, representing 23.5% of the 2026 budget figure. In the first quarter of 2026, transfer to regions and rural funds reached Rp204.8 trillion, or a decrease of 1.1% from Rp207.1 trillion in the first quarter of 2025, representing 24.1% of the 2026 budget figure.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to reduce energy subsidies by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management.

With recent global and domestic economic challenges, greater emphasis has been placed on improving effectiveness of subsidies. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low-income households and to allocate a large part of the budget for infrastructure development, stimulus packages and social programs such as free nutritious meal program, as described in this “Government Budget” section.

Energy subsidy spending has risen in recent years, driven by higher global oil prices, a weaker rupiah, and growing domestic fuel demand. Energy subsidy spending was Rp140.4 trillion for 2021, Rp171.9 trillion for 2022, Rp164.3 trillion for 2023, Rp177.6 trillion for 2024 and Rp185.2 trillion for 2025. Budget energy subsidy for 2026 is Rp210.1 trillion.

In early 2026, the conflict involving Iran caused global oil prices to surge to approximately US$100 per barrel, significantly above the 2026 state budget assumption of US$70 per barrel. The depreciation of the Rupiah beyond the budgeted exchange rate assumption of Rp16,500 per US dollar has further increased the cost of dollar-denominated fuel procurement. The Government has implemented emergency measures including limiting subsidized fuel purchases to 50 liters per vehicle per month (excluding public vehicles), instituting work-from-home policies for civil servants, and reducing the free nutritious meal program from six to five days per week. These measures may not be sufficient to contain the fiscal impact of sustained higher oil prices, and further adjustments or different policy measures may be required.

The table below sets forth the amounts of subsidies for the periods indicated.

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Subsidies:
Energy subsidies	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Non-energy subsidies	101.7	80.9	105.3	115.1	104.5	96.4	108.8	27.7

Total subsidies	242.1	252.8	269.6	292.7	307.9	281.6	318.9	52.2

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(Percentages)
General public services	27.5	39.9	36.2	35.9	31.2	27.4	25.2	28.5
Defense	6.3	6.6	7.7	7.6	6.1	13.0	10.7	4.3
Public order and safety	7.9	7.5	8.6	9.2	7.7	9.2	7.7	9.4
Economic affairs	23.1	19.5	21.7	21.9	29.5	23.2	26.2	23.6
Environmental protection	0.7	0.6	0.6	0.6	0.4	0.3	0.4	0.3
Housing and community amenities	1.5	1.1	1.7	1.9	0.6	0.8	0.9	0.2
Health	10.6	5.5	4.4	4.0	3.8	4.1	4.9	4.1
Tourism and culture	0.2	0.2	0.2	0.2	0.1	0.1	0.1	0.2
Religion	0.5	0.5	0.5	0.5	0.5	0.5	0.5	0.6
Education	8.1	7.0	7.7	7.9	10.1	10.1	14.6	15.0
Social protection	13.6	11.7	10.8	10.3	10.0	11.2	8.9	13.8

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The table below sets forth certain government budget expenditures for certain sectors specified below for the periods indicated.

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Education	479.5	480.3	503.8	569.1	724.3	645.1	769.1	186.3
Infrastructure	403.3	372.8	389.3	395.1	402.9	343.7	434.8	28.6
Energy Subsidy	140.4	171.9	164.3	177.6	203.4	185.2	210.1	24.5
Health	312.4	188.1	183.2	194.4	218.5	208.5	247.3	49.5

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

The Government has adjusted its budgetary priority sectors in recent years, with the current priority sectors including food security, energy security, the Free Nutritious Meal Program, education, health, village development together with cooperatives and MSMEs, defense, and acceleration of investment and trade. For more information, see “ — 2026 Budget.” The priority sectors align with the Government’s objectives of delivering public benefits, advancing national economy and enhancing national security. These expenditure commitments represent a structural increase in the fiscal baseline that the Government will need to finance on a recurring basis.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year ended December 31							Three Months Ended March 31,
	2021L	2022L	2023L	2024L	2025B	2025P	2026B	2026P

	(in trillions of Rupiah)
Debt financing
Government securities (net)	877.5	658.8	308.2	450.7	642.6	639.3	799.5	275.5
Loans
Domestic loans (net)	0.9	8.2	14.6	15.0	5.2	8.2	(6.5)	(2.3)
Foreign loans:
Gross drawings:
Program loan	41.6	65.6	83.0	60.0	80.0	59.3	41.9	9.3
Project loan	32.6	42.7	79.7	119.7	136.5	125.2	102.6	3.6
Total gross drawing	74.2	108.3	162.7	179.8	216.5	184.5	144.5	12.8
Amortization	(82.1)	(79.3)	(81.5)	(87.5)	(88.4)	(95.7)	(105.3)	(27.4)
Total foreign loan (net)	(7.9)	29.0	81.2	92.3	128.1	88.9	39.2	(14.5)
Total loans (net)	(7.0)	37.2	95.8	107.3	133.3	97.0	32.7	(16.8)

Total debt financing	870.5	696.0	404.0	558.1	775.9	736.3	832.2	258.7

Investment financing
Investment to SOEs	(71.2)	(59.2)	(42.1)	(35.2)	(22.7)	(11.5)	(5.8)	—
Investment to other institutions	(21.0)	(0.5)	—	(5.0)	—	—	—	—
Investment to public service agencies	(39.4)	(52.8)	(52.5)	(23.1)	(36.8)	(34.2)	(35.6)	(6.6)
Investment in financial organizations/institutions	(0.9)	(1.0)	(1.6)	(2.0)	(1.8)	(1.9)	(2.0)	—
Revenue of investment	—	27.1	26.8	22.9	—	14.2	4.0	1.0
Government’s Investments	(10.0)	(20.3)	(20.5)	(17.0)	(18.8)	(52.8)	(51.8)	(22.7)
Others investment financing	0.0	—	—	—	(55.0)	—	(111.8)	—
Investment financing reserves	(142.5)	—	—	—	(19.4)	—	—	—

Total investment financing	(71.2)	(106.7)	(89.9)	(59.3)	(154.5)	(86.2)	(203.1)	(28.3)

Lending	1.9	2.1	4.5	(0.2)	(5.4)	0.0	(0.4)	1.8
Government guarantee	(2.7)	(1.1)	(0.3)	(1.5)	—	—	—	—
Other financing	144.4	0.7	38.5	57.8	0.3	93.9	60.4	25.2

Total financing (net)	871.7	591.0	356.7	554.9	616.2	744.0	689.1	257.4

Source: Ministry of Finance.

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Revenues

The following table sets forth the revenues of the Government as (i) audited 2024 revenue as a percentage of the 2024 GDP at current prices and (ii) preliminary 2025 revenue figures as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Revenues

	2024 LKPP Audited	2025 Preliminary
	(percentage of 2024 GDP)	(percentage of 2025 GDP)
Total revenues and grants (in trillions of Rupiah)	2,850.6	2,756.3
Domestic revenue:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.29	0.14
Non-oil and gas	4.50	4.14

Total income tax	4.80	4.28
Value added tax (VAT)	3.74	3.32
Land and building tax	0.15	0.12
Excises	1.02	0.93
Other taxes	0.04	0.33

Total domestic taxes	9.75	8.98
International trade taxes:
Import duties	0.24	0.21
Export tax	0.09	0.12

Total international trade taxes	0.33	0.33

Total tax revenue	10.08	9.31

Non-tax revenues:
Natural resources:
Oil	0.35	0.31
Gas	0.15	0.11

Total oil and gas	0.50	0.42
General Mining	0.49	0.47
Forestry	0.03	0.03
Fishery	0.00	0.00
Geothermal	0.01	0.01

Total non-oil and gas	0.53	0.51

Total natural resources	1.03	0.93

Profit transfer from SOEs	0.39	0.05
Other non-tax revenues	0.74	0.82
Public Service Agency (BLU) Income	0.47	0.44

Total non-tax revenues	2.64	2.24

Total domestic revenues	12.72	11.55
Grants	0.16	0.02

Total Revenues and Grants	12.88	11.57

Source: Ministry of Finance

Government Expenditures

The following table sets forth the expenditures of the Government as (i) audited 2024 expenditures as a percentage of the 2024 GDP at current prices and (ii) preliminary expenditure figures for 2025 as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Expenditure

	2024 LKPP Audited	2025 Preliminary
	(percentages of 2024 GDP)	(percentages of 2025 GDP)
Total expenditures (in trillions of Rupiah)	3,359.8	3,451.4
Central Government expenditures:
Personnel expenditures	2.10	2.10
Good and services expenditures	2.36	2.38
Capital expenditures	1.61	1.79
Interest payments:
Domestic debt	2.01	1.98
Foreign debt	0.19	0.18
Total interest payments	2.21	2.16
Subsidies:
Energy subsidies	0.80	0.78
Non-energy subsidies	0.52	0.40
Total subsidies	1.32	1.18
Grant expenditures	0.00	0.00
Social assistance(1)	0.70	0.78
Other expenditures	0.98	0.52

Total central Government expenditures	11.28	10.92

Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.69	0.71
General allocation funds	1.94	1.82

Total general transfer funds	2.63	2.53
Specific allocation funds:
Physical special allocation fund	0.23	0.07
Non-physical special allocation fund	0.59	0.61
Grants to region	0.01	0.00

Total specific allocation funds	0.83	0.68

Total balanced funds	3.46	3.21
Fiscal incentives	0.08	0.02
Specific autonomy funds(2)	0.01	0.07
Specific Fund for Special Region of Yogyakarta	0.03	0.00

Total transfer to Regions	3.90	3.30
Rural Fund	0.32	0.26

Total transfer to regions and rural fund	4.22	3.56

Total Government expenditures	15.18	14.49

Source: Ministry of Finance

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2024 deficit financing as a percentage of the 2024 GDP at current prices and (ii) preliminary 2025 deficit financing figures as a percentage of the preliminary 2025 GDP at current prices, respectively.

Government Deficit Financing

	2024 LKPP Audited	2025 Preliminary
	(percentages of 2024 GDP)	(percentages of 2025 GDP)
Total financing (net) (in trillions of Rupiah)	554.9	744.0
Debt financing
Government securities (net)	2.04	2.68
Loans
Domestic loans (net)	0.07	0.03
Foreign loans:
Gross drawings:
Program loan	0.27	0.25
Project loan	0.54	0.53

Total gross drawing	0.81	0.77
Amortization	(0.40)	(0.40)

Total foreign loan (net)	0.42	0.37
Total loans (net)	0.48	0.41

Total debt financing	2.52	3.09

Investment financing
Investment to SOEs	(0.16)	(0.05)
Investment to other institutions	(0.02)	0.00
Investment to public service agencies	(0.10)	(0.14)
Investment in financial organizations/institutions	(0.01)	(0.01)
Revenue of investment	0.10	0.06
Government’s investments	(0.08)	(0.22)
Others investment financing	—	—
Investment financing reserves	—	—

Total investment financing	(0.27)	(0.36)

Lending	(0.00)	0.00
Government guarantee	(0.01)	0.00
Other financing	0.26	0.39

Total financing (net)	2.51	3.12

Source: Ministry of Finance

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of December 31, 2024, the central Government’s foreign debt-to-GDP ratio was 11.4%, with foreign debt to total debt ratio of 28.7%.

As of December 31, 2025, the central Government’s foreign debt-to-GDP ratio was 11.9%, with foreign debt to total debt ratio of 29.4%.

On February 5, 2026, Moody’s Investors Service revised its outlook on the Republic’s Baa2 foreign-currency sovereign rating to negative while affirming the rating, citing factors including fiscal policy execution risks, policy predictability, and recent institutional and governance developments. The Republic remains committed to fiscal prudence, revenue-enhancing reforms, and maintaining debt sustainability within its statutory deficit ceiling.

On March 4, 2026, Fitch Ratings affirmed the Republic of Indonesia’s BBB long-term sovereign rating and revised the outlook to negative, citing rising policy uncertainty, potential loosening of fiscal constraints amid sustained spending pressures and subdued revenue performance, and broader risks including a more complex central bank mandate.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI and SRBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI and SRBI are not reflected in the Government debt discussions herein. See “ — Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “ — Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of March 31,
	2021	2022	2023	2024P	2025P	2026P

	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	32.8	34.0	36.8	37.3	39.4	39.0
Bilateral creditors	20.8	20.7	20.3	16.8	17.2	16.4
Commercial(2)	92.0	93.0	94.8	102.9	112.7	116.6

Total	145.5	147.7	152.0	156.9	169.2	172.0

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)(4)	12.2%	11.2%	11.2%	11.4%	11.9%	12.3%

Source: Ministry of Finance.

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(4)

The ratio as of December 31 of any given year is calculated by dividing total external debt as of that date by GDP at current price for the corresponding year. The ratio as of February 28, 2026 is calculated by dividing total external debt as of that date by GDP at current price for 2025.

As of December 31, 2024, 65.7% and 34.3% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2024 was U.S.$156.3 billion.

As of December 31, 2025, 66.6% and 33.4% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2025 was U.S.$169.2 billion.

As if March 31, 2026, 67.8% and 32.2% of the outstanding external public debt of the Republic were from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of March 31, 2026 was U.S.$172.0 billion.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are, among others, foreign loans extended by multilateral creditors, bilateral creditors, export credit agency, and commercial creditors, including international bondholders.

Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The World Bank and the ADB have been important sources of funds for the Republic, and the Republic has also secured substantial commitments from the Kreditanstalt für Wiederaufbau (“KfW”), The Agence Française de Développement (“AFD”), and Japan International Cooperation Agency (“JICA”) in recent years.

In 2021, the Republic drew down program loans of U.S.$1,052.8 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$37.5 million from the Asian Infrastructure Development Bank, €200 million from KfW, €100 million from AFD, and JPY50,000 million from JICA.

In 2022, the Republic drew program loans of U.S.$1,099.3 million and €1,041.2 million from the World Bank, U.S.$1,000 million from the ADB, U.S.$500 million from the Asian Infrastructure Development Bank, €595.2 million from KfW, €50 million from AFD and U.S.$40 million from Korea Economic Development Co-operation Fund.

In 2023, the Republic drew down program loans of U.S.$1,336.2 million and €937.7 million from the World Bank, U.S.$1,500 million and JPY71,865 million from ADB, U.S.$15 million from the ASEAN Infrastructure Fund, €304.8 million from KfW, €150 million from AFD, JPY60,000 million from JICA and U.S.$119.9 million from Korea Economic Development Co-operation Fund.

In 2024, the Republic drew down program loans of U.S.$200.5 million, €107.9 million, and JPY20,411.3 million from the World Bank, U.S.$ 36.5 million, €1,040.1 million, and JPY74,930 million from the ADB, €939.8 million from the AIIB, U.S.$7.3 million from AIF, €400 million from KfW, and €200 million from AFD.

In 2025, the Republic drew down program loans of U.S.$145.0 million and €1,386.6 million from the World Bank, JPY146,19 billion and €459.6 million from the ADB, €150.0 million from AFD, and €200.0 million from KfW.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of March 31,
	2021	2022	2023P	2024P	2025P	2026P

	(in billions of U.S. dollars)
Bilateral loans	20,782	20,687	20,310	16,756	17,156	16,422
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	19,091	20,277	21,894	21,247	22,093	21,677
Asian Development Bank	10,818	10,194	11,273	11,417	12,650	12,749
Islamic Development Bank	1,345	1,365	1,340	1,366	1,371	1,348
Nordic Investment Bank	8	7	6	5	5	5
European Investment Bank	—	—	—	—	—	—
International Fund for Agricultural Development	202	252	283	289	306	300
Asian Infrastructure Investment Bank	1,307	1,935	2,013	2,926	2,952	2,923
Multilateral Investment Guarantee Agency	—	—	—	—	—	—

Total multilateral loans	32,772	34,030	36,809	37,250	39,378	39,002

Total loans	53,554	54,716	57,119	54,006	56,534	55,425

Source: Ministry of Finance.

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,										As of March 31,
	2021		2022		2023		2024P		2025P		2026P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	99,263	99,263	103,948	103,948	107,885	107,885	111,575	111,575	113,833	113,833	112,798	112,798
Japanese yen	2,392,620	20,786	2,451,372	18,545	2,531,210	17,904	2,599,685	16,642	2,440,033	15,584	2,414,358	15,123
Euros	19,843	22,453	21,358	22,751	21,746	24,067	25,180	26,217	28,929	33,954	32,206	36,948
SDR	701	981	516	687	342	458	185	241	107	146	99	135
CNY	543	85	388	56	233	33	78	11	6,000	858	15,250	2,207
AUD	1,840	1,337	1,730	1,173	1,620	1,107	1,510	940	2,201	1,472	2,196	1,508
Others	Multiple currencies	615	Multiple currencies	525	Multiple currencies	499	Multiple currencies	1,234	Multiple Currencies	3,358	Multiple Currencies	3,294

Total	N/A	145,521	N/A	147,685	N/A	151,953	N/A	156,859	N/A	169,206	N/A	172,013

Source: Ministry of Finance.

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2024, 71.1%, 10.6%, 16.7% and 1.5% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

As of December 31, 2025, 67.3%, 9.2%, 20.1% and 3.4% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

As of March 31, 2026, 65.6%, 8.8%, 21.5% and 4.2% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies (including AUD, CNY and SDR), respectively.

Establishment of AMTN Program and Issuance of CNY-denominated Bonds

The Republic established an Australian Dollar Medium-Term Note (“AMTN”) program in July 2025 and completed the first drawdown that raised AUD800 million across two tranches in August 2025.

The Republic also completed two issuances of offshore CNY-denominated bonds, in November 2025 and March 2026, through drawdowns from its SEC-registered shelf established in August 2024. The bonds were issued across five tranches and in an aggregate principal amount of CNY15.25 billion.

By tapping into the Australian dollar market and the CNY market, the Government aims to broaden its investor base, enhance its presence in global capital markets, and reduce reliance on any single currency or investor group to strengthen fiscal resilience and manage refinancing risks more effectively. The Government regards the AMTN program and the CNY-denominated bonds as important milestones in Indonesia’s ongoing efforts to optimize its sovereign debt portfolio, promote financial innovation, and reinforce the country’s standing in the international financial community.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total

	(in billions of U.S. dollars)
2023R	11.8	5.6	17.5
2024R	11.8	6.4	18.2
2025R	14.3	6.5	20.8
2026*	13.2	6.2	19.5
2027**	17.1	5.8	22.9
2028**	17.5	5.3	22.8

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to March 31, 2026 and (ii) projected principal and interest payments to be made from April 1, 2026 to December 31, 2026 based on external debt outstanding as of March 31, 2026.

**	Projected based on external debt outstanding as of March 31, 2026.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 25 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,					As of February 28,
	2021	2022	2023	2024	2025P	2026P
Multilateral	9,007	8,565	8,635	8,393	8,822	8,853
Commercial(2)	—	—	—	—	—	—
Total	9,007	8,565	8,635	8,393	8,822	8,853

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.

As of December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025 and February 28, 2026, the external debt of Bank Indonesia amounted to U.S.$9,007 million, U.S.$8,565 million, U.S.$8,635 million, U.S.$8,393 million, U.S.$8,822 million and U.S.$8,853 million, respectively. As of each of these dates, the external debt of Bank Indonesia comprised entirely of SDR allocation, while commercial debt was nil. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia(1)(2)

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
	(in millions of U.S. dollars)
2021	0.0	3	3
2022	0.0	41	41
2023	0.0	174	174
2024	0.0	196	196
2025P	0.0	265	265
2026*	0.0	236	236

Source: Bank Indonesia.

P	Preliminary
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to February 28, 2026 and (ii) projected principal and interest payments to be made from March 1, 2026 to December 31, 2026 based on external debt outstanding as of February 28, 2026.

(1)	Excludes SBI and SRBI owned by non-residents, currencies and deposits and other liabilities.
(2)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the end of each year and, for 2026, as of February 28, 2026.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “ — Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,					As of February 28,
	2021	2022	2023	2024	2025P	2026P
	(in millions of U.S. dollars)
Financial institutions:
Bank	9,280	8,231	6,847	7,326	5,456	5,508
Non-bank	2,895	2,297	1,881	1,271	1,597	1,496
Total financial institutions	12,175	10,528	8,728	8,596	7,052	7,004
Non-financial institutions	43,743	41,062	36,501	35,806	33,608	33,986

Total	55,917	51,590	45,228	44,402	40,660	40,990

Source: Bank Indonesia.

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “ — Public Debt — Contingent Liabilities.”

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “ — Public Debt — Contingent Liabilities from Government Guarantees.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of March 31,
	2021	2022	2023	2024	2025P	2026P
	(in trillions of Rupiah)
Total domestic public debt(1)	5,474.0	5,844.4	6,276.0	6,278.8	6,808.8	6,996.4

Source: Ministry of Finance.

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “ — Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2023R	444.5	354.5	799.0
2024R	531.6	387.7	919.3
2025	676.9	407.9	1,084.8
2026*	838.4	429.7	1,268.2
2027**	718.0	393.7	1,111.7
2028**	679.5	366.9	1,046.4

Source: Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2026 to March 31, 2026 and (ii) projected principal and interest payments to be made from April 1, 2026 to December 31, 2026 based on external debt outstanding as of March 31, 2026.

**	Projected based on external debt outstanding as of March 31, 2026.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to accelerate infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs (or of BPI Danantara) are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Beginning in 2008 the Government has allocated a contingent budget with respect to these guarantees. The allocated budget is then transferred to a guarantee reserve fund. This fund stands ready as reserves for any claims that may arise from the guarantees. Additional budget allocation can also be made available for direct payment of claims if necessary.

Total infrastructure guarantees provided by the Government between 2008 and 2025 have accumulated to Rp518.6 trillion, of which Rp122.8 trillion have expired, leaving active guarantees of Rp395.8 trillion as of December 31, 2025. No guarantee claim has materialized since the introduction of the Government’s guarantee programs. The Government has set a maximum guarantee limit of 0.6% of GDP per year for 2023-2026. However, the Ministry of Finance may re-evaluate the limit if it considers necessary.

As of December 31, 2025, the total outstanding amount of guarantees provided by the Government was Rp407.4 trillion, comprising infrastructure guarantees and national economic recovery guarantees, an increase from guarantees of Rp391.9 trillion as of December 31, 2024.

As of December 31, 2025, the Government had accumulated Rp13.67 trillion in the guarantee reserve fund account.

The guarantees that the Government provided to infrastructure projects comprised:

•

business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounted to Rp66.9 trillion;

•

full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure and business viability guarantees under 35 GW program. Outstanding guarantees for this program amounted to Rp93.3 trillion;

•

full default risk guarantees relating to direct lending from international financial institutions (multilateral and bilateral agencies) to SOEs for the construction of infrastructure projects. Outstanding guarantees for this program amounted to Rp59.1 trillion;

•

partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amounted to Rp0.2 trillion;

•

co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund to guarantee private-public partnership projects such as power plant projects (e.g., the Central Java steam power plant) and several sections of toll road projects (e.g., Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounted to 123.5 trillion;

•	full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amounted to Rp22.1 trillion;

•

full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of the Jabodebek LRT system in Greater Jakarta. Outstanding guarantees for this program amounted to Rp21.4 trillion;

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amounted to Rp0.08 trillion; and

•	full default risk guarantees relating to PT Kereta Api Indonesia loans for the construction of high-speed rail Jakarta-Bandung. Outstanding guarantees for this program amounted to Rp9.1 trillion.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free-floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

For the information on historical exchange rates between the Rupiah and the U.S. dollar, see “Presentation of Information—Exchange Rates.”

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non-internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

As of September 30, 2025, based on Bank Indonesia’s assessment of corporate issuers’ compliance with the regulations above:

•	89.0% of corporate issuers are compliant with the hedging ratio requirement for liabilities due under three months;

•	93.6% of corporate issuers are compliant with the hedging ratio requirement for liabilities due between three to six months; and

•	87.8% of corporate issuers are compliant with the liquidity ratio requirement for liabilities due under three months.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,						As of April 30,
	2021	2022	2023	2024	2025		2026
	(in millions of U.S. dollars, except for months)
Gold	4,595	4,589	5,234	6,602	11,932		12,873
SDRs	7,795	7,411	7,464	7,236	7,598		7,593
Reserve position with the IMF	1,110	1,055	1,064	1,034	1,087		1,086
Foreign exchange and others	131,405	124,178	132,621	140,848	135,853		124,650

Total	144,905	137,233	146,384	155,719	156,471		146,202

Total as number of months of imports and Government external debt repayments	7.8	5.9	6.5	6.5	6.3	P	5.6	P

Source: Bank Indonesia.

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Foreign reserves totaled U.S.$144.9 billion, U.S.$137.2 billion, U.S.$146.4 billion and U.S.$155.7 billion as of December 31, 2021, 2022, 2023 and 2024, respectively.

As of December 31, 2025 and April 30, 2026, official international reserves position was U.S.$156.5 billion and U.S.$146.2 billion, respectively, equivalent to 6.3 and 5.6 months of imports and servicing government’s external debt, respectively. The decline in reserves over this period was primarily attributable to Bank Indonesia’s Rupiah stabilization policy in response to the heightened global financial market uncertainty, as well as the Government’s external debt servicing obligations. Although the reserve position remains well above the international adequacy standard of approximately three months of imports, the continued pace of reserve drawdown could influence the buffer available to absorb future external shocks. Nevertheless, official reserve assets are expected to remain adequate, supported by the strong policy synergy between Bank Indonesia and the Government in maintaining macroeconomic and financial system stability, as well as enhancing the resilience of the external sector amid heightened global uncertainty.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN+3 members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative (“CMI”). The CMI involves a network of bilateral swap arrangements (“BSAs”) among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision-making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line (“CMIM-PL”). This arrangement became effective on July 17, 2014. On May 4, 2025, the ASEAN+3 Finance Ministers and Central Bank Governors approved the amended CMIM Agreement, which introduced the Rapid Financing Facility with the incorporation of eligible freely usable currencies as its currencies of choice under the CMIM. The amended CMIM Agreement will take effect upon the completion of all necessary domestic procedures and the signing of the agreement by all participating authorities. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office, as an ASEAN+3 independent surveillance unit since early 2011.

Under the BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program.

On November 5, 2018, Bank Indonesia established a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10.0 billion or equivalent (bilateral swap agreement and bilateral repo agreement). This bilateral financial arrangement enables the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability. In November 2023, Bank Indonesia and the Monetary Authority of Singapore extended the bilateral financial arrangement by one year. This arrangement continues to reinforce the ongoing financial cooperation in preserving monetary and financial stability in both countries amid global macroeconomic uncertainties. The arrangement comprises two agreements: (1) A local currency bilateral swap agreement that allows for the exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion; (2) A bilateral repo agreement of U.S.$3 billion that allows for repurchase transactions between the two central banks to obtain USD cash using G3 government bonds as collateral.

On September 27, 2019, Bank Indonesia and Bank Negara Malaysia established a three-year local currency bilateral swap agreement with a size up to RM8 billion / Rp28 trillion, which will enable both central banks to access foreign currency liquidity from each other if needed. This arrangement was renewed on September 23, 2022 for three more years. In December 2022, Bank Indonesia and Bank Negara Malaysia exercised the drawing of the local currency bilateral swap arrangement amounting to U.S.$500 million (equivalent) as part of the efforts to strengthen the cooperation in the area of liquidity management between the two institutions, which is still continuing. Up to December 2023, there is no actual usage from the above drawing.

In October 2021, Bank Indonesia renewed a bilateral swap agreement with Bank of Japan. The agreement enables Indonesia to swap IDR against the Japanese Yen or the U.S. dollar in an amount of up to U.S.$22.8 billion or equivalent.

In January 2022, Bank Indonesia renewed a three-year Bilateral Currency Swap Agreement (“BCSA”) with People’s Bank of China. The agreement allows exchanges of local currencies between the two central banks of up to CNY250 billion or Rp550 trillion (about U.S.$38.8 billion equivalent).

In February 2022, Bank Indonesia renewed a BCSA with the Reserve Bank of Australia. The agreement will span a period of three years and allow for the exchange of local currencies between the two central banks of up to A.U.$10 billion or Rp100.0 trillion.

In March 2023, Bank Indonesia has renewed a three-year BCSA, with the Republic of Korea amounting to KRW10.7 trillion or Rp115 trillion.

In September 2024, Bank Indonesia and Bank Negara Malaysia renewed a local currency bilateral swap agreement, which was initially signed in September 2019 and first renewed in September 2022. This renewed agreement allows exchange of local currencies between the two central banks of up to RM24 billion or Rp82 trillion, for a period of five years.

In October 2024, Bank Indonesia and Bank of Japan renewed a bilateral swap arrangement, which enables Indonesia to swap Indonesian Rupiahs against the Japanese Yen or U.S. dollar in an amount up to U.S.$22.8 billion or equivalent.

In November 2024, Bank Indonesia and the Monetary Authority of Singapore renewed a bilateral financial arrangement to November 2027. The bilateral financial arrangement comprises a local currency bilateral swap agreement that allows exchange of local currencies between the two central banks of up to SGD9.5 billion or Rp100 trillion and a bilateral repo agreement of U.S.$3 billion that allows repurchase transactions between the two central banks to obtain USD cash using as collateral government bonds of the U.S., Japan and Germany.

In January 2025, Bank Indonesia and the People’s Bank of China renewed and strengthened their bilateral currency swap arrangement for a period of five years, which was initially signed in March 2009. This arrangement allows the two central banks to exchange their local currencies up to a value of CNY400 billion or the equivalent amount in Indonesian Rupiah, to further promote the bilateral trade and direct investment in local currencies and strengthen financial market stability.

In March 2025, Bank Indonesia and Reserve Bank of Australia renewed and strengthened their bilateral currency swap arrangement for a period of five years, to support trade and investment for the economic development of Australia and Indonesia and contribute to the financial stability of both countries. The arrangement enables the two central banks to exchange their local currencies up to a value of AUD10 billion or the equivalent amount in Indonesian Rupiah.

On February 5, 2026, Bank Indonesia and the Bank of Korea renewed their BCSA. The renewed arrangement provides a framework for the exchange of local currencies between the two central banks of up to KRW10.7 trillion or Rp115 trillion, effective for five years from March 6, 2026 to March 5, 2031.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,
	2021L	2022L	2023L	2024L		2025P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio(1)	40.7	39.7	39.2	39.8		40.5
Debt service to GDP ratio(2)	5.3	4.5	5.1	5.4	(1)	5.0	(2)
Total public debt of the central Government (in billions of U.S.$) (3)	484.1	498.8	530.5	545.5		576.4
—% in Loans	11.9	12.0	12.3	12.3		13.0
—% in Bonds	88.1	88.0	87.7	87.7		87.0

Source:  Ministry of Finance, Bank Indonesia.

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	The debt-to-GDP ratio as of December 31 of any given year is calculated by dividing total debt as of that date by GDP at current price for the corresponding year.
(2)	The debt service-to-GDP ratio as of December 31 of any given year is calculated by dividing total debt service for the corresponding year by GDP at current price for that year.
(3)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2024, the central Government’s debt-to-GDP ratio was 39.8%, with U.S.$545.5 billion of total public debt of the central Government, of which 12.2% was in loans and 87.8% was in bonds.

As of December 31, 2025, the central Government’s debt-to-GDP ratio was 40.5%, with U.S.$576.4 billion of total public debt of the central Government, of which 13.0% was in loans and 87.0% was in bonds.

DEBT TABLES OF THE REPUBLIC OF INDONESIA

External Loans of the Republic of Indonesia as of December 31, 2025	D-130

Domestic Loans of the Republic of Indonesia as of December 31, 2025	D-146

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2025	D-153

Guaranteed Domestic Loans of the Republic of Indonesia as of December 31, 2025	D-154

Foreign Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2025	D-155

Domestic Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2025	D-158

EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF 31 DECEMBER 2025

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
BILATERAL
AUD	AUSTRALIA PRIME RATE	1.49%	0.00%	2020	2035	1,500,000,000	1,003,200,359	1,000,000,000	668,800,239
AUD	NO INTEREST RATE	0.00%	0.00%	2006	2046	197,505,719	132,091,872	159,979,632	106,994,416
AUD	NO INTEREST RATE	0.00%	0.00%	2007	2047	290,024,929	193,968,742	240,720,691	160,994,056
CAD	FIXED	0.00%	0.00%	1976	2026	9,951,252	7,261,567	124,326	90,719
CAD	FIXED	0.00%	0.00%	1977	2027	3,797,864	2,771,354	187,864	137,082
CAD	FIXED	0.00%	0.00%	1978	2027	18,482,976	13,487,285	892,686	651,382
CAD	FIXED	0.00%	0.00%	1978	2027	19,479,946	14,214,789	729,946	532,633
CAD	FIXED	0.00%	0.00%	1979	2029	12,847,054	9,374,674	1,284,706	937,433
CAD	FIXED	0.00%	0.00%	1981	2030	21,059,866	15,367,678	2,632,484	1,920,890
CAD	NO INTEREST RATE	0.00%	0.00%	1982	2030	31,544,124	23,018,188	3,943,016	2,877,168
CAD	FIXED	0.00%	0.00%	1983	2033	14,999,732	10,945,514	2,777,557	2,026,748
CAD	FIXED	0.00%	0.00%	1984	2034	855,778	624,473	181,854	132,696
CAD	FIXED	0.00%	0.00%	1984	2035	19,977,500	14,577,860	11,727,499	8,557,406
EUR	FIXED	2.00%	0.00%	1982	2016	3,988,077	4,680,805	134,981	158,427
EUR	FIXED	2.00%	0.00%	1984	2014	24,695,398	28,984,983	602,302	706,921
EUR	FIXED	0.75%	0.00%	1984	2014	2,556,459	3,000,516	602,302	706,921
EUR	FIXED	0.75%	0.00%	1991	2031	79,311,597	93,088,002	17,627,299	20,689,157
EUR	FIXED	0.75%	0.00%	1989	2029	20,451,675	24,004,126	3,018,667	3,543,009
EUR	FIXED	2.00%	0.00%	1991	2021	13,804,881	16,202,785	717,854	842,545
EUR	FIXED	0.75%	0.00%	1991	2033	58,747,437	68,951,853	15,461,466	18,147,119
EUR	FIXED	0.75%	0.00%	1992	2022	15,850,048	18,603,198	3,700,731	4,343,547
EUR	FIXED	2.00%	0.00%	1992	2022	9,816,804	11,521,981	2,147,426	2,520,433
EUR	FIXED	0.75%	0.00%	1993	2033	10,839,388	12,722,187	3,076,955	3,611,421
EUR	FIXED	2.00%	0.00%	1993	2023	34,256,556	40,206,912	670,815	787,336
EUR	FIXED	2.00%	0.00%	1993	2023	20,298,288	23,824,095	556,286	652,912
EUR	FIXED	0.75%	0.25%	1994	2024	4,644,847	5,451,656	1,482,847	1,740,417
EUR	FIXED	2.00%	0.25%	1995	2025	6,902,440	8,101,393	1,124,842	1,320,227
EUR	FIXED	0.75%	0.25%	1995	2035	8,513,009	9,991,717	2,840,010	3,333,319
EUR	FIXED	0.75%	0.25%	1995	2035	14,902,735	17,491,337	5,229,735	6,138,139
EUR	FIXED	0.75%	0.00%	1995	2035	11,654,155	13,678,479	4,082,526	4,791,660
EUR	FIXED	0.75%	0.25%	1995	2025	20,721,224	24,320,495	7,290,069	8,556,352
EUR	FIXED	0.75%	0.25%	1999	2039	76,609,992	89,917,129	35,165,226	41,273,417
EUR	FIXED	0.75%	0.24%	1998	2038	12,271,005	14,402,476	5,521,952	6,481,114
EUR	FIXED	0.75%	0.25%	1998	2038	10,946,906	12,848,381	4,872,758	5,719,155
EUR	FIXED	2.00%	0.40%	2014	2029	15,312,037	17,971,735	5,298,197	6,218,493
EUR	FIXED	0.75%	0.25%	2000	2040	14,622,948	17,162,950	7,316,587	8,587,476
EUR	FIXED	0.75%	0.25%	2000	2040	8,087,557	9,492,364	4,050,557	4,754,138
EUR	FIXED	0.75%	0.25%	1999	2039	11,759,713	13,802,373	5,591,488	6,562,728
EUR	FIXED	0.75%	0.25%	2001	2041	19,186,859	22,519,611	10,065,287	11,813,625
EUR	FIXED	2.00%	0.25%	2001	2031	9,428,222	11,065,902	2,760,976	3,240,557
EUR	FIXED	0.75%	0.25%	2001	2041	20,221,795	23,734,316	11,121,890	13,053,759
EUR	FIXED	0.75%	0.25%	2002	2014	37,349,000	43,836,512	20,825,000	24,442,298
EUR	FIXED	0.75%	0.25%	2001	2035	2,652,707	3,113,482	1,115,707	1,309,505
EUR	FIXED	0.75%	0.25%	2002	2015	7,500,000	8,802,748	4,375,000	5,134,936
EUR	FIXED	0.75%	0.25%	2003	2043	10,500,383	12,324,297	6,249,021	7,334,475
EUR	FIXED	0.75%	0.25%	2004	2044	9,000,000	10,563,298	5,619,000	6,595,019
EUR	FIXED	0.75%	0.00%	2004	2018	39,000,000	45,774,291	26,688,000	31,323,699
EUR	FIXED	0.75%	0.25%	2006	2045	6,000,000	7,042,199	4,100,000	4,812,169
EUR	FIXED	0.75%	0.25%	2006	2046	8,821,144	10,353,375	6,322,144	7,420,299
EUR	FIXED	0.75%	0.25%	2009	2024	17,887,392	20,994,428	14,609,392	17,147,040
EUR	FIXED	0.75%	0.25%	2011	2051	19,000,000	22,300,295	16,626,731	19,514,790
EUR	FIXED	2.30%	0.25%	2013	2028	71,585,136	84,019,457	15,335,136	17,998,845
EUR	FIXED	1.30%	0.25%	2017	2028	200,000,000	234,739,952	70,590,000	82,851,466
EUR	EURIBOR 6 MTH	2.80%	0.25%	2021	2036	85,700,000	100,586,069	80,448,021	94,421,822

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	1.50%	0.00%	1985	2027	1,045,718	1,227,359	23,187	27,214
EUR	FIXED	2.00%	0.00%	1988	2026	918,209	1,077,702	4,755	5,581
EUR	FIXED	2.00%	0.00%	1989	2027	3,184,452	3,737,590	120,503	141,434
EUR	FIXED	2.00%	0.00%	1991	2026	1,530,186	1,795,979	7,273	8,536
EUR	FIXED	2.00%	0.00%	1989	2027	4,755,678	5,581,738	83,950	98,532
EUR	FIXED	1.50%	0.00%	1988	2027	2,705,131	3,175,012	26,397	30,982
EUR	FIXED	2.00%	0.00%	1991	2026	3,114,921	3,655,982	36,137	42,414
EUR	FIXED	2.00%	0.00%	1989	2029	7,870,830	9,237,991	1,123,731	1,318,923
EUR	FIXED	2.00%	0.00%	1990	2029	37,767,403	44,327,591	1,381,346	1,621,285
EUR	FIXED	0.50%	0.00%	1993	2038	63,683,736	74,745,586	20,843,645	24,464,181
EUR	FIXED	0.50%	0.00%	1993	2045	47,838,742	56,148,320	18,137,074	21,287,480
EUR	FIXED	0.50%	0.00%	1993	2036	5,823,552	6,835,102	4,103,449	4,816,217
EUR	FIXED	0.25%	0.00%	1995	2028	40,998,276	48,119,667	8,254,697	9,688,535
EUR	FIXED	0.25%	0.00%	1996	2029	45,463,607	53,360,625	6,334,257	7,434,516
EUR	FIXED	0.25%	0.00%	1997	2029	15,683,500	18,407,720	4,056,777	4,761,439
EUR	FIXED	0.25%	0.00%	1997	2029	12,337,977	14,481,080	3,555,908	4,173,568
EUR	FIXED	0.63%	0.00%	1998	2031	899,449	1,055,683	592,167	695,026
EUR	FIXED	2.20%	0.00%	1999	2028	764,997	897,877	689,394	809,142
EUR	FIXED	2.35%	0.00%	2004	2028	627,097	736,023	97,357	114,268
EUR	FIXED	1.00%	0.00%	2008	2028	36,312,283	42,619,717	9,078,071	10,654,929
EUR	FIXED	1.00%	0.00%	2011	2034	30,299,373	35,562,367	15,122,785	17,749,609
EUR	FIXED	2.06%	0.00%	2015	2033	140,000,000	164,317,967	86,153,846	101,118,749
EUR	FIXED	2.08%	0.00%	2016	2034	100,000,000	117,369,976	69,230,769	81,256,137
EUR	FIXED	1.41%	0.50%	2017	2032	150,000,000	176,054,964	97,500,000	114,435,727
EUR	FIXED	1.90%	0.00%	2017	2032	100,000,000	117,369,976	70,000,000	82,158,983
EUR	FIXED	0.00%	0.00%	2018	2058	42,782,878	50,214,254	42,782,877	50,214,253
EUR	FIXED	1.62%	0.00%	2018	2028	150,000,000	176,054,964	64,285,714	75,452,128
EUR	FIXED	1.62%	0.00%	2018	2028	150,000,000	176,054,964	64,285,714	75,452,128
EUR	FIXED	0.33%	0.50%	2019	2031	20,779,100	24,388,425	14,285,631	16,767,042
EUR	EURIBOR 6 MTH	1.48%	0.40%	2019	2034	36,426,578	42,753,866	27,291,663	32,032,218
EUR	FIXED	1.23%	0.00%	2020	2030	100,000,000	117,369,976	56,250,000	66,020,612
EUR	FIXED	0.99%	0.00%	2020	2030	100,000,000	117,369,976	83,333,333	97,808,313
EUR	EURIBOR 6 MTH	3.50%	0.20%	2021	2039	89,008,005	104,468,675	1,074,969	1,261,691
EUR	FIXED	1.36%	0.00%	2021	2031	100,000,000	117,369,976	91,666,667	107,589,145
EUR	FIXED	0.78%	0.50%	2021	2034	80,000,000	93,895,981	71,999,930	84,506,300
EUR	EURIBOR 6 MTH	3.34%	0.00%	2022	2034	50,000,000	58,684,988	50,000,000	58,684,988
EUR	EURIBOR 6 MTH	3.06%	0.00%	2023	2034	150,000,000	176,054,964	150,000,000	176,054,964
EUR	EURIBOR 6 MTH	3.41%	0.00%	2024	2036	200,000,000	234,739,952	200,000,000	234,739,952
EUR	EURIBOR 6 MTH	3.26%	0.20%	2022	2040	98,674,936	115,814,749	2,767,143	3,247,795
EUR	EURIBOR 6 MTH	3.30%	0.00%	2025	2037	150,000,000	176,054,964	150,000,000	176,054,964
EUR	FIXED	3.09%	0.00%	2013	2031	74,700,000	87,675,372	32,014,286	37,575,160
EUR	FIXED	0.22%	0.00%	2014	2037	47,677,098	55,958,599	41,500,502	48,709,129
EUR	NO INTEREST RATE	0.00%	0.00%	1996	2033	1,801,799	2,114,771	720,720	845,908
EUR	FIXED	0.75%	0.25%	2005	2021	26,497,261	31,099,829	17,223,199	20,214,864
EUR	FIXED	1.25%	0.00%	2017	2028	200,000,000	234,739,952	70,590,000	82,851,466
EUR	FIXED	2.55%	0.25%	2017	2032	29,367,573	34,468,714	19,367,573	22,731,716
EUR	EURIBOR 6 MTH	2.99%	0.25%	2018	2029	200,000,000	234,739,952	94,120,000	110,468,621
EUR	EURIBOR 6 MTH	2.99%	0.25%	2018	2029	200,000,000	234,739,952	94,120,000	110,468,621
EUR	EURIBOR 6 MTH	2.94%	0.25%	2018	2029	300,000,000	352,109,928	141,177,000	165,699,411
EUR	EURIBOR 6 MTH	2.89%	0.25%	2019	2031	500,000,000	586,849,880	323,532,000	379,729,431
EUR	EURIBOR 6 MTH	2.90%	0.25%	2020	2032	250,000,000	293,424,940	191,178,000	224,385,573

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	EURIBOR 6 MTH	2.88%	0.25%	2020	2032	300,000,000	352,109,928	229,412,000	269,260,810
EUR	EURIBOR 6 MTH	2.88%	0.25%	2021	2032	200,000,000	234,739,952	152,944,000	179,510,336
EUR	EURIBOR 6 MTH	2.70%	0.25%	2021	2036	200,000,000	234,739,952	200,000,000	234,739,952
EUR	EURIBOR 6 MTH	2.83%	0.25%	2021	2033	400,000,000	469,479,904	352,942,000	414,247,941
EUR	EURIBOR 6 MTH	2.62%	0.25%	2022	2034	300,000,000	352,109,928	300,000,000	352,109,928
EUR	EURIBOR 6 MTH	3.59%	0.25%	2021	2037	37,000,000	43,426,891	402,960	472,954
EUR	EURIBOR 6 MTH	2.88%	0.25%	2024	2035	400,000,000	469,479,904	400,000,000	469,479,904
EUR	EURIBOR 6 MTH	0.71%	0.25%	2025	2036	200,000,000	234,739,952	200,000,000	234,739,952
EUR	FIXED	1.50%	0.10%	2024	2054	150,800,000	176,993,924	29,676,946	34,831,825
EUR	FIXED	0.20%	0.00%	2003	2038	10,840,484	12,723,474	5,530,859	6,491,568
EUR	FIXED	0.15%	0.00%	2007	2037	13,594,264	15,955,584	10,875,411	12,764,468
EUR	FIXED	0.15%	0.00%	2008	2038	10,198,683	11,970,192	8,498,903	9,975,160
EUR	FIXED	0.15%	0.00%	2008	2038	8,554,233	10,040,101	7,128,527	8,366,751
EUR	FIXED	0.15%	0.00%	2008	2039	6,888,832	8,085,420	6,199,948	7,276,878
EUR	FIXED	0.15%	0.00%	2010	2040	3,695,046	4,336,875	3,695,046	4,336,875
EUR	FIXED	0.15%	0.00%	2011	2046	7,349,159	8,625,706	7,349,159	8,625,706
EUR	FIXED	0.15%	0.00%	2013	2051	12,430,001	14,589,089	12,430,001	14,589,089
EUR	FIXED	0.15%	0.00%	2016	2054	6,979,739	8,192,118	6,979,739	8,192,118
EUR	EURIBOR 6 MTH	3.17%	0.50%	2023	2029	26,956,350	31,638,662	23,586,806	27,683,829
EUR	EURIBOR 6 MTH	1.30%	0.50%	2025	2033	51,300,000	60,210,798	7,695,000	9,031,620
EUR	FIXED	0.00%	0.00%	2024	2027	68,523,387	80,425,883	35,492,258	41,657,254
EUR	FIXED	0.00%	0.00%	2024	2027	68,523,387	80,425,883	35,492,258	41,657,254
JPY	FIXED	2.70%	0.00%	1996	2026	1,609,436,167	10,279,339	79,940,000	510,570
JPY	FIXED	2.70%	0.00%	1996	2026	6,760,714,022	43,180,137	329,790,000	2,106,342
JPY	FIXED	2.70%	0.00%	1996	2026	3,516,933,637	22,462,372	194,544,000	1,242,537
JPY	FIXED	2.70%	0.00%	1996	2026	4,897,893,000	31,282,449	207,434,000	1,324,864
JPY	FIXED	2.70%	0.00%	1996	2026	8,795,749,654	56,177,746	496,496,000	3,171,080
JPY	FIXED	2.70%	0.00%	1996	2026	5,198,504,068	33,202,427	275,054,000	1,756,748
JPY	FIXED	2.70%	0.00%	1996	2026	12,503,243,247	79,857,209	571,014,000	3,647,021
JPY	FIXED	2.70%	0.00%	1996	2026	4,226,153,944	26,992,105	292,138,000	1,865,862
JPY	FIXED	2.70%	0.00%	1996	2026	826,743,670	5,280,345	47,386,000	302,651
JPY	FIXED	2.70%	0.00%	1996	2026	4,242,645,996	27,097,439	243,768,000	1,556,927
JPY	FIXED	2.70%	0.00%	1996	2026	11,467,999,512	73,245,191	627,648,000	4,008,737
JPY	FIXED	2.70%	0.00%	1996	2026	8,949,878,147	57,162,152	496,870,000	3,173,469
JPY	FIXED	2.50%	0.00%	1996	2026	2,810,949,132	17,953,306	137,116,000	875,749
JPY	FIXED	2.50%	0.00%	1996	2026	7,407,014,010	47,308,003	422,766,000	2,700,173
JPY	FIXED	2.70%	0.00%	1996	2026	9,247,387,960	59,062,323	468,624,000	2,993,064
JPY	FIXED	2.70%	0.00%	1996	2026	3,612,654,889	23,073,736	212,618,000	1,357,974
JPY	FIXED	2.70%	0.00%	1996	2026	5,168,573,200	33,011,261	293,840,000	1,876,733
JPY	FIXED	2.70%	0.00%	1996	2026	3,888,995,861	24,838,704	263,600,000	1,683,592
JPY	FIXED	2.70%	0.00%	1996	2026	436,583,101	2,788,421	21,042,000	134,394
JPY	FIXED	2.70%	0.00%	1996	2026	705,870,681	4,508,339	62,020,000	396,117
JPY	FIXED	2.70%	0.00%	1996	2026	4,104,340,742	26,214,094	225,296,000	1,438,947
JPY	FIXED	2.70%	0.00%	1998	2028	1,866,014,417	11,918,084	325,050,000	2,076,068
JPY	FIXED	2.70%	0.00%	1998	2028	25,682,112,519	164,029,588	3,220,955,000	20,571,981
JPY	FIXED	2.70%	0.00%	1998	2028	4,052,359,893	25,882,097	580,830,000	3,709,715
JPY	FIXED	2.70%	0.00%	1998	2028	6,658,300,059	42,526,027	949,975,000	6,067,414
JPY	FIXED	2.70%	0.00%	1998	2028	7,771,763,938	49,637,631	1,065,855,000	6,807,530
JPY	FIXED	2.70%	0.00%	1998	2028	6,251,618,249	39,928,583	848,355,000	5,418,375
JPY	FIXED	2.70%	0.00%	1998	2028	7,000,375,811	44,710,837	987,030,000	6,304,082
JPY	FIXED	2.70%	0.00%	1998	2028	1,803,664,267	11,519,859	306,020,000	1,954,525

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	2.70%	0.00%	1998	2028	2,267,637,114	14,483,216	347,235,000	2,217,762
JPY	FIXED	2.70%	0.00%	1998	2028	5,583,687,451	35,662,563	780,375,000	4,984,193
JPY	FIXED	2.50%	0.00%	1998	2028	7,923,532,474	50,606,965	1,133,385,000	7,238,839
JPY	FIXED	2.10%	0.00%	1998	2028	411,741,033	2,629,757	50,210,000	320,687
JPY	FIXED	2.50%	0.00%	1998	2028	3,853,515,605	24,612,094	556,525,000	3,554,481
JPY	FIXED	2.70%	0.00%	1998	2028	8,063,156,977	51,498,735	1,115,615,000	7,125,344
JPY	FIXED	2.70%	0.00%	1998	2028	12,795,198,345	81,721,903	1,952,250,000	12,468,864
JPY	FIXED	2.70%	0.00%	1998	2028	27,687,999,999	176,841,030	3,070,680,000	19,612,187
JPY	FIXED	2.30%	0.00%	1998	2028	902,092,741	5,761,594	110,005,000	702,593
JPY	FIXED	2.30%	0.00%	1998	2028	428,467,622	2,736,588	52,245,000	333,685
JPY	FIXED	2.70%	0.00%	1996	2026	16,005,000,000	102,222,648	780,730,000	4,986,460
JPY	FIXED	2.20%	0.00%	1998	2028	20,000,000,000	127,738,392	2,439,020,000	15,577,825
JPY	FIXED	1.00%	0.00%	1998	2028	48,500,000,000	309,765,600	7,097,556,000	45,331,521
JPY	FIXED	1.00%	0.00%	1998	2028	98,524,758,827	629,269,712	14,418,252,000	92,088,220
JPY	FIXED	1.30%	0.00%	2005	2035	10,794,000,000	68,940,410	5,002,092,000	31,947,961
JPY	FIXED	1.50%	0.00%	2006	2036	11,729,000,000	74,912,180	6,007,533,000	38,369,632
JPY	FIXED	1.50%	0.00%	2007	2037	11,777,000,000	75,218,752	6,606,589,000	42,195,754
JPY	FIXED	1.50%	0.00%	2007	2037	11,777,000,000	75,218,752	6,606,589,000	42,195,754
JPY	FIXED	0.80%	0.10%	2011	2026	8,291,000,000	52,953,950	394,809,000	2,521,613
JPY	FIXED	0.80%	0.10%	2013	2028	15,490,000,000	98,933,384	3,688,095,000	23,555,567
JPY	FIXED	0.80%	0.00%	2013	2028	19,848,000,000	126,767,580	5,670,852,000	36,219,277
JPY	FIXED	0.40%	0.00%	2020	2035	31,800,000,000	203,104,043	28,771,415,000	183,760,722
JPY	FIXED	0.30%	0.00%	1998	2028	15,171,500,000	96,899,151	124,925,000	797,886
JPY	FIXED	3.00%	0.00%	1998	2028	6,068,600,000	38,759,660	49,970,000	319,154
JPY	FIXED	0.01%	0.00%	2020	2035	50,000,000,000	319,345,979	43,478,260,000	277,692,162
JPY	FIXED	0.45%	0.00%	2021	2036	50,000,000,000	319,345,979	50,000,000,000	319,345,993
JPY	FIXED	0.01%	0.00%	2023	2038	30,000,000,000	191,607,588	30,000,000,000	191,607,596
JPY	FIXED	0.50%	0.00%	2023	2038	30,000,000,000	191,607,588	30,000,000,000	191,607,596
JPY	FIXED	1.00%	0.00%	1999	2029	45,200,000,000	288,688,765	7,717,073,000	49,288,327
JPY	FIXED	1.00%	0.00%	1999	2029	35,280,000,000	225,330,523	6,023,409,000	38,471,031
JPY	FIXED	1.00%	0.00%	2000	2030	35,964,000,000	229,699,176	7,894,530,000	50,421,730
JPY	FIXED	1.80%	0.00%	2001	2041	5,032,553,649	32,142,515	2,164,480,000	13,824,360
JPY	FIXED	1.80%	0.00%	2001	2041	15,478,418,867	98,859,417	6,098,780,000	38,952,419
JPY	FIXED	1.80%	0.00%	2001	2041	18,664,464,188	119,208,432	6,114,440,000	39,052,438
JPY	FIXED	0.75%	0.00%	2001	2041	5,705,511,965	36,440,646	2,993,024,000	19,116,204
JPY	FIXED	0.95%	0.00%	2001	2041	21,556,651,657	137,680,601	11,443,712,000	73,090,071
JPY	FIXED	1.80%	0.00%	2002	2042	20,205,166,776	129,048,775	9,873,802,000	63,063,182
JPY	FIXED	1.80%	0.00%	2002	2042	10,985,231,568	70,161,791	5,311,240,000	33,922,464
JPY	FIXED	0.95%	0.00%	2003	2043	45,335,142,633	289,551,911	27,844,565,000	177,841,005
JPY	FIXED	1.80%	0.00%	2003	2033	54,150,511,998	345,854,966	21,131,904,000	134,967,777
JPY	FIXED	1.80%	0.00%	2003	2033	16,526,621,188	105,554,201	6,449,392,000	41,191,750
JPY	FIXED	1.80%	0.00%	2004	2034	14,542,600,396	92,882,419	6,029,849,000	38,512,162
JPY	FIXED	1.30%	0.00%	2004	2034	56,647,456,984	361,802,753	23,466,902,000	149,881,222
JPY	FIXED	0.75%	0.00%	2004	2044	558,369,285	3,566,260	338,661,000	2,163,001
JPY	FIXED	0.75%	0.00%	2004	2044	4,517,356,107	28,851,990	2,932,287,000	18,728,282
JPY	FIXED	1.30%	0.00%	2004	2034	9,093,144,720	58,077,184	3,770,311,000	24,080,674
JPY	FIXED	1.30%	0.00%	2004	2034	3,382,052,096	21,600,895	1,402,296,000	8,956,352
JPY	FIXED	1.30%	0.00%	2004	2034	5,382,263,817	34,376,086	2,231,658,000	14,253,421
JPY	FIXED	1.30%	0.00%	2004	2034	10,551,284,688	67,390,207	4,288,488,000	27,390,229
JPY	FIXED	1.30%	0.00%	2005	2035	8,515,235,486	54,386,124	3,880,142,000	24,782,156
JPY	FIXED	1.30%	0.00%	2005	2035	13,690,981,879	87,443,200	6,342,238,000	40,507,366
JPY	FIXED	1.30%	0.00%	2005	2035	16,401,023,543	104,752,019	7,600,456,000	48,543,503

133

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	0.75%	0.00%	2005	2045	16,068,683,783	102,629,391	10,273,380,000	65,615,255
JPY	FIXED	0.75%	0.00%	2005	2045	677,399,208	4,326,494	433,017,000	2,765,645
JPY	FIXED	1.30%	0.00%	2005	2035	9,677,262,639	61,807,898	4,483,164,000	28,633,609
JPY	FIXED	0.40%	0.00%	2005	2045	2,880,815,148	18,399,535	1,841,775,000	11,763,269
JPY	FIXED	0.40%	0.00%	2005	2045	17,911,070,347	114,396,566	10,865,751,000	69,398,681
JPY	FIXED	1.30%	0.00%	2005	2045	2,098,768,755	13,404,667	1,290,422,000	8,241,822
JPY	FIXED	0.40%	0.00%	2006	2046	23,125,703,144	147,702,006	15,463,847,000	98,766,351
JPY	FIXED	0.75%	0.00%	2006	2046	27,598,117,698	176,266,959	23,132,159,000	147,743,246
JPY	FIXED	1.50%	0.00%	2006	2036	15,671,499,292	100,092,606	8,018,766,000	51,215,216
JPY	FIXED	0.75%	0.00%	2006	2046	8,040,654,742	51,355,015	5,404,333,000	34,517,042
JPY	FIXED	0.40%	0.00%	2006	2046	1,550,354,185	9,901,988	1,067,430,000	6,817,590
JPY	FIXED	1.50%	0.00%	2007	2037	284,232,810	1,815,372	38,203,000	243,999
JPY	FIXED	0.75%	0.00%	2007	2047	25,927,805,569	165,598,809	18,267,518,000	116,673,173
JPY	FIXED	1.50%	0.00%	2007	2037	10,046,900,990	64,168,749	5,636,058,000	35,997,051
JPY	FIXED	1.50%	0.00%	2007	2037	833,233,056	5,321,793	467,383,000	2,985,138
JPY	FIXED	1.50%	0.00%	2007	2047	7,214,477,269	46,078,286	4,423,376,000	28,251,748
JPY	FIXED	1.50%	0.00%	2007	2037	1,520,108,426	9,708,810	852,725,000	5,446,286
JPY	FIXED	1.50%	0.00%	2007	2037	23,183,574,406	148,071,626	13,005,396,000	83,064,422
JPY	FIXED	0.40%	0.00%	2007	2047	6,210,886,208	39,668,431	4,376,239,000	27,950,688
JPY	FIXED	0.75%	0.00%	2007	2047	8,619,294,974	55,050,744	6,040,941,000	38,583,006
JPY	FIXED	1.40%	0.10%	2008	2038	9,067,000,000	57,910,200	7,475,650,000	47,746,377
JPY	FIXED	1.40%	0.10%	2008	2038	6,755,903,896	43,149,415	5,238,875,000	33,460,275
JPY	FIXED	0.01%	0.10%	2008	2038	646,301,237	4,127,874	394,075,000	2,516,925
JPY	FIXED	1.40%	0.10%	2008	2038	12,711,427,167	81,186,863	8,631,775,000	55,130,455
JPY	FIXED	0.65%	0.10%	2008	2048	5,015,741,090	32,035,135	4,312,980,000	27,546,658
JPY	FIXED	1.40%	0.10%	2009	2039	4,777,890,048	30,516,000	4,219,830,000	26,951,716
JPY	FIXED	1.40%	0.10%	2009	2039	4,556,211,292	29,100,155	3,565,566,000	22,772,984
JPY	FIXED	1.40%	0.10%	2009	2039	4,158,057,169	26,557,177	3,169,476,000	20,243,189
JPY	FIXED	0.20%	0.10%	2009	2049	46,323,768,359	295,866,184	37,084,410,000	236,855,155
JPY	FIXED	0.01%	0.10%	2009	2039	1,572,911,089	10,046,057	957,690,000	6,116,689
JPY	FIXED	0.30%	0.10%	2011	2051	25,327,000,000	161,761,512	22,268,289,249	142,225,779
JPY	FIXED	1.40%	0.10%	2013	2038	2,592,654,683	16,559,077	2,065,750,000	13,193,780
JPY	FIXED	0.30%	0.10%	2013	2053	3,403,793,167	21,739,753	3,302,750,000	21,094,400
JPY	FIXED	0.01%	0.10%	2013	2053	721,915,649	4,610,817	564,135,000	3,603,085
JPY	FIXED	1.40%	0.00%	2014	2044	13,125,000,000	83,828,320	68,672,713	438,607
JPY	FIXED	1.40%	0.00%	2014	2039	9,046,000,000	57,776,075	6,964,731,000	44,483,179
JPY	FIXED	0.01%	0.00%	2014	2054	1,411,006,769	9,011,987	1,318,410,000	8,420,579
JPY	FIXED	0.01%	0.00%	2014	2054	5,000,975,715	31,940,830	4,668,186,000	29,815,330
JPY	FIXED	1.40%	0.00%	2014	2039	3,926,000,000	25,075,046	3,379,517,211	21,584,706
JPY	FIXED	0.30%	0.00%	2014	2054	7,075,000,000	45,187,456	6,587,781,273	42,075,631
JPY	FIXED	0.01%	0.00%	2015	2040	1,911,026,019	12,205,570	1,548,420,000	9,889,634
JPY	FIXED	0.10%	0.00%	2015	2055	68,305,676,917	436,262,866	67,111,800,000	428,637,688
JPY	FIXED	0.01%	0.10%	2015	2055	657,000,000	4,196,206	404,136,752	2,581,189
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	48,237,000,000	308,085,840	41,864,187,389	267,383,210
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	13,851,000,000	88,465,223	7,309,344,176	46,684,195
JPY	TORF 6 MONTHS	0.76%	0.00%	2017	2047	8,565,000,000	54,703,966	2,918,988,998	18,643,349
JPY	TORF 6 MONTHS	0.70%	0.00%	2017	2042	8,042,507,966	51,366,852	7,375,620,000	47,107,494
JPY	FIXED	0.10%	0.00%	2017	2057	111,710,517,548	713,486,093	103,068,016,205	658,287,159
JPY	FIXED	0.10%	0.00%	2018	2058	70,021,000,000	447,218,497	69,809,205,024	445,865,798
JPY	FIXED	1.30%	0.00%	2019	2044	27,520,000,000	175,768,027	4,221,727,133	26,963,833
JPY	FIXED	0.01%	0.00%	2020	2060	27,970,000,000	178,642,141	26,813,913,406	171,258,316
JPY	FIXED	1.20%	0.00%	2020	2045	54,203,000,000	346,190,202	28,754,504,262	183,652,714
JPY	FIXED	0.80%	0.00%	2020	2040	6,348,000,000	40,544,166	4,928,035,624	31,474,969
JPY	FIXED	0.10%	0.00%	2022	2062	70,195,000,000	448,329,821	48,129,154,908	307,397,055
JPY	FIXED	0.10%	0.00%	2023	2063	83,344,000,000	532,311,426	62,703,802,972	400,484,164
JPY	FIXED	1.05%	0.00%	2023	2038	39,900,000,000	254,838,092	24,745,877,019	158,049,933

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	1.60%	0.00%	2024	2054	20,305,000,000	129,686,402	186,964,288	1,194,126
JPY	FIXED	0.30%	0.00%	2024	2064	120,236,000,000	767,937,664	424,340,019	2,710,226
KRW	FIXED	2.50%	0.00%	1998	2027	27,366,962,730	18,970,912	2,736,696,000	1,897,028
KRW	FIXED	2.50%	0.00%	2000	2030	44,912,981,250	31,133,897	11,228,240,000	7,783,212
KRW	FIXED	2.00%	0.00%	2000	2030	32,899,947,110	22,806,403	8,224,980,000	5,701,407
KRW	FIXED	2.00%	0.00%	2005	2035	19,312,358,510	13,387,421	9,656,160,000	6,693,475
KRW	FIXED	1.50%	0.00%	2007	2037	14,124,233,500	9,790,987	8,474,520,000	5,874,383
KRW	FIXED	1.50%	0.00%	2007	2037	19,102,895,130	13,242,220	11,461,728,000	7,945,061
KRW	FIXED	1.50%	0.00%	2007	2037	23,717,066,770	16,440,786	14,230,224,000	9,864,133
KRW	FIXED	1.50%	0.00%	2009	2039	32,354,707,860	22,428,441	21,839,409,000	15,138,681
KRW	FIXED	0.20%	0.00%	2011	2041	39,845,706,280	27,621,237	30,880,402,000	21,405,733
KRW	FIXED	0.15%	0.00%	2011	2051	108,360,383,700	75,115,945	94,202,056,000	65,299,152
KRW	FIXED	0.15%	0.00%	2014	2054	57,397,000,000	39,787,879	49,916,131,780	34,600,955
KRW	FIXED	0.15%	0.00%	2014	2054	40,720,146,500	28,227,403	38,684,076,000	26,815,098
KRW	NO INTEREST RATE	0.00%	0.00%	2019	2059	17,485,030,680	12,120,708	17,485,030,680	12,120,305
KRW	FIXED	0.15%	0.00%	2021	2061	4,901,626,240	3,397,831	4,901,626,240	3,397,718
KRW	FIXED	0.15%	0.00%	2023	2062	48,010,000,000	33,280,765	36,369,818,450	25,210,897
SAR	FIXED	2.00%	0.00%	2010	2035	107,294,934	28,609,694	47,139,000	12,569,564
SAR	FIXED	2.00%	0.00%	2014	2038	111,198,680	29,650,609	67,912,000	18,108,662
SAR	FIXED	2.00%	0.00%	2019	2038	208,500,000	55,595,552	137,609,134	36,693,327
SAR	FIXED	2.00%	0.00%	2019	2038	122,625,000	32,697,384	84,870,695	22,630,680
SAR	FIXED	2.00%	0.00%	2019	2039	83,625,000	22,298,216	32,906,743	8,774,548
USD	FIXED	3.40%	0.25%	2015	2026	45,000,000	45,000,000	2,647,059	2,647,059
USD	FIXED	3.40%	0.25%	2015	2026	200,000,000	200,000,000	23,530,000	23,530,000
USD	FIXED	2.85%	0.25%	2016	2027	220,000,000	220,000,000	51,767,000	51,767,000
USD	FIXED	3.47%	0.25%	2016	2028	220,000,000	220,000,000	64,708,000	64,708,000
USD	FIXED	3.24%	0.00%	2012	2032	29,999,128	29,999,128	12,999,622	12,999,622
USD	SOFR 6 MONTHS	5.91%	0.25%	2023	2040	39,999,391	39,999,391	646,000	646,000
USD	FIXED	3.85%	0.00%	2013	2028	38,758,055	38,758,055	9,689,514	9,689,514
USD	FIXED	5.00%	0.30%	2014	2028	9,481,270	9,481,270	2,370,317	2,370,317
USD	FIXED	0.00%	0.00%	2018	2058	31,705,000	31,705,000	14,298,062	14,298,062
USD	FIXED	1.00%	0.00%	2022	2033	100,000,000	100,000,000	100,000,000	100,000,000
USD	FIXED	1.30%	0.00%	2023	2039	207,725,000	207,725,000	24,503,395	24,503,395
USD	FIXED	1.00%	0.00%	2023	2043	60,000,000	60,000,000	60,000,000	60,000,000
USD	FIXED	2.60%	0.00%	2017	2030	101,660,000	101,660,000	50,830,000	50,830,000
USD	FIXED	5.30%	0.00%	2009	2024	42,500,000	42,500,000	8,500,000	8,500,000
USD	FIXED	5.30%	0.00%	2009	2024	47,685,000	47,685,000	11,921,250	11,921,250
USD	FIXED	5.30%	0.00%	2010	2025	47,600,000	47,600,000	14,280,000	14,280,000
USD	FIXED	5.30%	0.00%	2010	2025	2,550,000	2,550,000	765,000	765,000
USD	FIXED	5.30%	0.00%	2011	2026	45,900,000	45,900,000	18,360,000	18,360,000
USD	FIXED	5.30%	0.00%	2011	2026	4,242,605	4,242,605	1,697,042	1,697,042
USD	FIXED	5.30%	0.00%	2012	2027	96,900,000	96,900,000	53,295,000	53,295,000
USD	FIXED	3.47%	0.00%	2002	2028	49,578,504	49,578,504	6,885,903	6,885,903
USD	FIXED	3.47%	0.00%	2002	2032	3,693,809	3,693,809	1,333,875	1,333,875
USD	FIXED	7.44%	0.00%	1994	2026	15,000,000	15,000,000	1,375,895	1,375,895
USD	FIXED	7.44%	0.00%	1994	2026	10,000,000	10,000,000	917,263	917,263
USD	FIXED	6.65%	0.00%	1999	2029	11,000,000	11,000,000	3,470,575	3,470,575
USD	FIXED	6.65%	0.00%	1999	2029	14,000,000	14,000,000	4,417,095	4,417,095
USD	FIXED	0.30%	0.00%	1995	2026	7,138,645	7,138,645	174,113	174,113
USD	FIXED	1.25%	0.00%	1996	2027	8,000,000	8,000,000	585,366	585,366
USD	FIXED	3.50%	0.00%	2003	2028	10,199,208	10,199,208	1,653,926	1,653,926
USD	FIXED	0.70%	0.00%	2003	2034	9,189,325	9,189,325	3,810,208	3,810,208
USD	FIXED	0.70%	0.00%	2004	2034	9,996,353	9,996,353	4,388,643	4,388,643
USD	FIXED	3.00%	0.00%	2011	2027	68,724,795	68,724,795	7,929,792	7,929,792
USD	FIXED	3.00%	0.00%	2012	2027	56,251,832	56,251,832	11,719,132	11,719,132
USD	FIXED	3.00%	0.20%	2014	2030	230,300,260	230,300,260	103,635,117	103,635,117
USD	FIXED	3.00%	0.20%	2012	2028	101,793,291	101,793,291	25,448,323	25,448,323
USD	FIXED	3.00%	0.00%	2012	2028	99,531,602	99,531,602	24,882,900	24,882,900

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.00%	0.00%	2012	2028	92,761,947	92,761,947	22,086,178	22,086,178
USD	FIXED	3.00%	0.20%	2014	2030	316,153,519	316,153,519	142,269,083	142,269,083
USD	FIXED	3.00%	0.20%	2013	2026	116,999,053	116,999,053	11,699,905	11,699,905
USD	FIXED	3.00%	0.20%	2015	2031	195,111,421	195,111,421	117,066,852	117,066,852
USD	FIXED	3.00%	0.20%	2015	2031	52,453,797	52,453,797	31,472,278	31,472,278
USD	FIXED	3.00%	0.20%	2016	2031	206,765,453	206,765,453	124,059,272	124,059,272
USD	FIXED	3.00%	0.20%	2016	2031	77,050,253	77,050,253	46,230,152	46,230,152
USD	FIXED	3.00%	0.25%	2016	2032	175,056,018	175,056,018	94,822,010	94,822,010
USD	FIXED	3.00%	0.00%	2018	2033	130,285,575	130,285,575	104,228,460	104,228,460
USD	SOFR 6 MONTHS	5.41%	0.50%	2021	2027	8,492,109	8,492,109	3,184,541	3,184,541
USD	FIXED	2.80%	0.25%	2022	2032	251,275,159	251,275,159	211,581,235	211,581,235
USD	FIXED	2.80%	0.25%	2022	2037	108,129,795	108,129,795	72,417,960	72,417,960
USD	FIXED	2.80%	0.25%	2022	2037	112,733,944	112,733,944	40,952,138	40,952,138
USD	FIXED	2.80%	0.25%	2022	2037	365,150,734	365,150,734	160,315,539	160,315,539
USD	FIXED	3.00%	0.25%	2023	2040	237,862,427	237,862,427	68,721,090	68,721,090
USD	SOFR 6 MONTHS	6.24%	0.50%	2024	2030	184,988,201	184,988,201	170,381,353	170,381,353
USD	FIXED	3.98%	0.50%	2012	2028	297,500,000	297,500,000	190,151,554	190,151,554
USD	SOFR 6 MONTHS	5.37%	0.50%	2019	2029	20,400,000	20,400,000	10,200,000	10,200,000
USD	SOFR 6 MONTHS	5.24%	0.50%	2019	2029	53,125,000	53,125,000	26,562,500	26,562,500
USD	FIXED	0.00%	0.00%	2024	2029	33,242,741	33,242,741	19,737,619	19,737,619
COMMERCIAL CREDIT
CHF	SARON COMPOUNDED	0.85%	0.25%	2019	2028	25,390,381	32,014,097	9,585,412	12,086,768
EUR	EURIBOR 6 MTH	2.56%	0.40%	2019	2033	152,721,115	179,248,736	114,540,836	134,436,552
EUR	EURIBOR 6 MTH	2.52%	0.00%	2022	2036	108,728,081	127,614,123	83,145,003	97,587,270
EUR	EURIBOR 6 MTH	4.06%	0.35%	2022	2027	9,593,654	11,260,070	3,837,462	4,504,028
EUR	EURIBOR 6 MTH	4.06%	0.00%	2023	2031	20,983,699	24,628,562	14,178,175	16,640,920
EUR	FIXED	3.12%	0.39%	2024	2036	157,889,696	185,315,098	78,625,651	92,282,907
EUR	EURIBOR 6 MTH	2.14%	0.00%	2024	2031	8,309,984	9,753,426	8,309,984	9,753,426
EUR	FIXED	3.50%	0.00%	1998	2026	20,481,742	24,039,416	1,137,874	1,335,523
EUR	FIXED	3.50%	0.00%	1998	2026	15,647,789	18,365,806	434,661	510,161
EUR	FIXED	3.50%	0.00%	1998	2026	34,193,032	40,132,354	1,899,613	2,229,575
EUR	FIXED	3.50%	0.00%	1999	2027	68,632,225	80,553,626	5,719,352	6,712,802
EUR	FIXED	3.50%	0.00%	1999	2026	21,667,405	25,431,029	1,203,745	1,412,835
EUR	FIXED	3.50%	0.00%	1998	2029	24,898,896	29,223,828	4,841,452	5,682,411
EUR	FIXED	0.88%	0.26%	2022	2034	59,977,728	70,395,845	53,979,955	63,356,261
EUR	EURIBOR 6 MTH	2.95%	0.00%	2025	2035	157,250,000	184,564,287	12,750,000	14,964,672
EUR	EURIBOR 6 MTH	3.16%	0.27%	2016	2028	166,961,250	195,962,379	52,175,391	61,238,243
EUR	EURIBOR 6 MTH	2.41%	0.00%	2023	2025	297,368,504	349,021,342	83,584,661	98,103,296
EUR	FIXED	1.28%	0.30%	2018	2027	35,214,565	41,331,327	11,807,237	13,858,151
EUR	FIXED	0.49%	0.25%	2019	2027	26,264,490	30,826,626	13,132,245	15,413,313
EUR	EURIBOR 6 MTH	3.72%	0.65%	2019	2028	243,908,151	286,274,938	152,442,594	178,921,836
EUR	EURIBOR 6 MTH	3.08%	0.37%	2020	2027	32,895,000	38,608,854	10,590,500	12,430,067
EUR	EURIBOR 6 MTH	2.79%	0.00%	2022	2036	411,400,000	482,860,082	329,120,000	386,288,065
EUR	EURIBOR 6 MTH	3.25%	0.00%	2022	2036	793,333,050	931,134,811	610,184,648	716,173,575
EUR	EURIBOR 6 MTH	3.35%	0.00%	2022	2029	69,999,975	82,158,954	69,999,975	82,158,954
EUR	FIXED	3.25%	0.38%	2022	2035	166,600,000	195,538,380	92,581,176	108,662,505
EUR	EURIBOR 6 MTH	3.12%	0.40%	2024	2035	1,090,797,000	1,280,268,178	1,085,330,000	1,273,851,561
EUR	EURIBOR 6 MTH	3.98%	0.00%	2025	2036	150,950,429	177,170,482	140,168,255	164,515,448
EUR	EURIBOR 6 MTH	3.04%	0.00%	2023	2036	2,264,005,558	2,657,262,781	1,382,981,899	1,623,205,523
EUR	EURIBOR 6 MTH	4.04%	0.00%	2023	2030	199,765,196	234,464,363	199,765,196	234,464,363
EUR	EURIBOR 6 MTH	3.11%	0.35%	2023	2039	3,007,554,218	3,529,965,666	1,617,027,073	1,897,904,289
EUR	EURIBOR 6 MTH	4.02%	0.00%	2023	2030	265,372,431	311,467,559	265,372,431	311,467,559
EUR	EURIBOR 6 MTH	3.04%	0.35%	2024	2033	87,548,456	102,755,601	61,798,910	72,533,366
EUR	EURIBOR 6 MTH	3.97%	0.35%	2024	2029	7,724,864	9,066,671	7,724,864	9,066,671
EUR	EURIBOR 6 MTH	3.00%	0.35%	2024	2035	144,646,437	169,771,489	25,525,842	29,959,675
EUR	EURIBOR 6 MTH	4.01%	0.00%	2024	2031	12,762,921	14,979,837	12,762,921	14,979,837
EUR	EURIBOR 6 MTH	2.81%	0.50%	2017	2027	21,335,000	25,040,884	5,020,000	5,891,973

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	3.50%	0.00%	1997	2026	29,601,112	34,742,818	1,644,506	1,930,157
EUR	FIXED	3.50%	0.00%	1998	2027	11,118,944	13,050,301	1,235,438	1,450,033
EUR	EURIBOR 6 MTH	5.00%	0.00%	2016	2027	6,979,739	8,192,118	1,405,022	1,649,074
EUR	EURIBOR 6 MTH	4.32%	0.92%	2024	2034	224,642,845	263,663,254	69,214,282	81,236,787
EUR	EURIBOR 6 MTH	2.40%	0.50%	2024	2031	189,082,010	221,925,510	16,357,543	19,198,845
EUR	NO INTEREST RATE	0.00%	0.25%	2012	2027	8,000,000	9,389,598	1,600,000	1,877,920
EUR	NO INTEREST RATE	0.00%	0.25%	2012	2027	8,000,000	9,389,598	1,600,000	1,877,920
EUR	FIXED	0.40%	0.40%	2014	2034	11,523,700	13,525,364	7,836,116	9,197,247
EUR	FIXED	0.40%	0.40%	2015	2034	7,730,000	9,072,699	5,256,400	6,169,435
EUR	NO INTEREST RATE	0.00%	0.40%	2018	2043	12,500,000	14,671,247	12,500,000	14,671,247
EUR	NO INTEREST RATE	0.00%	0.40%	2018	2043	12,000,000	14,084,397	12,000,000	14,084,397
EUR	FIXED	0.40%	0.40%	2019	2033	114,750,000	134,682,048	90,308,305	105,994,835
EUR	NO INTEREST RATE	0.00%	0.40%	2019	2047	12,400,000	14,553,877	12,400,000	14,553,877
EUR	FIXED	0.00%	0.40%	2020	2046	8,000,000	9,389,598	8,000,000	9,389,598
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2048	14,883,000	17,468,174	14,883,000	17,468,174
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2047	12,000,000	14,084,397	12,000,000	14,084,397
EUR	NO INTEREST RATE	0.00%	0.40%	2020	2048	10,000,000	11,736,998	10,000,000	11,736,998
EUR	NO INTEREST RATE	0.00%	0.45%	2021	2049	12,599,493	14,788,022	12,599,493	14,788,022
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2048	8,000,000	9,389,598	8,000,000	9,389,598
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2049	10,000,000	11,736,998	10,000,000	11,736,998
EUR	NO INTEREST RATE	0.00%	0.40%	2022	2048	9,950,000	11,678,313	9,950,000	11,678,313
EUR	FIXED	0.15%	0.40%	2023	2038	53,460,000	62,745,989	37,672,208	44,215,861
EUR	FIXED	0.00%	0.40%	2023	2055	10,800,000	12,675,957	10,800,000	12,675,957
EUR	EURIBOR 6 MTH	3.16%	0.40%	2025	2032	38,329,881	44,987,772	4,034,724	4,735,555
EUR	EURIBOR 6 MTH	4.22%	0.00%	2025	2032	2,017,362	2,367,777	2,017,362	2,367,777
EUR	EURIBOR 6 MTH	3.75%	0.00%	2020	2027	12,526,875	14,702,790	10,368,250	12,169,213
EUR	EURIBOR 6 MTH	3.73%	0.00%	2020	2028	17,791,988	20,882,451	13,605,638	15,968,933
EUR	EURIBOR 6 MTH	3.73%	0.00%	2020	2028	10,639,960	12,488,119	10,639,960	12,488,119
EUR	EURIBOR 6 MTH	3.11%	0.00%	2022	2029	36,300,000	42,605,301	21,175,000	24,853,092
EUR	EURIBOR 6 MTH	5.46%	0.00%	2022	2035	160,960,160	188,918,901	77,099,547	90,491,720
EUR	EURIBOR 6 MTH	4.86%	0.00%	2022	2030	148,181,235	173,920,280	112,137,151	131,615,347
EUR	EURIBOR 6 MTH	3.76%	0.00%	2023	2025	361,757,852	424,595,105	117,326,871	137,706,520
EUR	EURIBOR 6 MTH	4.66%	0.00%	2023	2029	13,537,144	15,888,542	13,537,144	15,888,542
EUR	EURIBOR 6 MTH	1.66%	0.60%	2025	2034	374,175,000	439,169,108	56,126,250	65,875,366
EUR	EURIBOR 6 MTH	2.93%	0.15%	2021	2030	80,403,817	94,369,941	74,935,147	87,951,364
EUR	EURIBOR 6 MTH	3.04%	0.00%	2022	2028	10,059,338	11,806,643	7,185,242	8,433,316
EUR	EURIBOR 6 MTH	1.80%	0.72%	2025	2034	283,585,002	332,843,648	53,651,217	62,970,420
EUR	EURIBOR 6 MTH	6.99%	0.00%	2025	2032	33,039,500	38,778,453	4,268,700	5,010,172
USD	SOFR 6 MONTHS	5.15%	0.31%	2022	2031	32,375,000	32,375,000	23,025,112	23,025,112
USD	SOFR 6 MONTHS	5.07%	0.00%	2022	2031	32,375,000	32,375,000	23,025,112	23,025,112
USD	SOFR 6 MONTHS	5.66%	0.00%	2023	2029	64,543,725	64,543,725	64,543,725	64,543,725
USD	SOFR 6 MONTHS	5.66%	0.00%	2023	2029	110,676,250	110,676,250	86,081,528	86,081,528
USD	SOFR 6 MONTHS	6.13%	0.00%	2023	2030	32,046,329	32,046,329	25,111,615	25,111,615
USD	SOFR 6 MONTHS	6.17%	0.00%	2023	2030	56,994,486	56,994,486	56,994,486	56,994,486
USD	SOFR 6 MONTHS	5.79%	0.00%	2023	2030	138,696,655	138,696,655	124,929,790	124,929,790
USD	SOFR 6 MONTHS	5.90%	0.00%	2023	2030	147,917,028	147,917,028	147,917,028	147,917,028
USD	SOFR 3 MONTHS	6.16%	0.50%	2017	2030	130,474,830	130,474,830	65,237,415	65,237,415
USD	FIXED	0.05%	0.00%	2016	2040	36,440,994	36,440,994	30,193,967	30,193,967
USD	SOFR 6 MONTHS	5.20%	0.35%	2017	2026	170,000,000	170,000,000	14,166,667	14,166,667
USD	SOFR 6 MONTHS	5.19%	0.25%	2020	2028	94,267,785	94,267,785	58,917,366	58,917,366
USD	SOFR 6 MONTHS	4.88%	0.25%	2020	2029	36,975,000	36,975,000	21,568,750	21,568,750
USD	SOFR 6 MONTHS	5.60%	0.00%	2020	2028	114,747,564	114,747,564	81,962,546	81,962,546
USD	SOFR 6 MONTHS	5.32%	0.00%	2020	2028	330,732,215	330,732,215	330,732,215	330,732,215
USD	SOFR 6 MONTHS	5.57%	0.00%	2020	2029	68,000,000	68,000,000	40,786,406	40,786,406
USD	SOFR 6 MONTHS	6.34%	0.00%	2020	2031	612,000,000	612,000,000	259,920,000	259,920,000
USD	SOFR 6 MONTHS	5.56%	0.00%	2021	2028	33,947,129	33,947,129	24,247,949	24,247,949
USD	SOFR 6 MONTHS	5.61%	0.00%	2021	2028	110,500,000	110,500,000	82,875,000	82,875,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR 6 MONTHS	5.46%	0.00%	2021	2027	12,730,051	12,730,051	4,773,769	4,773,769
USD	SOFR 6 MONTHS	5.58%	0.00%	2021	2027	9,350,000	9,350,000	3,506,250	3,506,250
USD	SOFR 6 MONTHS	5.47%	0.00%	2021	2026	8,493,650	8,493,650	3,640,136	3,640,136
USD	SOFR 6 MONTHS	4.89%	0.00%	2021	2028	11,050,000	11,050,000	6,906,250	6,906,250
USD	SOFR 6 MONTHS	4.89%	0.00%	2021	2027	8,489,970	8,489,970	4,244,985	4,244,985
USD	SOFR 6 MONTHS	4.89%	0.00%	2021	2027	12,748,895	12,748,895	6,374,447	6,374,447
USD	SOFR 6 MONTHS	4.89%	0.00%	2021	2027	25,491,500	25,491,500	12,745,750	12,745,750
USD	SOFR 6 MONTHS	5.14%	0.00%	2022	2028	36,996,457	36,996,457	27,747,343	27,747,343
USD	SOFR 6 MONTHS	5.14%	0.00%	2022	2028	12,733,323	12,733,323	7,958,327	7,958,327
USD	SOFR 6 MONTHS	4.39%	0.35%	2022	2028	46,240,245	46,240,245	28,900,153	28,900,153
USD	SOFR 6 MONTHS	4.91%	0.35%	2022	2028	46,210,001	46,210,001	34,657,501	34,657,501
USD	SOFR 6 MONTHS	4.92%	0.35%	2022	2028	55,470,400	55,470,400	34,669,000	34,669,000
USD	SOFR 6 MONTHS	5.10%	0.00%	2022	2028	18,496,961	18,496,961	11,560,601	11,560,601
USD	SOFR 6 MONTHS	5.62%	0.00%	2022	2029	184,970,400	184,970,400	148,201,977	148,201,977
USD	SOFR 6 MONTHS	6.24%	0.00%	2022	2030	259,000,000	259,000,000	140,336,000	140,336,000
USD	SOFR 6 MONTHS	5.83%	0.00%	2022	2030	27,750,000	27,750,000	11,547,931	11,547,931
USD	SOFR 6 MONTHS	5.53%	0.00%	2022	2029	184,977,597	184,977,597	161,855,397	161,855,397
USD	SOFR 6 MONTHS	5.10%	0.00%	2022	2029	18,490,334	18,490,334	18,490,334	18,490,334
USD	SOFR 6 MONTHS	5.96%	0.00%	2022	2029	92,488,501	92,488,501	80,927,439	80,927,439
USD	SOFR 6 MONTHS	5.70%	0.00%	2022	2028	55,460,154	55,460,154	55,460,154	55,460,154
USD	SOFR 6 MONTHS	6.27%	0.00%	2022	2029	161,875,000	161,875,000	81,157,202	81,157,202
USD	SOFR 6 MONTHS	5.51%	0.00%	2022	2028	25,890,750	25,890,750	21,575,625	21,575,625
USD	SOFR 6 MONTHS	6.17%	0.00%	2022	2028	97,125,000	97,125,000	80,644,200	80,644,200
USD	SOFR 6 MONTHS	5.97%	0.00%	2022	2029	58,737,500	58,737,500	44,191,072	44,191,072
USD	SOFR 6 MONTHS	5.69%	0.00%	2023	2028	84,922,650	84,922,650	63,691,988	63,691,988
USD	SOFR 6 MONTHS	5.66%	0.00%	2023	2029	147,937,100	147,937,100	129,444,963	129,444,963
USD	SOFR 6 MONTHS	5.33%	0.35%	2023	2028	21,054,850	21,054,850	18,422,994	18,422,994
USD	SOFR 6 MONTHS	5.55%	0.35%	2023	2029	36,981,500	36,981,500	32,358,813	32,358,813
USD	SOFR 6 MONTHS	5.93%	0.00%	2023	2029	78,732,901	78,732,901	23,407,079	23,407,079
USD	SOFR 6 MONTHS	6.06%	0.00%	2023	2029	36,982,425	36,982,425	36,982,425	36,982,425
USD	SOFR 6 MONTHS	5.65%	0.00%	2024	2029	18,497,225	18,497,225	18,497,225	18,497,225
USD	SOFR 6 MONTHS	5.74%	0.00%	2025	2031	27,740,750	27,740,750	2,249,250	2,249,250
USD	SOFR 6 MONTHS	6.18%	0.00%	2025	2033	277,500,000	277,500,000	22,500,000	22,500,000
USD	SOFR 6 MONTHS	5.98%	0.00%	2025	2032	9,243,312	9,243,312	2,248,373	2,248,373
USD	SOFR 6 MONTHS	5.98%	0.00%	2025	2032	7,395,838	7,395,838	1,798,988	1,798,988
USD	SOFR 6 MONTHS	5.45%	0.00%	2025	2032	231,213,000	231,213,000	44,242,920	44,242,920
USD	SOFR 6 MONTHS	5.16%	0.00%	2025	2030	32,226,445	32,226,445	15,242,238	15,242,238
USD	SOFR 6 MONTHS	5.92%	0.90%	2017	2026	5,939,237	5,939,237	1,484,809	1,484,809
USD	SOFR 6 MONTHS	5.14%	0.00%	2022	2028	36,998,890	36,998,890	27,749,168	27,749,168
USD	SOFR 6 MONTHS	5.14%	0.00%	2022	2027	41,625,000	41,625,000	23,785,714	23,785,714
USD	SOFR 6 MONTHS	5.14%	0.00%	2022	2028	22,157,087	22,157,087	13,848,180	13,848,180
USD	SOFR 6 MONTHS	5.78%	0.00%	2022	2029	481,924,170	481,924,170	481,924,115	481,924,115
USD	SOFR 6 MONTHS	5.53%	0.00%	2022	2029	78,616,459	78,616,459	78,616,459	78,616,459
USD	SOFR 6 MONTHS	5.51%	0.00%	2022	2028	127,461,750	127,461,750	79,663,594	79,663,594
USD	SOFR 6 MONTHS	5.68%	0.00%	2023	2030	123,088,906	123,088,906	27,293,643	27,293,643
USD	SOFR 6 MONTHS	6.00%	0.00%	2023	2030	184,980,665	184,980,665	184,980,665	184,980,665
USD	SOFR 6 MONTHS	6.11%	0.00%	2023	2030	92,482,529	92,482,529	92,482,529	92,482,529
USD	SOFR 6 MONTHS	6.04%	0.00%	2023	2030	116,509,521	116,509,521	116,509,521	116,509,521
USD	SOFR 6 MONTHS	5.01%	0.00%	2023	2029	27,746,763	27,746,763	24,278,417	24,278,417
USD	SOFR 6 MONTHS	5.42%	0.00%	2023	2030	46,229,743	46,229,743	46,229,743	46,229,743
USD	SOFR 6 MONTHS	5.23%	0.00%	2023	2029	18,491,467	18,491,467	18,491,467	18,491,467
USD	SOFR 6 MONTHS	5.76%	0.00%	2023	2028	36,963,000	36,963,000	27,722,250	27,722,250
USD	SOFR 6 MONTHS	5.17%	0.25%	2024	2031	138,615,413	138,615,413	40,825,139	40,825,139
USD	SOFR 6 MONTHS	2.10%	0.00%	2025	2032	100,466,081	100,466,081	5,750,364	5,750,364
USD	SOFR 6 MONTHS	2.10%	0.00%	2025	2032	264,924,579	264,924,579	43,872,837	43,872,837
USD	SOFR 6 MONTHS	4.97%	0.30%	2025	2031	22,195,382	22,195,382	14,437,898	14,437,898
USD	SOFR 6 MONTHS	1.35%	0.25%	2025	2031	92,468,990	92,468,990	7,497,486	7,497,486

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR 6 MONTHS	5.41%	0.10%	2025	2031	27,712,908	27,712,908	8,861,993	8,861,993
USD	SOFR 6 MONTHS	4.81%	0.50%	2025	2031	27,714,156	27,714,156	2,247,094	2,247,094
USD	SOFR 6 MONTHS	1.50%	0.25%	2025	2033	397,822,368	397,822,368	2,995,962	2,995,962
USD	SOFR 6 MONTHS	5.54%	0.00%	2019	2026	156,398,376	156,398,376	19,549,797	19,549,797
USD	SOFR 6 MONTHS	5.88%	0.15%	2020	2027	25,498,916	25,498,916	9,562,094	9,562,094
USD	SOFR 6 MONTHS	6.08%	0.15%	2020	2028	41,565,000	41,565,000	25,978,125	25,978,125
USD	SOFR 6 MONTHS	5.66%	0.39%	2021	2027	26,349,657	26,349,657	9,881,122	9,881,122
USD	SOFR 6 MONTHS	5.36%	0.15%	2021	2027	2,712,002	2,712,002	2,125,000	2,125,000
USD	SOFR 6 MONTHS	4.84%	0.00%	2021	2027	16,998,725	16,998,725	8,499,362	8,499,362
USD	SOFR 6 MONTHS	5.02%	0.00%	2019	2026	104,296,971	104,296,971	42,498,997	42,498,997
USD	SOFR 6 MONTHS	5.62%	0.00%	2020	2027	69,699,840	69,699,840	34,849,920	34,849,920
USD	SOFR 6 MONTHS	5.96%	0.00%	2020	2026	12,737,684	12,737,684	1,816,394	1,816,394
USD	SOFR 6 MONTHS	5.74%	0.00%	2020	2026	8,490,650	8,490,650	1,061,331	1,061,331
USD	SOFR 6 MONTHS	6.36%	0.00%	2020	2026	12,728,750	12,728,750	3,182,188	3,182,188
USD	SOFR 6 MONTHS	5.23%	0.00%	2022	2029	222,000,000	222,000,000	210,000,000	210,000,000
USD	SOFR 6 MONTHS	5.37%	0.35%	2022	2029	56,425,000	56,425,000	49,371,873	49,371,873
USD	SOFR 6 MONTHS	4.97%	0.50%	2022	2028	70,254,953	70,254,953	61,862,258	61,862,258
USD	SOFR 6 MONTHS	5.23%	0.00%	2022	2027	42,487,250	42,487,250	21,243,625	21,243,625
USD	SOFR 6 MONTHS	6.68%	0.00%	2022	2029	97,125,000	97,125,000	48,300,000	48,300,000
USD	SOFR 6 MONTHS	6.17%	0.50%	2023	2031	185,000,000	185,000,000	86,875,000	86,875,000
USD	SOFR 6 MONTHS	1.50%	0.50%	2023	2030	4,107,436	4,107,436	4,107,436	4,107,436
USD	SOFR 6 MONTHS	1.50%	0.50%	2023	2030	436,271	436,271	436,271	436,271
USD	SOFR 6 MONTHS	5.59%	0.50%	2023	2029	60,125,000	60,125,000	60,125,000	60,125,000
USD	SOFR 6 MONTHS	5.78%	0.50%	2023	2028	246,558,750	246,558,750	184,919,063	184,919,063
USD	SOFR 6 MONTHS	5.51%	0.50%	2023	2030	77,182,336	77,182,336	77,182,336	77,182,336
USD	SOFR 6 MONTHS	5.77%	0.50%	2023	2028	96,274,000	96,274,000	72,205,500	72,205,500
USD	SOFR 6 MONTHS	5.61%	0.50%	2023	2030	165,745,246	165,745,246	165,745,246	165,745,246
USD	SOFR 6 MONTHS	5.61%	0.50%	2023	2030	63,816,943	63,816,943	63,573,520	63,573,520
USD	SOFR 6 MONTHS	5.87%	0.00%	2023	2031	51,098,956	51,098,956	49,717,903	49,717,903
USD	SOFR 6 MONTHS	6.37%	0.00%	2023	2033	138,745,863	138,745,863	62,137,892	62,137,892
USD	SOFR 6 MONTHS	5.95%	0.00%	2024	2030	284,900,000	284,900,000	272,580,000	272,580,000
USD	SOFR 6 MONTHS	6.48%	0.00%	2024	2030	140,115,300	140,115,300	11,360,700	11,360,700
USD	SOFR 6 MONTHS	6.73%	0.00%	2024	2032	194,250,000	194,250,000	15,750,000	15,750,000
USD	SOFR 6 MONTHS	6.66%	0.00%	2024	2031	231,250,000	231,250,000	121,250,000	121,250,000
USD	SOFR 6 MONTHS	6.54%	0.00%	2024	2031	277,500,000	277,500,000	142,500,000	142,500,000
USD	SOFR 6 MONTHS	1.25%	0.25%	2025	2031	41,622,225	41,622,225	37,720,093	37,720,093
USD	SOFR 6 MONTHS	6.13%	0.00%	2025	2031	29,600,000	29,600,000	16,800,000	16,800,000
USD	SOFR 6 MONTHS	1.25%	0.25%	2025	2031	83,221,325	83,221,325	6,747,675	6,747,675
USD	SOFR 6 MONTHS	1.20%	0.25%	2025	2031	92,481,014	92,481,014	35,536,761	35,536,761
USD	SOFR 6 MONTHS	2.00%	0.00%	2025	2031	11,846,000	11,846,000	5,923,000	5,923,000
USD	SOFR 6 MONTHS	5.98%	0.00%	2025	2031	15,400,250	15,400,250	6,930,113	6,930,113
USD	SOFR 6 MONTHS	2.45%	0.00%	2025	2032	120,000,000	120,000,000	30,000,000	30,000,000
USD	SOFR 6 MONTHS	2.50%	0.00%	2025	2033	133,516,720	133,516,720	20,027,508	20,027,508
USD	SOFR 6 MONTHS	1.78%	0.00%	2025	2031	36,997,225	36,997,225	2,999,775	2,999,775
USD	SOFR 6 MONTHS	2.25%	0.00%	2025	2031	60,000,000	60,000,000	21,000,000	21,000,000
USD	SOFR 6 MONTHS	2.10%	0.00%	2025	2031	12,308,666	12,308,666	3,692,600	3,692,600
USD	SOFR 6 MONTHS	2.25%	0.00%	2025	2031	53,088,000	53,088,000	7,963,200	7,963,200
USD	SOFR 6 MONTHS	6.10%	0.00%	2025	2034	675,000,000	675,000,000	101,250,000	101,250,000
USD	SOFR 6 MONTHS	2.35%	0.00%	2025	2032	300,000,000	300,000,000	75,000,000	75,000,000
USD	SOFR 6 MONTHS	1.85%	0.00%	2025	2031	36,992,323	36,992,323	25,906,418	25,906,418
USD	SOFR 6 MONTHS	5.90%	0.00%	2025	2032	140,304,550	140,304,550	21,045,683	21,045,683
USD	SOFR 6 MONTHS	2.15%	0.00%	2025	2031	48,390,000	48,390,000	7,258,500	7,258,500
USD	SOFR 6 MONTHS	2.10%	0.00%	2025	2031	23,100,000	23,100,000	3,465,000	3,465,000
USD	SOFR 6 MONTHS	1.85%	0.00%	2025	2031	92,498,749	92,498,749	7,499,899	7,499,899
USD	SOFR 6 MONTHS	5.24%	0.10%	2019	2026	25,499,717	25,499,717	3,187,465	3,187,465
USD	SOFR 6 MONTHS	5.67%	0.00%	2025	2030	70,163,100	70,163,100	21,617,820	21,617,820

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
MULTILATERAL
ACU	NO INTEREST RATE	0.00%	0.00%	2003	2027	3,880,448	5,318,969	563,925	772,978
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2027	4,218,086	5,781,772	421,910	578,316
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2028	17,154,923	23,514,423	2,859,154	3,919,070
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2033	2,468,697	3,383,868	1,234,349	1,691,934
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2027	13,769,421	18,873,881	1,353,080	1,854,680
ACU	NO INTEREST RATE	0.00%	0.00%	2006	2029	6,677,108	9,152,378	1,557,998	2,135,563
ACU	NO INTEREST RATE	0.00%	0.00%	2007	2031	8,864,502	12,150,661	2,954,834	4,050,220
ACU	NO INTEREST RATE	0.00%	0.00%	2008	2032	6,325,743	8,670,758	2,460,011	3,371,962
ACU	FIXED	0.00%	0.00%	2008	2029	3,750,773	5,141,222	1,050,970	1,440,575
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2033	912,816	1,251,206	405,696	556,092
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2027	40,329,934	55,280,641	4,032,994	5,528,064
ACU	NO INTEREST RATE	0.00%	0.00%	2009	2033	9,172,817	12,573,271	4,076,808	5,588,121
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2030	2,683,610	3,678,451	1,205,929	1,652,979
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2031	1,746,424	2,393,841	640,355	877,742
ACU	NO INTEREST RATE	0.00%	0.00%	2011	2031	3,140,000	4,304,029	1,255,982	1,721,587
ACU	NO INTEREST RATE	0.00%	0.00%	2013	2033	1,459,473	2,000,514	729,736	1,000,257
ACU	NO INTEREST RATE	0.00%	0.00%	2013	2033	3,625,695	4,969,777	1,812,848	2,484,888
EUR	EURIBOR 6 MTH	2.66%	0.25%	2022	2032	709,900,000	833,209,460	709,900,000	833,209,460
EUR	EURIBOR 6 MTH	2.66%	0.25%	2022	2032	331,300,000	388,846,731	331,300,000	388,846,731
EUR	EURIBOR 6 MTH	2.68%	0.25%	2023	2036	367,900,000	431,804,142	107,849,885	126,583,384
EUR	EURIBOR 6 MTH	2.76%	0.25%	2023	2038	937,700,000	1,100,578,266	937,700,000	1,100,578,266
EUR	EURIBOR 6 MTH	2.91%	0.25%	2023	2040	1,391,600,000	1,633,320,587	20,031,882	23,511,415
EUR	EURIBOR 6 MTH	2.68%	0.25%	2024	2038	132,200,000	155,163,108	4,185,735	4,912,796
EUR	EURIBOR 6 MTH	2.67%	0.25%	2025	2039	1,386,600,000	1,627,452,088	1,386,600,000	1,627,452,088
EUR	EURIBOR 6 MTH	2.90%	0.25%	2023	2040	936,600,000	1,099,287,196	7,335,422	8,609,584
EUR	EURIBOR 6 MTH	2.77%	0.25%	2024	2037	471,000,000	552,812,587	471,000,000	552,812,587
EUR	EURIBOR 6 MTH	2.80%	0.25%	2024	2040	468,800,000	550,230,448	468,800,000	550,230,448
EUR	FIXED	3.46%	0.00%	2012	2030	5,695,647	6,684,980	2,106,688	2,472,619
EUR	FIXED	3.46%	0.00%	2017	2035	39,711,400	46,609,261	24,515,598	28,773,952
EUR	FIXED	3.06%	0.00%	2019	2033	44,850,000	52,640,434	39,919,622	46,853,651
EUR	COMMERCIAL INTEREST REFERENCE RATE	3.06%	0.00%	2019	2032	55,000,000	64,553,487	41,217,001	48,376,385
EUR	COMMERCIAL INTEREST REFERENCE RATE	3.32%	0.00%	2023	2036	36,934,440	43,349,943	830,528	974,790
EUR	EURIBOR 6 MTH	4.07%	0.00%	2023	2043	205,002,000	240,610,798	88,246,462	103,574,851
EUR	EURIBOR 6 MTH	4.09%	0.00%	2023	2044	100,000,000	117,369,976	2,269,109	2,663,253
EUR	NO INTEREST RATE	0.00%	0.00%	2024	2045	803,300,000	942,833,018	12,972,331	15,225,621
EUR	EURIBOR 6 MTH	2.85%	0.15%	2020	2030	462,920,000	543,329,093	297,591,429	349,282,988
EUR	EURIBOR 6 MTH	2.80%	0.15%	2023	2042	78,486,000	92,118,999	1,826,501	2,143,764
EUR	EURIBOR 6 MTH	2.75%	0.15%	2023	2042	331,251,000	388,789,219	119,250,000	139,963,696
EUR	EURIBOR 6 MTH	2.80%	0.15%	2023	2042	597,665,000	701,479,268	609,116	714,919
EUR	EURIBOR 6 MTH	2.75%	0.15%	2024	2039	459,475,000	539,285,698	459,475,000	539,285,698
EUR	EURIBOR 6 MTH	2.80%	0.15%	2024	2039	461,383,000	541,525,117	461,383,000	541,525,117
EUR	EURIBOR 6 MTH	2.75%	0.15%	2024	2039	459,644,000	539,484,053	459,644,000	539,484,053
EUR	FIXED	0.83%	0.00%	2013	2033	337,952,011	396,654,194	263,197,026	308,914,286
EUR	FIXED	0.82%	0.00%	2013	2033	253,356,980	297,365,027	197,314,416	231,587,883
EUR	ADB FLOATING RATE	0.00%	0.00%	2011	2026	102,989,447	120,878,689	23,054,432	27,058,981
EUR	ADB FLOATING RATE	0.00%	0.00%	2012	2027	139,007,699	163,153,303	32,078,700	37,650,762
EUR	ADB FLOATING RATE	0.00%	0.00%	2012	2027	149,700,599	175,703,557	42,771,600	50,201,016
EUR	ADB FLOATING RATE	0.00%	0.00%	2013	2028	228,115,198	267,738,753	85,543,199	100,402,032
EUR	ADB FLOATING RATE	0.00%	0.00%	2014	2029	242,372,398	284,472,426	114,057,599	133,869,377
EUR	ADB FLOATING RATE	0.00%	0.00%	2018	2033	452,867,785	531,530,811	283,042,366	332,206,757
EUR	ADB FLOATING RATE	0.00%	0.00%	2018	2033	452,867,785	531,530,811	283,042,366	332,206,757
EUR	FIXED	0.75%	0.00%	1990	2029	2,584,961	3,033,968	795,373	933,529

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	0.75%	0.00%	1993	2031	2,900,308	3,404,091	1,160,123	1,361,636
EUR	FIXED	0.75%	0.00%	1995	2035	4,731,712	5,553,609	2,429,798	2,851,853
IDR	FIXED	0.00%	0.00%	2003	2027	669,945,780,979	40,068,528	548,547,994,391	32,807,894
IDR	FIXED	0.00%	0.00%	2003	2027	454,682,075,523	27,193,904	372,291,231,407	22,266,222
IDR	FIXED	0.00%	0.00%	2004	2028	294,285,527,948	17,600,809	258,185,816,905	15,441,735
IDR	FIXED	0.00%	0.00%	2004	2028	265,364,354,458	15,871,074	232,774,368,275	13,921,912
IDR	FIXED	0.00%	0.00%	2005	2030	123,030,759,374	7,358,299	123,030,759,374	7,358,299
IDR	FIXED	0.00%	0.00%	2006	2030	1,060,482,196,624	63,425,969	976,096,194,345	58,378,959
IDR	FIXED	0.06%	0.00%	2011	2036	1,204,354,849,085	72,030,792	1,173,077,145,040	70,160,116
IDR	FIXED	0.06%	0.00%	2012	2036	2,048,774,052,852	122,534,333	1,995,566,355,673	119,352,055
IDR	FIXED	0.00%	0.00%	2012	2030	595,427,194,366	35,611,674	508,026,561,347	30,384,364
IDR	FIXED	0.00%	0.00%	2012	2030	497,265,716,756	29,740,773	424,273,857,682	25,375,231
IDR	FIXED	0.00%	0.02%	2013	2033	485,106,297,402	29,013,535	460,075,307,605	27,516,466
IDR	FIXED	0.00%	0.00%	2013	2031	118,343,362,049	7,077,952	103,836,068,896	6,210,291
IDR	FIXED	0.00%	0.00%	2013	2033	187,805,249,091	11,232,371	178,804,162,079	10,694,029
IDR	FIXED	0.00%	0.00%	2014	2032	724,641,767,080	43,339,819	724,641,767,080	43,339,819
IDR	FIXED	0.00%	0.00%	2014	2031	902,505,946,564	53,977,628	902,505,946,564	53,977,628
IDR	FIXED	0.00%	0.00%	2015	2030	2,843,866,665,994	170,087,719	2,585,333,332,609	154,625,199
IDR	FIXED	0.00%	0.00%	2015	2030	2,815,266,666,001	168,377,193	2,559,333,332,616	153,070,175
IDR	FIXED	0.06%	0.00%	2016	2031	4,126,250,000,660	246,785,287	3,782,395,834,048	226,219,847
IDR	FIXED	0.00%	0.00%	2016	2031	4,497,791,667,181	269,006,679	3,855,250,000,617	230,577,153
IDR	ADB FLOATING RATE	0.00%	0.00%	2016	2031	1,339,343,871,609	80,104,299	1,339,343,871,609	80,104,299
IDR	FIXED	0.06%	0.00%	2017	2032	3,851,166,666,117	230,332,935	3,576,083,332,729	213,880,582
IDR	FIXED	0.00%	0.00%	2017	2032	3,872,500,000,929	231,608,852	3,614,333,334,366	216,168,262
IDR	FIXED	0.00%	0.00%	2018	2038	7,244,066,666,563	433,257,576	6,726,633,333,127	402,310,606
IDR	FIXED	0.06%	0.00%	2019	2034	6,163,125,000,329	368,607,955	5,820,729,167,050	348,129,735
IDR	FIXED	0.06%	0.00%	2019	2034	6,510,666,666,941	389,393,939	6,168,000,000,329	368,899,522
IDR	FIXED	0.21%	0.02%	2009	2033	191,983,807,188	11,482,285	184,554,198,806	11,037,931
IDR	FIXED	0.06%	0.00%	2009	2034	962,194,133,357	57,547,496	930,687,087,735	55,663,103
IDR	FIXED	0.00%	0.00%	2010	2035	456,924,049,345	27,327,993	456,924,049,345	27,327,993
JPY	TONAR/TONA 6 MONTHS	1.04%	0.00%	2019	2033	110,795,000,000	707,638,756	92,314,394,000	589,604,636
JPY	TONA COMPOUNDED	0.92%	0.25%	2020	2034	31,975,600,000	204,225,586	30,197,756,640	192,870,652
JPY	TONA COMPOUNDED	0.99%	0.25%	2023	2035	81,645,000,000	521,460,050	20,411,250,000	130,365,018
JPY	TONA COMPOUNDED	1.12%	0.25%	2024	2037	94,877,700,000	605,976,241	4,045,000,000	25,835,091
JPY	TONA COMPOUNDED	0.73%	0.15%	2022	2040	13,940,700,000	89,038,130	2,185,544,522	13,958,898
JPY	TONA COMPOUNDED	0.87%	0.15%	2022	2041	20,487,108,000	130,849,511	3,263,418,437	20,843,192
JPY	TONA COMPOUNDED	0.87%	0.15%	2023	2038	71,865,000,000	458,995,976	71,865,000,000	458,995,995
JPY	TONA COMPOUNDED	0.87%	0.15%	2023	2038	74,930,000,000	478,571,885	74,930,000,000	478,571,905
JPY	TONA COMPOUNDED	0.73%	0.00%	2023	2038	1,496,600,000	9,558,664	93,850,043	599,413
JPY	TONA COMPOUNDED	0.87%	0.15%	2023	2042	36,055,200,000	230,281,663	6,603,670,814	42,177,116
JPY	TONA 6 MONTHS	1.13%	0.15%	2024	2042	61,882,608,000	395,239,241	959,666,838	6,129,315
JPY	TONA 6 MONTHS	0.50%	0.15%	2025	2040	72,725,000,000	464,488,727	72,725,000,000	464,488,747
JPY	TONA 6 MONTHS	0.50%	0.15%	2025	2040	73,465,000,000	469,215,048	73,465,000,000	469,215,067
JPY	ADB FLOATING RATE	0.53%	0.00%	2020	2036	63,750,000,000	407,166,124	58,437,500,000	373,235,629
JPY	ADB FLOATING RATE	0.39%	0.00%	2020	2035	63,560,000,000	405,952,609	52,966,666,668	338,293,855
JPY	ADB FLOATING RATE	0.40%	0.00%	2021	2036	63,530,000,000	405,761,001	58,235,833,334	371,947,600
JPY	ADB FLOATING RATE	0.52%	0.00%	2021	2036	64,685,000,000	413,137,894	59,294,583,334	378,709,752
SDR	FIXED	0.75%	0.00%	1999	2024	11,685,983	16,018,093	11,298	15,486
SDR	FIXED	0.75%	0.00%	1999	2024	71,023,332	97,352,386	68,663	94,117
SDR	FIXED	0.75%	0.50%	2001	2025	87,499,973	119,937,082	108,663	148,946
SDR	FIXED	0.75%	0.30%	2005	2025	51,647,003	70,793,060	50,067	68,628
SDR	FIXED	0.75%	0.30%	2005	2026	47,003,494	64,428,156	32,939	45,150
SDR	FIXED	0.75%	0.00%	1999	2024	14,782,027	20,261,871	14,291	19,589
SDR	FIXED	1.00%	0.00%	1982	2031	23,677,607	32,455,130	3,551,647	4,868,277
SDR	FIXED	0.75%	0.00%	1995	2035	5,443,537	7,461,510	1,814,497	2,487,149
SDR	FIXED	0.75%	0.00%	1998	2037	15,352,987	21,044,492	4,884,555	6,695,308

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	0.75%	0.00%	2000	2040	17,500,000	23,987,424	8,458,323	11,593,907
SDR	FIXED	0.75%	0.00%	2006	2044	13,638,602	18,694,567	8,623,335	11,820,092
SDR	FIXED	0.75%	0.00%	2008	2048	41,696,408	57,153,680	31,953,188	43,798,552
SDR	FIXED	2.35%	0.00%	2011	2032	29,022,733	39,781,748	12,438,142	17,049,084
SDR	FIXED	4.69%	0.00%	2012	2030	11,727,046	16,074,379	3,923,336	5,377,756
SDR	FIXED	1.50%	0.00%	2006	2026	14,588,899	19,997,149	1,174,831	1,610,353
SDR	FIXED	1.50%	0.00%	2007	2026	20,457,033	28,040,658	1,704,761	2,336,733
SDR	FIXED	1.50%	0.00%	2007	2026	32,326,766	44,310,619	2,693,866	3,692,509
SDR	FIXED	1.50%	0.00%	2007	2027	31,155,525	42,705,188	5,192,585	7,117,528
SDR	FIXED	1.50%	0.00%	2008	2027	49,323,506	67,608,219	8,220,586	11,268,038
SDR	FIXED	1.50%	0.00%	2008	2028	31,335,613	42,952,036	7,833,913	10,738,022
SDR	FIXED	1.50%	0.00%	2009	2028	16,502,377	22,619,972	4,069,278	5,577,800
USD	FIXED	0.75%	0.00%	1979	2029	5,500,000	5,500,000	868,771	868,771
USD	SOFR COMPOUNDED	5.27%	0.25%	2007	2026	25,729,880	25,729,880	2,749,097	2,749,097
USD	LIBOR 6 MONTHS DEPOSIT	3.02%	0.00%	2007	2026	174,107,152	174,107,152	8,722,771	8,722,771
USD	SOFR COMPOUNDED	4.82%	0.00%	2007	2027	18,060,078	18,060,078	2,835,043	2,835,043
USD	FIXED	4.22%	0.00%	2007	2027	600,000,000	600,000,000	121,680,000	121,680,000
USD	FIXED	4.25%	0.00%	2008	2027	200,000,000	200,000,000	40,560,000	40,560,000
USD	SOFR COMPOUNDED	4.82%	0.00%	2008	2030	44,836,455	44,836,455	25,587,684	25,587,684
USD	SOFR COMPOUNDED	4.82%	0.00%	2008	2030	41,190,000	41,190,000	20,281,956	20,281,956
USD	FIXED	4.41%	0.00%	2008	2033	600,000,000	600,000,000	344,700,000	344,700,000
USD	FIXED	4.69%	0.00%	2008	2033	200,000,000	200,000,000	115,860,000	115,860,000
USD	FIXED	4.69%	0.00%	2008	2033	750,000,000	750,000,000	434,475,000	434,475,000
USD	SOFR COMPOUNDED	5.52%	0.00%	2009	2033	275,000	275,000	159,308	159,308
USD	SOFR COMPOUNDED	5.77%	0.00%	2009	2034	5,000,000	5,000,000	2,930,000	2,930,000
USD	SOFR COMPOUNDED	5.18%	0.00%	2009	2033	47,365,385	47,365,385	28,825,445	28,825,445
USD	SOFR COMPOUNDED	6.22%	0.00%	2009	2033	114,946,690	114,946,690	66,588,617	66,588,617
USD	SOFR COMPOUNDED	6.22%	0.00%	2009	2033	296,075,411	296,075,411	171,516,485	171,516,485
USD	SOFR COMPOUNDED	5.09%	0.00%	2009	2033	20,487,156	20,487,156	12,511,506	12,511,506
USD	SOFR COMPOUNDED	4.73%	0.00%	2009	2034	66,954,247	66,954,247	42,910,586	42,910,586
USD	SOFR COMPOUNDED	4.88%	0.00%	2009	2034	750,000,000	750,000,000	481,050,000	481,050,000
USD	SOFR COMPOUNDED	4.88%	0.00%	2009	2034	250,000,000	250,000,000	160,350,000	160,350,000
USD	SOFR COMPOUNDED	5.09%	0.00%	2010	2033	99,880,000	99,880,000	60,996,716	60,996,716
USD	SOFR COMPOUNDED	5.28%	0.00%	2010	2034	149,826,594	149,826,594	96,098,778	96,098,778
USD	SOFR COMPOUNDED	5.28%	0.00%	2010	2034	779,674,925	779,674,925	500,083,497	500,083,497
USD	SOFR COMPOUNDED	5.28%	0.00%	2010	2034	200,000,000	200,000,000	134,260,000	134,260,000
USD	SOFR COMPOUNDED	5.28%	0.00%	2010	2034	500,000,000	500,000,000	335,650,000	335,650,000
USD	SOFR COMPOUNDED	5.28%	0.00%	2010	2034	219,770,855	219,770,855	147,532,175	147,532,175
USD	SOFR COMPOUNDED	4.94%	0.00%	2010	2034	18,718,505	18,718,505	12,565,733	12,565,733
USD	SOFR COMPOUNDED	4.73%	0.00%	2010	2034	182,064,708	182,064,708	122,408,565	122,408,565
USD	SOFR COMPOUNDED	5.48%	0.00%	2010	2035	200,000,000	200,000,000	140,100,000	140,100,000
USD	SOFR COMPOUNDED	5.48%	0.00%	2010	2035	600,000,000	600,000,000	420,300,000	420,300,000
USD	SOFR COMPOUNDED	5.76%	0.00%	2011	2035	110,618,216	110,618,216	77,488,061	77,488,061
USD	SOFR COMPOUNDED	4.93%	0.00%	2011	2035	8,455,448	8,455,448	6,164,022	6,164,022
USD	SOFR COMPOUNDED	5.27%	0.00%	2011	2035	525,373,016	525,373,016	382,996,928	382,996,928
USD	SOFR COMPOUNDED	5.52%	0.00%	2011	2035	119,319,612	119,319,612	83,529,720	83,529,720
USD	SOFR COMPOUNDED	5.76%	0.00%	2011	2036	400,000,000	400,000,000	302,720,000	302,720,000
USD	SOFR COMPOUNDED	5.48%	0.00%	2011	2035	36,091,438	36,091,438	26,324,211	26,324,211
USD	SOFR COMPOUNDED	5.48%	0.00%	2011	2035	129,044,476	129,044,476	94,073,423	94,073,423
USD	FIXED	0.25%	0.25%	2011	2051	124,311,085	124,311,085	113,123,087	113,123,087
USD	SOFR COMPOUNDED	5.48%	0.00%	2011	2035	223,752,199	223,752,199	163,379,628	163,379,628
USD	SOFR COMPOUNDED	4.93%	0.00%	2012	2036	91,089,216	91,089,216	68,914,217	68,914,217
USD	SOFR COMPOUNDED	4.93%	0.00%	2012	2036	77,093,168	77,093,168	60,433,334	60,433,334
USD	SOFR COMPOUNDED	5.48%	0.00%	2012	2034	4,114,072	4,114,072	3,932,661	3,932,661
USD	SOFR COMPOUNDED	5.14%	0.00%	2012	2037	300,000,000	300,000,000	243,090,000	243,090,000
USD	SOFR COMPOUNDED	5.14%	0.00%	2012	2037	100,000,000	100,000,000	81,030,000	81,030,000
USD	SOFR 6 MONTHS	5.14%	0.00%	2012	2037	100,000,000	100,000,000	81,030,000	81,030,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	SOFR COMPOUNDED	5.48%	0.00%	2012	2037	260,609,548	260,609,548	211,171,917	211,171,917
USD	SOFR COMPOUNDED	5.44%	0.00%	2013	2037	632,570,760	632,570,760	512,545,375	512,545,375
USD	SOFR COMPOUNDED	5.76%	0.00%	2013	2037	70,075,171	70,075,171	56,350,281	56,350,281
USD	SOFR COMPOUNDED	5.07%	0.00%	2013	2029	95,419,264	95,419,264	42,184,857	42,184,857
USD	SOFR COMPOUNDED	5.38%	0.00%	2013	2034	105,364,546	105,364,546	74,197,713	74,197,713
USD	SOFR COMPOUNDED	5.34%	0.00%	2014	2033	44,786,405	44,786,405	34,228,722	34,228,722
USD	SOFR COMPOUNDED	5.07%	0.00%	2014	2030	500,000,000	500,000,000	281,000,000	281,000,000
USD	SOFR COMPOUNDED	5.24%	0.00%	2014	2030	500,000,000	500,000,000	290,750,000	290,750,000
USD	SOFR COMPOUNDED	5.54%	0.25%	2015	2035	500,000,000	500,000,000	372,200,000	372,200,000
USD	SOFR COMPOUNDED	5.54%	0.25%	2016	2037	400,000,000	400,000,000	327,320,000	327,320,000
USD	SOFR COMPOUNDED	5.44%	0.25%	2016	2036	297,979,759	297,979,759	254,444,803	254,444,803
USD	SOFR COMPOUNDED	5.76%	0.25%	2016	2032	206,161,574	206,161,574	160,919,436	160,919,436
USD	SOFR COMPOUNDED	5.59%	0.25%	2016	2036	400,000,000	400,000,000	374,960,000	374,960,000
USD	SOFR COMPOUNDED	5.87%	0.25%	2017	2032	124,548,530	124,548,530	110,474,546	110,474,546
USD	SOFR COMPOUNDED	5.52%	0.25%	2017	2026	43,347,009	43,347,009	9,125,860	9,125,860
USD	SOFR COMPOUNDED	6.34%	0.25%	2017	2036	198,600,179	198,600,179	198,600,179	198,600,179
USD	SOFR COMPOUNDED	5.78%	0.25%	2017	2030	186,600,000	186,600,000	127,242,540	127,242,540
USD	SOFR COMPOUNDED	5.97%	0.25%	2017	2037	300,000,000	300,000,000	240,060,000	240,060,000
USD	SOFR COMPOUNDED	5.67%	0.25%	2017	2031	400,259,836	400,259,836	257,582,163	257,582,163
USD	SOFR COMPOUNDED	5.76%	0.25%	2018	2038	300,000,000	300,000,000	250,050,000	250,050,000
USD	SOFR COMPOUNDED	5.17%	0.25%	2018	2031	150,000,000	150,000,000	130,140,000	130,140,000
USD	SOFR COMPOUNDED	5.27%	0.25%	2018	2034	243,529,145	243,529,145	243,476,907	243,476,907
USD	SOFR COMPOUNDED	5.17%	0.25%	2018	2032	400,000,000	400,000,000	332,040,000	332,040,000
USD	SOFR COMPOUNDED	5.17%	0.25%	2018	2031	95,497,719	95,497,719	81,918,375	81,918,375
USD	SOFR COMPOUNDED	5.17%	0.25%	2018	2031	272,515,000	272,515,000	233,384,307	233,384,307
USD	SOFR COMPOUNDED	5.04%	0.25%	2018	2031	197,146,025	197,146,025	182,825,824	182,825,824
USD	SOFR COMPOUNDED	5.41%	0.25%	2019	2032	35,054,719	35,054,719	34,103,700	34,103,700
USD	SOFR COMPOUNDED	5.62%	0.25%	2019	2032	227,500,000	227,500,000	224,619,529	224,619,529
USD	SOFR COMPOUNDED	5.28%	0.25%	2020	2032	100,000,000	100,000,000	59,083,095	59,083,095
USD	SOFR COMPOUNDED	5.62%	0.25%	2020	2032	250,020,000	250,020,000	208,827,695	208,827,695
USD	SOFR COMPOUNDED	5.04%	0.25%	2020	2034	300,000,000	300,000,000	283,320,000	283,320,000
USD	SOFR COMPOUNDED	5.62%	0.25%	2020	2032	145,945,406	145,945,406	145,661,860	145,661,860
USD	SOFR 6 MONTHS	5.38%	0.25%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	SOFR COMPOUNDED	5.38%	0.25%	2020	2034	121,000,000	121,000,000	121,000,000	121,000,000
USD	SOFR COMPOUNDED	5.38%	0.25%	2020	2033	133,267,000	133,267,000	133,267,000	133,267,000
USD	SOFR COMPOUNDED	5.57%	0.25%	2021	2031	500,000,000	500,000,000	460,000,000	460,000,000
USD	SOFR COMPOUNDED	5.04%	0.25%	2021	2034	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	5.04%	0.25%	2021	2033	800,000,000	800,000,000	800,000,000	800,000,000
USD	SOFR COMPOUNDED	5.04%	0.25%	2021	2034	400,000,000	400,000,000	400,000,000	400,000,000
USD	SOFR COMPOUNDED	5.49%	0.25%	2021	2046	380,000,000	380,000,000	15,670,047	15,670,047
USD	SOFR COMPOUNDED	5.04%	0.25%	2022	2033	400,000,000	400,000,000	233,640,000	233,640,000
USD	SOFR COMPOUNDED	5.24%	0.25%	2022	2035	223,996,591	223,996,591	20,417,000	20,417,000
USD	SOFR COMPOUNDED	5.24%	0.25%	2022	2035	100,000,000	100,000,000	10,973,506	10,973,506
USD	SOFR COMPOUNDED	4.83%	0.25%	2022	2036	171,000,000	171,000,000	43,880,000	43,880,000
USD	SOFR COMPOUNDED	4.88%	0.25%	2023	2033	300,000,000	300,000,000	166,815,190	166,815,190
USD	SOFR COMPOUNDED	4.98%	0.25%	2023	2036	400,000,000	400,000,000	56,836,000	56,836,000
USD	SOFR COMPOUNDED	5.42%	0.25%	2023	2036	200,000,000	200,000,000	11,720,000	11,720,000
USD	SOFR COMPOUNDED	6.47%	0.25%	2023	2035	250,000,000	250,000,000	34,083,930	34,083,930
USD	SOFR COMPOUNDED	5.32%	0.25%	2023	2033	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000
USD	SOFR COMPOUNDED	5.80%	0.25%	2006	2026	20,055,983	20,055,983	2,803,989	2,803,989
USD	SOFR COMPOUNDED	5.56%	0.25%	2016	2032	206,188,974	206,188,974	160,942,796	160,942,796
USD	SOFR COMPOUNDED	5.81%	0.25%	2017	2032	124,548,590	124,548,590	110,474,599	110,474,599
USD	SOFR COMPOUNDED	5.19%	0.25%	2017	2027	43,031,795	43,031,795	13,670,057	13,670,057
USD	SOFR COMPOUNDED	5.56%	0.25%	2018	2034	243,529,200	243,529,200	243,490,702	243,490,702
USD	SOFR COMPOUNDED	4.77%	0.25%	2020	2033	250,000,000	250,000,000	250,000,000	250,000,000
USD	SOFR COMPOUNDED	5.32%	0.25%	2020	2032	750,000,000	750,000,000	552,750,000	552,750,000
USD	SOFR COMPOUNDED	5.00%	0.25%	2021	2036	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	5.67%	0.25%	2022	2046	230,000,000	230,000,000	9,422,640	9,422,640

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	1.72%	0.00%	2018	2036	39,885,000	39,885,000	30,146,358	30,146,358
USD	FIXED	1.72%	0.00%	2019	2037	55,300,000	55,300,000	54,265,000	54,265,000
USD	NO INTEREST RATE	0.00%	0.00%	2008	2026	13,585,521	13,585,521	622,060	622,060
USD	NO INTEREST RATE	0.00%	0.00%	2008	2027	4,584,236	4,584,236	624,335	624,335
USD	NO INTEREST RATE	0.00%	0.00%	2009	2030	51,484,813	51,484,813	21,061,969	21,061,969
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	19,632,981	19,632,981	4,462,053	4,462,053
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	28,794,548	28,794,548	9,472,147	9,472,147
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	23,569,859	23,569,859	9,642,215	9,642,215
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	7,304,212	7,304,212	1,328,039	1,328,039
USD	FIXED	0.00%	0.00%	2011	2026	133,605,200	133,605,200	11,930,346	11,930,346
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	9,000,832	9,000,832	2,942,810	2,942,810
USD	NO INTEREST RATE	0.00%	0.00%	2011	2030	6,071,773	6,071,773	2,101,970	2,101,970
USD	NO INTEREST RATE	0.00%	0.00%	2011	2028	21,198,322	21,198,322	4,800,028	4,800,028
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	5,619,569	5,619,569	1,020,351	1,020,351
USD	NO INTEREST RATE	0.00%	0.00%	2011	2032	20,359,477	20,359,477	9,501,089	9,501,089
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	22,918,836	22,918,836	3,124,761	3,124,761
USD	NO INTEREST RATE	0.00%	0.00%	2011	2027	3,997,338	3,997,338	726,789	726,789
USD	NO INTEREST RATE	0.00%	0.00%	2012	2035	36,468,095	36,468,095	21,652,931	21,652,931
USD	NO INTEREST RATE	0.00%	0.00%	2013	2030	102,735,040	102,735,040	51,367,520	51,367,520
USD	NO INTEREST RATE	0.00%	0.00%	2013	2029	26,323,881	26,323,881	7,179,240	7,179,240
USD	NO INTEREST RATE	0.00%	0.00%	2013	2028	161,565,869	161,565,869	48,469,761	48,469,761
USD	NO INTEREST RATE	0.00%	0.00%	2013	2033	8,302,857	8,302,857	4,151,429	4,151,429
USD	NO INTEREST RATE	0.00%	0.00%	2014	2031	160,956,898	160,956,898	88,526,294	88,526,294
USD	NO INTEREST RATE	0.00%	0.00%	2014	2029	69,924,759	69,924,759	27,498,709	27,498,709
USD	NO INTEREST RATE	0.00%	0.00%	2016	2033	7,336,800	7,336,800	5,502,991	5,502,991
USD	NO INTEREST RATE	0.00%	0.00%	2016	2033	292,617,602	292,617,602	219,721,134	219,721,134
USD	NO INTEREST RATE	0.00%	0.00%	2016	2035	9,722,782	9,722,782	6,544,936	6,544,936
USD	NO INTEREST RATE	0.00%	0.00%	2016	2032	10,853,209	10,853,209	7,597,246	7,597,246
USD	NO INTEREST RATE	0.00%	0.00%	2016	2032	122,468,065	122,468,065	85,727,646	85,727,646
USD	NO INTEREST RATE	0.00%	0.00%	2017	2034	10,821,649	10,821,649	9,198,402	9,198,402
USD	NO INTEREST RATE	0.00%	0.00%	2017	2034	198,325,650	198,325,650	168,576,802	168,576,802
USD	NO INTEREST RATE	0.00%	0.00%	2020	2035	4,000,000	4,000,000	1,728,219	1,728,219
USD	NO INTEREST RATE	0.00%	0.00%	2020	2040	66,000,000	66,000,000	47,191,860	47,191,860
USD	NO INTEREST RATE	0.00%	0.00%	2020	2035	12,153,000	12,153,000	4,372,091	4,372,091
USD	NO INTEREST RATE	0.00%	0.00%	2020	2036	154,239,000	154,239,000	151,566,276	151,566,276
USD	NO INTEREST RATE	0.00%	0.00%	2020	2041	95,326,000	95,326,000	81,392,807	81,392,807
USD	NO INTEREST RATE	0.00%	0.00%	2022	2043	150,000,000	150,000,000	88,333,591	88,333,591
USD	SOFR COMPOUNDED	4.36%	0.15%	2010	2034	99,481,861	99,481,861	65,389,503	65,389,503
USD	SOFR COMPOUNDED	4.56%	0.15%	2010	2035	31,425,843	31,425,843	22,855,793	22,855,793
USD	SOFR COMPOUNDED	6.15%	0.00%	2013	2033	1,920,255	1,920,255	1,204,617	1,204,617
USD	SOFR COMPOUNDED	5.69%	0.15%	2014	2031	33,449,634	33,449,634	24,108,984	24,108,984
USD	SOFR COMPOUNDED	6.05%	0.15%	2015	2030	100,000,000	100,000,000	41,666,667	41,666,667
USD	SOFR COMPOUNDED	4.86%	0.15%	2016	2033	105,973,719	105,973,719	94,162,260	94,162,260
USD	SOFR COMPOUNDED	5.17%	0.15%	2017	2034	459,487,908	459,487,908	411,120,760	411,120,760
USD	SOFR COMPOUNDED	6.00%	0.00%	2017	2034	92,110,284	92,110,284	82,414,464	82,414,464
USD	SOFR COMPOUNDED	5.63%	0.15%	2017	2032	100,000,000	100,000,000	58,333,333	58,333,333
USD	SOFR COMPOUNDED	5.26%	0.15%	2018	2037	192,500,000	192,500,000	177,018,130	177,018,130
USD	SOFR COMPOUNDED	5.05%	0.15%	2019	2039	181,311,946	181,311,946	163,745,490	163,745,490
USD	SOFR COMPOUNDED	5.05%	0.15%	2019	2039	85,041,865	85,041,865	76,812,009	76,812,009
USD	SOFR COMPOUNDED	5.17%	0.15%	2019	2037	90,000,000	90,000,000	62,755,782	62,755,782
USD	SOFR COMPOUNDED	4.66%	0.15%	2019	2039	50,000,000	50,000,000	49,457,929	49,457,929
USD	SOFR COMPOUNDED	4.66%	0.15%	2021	2039	79,475,000	79,475,000	35,625,718	35,625,718
USD	SOFR COMPOUNDED	5.26%	0.15%	2022	2041	150,000,000	150,000,000	108,466,383	108,466,383
USD	SOFR COMPOUNDED	4.80%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	4.80%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	4.80%	0.15%	2022	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	SOFR COMPOUNDED	1.70%	0.15%	2022	2037	15,000,000	15,000,000	15,000,000	15,000,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	NO INTEREST RATE	0.00%	0.00%	2023	2038	10,000,000	10,000,000	9,229,209	9,229,209
USD	FIXED	4.73%	0.00%	2006	2026	530,000,000	530,000,000	56,551,000	56,551,000
USD	SOFR COMPOUNDED	5.94%	0.15%	2017	2034	36,507,543	36,507,543	32,664,644	32,664,644
USD	SOFR COMPOUNDED	6.84%	0.15%	2017	2034	7,314,980	7,314,980	6,544,982	6,544,982

TOTAL BILATERAL						USD	31,479,132,486	USD	17,289,802,143

TOTAL COMMERCIAL CREDIT						USD	27,616,877,691	USD	15,662,929,803

TOTAL MULTILATERAL						USD	58,831,987,271	USD	39,383,250,372

Assumed exchange rates for conversion

ACU/IDR	22,918.27
AUD/IDR	11,182.34
CAD/IDR	12,200.37
CHF/IDR	21,083.16
CNY/IDR	2,391.71
EUR/IDR	19,624.26
JPY/IDR	106.7893
KRW/IDR	11.59
SAR/IDR	4,458.37
SDR/IDR	22,918.27
USD/IDR	16,720.00

DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF 31 DECEMBER 2025

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	249,950,000,000	14,949,163	93,731,250,000	5,605,936
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	29,828,780,000	1,784,018	11,185,842,500	669,010
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	50,000,000,000	2,990,431	18,750,000,000	1,121,411
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	19,896,283,000	1,189,969	7,461,106,125	446,238
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	99,803,391,600	5,969,102	37,426,271,850	2,238,413
IDR	JIBOR 6 MONTHS	5.70%	2018	2026	19,906,920,000	1,190,605	7,465,095,000	446,477
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	536,084,300	32,062	201,031,610	12,023
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	131,155,000,000	7,844,199	49,183,125,000	2,941,574
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	23,808,895,000	1,423,977	8,928,335,625	533,991
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	147,500,000,000	8,821,770	55,312,500,000	3,308,164
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	158,460,004,000	9,477,273	59,422,501,500	3,553,977
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	115,000,000,000	6,877,990	43,125,000,000	2,579,246
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	383,499,973,000	22,936,601	143,812,473,000	8,601,224
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	40,768,100,000	2,438,283	15,288,037,500	914,356
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	1,662,500,000,000	99,431,818	623,437,500,000	37,286,932
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	24,984,320,000	1,494,278	9,369,120,000	560,354
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	59,962,260,000	3,586,260	22,485,847,500	1,344,847
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	19,996,367,000	1,195,955	7,498,637,625	448,483
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	19,000,440,000	1,136,390	7,125,165,000	426,146
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	60,000,000,000	3,588,517	22,500,000,000	1,345,694
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	20,000,000,000	1,196,172	7,500,000,000	448,565
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	49,998,833,220	2,990,361	18,749,562,455	1,121,385
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	30,000,000,000	1,794,258	11,250,000,000	672,847
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	29,989,014,000	1,793,601	11,245,880,250	672,600
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	55,000,000,000	3,289,474	20,625,000,000	1,233,553
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	17,998,251,200	1,076,450	6,749,344,200	403,669
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	49,999,985,750	2,990,430	18,749,994,655	1,121,411
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	170,000,000,000	10,167,464	63,750,000,000	3,812,799
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	185,000,000,000	11,064,593	69,375,000,000	4,149,222
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	35,000,000,000	2,093,301	13,125,000,000	784,988
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	175,000,000,000	10,466,507	65,625,000,000	3,924,940
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	39,987,475,000	2,391,595	14,995,303,125	896,848
IDR	JIBOR 6 MONTHS	5.09%	2019	2027	54,100,000,000	3,235,646	16,230,000,000	970,694
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	339,999,200,000	20,334,880	67,999,840,000	4,066,976
IDR	JIBOR 6 MONTHS	6.29%	2019	2028	170,000,000,000	10,167,464	85,000,000,000	5,083,732
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	236,987,660,000	14,173,903	47,397,532,000	2,834,781
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	38,999,348,873	2,332,497	7,799,869,777	466,499
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	147,500,000,000	8,821,770	29,500,000,000	1,764,354
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	27,600,000,000	1,650,718	2,760,000,000	165,072
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	9,999,998,800	598,086	999,999,880	59,809
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	20,000,000,000	1,196,172	2,000,000,000	119,617
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	8,595,966,810	514,113	859,596,690	51,411
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	49,998,866,500	2,990,363	4,999,886,650	299,036
IDR	JIBOR 6 MONTHS	6.29%	2019	2028	1,222,500,000,000	73,116,029	611,250,000,000	36,558,014
IDR	JIBOR 6 MONTHS	6.29%	2019	2028	99,795,000,000	5,968,600	49,897,500,000	2,984,300
IDR	JIBOR 6 MONTHS	6.29%	2019	2028	174,956,278,000	10,463,892	87,478,139,000	5,231,946
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	77,998,697,749	4,664,994	15,599,739,552	932,999
IDR	JIBOR 6 MONTHS	5.09%	2019	2027	180,000,000,000	10,765,550	54,000,000,000	3,229,665
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	17,000,000,000	1,016,746	1,700,000,000	101,675
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	115,000,000,000	6,877,990	11,500,000,000	687,799
IDR	JIBOR 6 MONTHS	5.09%	2019	2027	185,000,000,000	11,064,593	55,500,000,000	3,319,378
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	39,883,379,000	2,385,370	3,988,337,900	238,537
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	24,969,500,000	1,493,391	2,496,950,000	149,339
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	40,768,100,000	2,438,283	4,076,810,000	243,828
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	185,499,994,438	11,094,497	37,099,998,894	2,218,899

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	5.09%	2019	2028	374,999,960,000	22,428,227	187,499,980,000	11,214,114
IDR	JIBOR 6 MONTHS	5.09%	2019	2028	131,000,000,000	7,834,928	65,500,000,000	3,917,464
IDR	JIBOR 6 MONTHS	6.29%	2019	2026	41,400,000,000	2,476,077	8,280,000,000	495,215
IDR	JIBOR 6 MONTHS	5.70%	2019	2026	84,442,466,900	5,050,387	31,665,925,085	1,893,895
IDR	JIBOR 6 MONTHS	5.09%	2019	2026	19,581,000,000	1,171,112	3,916,200,000	234,222
IDR	JIBOR 6 MONTHS	6.29%	2020	2027	383,500,000,000	22,936,603	115,050,000,000	6,880,981
IDR	JIBOR 6 MONTHS	6.00%	2020	2026	750,000,000,000	44,856,459	375,000,000,000	22,428,230
IDR	JIBOR 6 MONTHS	6.29%	2020	2028	880,000,000,000	52,631,579	429,550,000,000	25,690,789
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	262,800,000,000	15,717,703	262,800,000,000	15,717,703
IDR	JIBOR 6 MONTHS	5.06%	2021	2031	335,000,000,000	20,035,885	335,000,000,000	20,035,885
IDR	JIBOR 6 MONTHS	5.94%	2021	2031	220,000,000,000	13,157,895	220,000,000,000	13,157,895
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	138,230,000,000	8,267,344	138,230,000,000	8,267,344
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	140,783,000,000	8,420,036	140,783,000,000	8,420,036
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	116,564,700,000	6,971,573	116,564,700,000	6,971,573
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	129,600,000,000	7,751,196	129,600,000,000	7,751,196
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	23,619,474,000	1,412,648	23,619,474,000	1,412,648
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	144,397,845,708	8,636,235	144,397,845,708	8,636,235
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	215,999,994,000	12,918,660	215,999,994,000	12,918,660
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	194,499,650,000	11,632,754	194,499,650,000	11,632,754
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	91,857,096,285	5,493,845	91,857,096,285	5,493,845
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	36,000,000,000	2,153,110	36,000,000,000	2,153,110
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	54,150,000,000	3,238,636	54,150,000,000	3,238,636
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	120,000,000,000	7,177,033	120,000,000,000	7,177,033
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	75,100,000,000	4,491,627	75,100,000,000	4,491,627
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	200,000,000,000	11,961,722	170,000,000,000	10,167,464
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	32,500,000,000	1,943,780	32,500,000,000	1,943,780
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	79,146,000,000	4,733,612	79,146,000,000	4,733,612
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	175,011,000,000	10,467,165	175,011,000,000	10,467,165
IDR	JIBOR 6 MONTHS	4.85%	2021	2029	1,054,125,000,000	63,045,754	1,054,125,000,000	63,045,754
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	25,978,000,000	1,553,708	25,978,000,000	1,553,708
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	87,310,000,000	5,221,890	87,310,000,000	5,221,890
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	59,837,908,200	3,578,822	59,837,908,200	3,578,822
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	67,589,863,334	4,042,456	67,589,863,334	4,042,456
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	76,343,863,175	4,566,021	76,343,863,175	4,566,021
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	9,135,972,600	546,410	9,135,972,600	546,410
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	84,000,000,000	5,023,923	84,000,000,000	5,023,923
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	66,000,000,000	3,947,368	66,000,000,000	3,947,368
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	12,236,000,000	731,818	12,236,000,000	731,818
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	45,664,000,000	2,731,100	45,664,000,000	2,731,100
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	380,557,975,892	22,760,644	380,557,975,892	22,760,644
IDR	JIBOR 6 MONTHS	4.97%	2021	2029	29,829,000,000	1,784,031	29,829,000,000	1,784,031
IDR	JIBOR 6 MONTHS	4.39%	2022	2028	80,000,000,000	4,784,689	40,000,000,000	2,392,344
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	84,000,000,000	5,023,923	74,666,666,667	4,465,710
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	37,500,000,000	2,242,823	30,000,000,000	1,794,258
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	15,375,000,000	919,557	12,300,000,000	735,646
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	98,129,000,000	5,868,959	78,503,200,000	4,695,167
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	200,000,000,000	11,961,722	140,000,000,000	8,373,206
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	582,998,000,000	34,868,301	408,098,600,000	24,407,811
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	900,517,971,720	53,858,730	720,414,377,376	43,086,984
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	42,770,000,000	2,558,014	25,662,000,000	1,534,809
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	42,770,000,000	2,558,014	29,939,000,000	1,790,610
IDR	JIBOR 6 MONTHS	4.39%	2022	2028	43,579,000,000	2,606,400	26,147,400,000	1,563,840
IDR	JIBOR 6 MONTHS	4.39%	2022	2028	68,445,000,000	4,093,600	34,222,500,000	2,046,800
IDR	JIBOR 6 MONTHS	4.39%	2022	2027	162,000,000,000	9,688,995	64,800,000,000	3,875,598
IDR	JIBOR 6 MONTHS	4.39%	2022	2028	37,500,000,000	2,242,823	22,500,000,000	1,345,694
IDR	JIBOR 6 MONTHS	4.39%	2022	2029	135,000,000,000	8,074,163	121,500,000,000	7,266,746
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	350,000,000,000	20,933,014	315,000,000,000	18,839,713
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	102,000,000,000	6,100,478	51,000,000,000	3,050,239

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	38,364,000,000	2,294,498	19,182,000,000	1,147,249
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	4,162,655,477	248,963	3,330,124,381	199,170
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	2,814,000,749	168,301	1,969,800,524	117,811
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	17,086,352,907	1,021,911	13,669,082,327	817,529
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	4,045,506,388	241,956	2,831,854,471	169,369
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	10,737,032,678	642,167	8,589,626,142	513,734
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	35,017,898,474	2,094,372	24,512,528,933	1,466,060
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	27,218,703,224	1,627,913	21,774,962,580	1,302,330
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	123,782,915,805	7,403,284	86,648,041,062	5,182,299
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	127,953,000,000	7,652,691	89,567,100,000	5,356,884
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	196,226,000,000	11,736,005	137,358,200,000	8,215,203
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	86,225,715,000	5,157,040	60,358,000,500	3,609,928
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	256,246,700,000	15,325,760	204,997,360,000	12,260,608
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	124,965,300,000	7,474,001	99,972,240,000	5,979,201
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	28,336,007,850	1,694,737	14,168,003,925	847,369
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	1,856,600,000	111,041	928,300,000	55,520
IDR	JIBOR 6 MONTHS	4.99%	2022	2029	51,999,051,300	3,109,991	51,999,051,300	3,109,991
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	35,655,450,000	2,132,503	28,524,360,000	1,706,002
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	71,306,739,000	4,264,757	42,784,043,400	2,558,854
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	75,300,067,200	4,503,593	37,650,033,600	2,251,796
IDR	JIBOR 6 MONTHS	5.52%	2022	2027	77,840,000,000	4,655,502	31,136,000,000	1,862,201
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	409,000,000,000	24,461,722	409,000,000,000	24,461,722
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	74,987,442,600	4,484,895	37,493,721,300	2,242,447
IDR	JIBOR 6 MONTHS	5.52%	2022	2029	80,212,900,000	4,797,422	64,170,320,000	3,837,938
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	202,395,509,662	12,104,995	101,197,754,831	6,052,497
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	23,966,700,000	1,433,415	11,983,350,000	716,708
IDR	JIBOR 6 MONTHS	5.52%	2022	2027	20,983,412,000	1,254,989	8,393,364,800	501,996
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	40,499,407,300	2,422,213	20,249,703,650	1,211,107
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	179,807,539,000	10,754,039	89,903,769,500	5,377,020
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	74,054,875,000	4,429,119	37,027,437,500	2,214,560
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	54,739,949,200	3,273,920	27,369,974,600	1,636,960
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	26,993,276,000	1,614,430	13,496,638,000	807,215
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	59,999,993,546	3,588,516	29,999,996,775	1,794,258
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	98,934,088,000	5,917,111	49,467,044,000	2,958,555
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	154,916,550,000	9,265,344	92,949,930,000	5,559,206
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	186,035,878,000	11,126,548	111,621,526,800	6,675,929
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	62,937,660,000	3,764,214	37,762,596,000	2,258,528
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	25,495,793,178	1,524,868	12,747,896,588	762,434
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	149,960,098,381	8,968,905	74,980,049,191	4,484,453
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	38,996,110,397	2,332,303	19,498,055,197	1,166,152
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	599,446,869,000	35,852,085	359,668,121,400	21,511,251
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	107,887,248,000	6,452,587	64,732,348,800	3,871,552
IDR	JIBOR 6 MONTHS	5.52%	2022	2028	59,873,209,000	3,580,934	35,923,925,400	2,148,560
IDR	JIBOR 6 MONTHS	4.97%	2022	2029	264,625,000,000	15,826,854	264,625,000,000	15,826,854
IDR	JIBOR 6 MONTHS	4.24%	2022	2030	67,228,704,850	4,020,856	67,228,704,850	4,020,856
IDR	JIBOR 6 MONTHS	4.24%	2022	2030	350,000,000,000	20,933,014	350,000,000,000	20,933,014
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	6,113,083,548	365,615	4,890,466,838	292,492
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	53,859,495,368	3,221,262	48,473,545,831	2,899,136
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	44,121,000,000	2,638,816	39,708,900,000	2,374,934
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	112,500,000,000	6,728,469	101,250,000,000	6,055,622
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	298,447,000,000	17,849,701	238,757,600,000	14,279,761
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	1,305,000,000,000	78,050,239	1,044,000,000,000	62,440,191
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	205,500,000,000	12,290,670	184,950,000,000	11,061,603
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	68,700,000,000	4,108,852	61,830,000,000	3,697,967
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	68,695,300,000	4,108,571	34,347,650,000	2,054,285
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	30,000,000,000	1,794,258	12,000,000,000	717,703
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	52,500,000,000	3,139,952	36,750,000,000	2,197,967

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	411,917,000,000	24,636,184	370,725,300,000	22,172,566
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	709,225,000,000	42,417,763	638,302,500,000	38,175,987
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	35,975,800,000	2,151,663	25,183,060,000	1,506,164
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	29,916,000,000	1,789,234	20,941,200,000	1,252,464
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	55,931,281,660	3,345,172	44,745,025,328	2,676,138
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	22,470,000,000	1,343,900	11,235,000,000	671,950
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	76,000,000,000	4,545,455	68,400,000,000	4,090,909
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	28,440,000,000	1,700,957	19,908,000,000	1,190,670
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	114,999,962,000	6,877,988	91,999,969,600	5,502,391
IDR	JIBOR 6 MONTHS	4.24%	2022	2030	144,985,000,000	8,671,352	144,985,000,000	8,671,352
IDR	JIBOR 6 MONTHS	4.24%	2022	2030	161,938,583,430	9,685,322	121,453,937,573	7,263,991
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	45,063,674,700	2,695,196	22,531,837,350	1,347,598
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	48,123,472,680	2,878,198	24,061,736,340	1,439,099
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	318,397,000,000	19,042,883	286,549,200,000	17,138,110
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	225,915,000,000	13,511,663	158,140,500,000	9,458,164
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	79,500,000,000	4,754,785	47,700,000,000	2,852,871
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	197,760,000,000	11,827,751	118,656,000,000	7,096,651
IDR	JIBOR 6 MONTHS	4.64%	2022	2030	273,926,000,000	16,383,134	246,533,400,000	14,744,821
IDR	JIBOR 6 MONTHS	4.64%	2022	2028	87,709,000,000	5,245,754	52,625,400,000	3,147,452
IDR	JIBOR 6 MONTHS	4.64%	2022	2029	135,000,000,000	8,074,163	94,500,000,000	5,651,914
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	87,707,787,200	5,245,681	78,907,787,200	4,719,365
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	110,260,500,000	6,594,528	99,260,500,000	5,936,633
IDR	JIBOR 6 MONTHS	5.88%	2023	2030	135,000,000,000	8,074,163	135,000,000,000	8,074,163
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	105,148,574,300	6,288,790	94,648,574,300	5,660,800
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	112,288,102,921	6,715,796	101,088,102,921	6,045,939
IDR	JIBOR 6 MONTHS	5.88%	2023	2031	174,970,699,400	10,464,755	174,970,699,400	10,464,755
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	363,000,000,000	21,710,526	326,700,000,000	19,539,474
IDR	JIBOR 6 MONTHS	6.42%	2023	2030	175,700,156,800	10,508,383	158,100,156,800	9,455,751
IDR	JIBOR 6 MONTHS	5.88%	2023	2031	121,331,119,700	7,256,646	121,331,119,700	7,256,646
IDR	JIBOR 6 MONTHS	6.65%	2023	2029	26,989,920,000	1,614,230	21,591,936,000	1,291,384
IDR	JIBOR 6 MONTHS	6.65%	2023	2029	48,893,880,000	2,924,275	34,225,716,000	2,046,993
IDR	JIBOR 6 MONTHS	6.65%	2023	2029	202,239,996,000	12,095,694	141,567,997,200	8,466,985
IDR	JIBOR 6 MONTHS	6.65%	2023	2029	74,200,090,000	4,437,804	51,940,063,000	3,106,463
IDR	JIBOR 6 MONTHS	6.59%	2023	2030	202,484,510,000	12,110,318	182,236,059,000	10,899,286
IDR	JIBOR 6 MONTHS	6.59%	2023	2029	209,886,367,000	12,553,012	146,886,367,000	8,785,070
IDR	JIBOR 6 MONTHS	6.59%	2023	2029	90,998,922,000	5,442,519	63,698,922,000	3,809,744
IDR	JIBOR 6 MONTHS	6.59%	2023	2029	47,248,790,469	2,825,885	32,848,790,469	1,964,641
IDR	JIBOR 6 MONTHS	6.59%	2023	2029	59,495,762,500	3,558,359	41,495,762,500	2,481,804
IDR	JIBOR 6 MONTHS	6.59%	2023	2029	55,992,500,000	3,348,834	39,192,500,000	2,344,049
IDR	JIBOR 6 MONTHS	6.45%	2023	2029	1,807,735,267,000	108,118,138	1,265,414,686,900	75,682,697
IDR	JIBOR 6 MONTHS	6.45%	2023	2029	692,508,634,000	41,417,981	484,756,043,800	28,992,586
IDR	JIBOR 6 MONTHS	6.45%	2023	2029	1,144,276,443,800	68,437,586	915,421,155,040	54,750,069
IDR	JIBOR 6 MONTHS	6.10%	2023	2031	37,500,000,000	2,242,823	18,750,000,000	1,121,411
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	576,000,000,000	34,449,761	345,600,000,000	20,669,856
IDR	JIBOR 6 MONTHS	6.78%	2023	2030	379,248,750,000	22,682,342	379,248,750,000	22,682,342
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	94,131,250,000	5,629,859	94,131,250,000	5,629,859
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	195,226,600,000	11,676,232	195,226,600,000	11,676,232
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	82,400,000,000	4,928,230	82,400,000,000	4,928,230
IDR	JIBOR 6 MONTHS	7.05%	2023	2031	122,500,000,000	7,326,555	122,500,000,000	7,326,555
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	33,125,000,000	1,981,160	33,125,000,000	1,981,160
IDR	JIBOR 6 MONTHS	7.28%	2023	2031	162,000,000,000	9,688,995	162,000,000,000	9,688,995
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	281,000,000,000	16,806,220	252,900,000,000	15,125,598
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	65,000,000,000	3,887,560	58,500,000,000	3,498,804
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	162,868,045,000	9,740,912	146,568,045,000	8,766,031
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	60,000,000,000	3,588,517	54,000,000,000	3,229,665
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	60,000,000,000	3,588,517	54,000,000,000	3,229,665
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	74,970,417,000	4,483,877	67,470,417,000	4,035,312

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	53,116,133,000	3,176,802	47,716,133,000	2,853,836
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	50,572,916,000	3,024,696	45,472,916,000	2,719,672
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	157,365,000,000	9,411,782	141,565,000,000	8,466,806
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	35,000,000,000	2,093,301	31,500,000,000	1,883,971
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	38,000,000,000	2,272,727	34,200,000,000	2,045,455
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	35,000,000,000	2,093,301	31,500,000,000	1,883,971
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	40,000,000,000	2,392,344	36,000,000,000	2,153,110
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	52,000,000,000	3,110,048	46,800,000,000	2,799,043
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	40,000,000,000	2,392,344	36,000,000,000	2,153,110
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	39,500,000,000	2,362,440	35,550,000,000	2,126,196
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	50,000,000,000	2,990,431	45,000,000,000	2,691,388
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	30,000,000,000	1,794,258	27,000,000,000	1,614,833
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	47,656,524,000	2,850,271	42,856,524,000	2,563,189
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	44,178,000,000	2,642,225	39,678,000,000	2,373,086
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	22,300,000,000	1,333,732	20,000,000,000	1,196,172
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	26,934,084,000	1,610,890	24,234,084,000	1,449,407
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	128,686,869,000	7,696,583	115,786,869,000	6,925,052
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	151,377,360,000	9,053,670	136,177,360,000	8,144,579
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	349,105,000,000	20,879,486	314,105,000,000	18,786,184
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	50,000,000,000	2,990,431	45,000,000,000	2,691,388
IDR	JIBOR 6 MONTHS	6.70%	2023	2031	2,646,128,000,000	158,261,244	2,646,128,000,000	158,261,244
IDR	JIBOR 6 MONTHS	7.00%	2023	2028	1,191,872,000,000	71,284,211	715,123,200,000	42,770,526
IDR	JIBOR 6 MONTHS	7.52%	2023	2029	180,000,000,000	10,765,550	144,000,000,000	8,612,440
IDR	JIBOR 6 MONTHS	6.28%	2023	2030	76,344,248,427	4,566,044	76,344,248,427	4,566,044
IDR	JIBOR 6 MONTHS	6.82%	2023	2031	1,288,147,705,000	77,042,327	906,855,984,320	54,237,798
IDR	JIBOR 6 MONTHS	6.57%	2023	2030	67,452,302,100	4,034,229	67,452,302,100	4,034,229
IDR	JIBOR 6 MONTHS	6.58%	2023	2030	158,398,482,648	9,473,593	158,398,482,648	9,473,593
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	107,879,589,000	6,452,129	86,303,671,200	5,161,703
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	599,784,938,000	35,872,305	479,827,950,400	28,697,844
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	222,510,000,000	13,308,014	178,008,000,000	10,646,411
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	98,950,200,000	5,918,074	69,265,140,000	4,142,652
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	68,700,000,000	4,108,852	48,090,000,000	2,876,196
IDR	JIBOR 6 MONTHS	6.82%	2023	2030	58,659,380,000	3,508,336	52,793,442,000	3,157,503
IDR	JIBOR 6 MONTHS	6.82%	2023	2031	242,915,630,000	14,528,447	242,915,630,000	14,528,447
IDR	JIBOR 6 MONTHS	6.82%	2023	2031	85,601,980,000	5,119,736	85,601,980,000	5,119,736
IDR	JIBOR 6 MONTHS	6.82%	2023	2030	53,942,900,000	3,226,250	53,942,900,000	3,226,250
IDR	JIBOR 6 MONTHS	6.28%	2023	2030	17,466,910,000	1,044,672	17,466,910,000	1,044,672
IDR	JIBOR 6 MONTHS	6.82%	2023	2029	132,500,000,000	7,924,641	106,000,000,000	6,339,713
IDR	JIBOR 6 MONTHS	6.28%	2023	2030	89,999,998,984	5,382,775	89,999,998,984	5,382,775
IDR	JIBOR 6 MONTHS	6.62%	2023	2030	143,500,000,000	8,582,536	129,150,000,000	7,724,282
IDR	JIBOR 6 MONTHS	5.50%	2023	2030	1,725,991,880,000	103,229,179	1,725,991,880,000	103,229,179
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	104,004,980,000	6,220,394	104,004,980,000	6,220,394
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	129,600,000,000	7,751,196	129,600,000,000	7,751,196
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	375,215,630,000	22,441,126	375,215,630,000	22,441,126
IDR	JIBOR 6 MONTHS	6.08%	2023	2029	68,700,000,000	4,108,852	54,960,000,000	3,287,081
IDR	JIBOR 6 MONTHS	5.59%	2023	2031	56,708,910,000	3,391,681	56,708,910,000	3,391,681
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	195,991,430,000	11,721,975	195,991,430,000	11,721,975
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	181,016,690,000	10,826,357	181,016,690,000	10,826,357
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	140,712,620,000	8,415,827	140,712,620,000	8,415,827
IDR	JIBOR 6 MONTHS	6.08%	2023	2030	271,989,380,000	16,267,307	271,989,380,000	16,267,307
IDR	JIBOR 6 MONTHS	6.08%	2023	2030	104,000,000,000	6,220,096	104,000,000,000	6,220,096
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	52,886,580,000	3,163,073	52,886,580,000	3,163,073
IDR	JIBOR 6 MONTHS	5.40%	2023	2030	256,550,630,000	15,343,937	256,550,630,000	15,343,937
IDR	JIBOR 6 MONTHS	6.08%	2023	2030	318,370,950,000	19,041,325	286,533,855,000	17,137,192
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	296,992,100,000	17,762,685	296,992,100,000	17,762,685
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	222,149,750,000	13,286,468	222,149,750,000	13,286,468
IDR	JIBOR 6 MONTHS	6.08%	2023	2029	216,000,000,000	12,918,660	172,800,000,000	10,334,928
IDR	JIBOR 6 MONTHS	5.48%	2023	2030	152,375,000,000	9,113,337	152,375,000,000	9,113,337

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	156,896,441,104	9,383,758	47,068,932,331	2,815,128
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	55,000,000,000	3,289,474	49,500,000,000	2,960,526
IDR	JIBOR 6 MONTHS	5.55%	2023	2031	46,875,000,000	2,803,529	46,875,000,000	2,803,529
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	59,689,400,000	3,569,940	59,689,400,000	3,569,940
IDR	JIBOR 6 MONTHS	5.57%	2023	2031	269,833,130,000	16,138,345	269,833,130,000	16,138,345
IDR	JIBOR 6 MONTHS	6.23%	2023	2031	202,421,280,000	12,106,536	202,421,280,000	12,106,536
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	13,176,161,900	788,048	13,176,161,900	788,048
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	7,640,204,100	456,950	7,640,204,100	456,950
IDR	JIBOR 6 MONTHS	6.15%	2023	2031	748,590,870,000	44,772,181	469,654,816,500	28,089,403
IDR	JIBOR 6 MONTHS	6.18%	2023	2031	729,201,193,000	43,612,512	255,220,417,550	15,264,379
IDR	JIBOR 6 MONTHS	5.49%	2023	2031	89,970,188,941	5,380,992	80,973,170,046	4,842,893
IDR	JIBOR 6 MONTHS	5.53%	2023	2031	101,624,973,120	6,078,049	86,381,227,152	5,166,341
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	98,500,000,000	5,891,148	98,500,000,000	5,891,148
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	100,000,000,000	5,980,861	90,000,000,000	5,382,775
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	75,120,000,000	4,492,823	67,608,000,000	4,043,541
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	180,000,000,000	10,765,550	162,000,000,000	9,688,995
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	135,000,000,000	8,074,163	135,000,000,000	8,074,163
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	87,600,000,000	5,239,234	87,600,000,000	5,239,234
IDR	JIBOR 6 MONTHS	5.50%	2023	2031	16,575,000,000	991,328	16,575,000,000	991,328
IDR	JIBOR 6 MONTHS	5.49%	2023	2031	146,250,000,000	8,747,010	146,250,000,000	8,747,010
IDR	JIBOR 6 MONTHS	5.49%	2023	2031	32,500,000,000	1,943,780	32,500,000,000	1,943,780
IDR	JIBOR 6 MONTHS	5.49%	2023	2031	75,453,170,000	4,512,749	75,453,170,000	4,512,749
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	253,599,150,000	15,167,413	228,239,235,000	13,650,672
IDR	JIBOR 6 MONTHS	5.50%	2023	2031	249,310,224,200	14,910,899	88,452,307,897	5,290,210
IDR	JIBOR 6 MONTHS	6.18%	2023	2030	116,944,524,800	6,994,290	105,250,072,320	6,294,861
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	98,860,380,000	5,912,702	98,860,380,000	5,912,702
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	35,995,800,000	2,152,859	35,995,800,000	2,152,859
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	209,887,574,000	12,553,085	209,887,574,000	12,553,085
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	47,247,280,000	2,825,794	42,522,552,000	2,543,215
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	301,201,000,000	18,014,414	301,201,000,000	18,014,414
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	131,909,400,000	7,889,318	118,718,460,000	7,100,386
IDR	JIBOR 6 MONTHS	6.23%	2023	2030	134,980,836,000	8,073,017	134,980,836,000	8,073,017
IDR	JIBOR 6 MONTHS	6.03%	2023	2030	1,548,607,980,000	92,620,094	1,393,747,182,000	83,358,085
IDR	JIBOR 6 MONTHS	6.03%	2023	2030	2,446,741,429,000	146,336,210	2,202,067,286,100	131,702,589
IDR	JIBOR 6 MONTHS	5.40%	2023	2031	76,658,310,000	4,584,827	76,658,310,000	4,584,827
IDR	JIBOR 6 MONTHS	5.44%	2024	2031	1,499,619,768,000	89,690,178	1,499,619,768,000	89,690,178
IDR	JIBOR 6 MONTHS	5.43%	2024	2030	999,743,704,000	59,793,284	999,743,704,000	59,793,284
IDR	JIBOR 6 MONTHS	5.43%	2024	2030	2,499,347,891,000	149,482,529	2,499,347,891,000	149,482,529
IDR	JIBOR 6 MONTHS	5.75%	2024	2030	2,271,905,909,000	135,879,540	2,271,905,909,000	135,879,540
IDR	JIBOR 6 MONTHS	5.57%	2024	2032	143,852,562,000	8,603,622	135,078,060,300	8,078,831
IDR	JIBOR 6 MONTHS	5.53%	2024	2030	399,856,276,000	23,914,849	399,856,276,000	23,914,849
IDR	JIBOR 6 MONTHS	5.34%	2024	2031	1,683,581,014,000	100,692,644	998,373,946,000	59,711,360
IDR	JIBOR 6 MONTHS	5.35%	2024	2031	2,125,858,440,000	127,144,644	1,007,581,668,000	60,262,061
IDR	JIBOR 6 MONTHS	6.00%	2025	2031	120,000,000,000	7,177,033	120,000,000,000	7,177,033
IDR	JIBOR 6 MONTHS	6.55%	2025	2030	880,000,000,000	52,631,579	792,000,000,000	47,368,421
IDR	JIBOR 6 MONTHS	6.00%	2025	2030	44,000,000,000	2,631,579	44,000,000,000	2,631,579
IDR	JIBOR 6 MONTHS	5.68%	2025	2032	1,357,535,000,000	81,192,285	271,507,000,000	16,238,457
IDR	JIBOR 6 MONTHS	6.00%	2025	2032	215,625,000,000	12,896,232	43,125,000,000	2,579,246
IDR	JIBOR 6 MONTHS	6.00%	2025	2032	88,410,100,000	5,287,685	66,307,575,000	3,965,764
IDR	JIBOR 6 MONTHS	6.00%	2025	2032	89,534,100,000	5,354,910	17,906,820,000	1,070,982
IDR	JIBOR 6 MONTHS	5.60%	2025	2032	172,800,000,000	10,334,928	34,560,000,000	2,066,986
IDR	JIBOR 6 MONTHS	6.78%	2025	2033	297,840,000,000	17,813,397	59,568,000,000	3,562,679
IDR	JIBOR 6 MONTHS	6.39%	2025	2032	24,989,000,000	1,494,557	4,997,800,000	298,911
IDR	JIBOR 6 MONTHS	5.85%	2025	2032	30,651,600,000	1,833,230	6,130,320,000	366,646
IDR	JIBOR 6 MONTHS	5.85%	2025	2032	10,791,200,000	645,407	2,158,240,000	129,081
IDR	JIBOR 6 MONTHS	6.65%	2025	2031	90,000,000,000	5,382,775	90,000,000,000	5,382,775
IDR	JIBOR 6 MONTHS	5.55%	2025	2032	414,000,000,000	24,760,766	82,800,000,000	4,952,153
IDR	JIBOR 6 MONTHS	5.92%	2025	2031	125,913,428,000	7,530,707	125,913,428,000	7,530,707

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE YEAR	MATURITY YEAR	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 6 MONTHS	5.62%	2025	2030	123,181,932,000	7,367,340	123,181,932,000	7,367,340
IDR	JIBOR 6 MONTHS	5.92%	2025	2031	244,758,470,000	14,638,664	244,758,470,000	14,638,664
IDR	JIBOR 6 MONTHS	5.85%	2025	2030	253,599,150,000	15,167,413	253,599,150,000	15,167,413
IDR	JIBOR 6 MONTHS	6.64%	2025	2033	32,635,000,000	1,951,854	6,527,000,000	390,371
IDR	JIBOR 6 MONTHS	5.48%	2025	2030	59,000,000,000	3,528,708	59,000,000,000	3,528,708
IDR	JIBOR 6 MONTHS	6.64%	2025	2030	53,462,000,000	3,197,488	53,462,000,000	3,197,488
IDR	JIBOR 6 MONTHS	5.51%	2025	2033	204,750,000,000	12,245,813	143,325,000,000	8,572,069
IDR	JIBOR 6 MONTHS	5.46%	2025	2030	216,966,500,000	12,976,465	216,966,500,000	12,976,465
IDR	JIBOR 6 MONTHS	5.46%	2025	2033	23,769,500,000	1,421,621	4,753,900,000	284,324
IDR	JIBOR 6 MONTHS	6.60%	2025	2033	74,495,000,000	4,455,443	11,174,250,000	668,316
IDR	JIBOR 6 MONTHS	5.46%	2025	2030	1,000,478,350,000	59,837,222	1,000,478,350,000	59,837,222
IDR	JIBOR 6 MONTHS	5.48%	2025	2030	405,494,250,000	24,252,048	405,494,250,000	24,252,048
IDR	JIBOR 6 MONTHS	6.64%	2025	2030	24,620,000,000	1,472,488	24,620,000,000	1,472,488
IDR	JIBOR 6 MONTHS	6.64%	2025	2030	16,690,000,000	998,206	16,690,000,000	998,206
IDR	JIBOR 6 MONTHS	5.53%	2025	2032	96,666,250,000	5,781,474	19,333,250,000	1,156,295
IDR	JIBOR 6 MONTHS	5.53%	2025	2032	26,973,000,000	1,613,218	5,394,600,000	322,644
IDR	JIBOR 6 MONTHS	5.53%	2025	2032	76,108,670,000	4,551,954	15,221,734,000	910,391
IDR	JIBOR 6 MONTHS	5.92%	2025	2032	357,899,700,000	21,405,484	322,109,730,000	19,264,936
IDR	JIBOR 6 MONTHS	5.92%	2025	2030	136,000,300,000	8,133,989	136,000,300,000	8,133,989
IDR	JIBOR 6 MONTHS	5.52%	2025	2032	29,945,425,000	1,790,994	29,945,425,000	1,790,994
IDR	JIBOR 6 MONTHS	5.55%	2025	2030	88,302,060,000	5,281,224	88,302,060,000	5,281,224
IDR	JIBOR 6 MONTHS	5.92%	2025	2032	89,934,976,000	5,378,886	17,986,995,200	1,075,777
IDR	JIBOR 6 MONTHS	5.62%	2025	2030	212,892,281,000	12,732,792	212,892,281,000	12,732,792
IDR	JIBOR 6 MONTHS	5.92%	2025	2032	39,964,650,000	2,390,230	39,964,650,000	2,390,230
IDR	JIBOR 6 MONTHS	5.58%	2025	2030	38,974,000,000	2,330,981	38,974,000,000	2,330,981
IDR	JIBOR 6 MONTHS	5.92%	2025	2031	84,200,000,000	5,035,885	33,680,000,000	2,014,354
IDR	JIBOR 6 MONTHS	5.92%	2025	2031	57,700,000,000	3,450,957	57,700,000,000	3,450,957
IDR	JIBOR 6 MONTHS	5.92%	2025	2031	353,565,850,000	21,146,283	353,565,850,000	21,146,283
IDR	JIBOR 6 MONTHS	5.52%	2025	2030	32,197,000,000	1,925,658	32,197,000,000	1,925,658
IDR	JIBOR 6 MONTHS	6.18%	2025	2032	134,991,000,000	8,073,624	120,028,500,000	7,178,738
IDR	JIBOR 6 MONTHS	6.18%	2025	2032	399,872,375,000	23,915,812	258,882,002,000	15,483,373
IDR	JIBOR 6 MONTHS	6.00%	2025	2032	995,594,831,500	59,545,145	80,428,562,000	4,810,321
IDR	JIBOR 6 MONTHS	6.00%	2025	2032	311,791,641,000	18,647,825	25,187,910,000	1,506,454

TOTAL COMMERCIAL CREDIT					USD	4,878,655,711	USD	3,677,574,319

Assumed exchange rates for conversion

USD/IDR	16,720.00

GUARANTEED EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2025

CURRENCY BASE	INTEREST RATE BASIS	INTEREST MARGIN (%)	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		BALANCE Q4 2025
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EXTERNAL CREDIT
USD	LIBOR 6 MONTHS	0.84	2008	2023	284,288,744	284,288,744	—	—
USD	LIBOR 6 MONTHS	0.84	2008	2023	330,825,515	330,825,515	—	—
USD	LIBOR 6 MONTHS	3.85	2009	2024	625,256,803	625,256,803	—	—
USD	Fixed 3.75%	0	2020	2030	600,000,000	600,000,000	600,000,000	600,000,000
EUR	EURIBOR 6 MONTHS	0	2019	2034	294,700,000	346,876,668	1,295,401	1,524,752
EUR	EURIBOR 6 MONTHS	0.47	2020	2035	255,165,034	300,342,032	250,820,061	295,227,781
EUR	LIBOR 6 MONTHS	0.50	2015	2035	36,277,710	42,700,683	17,237,941	20,289,920
EUR	LIBOR 6 MONTHS	0.50	2015	2035	489,881,140	576,614,651	326,587,427	384,409,768
USD	LIBOR 6 MONTHS	0.50	2015	2035	25,000,000	25,000,000	16,451,936	16,451,936
EUR	Reference Rate for Loan Curr. + Var. Spread		2016	2036	500,000,000	500,000,000	349,240,315	411,073,352
JPY	LIBOR 6 MONTHS	0.50	2017	2037	600,000,000	600,000,000	67,030,885,707	439,134,183
USD	LIBOR + 0.5%		2020	2040	300,000,000	300,000,000	187,999,617	187,999,617
USD	fixed 0.75%		2020	2040	35,000,000	35,000,000	17,161,537	17,161,537
USD	LIBOR 6 MONTHS	0.50	2020	2040	600,000,000	600,000,000	54,892,605	54,892,605
JPY							70,495,150,260	461,829,347
USD	LIBOR 6 MONTHS	1.4	2018	2053	248,400,000	248,400,000	73,851,841	73,851,841
USD	SWAP Rate (LIBOR-6mo)	1.30	2017	Tentative	330,000,000	330,000,000	214,777,259	214,777,259
USD	LIBOR 6 MONTHS	0.8	2021	2041	310,000,000	310,000,000	238,306,620	238,306,620

Total						6,055,305,096		3,416,930,519

Assumed exchange rates for conversion

EUR/IDR	19,624.26
JPY/IDR	106.7893
USD/IDR	16,720.00

GUARANTEED DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2025

CURRENCY BASE	INTEREST RATE BASIS	INTEREST MARGIN (%)	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		BALANCE Q4 2025
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
DOMESTIC CREDIT
IDR	SBI 12 Bulan	4.5	2016	2026	7,984,000,000	475,748	1,305,445,969	77,788
IDR			2023	2033	118,872,373,000	7,083,326	92,265,566,364	5,497,889
IDR			2023	2033	54,700,000,000	3,259,445	37,700,509,844	2,246,485
IDR			2023	2033	123,000,000,000	7,329,281	111,764,758,281	6,659,800
IDR	JIBOR 3 MONTHS	1.2	2015	2025	2,449,962,746,818	145,987,531	—	—
IDR	JIBOR 3 MONTHS	1.5	2015	2025	2,225,000,000,000	132,582,529	—	—
IDR	BI Rate	2	2016	2041	481,000,000,000	28,661,661	—	—
IDR	BI Rate	1.5-4%	2016	2041	1,240,335,000,000	73,908,652	—	—
IDR	Average Time Deposit	2.77 (CDS 2.77% + 2%)	2017	2032	15,592,413,000,000	929,115,302	—	—
IDR	Fixed 8.4	0	2017	2022	3,532,000,000,000	210,463,592	2,367,000,000,000	141,043,976
IDR	Fixed 8.55	0	2016	2026	1,000,000,000,000	59,587,653	1,000,000,000,000	59,587,653
IDR	Fixed 8.01	0	2017	2027	1,968,000,000,000	117,268,502	1,968,000,000,000	117,268,502
IDR	JIBOR 3 bln	1.87%	2018	2028	4,500,000,000,000	268,144,440	—	—
IDR	SUN Y15 / SUN Y20	1% / 2%	2018	2033	12,264,000,000,000	730,782,982	—	—
IDR	ATD 3 Bln	3.69%	2018	2033	14,366,000,000,000	856,036,229	6,685,091,184,926	398,348,897
IDR	JIBOR 6 Months	1.25	2019	2029	4,506,787,490,000	268,548,891	2,458,675,007,357	146,506,674
IDR	JIBOR 6 Months	1.25	2020	2030	5,071,000,000,000	302,168,991	2,520,599,611,499	150,196,616
IDR	JIBOR 6 Months	1.25	2020	2030	2,846,000,000,000	169,586,462	1,221,195,478,770	72,768,173
IDR	JIBOR 6 Months	1.25	2022	2032	2,750,000,000,000	163,866,047	2,481,853,911,346	147,887,851
IDR	JIBOR 3 Bulan	2.5	2017	2032	23,419,128,801,423	1,395,490,931	21,379,126,000,000	1,273,931,951

TOTAL					98,516,183,411,241	5,870,348,195	42,324,577,474,356	2,522,022,254

Assumed exchange rates for conversion

USD/IDR	16,720.00

FOREIGN CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

As of December 31, 2025

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
US Dollar Denominated
Fixed Coupon
1	RI0035	8.500%	12-Oct-2005	12-Oct-2035	USD	1,562,661,000	1,562,661,000
2	RI0037	6.625%	14-Feb-2007	17-Feb-2037	USD	1,427,762,000	1,427,762,000
3	RI0038	7.750%	17-Jan-2008	17-Jan-2038	USD	1,945,398,000	1,945,398,000
4	RI0126	4.750%	08-Dec-2015	08-Jan-2026	USD	2,070,963,000	2,070,963,000
5	RI0127	4.350%	08-Dec-2016	08-Jan-2027	USD	1,250,000,000	1,250,000,000
6	RI0128	3.500%	11-Dec-2017	11-Jan-2028	USD	1,250,000,000	1,250,000,000
7	RI0128A	4.550%	11-Jan-2023	11-Jan-2028	USD	1,000,000,000	1,000,000,000
8	RI0130	5.250%	15-Jan-2025	15-Jan-2030	USD	900,000,000	900,000,000
9	RI0133	4.850%	11-Jan-2023	11-Jan-2033	USD	1,250,000,000	1,250,000,000
10	RI0135	5.600%	15-Jan-2025	15-Jan-2035	USD	1,100,000,000	1,100,000,000
11	RI0142	5.250%	17-Jan-2012	17-Jan-2042	USD	2,250,000,000	2,250,000,000
12	RI0144	6.750%	15-Jan-2014	15-Jan-2044	USD	2,000,000,000	2,000,000,000
13	RI0145	5.125%	15-Jan-2015	15-Jan-2045	USD	2,000,000,000	2,000,000,000
14	RI0146	5.950%	08-Dec-2015	08-Jan-2046	USD	1,250,000,000	1,250,000,000
15	RI0147	5.250%	08-Dec-2016	08-Jan-2047	USD	1,500,000,000	1,500,000,000
16	RI0148	4.350%	11-Dec-2017	11-Jan-2048	USD	1,750,000,000	1,750,000,000
17	RI0153	5.650%	11-Jan-2023	11-Jan-2053	USD	750,000,000	750,000,000
18	RI0229	4.750%	11-Dec-2018	11-Feb-2029	USD	1,250,000,000	1,250,000,000
19	RI0230	2.850%	14-Jan-2020	14-Feb-2030	USD	1,200,000,000	1,200,000,000
20	RI0234	4.700%	10-Jan-2024	10-Feb-2034	USD	650,000,000	650,000,000
21	RI0249	5.350%	11-Dec-2018	11-Feb-2049	USD	1,000,000,000	1,000,000,000
22	RI0250	3.500%	14-Jan-2020	14-Feb-2050	USD	800,000,000	800,000,000
23	RI0254	5.100%	10-Jan-2024	10-Feb-2054	USD	900,000,000	900,000,000
24	RI0329	4.400%	10-Jan-2024	10-Mar-2029	USD	500,000,000	500,000,000
25	RI0331	1.850%	12-Jan-2021	12-Mar-2031	USD	1,250,000,000	1,250,000,000
26	RI0332	3.550%	31-Mar-2022	31-Mar-2032	USD	1,000,000,000	1,000,000,000
27	RI0351	3.050%	12-Jan-2021	12-Mar-2051	USD	2,000,000,000	2,000,000,000
28	RI0352	4.300%	31-Mar-2022	31-Mar-2052	USD	750,000,000	750,000,000
29	RI0371	3.350%	12-Jan-2021	12-Mar-2071	USD	800,000,000	800,000,000
30	RI0428	4.100%	24-Apr-2018	24-Apr-2028	USD	1,000,000,000	1,000,000,000
31	RI0431	4.300%	16-Oct-2025	16-Apr-2031	USD	600,000,000	600,000,000
32	RI0436	4.900%	16-Oct-2025	16-Apr-2036	USD	1,250,000,000	1,250,000,000
33	RI0443	4.625%	15-Apr-2013	15-Apr-2043	USD	1,500,000,000	1,500,000,000
34	RI0470	4.450%	15-Apr-2020	15-Apr-2070	USD	1,000,000,000	1,000,000,000
35	RI0727	3.850%	18-Jul-2017	18-Jul-2027	USD	1,000,000,000	1,000,000,000
36	RI0731	2.150%	28-Jul-2021	28-Jul-2031	USD	1,200,000,000	1,200,000,000
37	RI0747	4.750%	18-Jul-2017	18-Jul-2047	USD	1,000,000,000	1,000,000,000
38	RI0927	4.150%	20-Sep-2022	20-Sep-2027	USD	750,000,000	750,000,000
39	RI0929	3.400%	18-Jun-2019	18-Sep-2029	USD	750,000,000	750,000,000
40	RI0932	4.650%	20-Sep-2022	20-Sep-2032	USD	1,400,000,000	1,400,000,000
41	RI0934	4.750%	10-Sep-2024	10-Sep-2034	USD	1,150,000,000	1,150,000,000
42	RI0952	5.450%	20-Sep-2022	20-Sep-2052	USD	500,000,000	500,000,000
43	RI0954	5.150%	10-Sep-2024	10-Sep-2054	USD	650,000,000	650,000,000
44	RI0961	3.200%	23-Sep-2021	23-Sep-2061	USD	650,000,000	650,000,000
45	RI1030	3.850%	15-Apr-2020	15-Oct-2030	USD	1,650,000,000	1,650,000,000
46	RI1049	3.700%	30-Oct-2019	30-Oct-2049	USD	1,000,000,000	1,000,000,000
47	RI1050	4.200%	15-Apr-2020	15-Oct-2050	USD	1,650,000,000	1,650,000,000
48	USDFR0002	4.050%	24-Jun-2016	24-Jun-2026	USD	200,000,000	200,000,000
49	USDFR0003	3.000%	04-Mar-2022	15-Jan-2032	USD	127,099,000	127,099,000

	Total US Dollar Denominated				USD	56,383,883,000	56,383,883,000

					IDR	942,738,523,760,000

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
Japan Yen Denominated
Fixed Coupon
1	RIJPY0526	0.960%	22-May-2019	22-May-2026	JPY	4,500,000,000	28,741,139
2	RIJPY0526A	0.570%	27-May-2021	27-May-2026	JPY	46,800,000,000	298,907,849
3	RIJPY0526B	0.740%	26-May-2023	26-May-2026	JPY	46,900,000,000	299,546,541
4	RIJPY0527	0.990%	27-May-2024	27-May-2027	JPY	50,000,000,000	319,345,993
5	RIJPY0528	1.270%	31-May-2018	31-May-2028	JPY	8,500,000,000	54,288,819
6	RIJPY0528A	0.700%	27-May-2021	26-May-2028	JPY	1,200,000,000	7,664,304
7	RIJPY0528B	0.980%	26-May-2023	26-May-2028	JPY	37,200,000,000	237,593,419
8	RIJPY0529	1.170%	22-May-2019	22-May-2029	JPY	7,600,000,000	48,540,591
9	RIJPY0529A	1.330%	27-May-2024	25-May-2029	JPY	88,000,000,000	562,048,947
10	RIJPY0530	1.200%	26-May-2023	24-May-2030	JPY	14,700,000,000	93,887,722
11	RIJPY0531	0.890%	27-May-2021	27-May-2031	JPY	18,200,000,000	116,241,941
12	RIJPY0531A	1.570%	27-May-2024	27-May-2031	JPY	17,700,000,000	113,048,481
13	RIJPY0531B	1.570%	27-May-2024	27-May-2031	JPY	2,000,000,000	12,773,840
14	RIJPY0533	1.430%	26-May-2023	26-May-2033	JPY	6,000,000,000	38,321,519
15	RIJPY0534	1.550%	22-May-2019	22-May-2034	JPY	4,000,000,000	25,547,679
16	RIJPY0534A	1.910%	27-May-2024	26-May-2034	JPY	19,300,000,000	123,267,553
17	RIJPY0534B	1.910%	27-May-2024	26-May-2034	JPY	6,800,000,000	43,431,055
18	RIJPY0536	1.170%	27-May-2021	27-May-2036	JPY	2,500,000,000	15,967,300
19	RIJPY0539	1.790%	22-May-2019	20-May-2039	JPY	5,000,000,000	31,934,599
20	RIJPY0541	1.440%	27-May-2021	27-May-2041	JPY	2,300,000,000	14,689,916
21	RIJPY0544	2.550%	27-May-2024	27-May-2044	JPY	16,200,000,000	103,468,102
22	RIJPY0627	1.130%	09-Jun-2022	09-Jun-2027	JPY	5,100,000,000	32,573,291
23	RIJPY0629	1.270%	09-Jun-2022	08-Jun-2029	JPY	1,700,000,000	10,857,764
24	RIJPY0632	1.450%	09-Jun-2022	09-Jun-2032	JPY	6,000,000,000	38,321,519
25	RIJPY0632A	2.050%	02-Jun-2025	02-Jun-2032	JPY	3,700,000,000	23,631,603
26	RIJPY0635	2.350%	02-Jun-2025	01-Jun-2035	JPY	6,600,000,000	42,153,671
27	RIJPY0645	3.260%	02-Jun-2025	02-Jun-2045	JPY	3,700,000,000	23,631,603
28	RIJPY0727	1.480%	08-Jul-2020	08-Jul-2027	JPY	10,100,000,000	64,507,891
29	RIJPY0728	1.560%	02-Jun-2025	03-Jul-2028	JPY	54,900,000,000	350,641,900
30	RIJPY0730	1.590%	08-Jul-2020	08-Jul-2030	JPY	13,400,000,000	85,584,726
31	RIJPY0730A	1.870%	02-Jun-2025	02-Jul-2030	JPY	34,300,000,000	219,071,351
32	RIJPY0740	1.800%	08-Jul-2020	06-Jul-2040	JPY	1,500,000,000	9,580,380

	Total Japan Yen Denominated				JPY	546,400,000,000	3,489,813,010

					IDR	58,349,673,520,000

Euro Denominated
Fixed Coupon
1	RIEUR0133	3.87500%	15-Jan-2025	15-Jan-2033	EUR	700,000,000	821,589,833
2	RIEUR0137	4.12500%	15-Jan-2025	15-Jan-2037	EUR	700,000,000	821,589,833
3	RIEUR0227	0.90000%	14-Jan-2020	14-Feb-2027	EUR	1,000,000,000	1,173,699,761
4	RIEUR0333	1.10000%	12-Jan-2021	12-Mar-2033	EUR	1,000,000,000	1,173,699,761
5	RIEUR0334	1.30000%	23-Sep-2021	23-Mar-2034	EUR	500,000,000	586,849,880
6	RIEUR0628	3.75000%	14-Jun-2016	14-Jun-2028	EUR	1,500,000,000	1,760,549,641
7	RIEUR0729	1.00000%	28-Jul-2021	28-Jul-2029	EUR	500,000,000	586,849,880
8	RIEUR0926	1.45000%	18-Jun-2019	18-Sep-2026	EUR	750,000,000	880,274,821
9	RIEUR0932	3.65000%	10-Sep-2024	10-Sep-2032	EUR	750,000,000	880,274,821
10	RIEUR1031	1.40000%	30-Oct-2019	30-Oct-2031	EUR	1,000,000,000	1,173,699,761
11	RIEUR1033	3.75000%	16-Oct-2025	16-Oct-2033	EUR	600,000,000	704,219,856

	Total Euro Denominated				EUR	9,000,000,000	10,563,297,847

					IDR	176,618,340,000,000

Australian Dollar Denominated
Fixed Coupon
1	RIAUD0830	4.40000%	14-Aug-2025	14-Aug-2030	AUD	500,000,000	334,400,120
2	RIAUD0835	5.30000%	14-Aug-2025	14-Aug-2035	AUD	300,000,000	200,640,072

	Total Australian Dollar Denominated				AUD	800,000,000	535,040,191

					IDR	8,945,872,000,000

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
Chinese Yuan Hong Kong Denominated
Fixed Coupon
1	RICNH1030	2.50000%	31-Oct-2025	31-Oct-2030	CNH	3,500,000,000	500,656,998
2	RICNH1035	2.90000%	31-Oct-2025	31-Oct-2035	CNH	2,500,000,000	357,612,141

	Total Chinese Yuan Hong Kong Denominated				CNH	6,000,000,000	858,269,139

					IDR	14,350,260,000,000

B. GOVERNMENT ISLAMIC DEBT SECURITIES
US Dollar Denominated
Fixed Coupon
1	SNI0229	4.45000%	20-Feb-2019	20-Feb-2029	USD	1,250,000,000	1,250,000,000
2	SNI0327	4.15000%	29-Mar-2017	29-Mar-2027	USD	2,000,000,000	2,000,000,000
3	SNI0328	4.40000%	01-Mar-2018	01-Mar-2028	USD	1,750,000,000	1,750,000,000
4	SNI0530	5.00000%	25-Nov-2024	25-May-2030	USD	1,100,000,000	1,100,000,000
5	SNI0626	1.50000%	09-Jun-2021	09-Jun-2026	USD	1,250,000,000	1,250,000,000
6	SNI0627	4.40000%	06-Jun-2022	06-Jun-2027	USD	1,750,000,000	1,750,000,000
7	SNI0630	2.80000%	23-Jun-2020	23-Jun-2030	USD	1,000,000,000	1,000,000,000
8	SNI0631	2.55000%	09-Jun-2021	09-Jun-2031	USD	1,000,000,000	1,000,000,000
9	SNI0632	4.70000%	06-Jun-2022	06-Jun-2032	USD	1,500,000,000	1,500,000,000
10	SNI0650	3.80000%	23-Jun-2020	23-Jun-2050	USD	750,000,000	750,000,000
11	SNI0651	3.55000%	09-Jun-2021	09-Jun-2051	USD	750,000,000	750,000,000
12	SNI0729	5.10000%	02-Jul-2024	02-Jul-2029	USD	750,000,000	750,000,000
13	SNI0730	4.55000%	23-Jul-2025	23-Jul-2030	USD	1,100,000,000	1,100,000,000
14	SNI0734	5.20000%	02-Jul-2024	02-Jul-2034	USD	1,000,000,000	1,000,000,000
15	SNI0735	5.20000%	23-Jul-2025	23-Jul-2035	USD	1,100,000,000	1,100,000,000
16	SNI0754	5.50000%	02-Jul-2024	02-Jul-2054	USD	600,000,000	600,000,000
17	SNI1128	5.40000%	15-Nov-2023	15-Nov-2028	USD	1,000,000,000	1,000,000,000
18	SNI1133	5.60000%	15-Nov-2023	15-Nov-2033	USD	1,000,000,000	1,000,000,000
19	SNI1134	5.25000%	25-Nov-2024	25-Nov-2034	USD	900,000,000	900,000,000
20	SNI1154	5.65000%	25-Nov-2024	25-Nov-2054	USD	750,000,000	750,000,000
21	SNI1230	4.50000%	01-Dec-2025	01-Dec-2030	USD	1,100,000,000	1,100,000,000
22	SNI1235	5.00000%	01-Dec-2025	01-Dec-2035	USD	900,000,000	900,000,000
23	SNI26	4.55000%	29-Mar-2016	29-Mar-2026	USD	1,750,000,000	1,750,000,000
24	USDPBS004	3.90000%	02-Sep-2022	02-Sep-2027	USD	25,000,000	25,000,000

	Total US Dollar Denominated				USD	26,075,000,000	26,075,000,000

					IDR	435,974,000,000,000

Assumed exchange rates for conversion

AUD/IDR	11,182.34
CNY/IDR	2,391.71
EUR/IDR	19,624.26
JPY/IDR	106.7893
USD/IDR	16,720.00

DOMESTIC CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

As of December 31, 2025

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
Rupiah Denominated
Zero Coupon
1	SPN01260103		04-Dec-2025	03-Jan-2026	IDR	2,000,000,000,000	119,617,225
2	SPN01260117		18-Dec-2025	17-Jan-2026	IDR	850,000,000,000	50,837,321
3	SPN03260218		20-Nov-2025	18-Feb-2026	IDR	1,750,000,000,000	104,665,072
4	SPN12260108		09-Jan-2025	08-Jan-2026	IDR	4,350,000,000,000	260,167,464
5	SPN12260205		06-Feb-2025	05-Feb-2026	IDR	5,000,000,000,000	299,043,062
6	SPN12260305		06-Mar-2025	05-Mar-2026	IDR	5,000,000,000,000	299,043,062
7	SPN12260423		24-Apr-2025	23-Apr-2026	IDR	2,000,000,000,000	119,617,225
8	SPN12260507		08-May-2025	07-May-2026	IDR	4,000,000,000,000	239,234,450
9	SPN12260604		05-Jun-2025	04-Jun-2026	IDR	4,000,000,000,000	239,234,450
10	SPN12260702		03-Jul-2025	02-Jul-2026	IDR	4,000,000,000,000	239,234,450
11	SPN12260730		31-Jul-2025	30-Jul-2026	IDR	2,000,000,000,000	119,617,225
12	SPN12260813		14-Aug-2025	13-Aug-2026	IDR	4,500,000,000,000	269,138,756
13	SPN12260910		11-Sep-2025	10-Sep-2026	IDR	12,100,000,000,000	723,684,211
14	SPN12261008		09-Oct-2025	08-Oct-2026	IDR	8,000,000,000,000	478,468,900
15	SPN12261105		06-Nov-2025	05-Nov-2026	IDR	7,250,000,000,000	433,612,440
16	SPN12261203		04-Dec-2025	03-Dec-2026	IDR	5,000,000,000,000	299,043,062

	Total Zero Coupon				IDR	71,800,000,000,000	4,294,258,373

Fixed Coupon
1	FR0037	12.000%	18-May-2006	15-Sep-2026	IDR	2,417,000,000,000	144,557,416
2	FR0042	10.250%	25-Jan-2007	15-Jul-2027	IDR	14,252,100,000,000	852,398,325
3	FR0045	9.750%	24-May-2007	15-May-2037	IDR	9,624,304,000,000	575,616,268
4	FR0047	10.000%	30-Aug-2007	15-Feb-2028	IDR	20,021,000,000,000	1,197,428,230
5	FR0050	10.500%	24-Jan-2008	15-Jul-2038	IDR	15,661,000,000,000	936,662,679
6	FR0052	10.500%	20-Aug-2009	15-Aug-2030	IDR	23,500,000,000,000	1,405,502,392
7	FR0054	9.500%	22-Jul-2010	15-Jul-2031	IDR	27,096,000,000,000	1,620,574,163
8	FR0056	8.375%	23-Sep-2010	15-Sep-2026	IDR	119,699,000,000,000	7,159,031,100
9	FR0057	9.500%	21-Apr-2011	15-May-2041	IDR	17,236,573,000,000	1,030,895,514
10	FR0058	8.250%	21-Jul-2011	15-Jun-2032	IDR	42,798,000,000,000	2,559,688,995
11	FR0059	7.000%	15-Sep-2011	15-May-2027	IDR	115,764,000,000,000	6,923,684,211
12	FR0062	6.375%	09-Feb-2012	15-Apr-2042	IDR	14,692,000,000,000	878,708,134
13	FR0064	6.125%	13-Aug-2012	15-May-2028	IDR	112,914,000,000,000	6,753,229,665
14	FR0065	6.625%	30-Aug-2012	15-May-2033	IDR	101,392,304,000,000	6,064,133,014
15	FR0067	8.750%	18-Jul-2013	15-Feb-2044	IDR	28,488,284,000,000	1,703,844,737
16	FR0068	8.375%	01-Aug-2013	15-Mar-2034	IDR	137,758,000,000,000	8,239,114,833
17	FR0071	9.000%	12-Sep-2013	15-Mar-2029	IDR	93,390,682,000,000	5,585,567,105
18	FR0072	8.250%	09-Jul-2015	15-May-2036	IDR	90,910,000,000,000	5,437,200,957
19	FR0073	8.750%	06-Aug-2015	15-May-2031	IDR	66,717,000,000,000	3,990,251,196
20	FR0074	7.500%	10-Nov-2016	15-Aug-2032	IDR	50,831,140,000,000	3,040,139,952
21	FR0075	7.500%	10-Aug-2017	15-May-2038	IDR	68,420,860,000,000	4,092,156,699
22	FR0076	7.375%	22-Sep-2017	15-May-2048	IDR	90,601,400,000,000	5,418,744,019
23	FR0078	8.250%	27-Sep-2018	15-May-2029	IDR	108,730,000,000,000	6,502,990,431
24	FR0079	8.375%	07-Jan-2019	15-Apr-2039	IDR	57,180,000,000,000	3,419,856,459
25	FR0080	7.500%	04-Jul-2019	15-Jun-2035	IDR	111,628,300,000,000	6,676,333,732
26	FR0082	7.000%	01-Aug-2019	15-Sep-2030	IDR	169,288,800,000,000	10,124,928,230
27	FR0083	7.500%	07-Nov-2019	15-Apr-2040	IDR	128,999,500,000,000	7,715,281,100
28	FR0084	7.250%	04-May-2020	15-Feb-2026	IDR	37,452,372,000,000	2,239,974,402
29	FR0085	7.750%	04-May-2020	15-Apr-2031	IDR	21,177,940,000,000	1,266,623,206
30	FR0086	5.500%	13-Aug-2020	15-Apr-2026	IDR	134,525,000,000,000	8,045,753,589
31	FR0087	6.500%	13-Aug-2020	15-Feb-2031	IDR	182,911,300,000,000	10,939,671,053
32	FR0088	6.250%	07-Jan-2021	15-Jun-2036	IDR	54,994,500,000,000	3,289,144,737
33	FR0089	6.875%	07-Jan-2021	15-Aug-2051	IDR	91,166,110,000,000	5,452,518,541
34	FR0090	5.125%	08-Jul-2021	15-Apr-2027	IDR	112,976,000,000,000	6,756,937,799

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
35	FR0091	6.375%	08-Jul-2021	15-Apr-2032	IDR	179,978,300,000,000	10,764,252,392
36	FR0092	7.125%	08-Jul-2021	15-Jun-2042	IDR	108,828,400,000,000	6,508,875,598
37	FR0093	6.375%	06-Jan-2022	15-Jul-2037	IDR	19,193,000,000,000	1,147,906,699
38	FR0094	5.600%	04-Mar-2022	15-Jan-2028	IDR	3,990,927,000,000	238,691,806
39	FR0095	6.375%	19-Aug-2022	15-Aug-2028	IDR	98,663,000,000,000	5,900,897,129
40	FR0096	7.000%	19-Aug-2022	15-Feb-2033	IDR	152,564,000,000,000	9,124,641,148
41	FR0097	7.125%	19-Aug-2022	15-Jun-2043	IDR	107,004,300,000,000	6,399,778,708
42	FR0098	7.125%	15-Sep-2022	15-Jun-2038	IDR	119,799,000,000,000	7,165,011,962
43	FR0099	6.400%	27-Jan-2023	15-Jan-2029	IDR	2,871,531,000,000	171,742,285
44	FR0100	6.625%	24-Aug-2023	15-Feb-2034	IDR	158,676,489,000,000	9,490,220,634
45	FR0101	6.875%	02-Nov-2023	15-Apr-2029	IDR	155,288,877,000,000	9,287,612,261
46	FR0102	6.875%	05-Jan-2024	15-Jul-2054	IDR	99,712,725,000,000	5,963,679,725
47	FR0103	6.750%	08-Aug-2024	15-Jul-2035	IDR	204,041,000,000,000	12,203,409,091
48	FR0104	6.500%	22-Aug-2024	15-Jul-2030	IDR	171,998,000,000,000	10,286,961,722
49	FR0105	6.875%	27-Aug-2024	15-Jul-2064	IDR	89,797,225,000,000	5,370,647,428
50	FR0106	7.125%	09-Jan-2025	15-Aug-2040	IDR	112,903,000,000,000	6,752,571,770
51	FR0107	7.125%	09-Jan-2025	15-Aug-2045	IDR	94,148,000,000,000	5,630,861,244
52	FR0108	6.500%	31-Jul-2025	15-Apr-2036	IDR	55,800,000,000,000	3,337,320,574
53	FR0109	5.875%	14-Aug-2025	15-Mar-2031	IDR	42,050,000,000,000	2,514,952,153
54	FRSDG001	7.375%	27-Oct-2022	15-Oct-2030	IDR	13,810,000,000,000	825,956,938
55	ORI023T3	5.900%	26-Jul-2023	15-Jul-2026	IDR	20,000,000,000,000	1,196,172,249
56	ORI023T6	6.100%	26-Jul-2023	15-Jul-2029	IDR	8,900,050,000,000	532,299,641
57	ORI024T3	6.100%	08-Nov-2023	15-Oct-2026	IDR	11,862,803,000,000	709,497,787
58	ORI024T6	6.350%	08-Nov-2023	15-Oct-2029	IDR	2,644,853,000,000	158,184,988
59	ORI025T3	6.250%	28-Feb-2024	15-Feb-2027	IDR	19,381,360,000,000	1,159,172,249
60	ORI025T6	6.400%	28-Feb-2024	15-Feb-2030	IDR	4,539,342,000,000	271,491,746
61	ORI026T3	6.300%	30-Oct-2024	15-Oct-2027	IDR	16,313,510,000,000	975,688,397
62	ORI026T6	6.400%	30-Oct-2024	15-Oct-2030	IDR	3,042,834,000,000	181,987,679
63	ORI027T3	6.650%	26-Feb-2025	15-Feb-2028	IDR	32,965,005,000,000	1,971,591,208
64	ORI027T6	6.750%	26-Feb-2025	15-Feb-2031	IDR	4,393,882,000,000	262,791,986
65	ORI028T3	5.350%	29-Oct-2025	15-Oct-2028	IDR	12,000,000,000,000	717,703,349
66	ORI028T6	5.650%	29-Oct-2025	15-Oct-2031	IDR	3,500,000,000,000	209,330,144

	Total Fixed Coupon				IDR	4,605,875,882,000,000	275,471,045,574

Variable Coupon
1	VR0035	5.45986%	10-Aug-2020	10-Aug-2026	IDR	20,525,000,000,000	1,227,571,770
2	VR0036	5.45986%	10-Aug-2020	10-Aug-2027	IDR	20,525,000,000,000	1,227,571,770
3	VR0037	5.45986%	10-Aug-2020	10-Aug-2028	IDR	20,525,000,000,000	1,227,571,770
4	VR0039	5.35912%	28-Aug-2020	28-Aug-2026	IDR	4,245,000,000,000	253,887,560
5	VR0040	5.35912%	28-Aug-2020	28-Aug-2027	IDR	4,245,000,000,000	253,887,560
6	VR0041	5.35912%	28-Aug-2020	28-Aug-2028	IDR	4,245,000,000,000	253,887,560
7	VR0043	4.70000%	28-Sep-2020	28-Sep-2026	IDR	21,100,000,000,000	1,261,961,722
8	VR0044	4.70000%	28-Sep-2020	28-Sep-2027	IDR	21,100,000,000,000	1,261,961,722
9	VR0045	4.70000%	28-Sep-2020	28-Sep-2028	IDR	21,100,000,000,000	1,261,961,722
10	VR0047	5.88917%	12-Oct-2020	12-Oct-2026	IDR	11,550,000,000,000	690,789,474
11	VR0048	5.88917%	12-Oct-2020	12-Oct-2027	IDR	11,550,000,000,000	690,789,474
12	VR0049	5.88917%	12-Oct-2020	12-Oct-2028	IDR	11,550,000,000,000	690,789,474
13	VR0051	5.88917%	26-Oct-2020	26-Oct-2026	IDR	5,717,500,000,000	341,955,742
14	VR0052	5.88917%	26-Oct-2020	26-Oct-2027	IDR	5,717,500,000,000	341,955,742
15	VR0053	5.88917%	26-Oct-2020	26-Oct-2028	IDR	5,717,500,000,000	341,955,742
16	VR0055	5.35912%	16-Nov-2020	16-Nov-2026	IDR	4,370,000,000,000	261,363,636
17	VR0056	5.35912%	16-Nov-2020	16-Nov-2027	IDR	4,370,000,000,000	261,363,636
18	VR0057	5.35912%	16-Nov-2020	16-Nov-2028	IDR	4,370,000,000,000	261,363,636
19	VR0059	5.35912%	23-Nov-2020	23-Nov-2026	IDR	6,750,000,000,000	403,708,134
20	VR0060	5.35912%	23-Nov-2020	23-Nov-2027	IDR	6,750,000,000,000	403,708,134
21	VR0061	5.35912%	23-Nov-2020	23-Nov-2028	IDR	6,750,000,000,000	403,708,134
22	VR0063	5.05417%	14-Dec-2020	14-Dec-2026	IDR	25,742,500,000,000	1,539,623,206
23	VR0064	5.05417%	14-Dec-2020	14-Dec-2027	IDR	25,742,500,000,000	1,539,623,206
24	VR0065	5.05417%	14-Dec-2020	14-Dec-2028	IDR	23,302,500,000,000	1,393,690,191
25	VR0066	4.99556%	02-Dec-2021	02-Dec-2026	IDR	14,500,000,000,000	867,224,880

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
26	VR0067	4.99556%	02-Dec-2021	02-Dec-2027	IDR	14,500,000,000,000	867,224,880
27	VR0068	4.99556%	02-Dec-2021	02-Dec-2028	IDR	14,500,000,000,000	867,224,880
28	VR0069	4.99556%	02-Dec-2021	02-Dec-2029	IDR	14,500,000,000,000	867,224,880
29	VR0070	4.70000%	30-Dec-2021	30-Dec-2026	IDR	40,000,000,000,000	2,392,344,498
30	VR0071	4.70000%	30-Dec-2021	30-Dec-2027	IDR	40,000,000,000,000	2,392,344,498
31	VR0072	4.70000%	30-Dec-2021	30-Dec-2028	IDR	40,000,000,000,000	2,392,344,498
32	VR0073	4.70000%	30-Dec-2021	30-Dec-2029	IDR	37,000,000,000,000	2,212,918,660
33	VR0074	4.70000%	01-Jul-2022	01-Jul-2027	IDR	5,467,230,000,000	326,987,440
34	VR0075	4.70000%	01-Jul-2022	01-Jul-2028	IDR	5,467,240,000,000	326,988,038
35	VR0076	4.70000%	01-Jul-2022	01-Jul-2029	IDR	5,467,240,000,000	326,988,038
36	VR0077	4.70000%	01-Jul-2022	01-Jul-2030	IDR	5,467,240,000,000	326,988,038
37	VR0078	5.35912%	26-Aug-2022	26-Aug-2027	IDR	2,198,565,000,000	131,493,122
38	VR0079	5.35912%	26-Aug-2022	26-Aug-2028	IDR	2,198,565,000,000	131,493,122
39	VR0080	5.35912%	26-Aug-2022	26-Aug-2029	IDR	2,198,565,000,000	131,493,122
40	VR0081	5.35912%	26-Aug-2022	26-Aug-2030	IDR	2,198,565,000,000	131,493,122
41	VR0082	5.35912%	26-Aug-2022	26-Aug-2027	IDR	7,901,435,000,000	472,573,864
42	VR0083	5.35912%	26-Aug-2022	26-Aug-2028	IDR	7,901,435,000,000	472,573,864
43	VR0084	5.35912%	26-Aug-2022	26-Aug-2029	IDR	7,901,435,000,000	472,573,864
44	VR0085	5.35912%	26-Aug-2022	26-Aug-2030	IDR	7,901,435,000,000	472,573,864
45	VR0086	4.70000%	27-Sep-2022	27-Sep-2028	IDR	8,288,330,000,000	495,713,517
46	VR0087	4.70000%	27-Sep-2022	27-Sep-2030	IDR	8,288,330,000,000	495,713,517
47	VR0088	4.70000%	29-Dec-2022	29-Dec-2027	IDR	2,334,205,000,000	139,605,562
48	VR0089	4.70000%	29-Dec-2022	29-Dec-2028	IDR	2,334,195,000,000	139,604,964
49	VR0090	4.70000%	29-Dec-2022	29-Dec-2029	IDR	2,334,195,000,000	139,604,964
50	VR0091	4.70000%	29-Dec-2022	29-Dec-2030	IDR	2,334,195,000,000	139,604,964
51	VR0092	4.70000%	29-Dec-2022	29-Dec-2027	IDR	29,810,245,000,000	1,782,909,390
52	VR0093	4.70000%	29-Dec-2022	29-Dec-2028	IDR	29,810,235,000,000	1,782,908,792
53	VR0094	4.70000%	29-Dec-2022	29-Dec-2029	IDR	29,810,235,000,000	1,782,908,792
54	VR0095	4.70000%	29-Dec-2022	29-Dec-2030	IDR	29,810,235,000,000	1,782,908,792

	Total Variable Coupon				IDR	719,983,350,000,000	43,061,205,144

	Total Rupiah Denominated				IDR	5,397,659,232,000,000	322,826,509,091

B. GOVERNMENT ISLAMIC DEBT SECURITIES
Rupiah Denominated
Zero Coupon
1	SPNS01062026		04-Sep-2025	01-Jun-2026	IDR	3,450,000,000,000	206,339,713
2	SPNS04052026		07-Aug-2025	04-May-2026	IDR	2,500,000,000,000	149,521,531
3	SPNS06042026		10-Jul-2025	06-Apr-2026	IDR	2,725,000,000,000	162,978,469
4	SPNS09032026		12-Jun-2025	09-Mar-2026	IDR	3,400,000,000,000	203,349,282
5	SPNS10022026		16-May-2025	10-Feb-2026	IDR	2,650,000,000,000	158,492,823
6	SPNS10082026		13-Nov-2025	10-Aug-2026	IDR	4,550,000,000,000	272,129,187
7	SPNS12012026		17-Apr-2025	12-Jan-2026	IDR	4,650,000,000,000	278,110,048
8	SPNS13072026		16-Oct-2025	13-Jul-2026	IDR	2,000,000,000,000	119,617,225

	Total Zero Coupon				IDR	25,925,000,000,000	1,550,538,278

Fixed Coupon
1	IFR0006	10.250%	01-Apr-2010	15-Mar-2030	IDR	2,175,000,000,000	130,083,732
2	IFR0010	10.000%	03-Mar-2011	15-Feb-2036	IDR	4,110,000,000,000	245,813,397
3	PBS003	6.000%	02-Feb-2012	15-Jan-2027	IDR	94,439,700,000,000	5,648,307,416
4	PBS004	6.100%	16-Feb-2012	15-Feb-2037	IDR	51,950,038,000,000	3,107,059,689
5	PBS005	6.750%	02-May-2013	15-Apr-2043	IDR	34,324,000,000,000	2,052,870,813
6	PBS007	9.000%	29-Sep-2014	15-Sep-2040	IDR	10,375,000,000,000	620,514,354
7	PBS012	8.875%	28-Jan-2016	15-Nov-2031	IDR	47,680,694,000,000	2,851,716,148
8	PBS015	8.000%	21-Jul-2017	15-Jul-2047	IDR	23,243,000,000,000	1,390,131,579
9	PBS018	7.625%	04-Jun-2018	15-May-2028	IDR	7,500,000,000,000	448,564,593
10	PBS020	9.000%	22-Oct-2018	15-Oct-2027	IDR	2,250,000,000,000	134,569,378
11	PBS021	8.500%	05-Dec-2018	15-Nov-2026	IDR	13,185,000,000,000	788,576,555
12	PBS022	8.625%	24-Jan-2019	15-Apr-2034	IDR	16,330,000,000,000	976,674,641
13	PBS023	8.125%	15-May-2019	15-May-2030	IDR	10,875,000,000,000	650,418,660

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
14	PBS024	8.375%	28-May-2019	15-May-2032	IDR	3,000,000,000,000	179,425,837
15	PBS025	8.375%	29-May-2019	15-May-2033	IDR	24,735,000,000,000	1,479,366,029
16	PBS028	7.750%	23-Jul-2020	15-Oct-2046	IDR	75,503,418,000,000	4,515,754,665
17	PBS029	6.375%	14-Jan-2021	15-Mar-2034	IDR	80,266,794,000,000	4,800,645,574
18	PBS030	5.875%	04-Jun-2021	15-Jul-2028	IDR	93,465,000,000,000	5,590,011,962
19	PBS032	4.875%	29-Jul-2021	15-Jul-2026	IDR	90,307,000,000,000	5,401,136,364
20	PBS033	6.750%	13-Jan-2022	15-Jun-2047	IDR	52,427,000,000,000	3,135,586,124
21	PBS034	6.500%	13-Jan-2022	15-Jun-2039	IDR	41,845,000,000,000	2,502,691,388
22	PBS035	6.750%	30-Mar-2022	15-Mar-2042	IDR	1,908,862,000,000	114,166,388
23	PBS037	6.875%	12-Jan-2023	15-Mar-2036	IDR	33,350,000,000,000	1,994,617,225
24	PBS038	6.875%	07-Dec-2023	15-Dec-2049	IDR	99,333,000,000,000	5,940,968,900
25	PBS039	6.625%	11-Jan-2024	15-Jul-2041	IDR	21,965,500,000,000	1,313,726,077
26	PBS040	5.000%	30-Oct-2025	15-Nov-2030	IDR	8,100,000,000,000	484,449,761
27	PBSG001	6.625%	22-Sep-2022	15-Sep-2029	IDR	42,670,000,000,000	2,552,033,493
28	PBSG002	5.625%	30-Oct-2025	15-Oct-2033	IDR	2,350,000,000,000	140,550,239
29	SR-018T3	6.250%	05-Apr-2023	10-Mar-2026	IDR	16,949,759,000,000	1,013,741,567
30	SR-018T5	6.400%	05-Apr-2023	10-Mar-2028	IDR	4,544,818,000,000	271,819,258
31	SR-019T3	5.950%	27-Sep-2023	10-Sep-2026	IDR	17,543,813,000,000	1,049,271,112
32	SR-019T5	6.100%	27-Sep-2023	10-Sep-2028	IDR	7,790,600,000,000	465,944,976
33	SR-020T3	6.300%	03-Apr-2024	10-Mar-2027	IDR	17,784,237,000,000	1,063,650,538
34	SR-020T5	6.400%	03-Apr-2024	10-Mar-2029	IDR	3,575,013,000,000	213,816,567
35	SR-021T3	6.350%	25-Sep-2024	10-Sep-2027	IDR	19,276,188,000,000	1,152,882,057
36	SR-021T5	6.450%	25-Sep-2024	10-Sep-2029	IDR	4,948,222,000,000	295,946,292
37	SR-022T3	6.450%	25-Jun-2025	10-Jun-2028	IDR	20,986,154,000,000	1,255,152,751
38	SR-022T5	6.550%	25-Jun-2025	10-Jun-2030	IDR	6,857,263,000,000	410,123,385
39	SR-023T3	5.800%	22-Sep-2025	10-Oct-2028	IDR	12,143,218,000,000	726,269,019
40	SR-023T5	5.950%	22-Sep-2025	10-Oct-2030	IDR	6,585,143,000,000	393,848,266

	Total Fixed Coupon				IDR	1,128,648,434,000,000	67,502,896,770

Variable Coupon
1	FRS001	4.700%	27-Sep-2022	27-Sep-2027	IDR	8,288,320,000,000	495,712,919
2	FRS002	4.700%	27-Sep-2022	27-Sep-2029	IDR	8,288,330,000,000	495,713,517

	Total Variable Coupon				IDR	16,576,650,000,000	991,426,435

	Total Rupiah Denominated				IDR	1,171,150,084,000,000	70,044,861,483

II. NON TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
Rupiah Denominated
Fixed Coupon
1	SRBI01 (4)	0.100%	07-Aug-2003	01-Aug-2043	IDR	45,385,443,892,705	2,714,440,424

	Total Fixed Coupon				IDR	45,385,443,892,705	2,714,440,424

Variable Coupon
1	SBR012T4	6.350%	15-Feb-2023	10-Feb-2027	IDR	5,345,542,000,000	319,709,450
2	SBR013T2	6.450%	10-Jul-2024	10-Jul-2026	IDR	14,357,325,000,000	858,691,687
3	SBR013T4	6.600%	10-Jul-2024	10-Jul-2028	IDR	4,961,110,000,000	296,717,105
4	SBR014T2	6.000%	13-Aug-2025	10-Aug-2027	IDR	11,598,776,000,000	693,706,699
5	SBR014T4	6.100%	13-Aug-2025	10-Aug-2029	IDR	3,318,578,000,000	198,479,545

	Total Variable Coupon				IDR	39,581,331,000,000	2,367,304,486

	Total Rupiah Denominated				IDR	84,966,774,892,705	5,081,744,910

B. GOVERNMENT ISLAMIC DEBT SECURITIES
Rupiah Denominated
Fixed Coupon
1	PBSNT002	6.510%	23-Jun-2021	23-Jun-2036	IDR	2,000,000,000,000	119,617,225
2	PBSNTQ01	6.370%	27-Aug-2020	27-Aug-2030	IDR	3,000,000,000,000	179,425,837
3	SDHI-2029A	8.430%	25-Mar-2014	25-Mar-2029	IDR	1,000,000,000,000	59,808,612
4	SDHI-2029B	8.620%	13-Aug-2014	13-Aug-2029	IDR	2,855,000,000,000	170,753,589

No	Series	Interest Rate	First Issue Date	Maturity Date	Outstanding		Outstanding (USD)
5	SW002	5.500%	30-Jun-2022	30-Jun-2027	IDR	50,000,000,000	2,990,431
6	SW004	6.650%	06-Oct-2022	06-Oct-2027	IDR	100,000,000,000	5,980,861
7	SW006	5.500%	03-Jul-2023	03-Jul-2028	IDR	50,000,000,000	2,990,431
8	SW007	6.650%	25-Apr-2024	25-Apr-2029	IDR	150,000,000,000	8,971,292
9	SW008	6.700%	02-May-2024	02-May-2029	IDR	21,200,000,000	1,267,943
10	SW009	6.200%	08-Aug-2025	08-Aug-2030	IDR	10,000,000,000	598,086

	Total Fixed Coupon				IDR	9,236,200,000,000	552,404,306

Variable Coupon
1	ST010T4	6.400%	14-Jun-2023	10-Jun-2027	IDR	3,230,344,000,000	193,202,392
2	ST011T4	6.500%	13-Dec-2023	10-Nov-2027	IDR	5,428,401,000,000	324,665,132
3	ST012T2	6.400%	05-Jun-2024	10-May-2026	IDR	14,420,966,000,000	862,497,967
4	ST012T4	6.550%	05-Jun-2024	10-May-2028	IDR	5,076,671,000,000	303,628,648
5	ST013T2	6.400%	11-Dec-2024	10-Nov-2026	IDR	15,434,816,000,000	923,134,928
6	ST013T4	6.500%	11-Dec-2024	10-Nov-2028	IDR	4,840,968,000,000	289,531,579
7	ST014T2	6.500%	23-Apr-2025	10-Apr-2027	IDR	19,358,398,000,000	1,157,798,923
8	ST014T4	6.600%	23-Apr-2025	10-Apr-2029	IDR	3,999,990,000,000	239,233,852
9	ST015T2	5.200%	10-Dec-2025	10-Nov-2027	IDR	11,000,000,000,000	657,894,737
10	ST015T4	5.450%	10-Dec-2025	10-Nov-2029	IDR	4,000,000,000,000	239,234,450
11	SWR005	6.500%	16-Oct-2024	10-Oct-2026	IDR	147,373,000,000	8,814,175
12	SWR006	5.700%	22-Oct-2025	10-Oct-2027	IDR	306,281,000,000	18,318,242

	Total Variable Coupon				IDR	87,244,208,000,000	5,217,955,024

	Total Rupiah Denominated				IDR	96,480,408,000,000	5,770,359,330

Assumed exchange rates for conversion

USD/IDR	16,720.00